Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ___________________


                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              ____________________
                               FCB FINANCIAL CORP.
             (Exact name of registrant as specified in its charter)
             Wisconsin                     6035                39-1760287
          (State or other            (Primary Standard      (I.R.S. Employer
          jurisdiction of        Industrial Classification   Identification
           incorporation               Code Number)               No.)
         or organization)

                            108 East Wisconsin Avenue
                             Neenah, Wisconsin 54956
                                 (414) 727-3400
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                              ____________________

                                Donald D. Parker
          Chairman of the Board, President and Chief Executive Officer
                               FCB Financial Corp.
                            108 East Wisconsin Avenue
                             Neenah, Wisconsin 54956
                                 (414) 727-3400
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              ____________________
                        Copies of all correspondence to:

          Jay O. Rothman                    Christopher J. Zinski
          Foley & Lardner                   Schiff Hardin & Waite
     777 East Wisconsin Avenue                7200 Sears Tower
       Milwaukee, Wisconsin             Chicago, Illinois  60606-6473
            53202-5367                         (312) 258-5548
          (414) 271-2400

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the Merger (as defined herein) have been satisfied or waived.

        If the securities being registered on this Form are offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box [_]

                         CALCULATION OF REGISTRATION FEE
                                      Proposed     Proposed
     Title of Each                    Maximum       Maximum
        Class of                      Offering     Aggregate     Amount of
     Securities to   Amount to be    Price per     Offering    Registration
     be Registered   Registered(1)    Share(2)     Price(2)       Fee (3)
    Common Stock,
    $.01 par value  1,710,258 shares   $22.27     $38,087,446    $5,216.05


   (1) The actual number of shares of common stock, $.01 par value, of FCB Financial Corp. ("FCB") to be issued in connection with the Merger (as defined herein) will equal the number of shares of common stock, $.01 par value, of OSB Financial Corp. ("OSB") issued immediately prior to the effective time of the Merger (other than shares owned
        (i) by OSB as treasury stock, (ii) by the OSB Management Development and Recognition Plans and not allocated to participants thereunder or
        (iii) by FCB, all of which shares shall be cancelled) multiplied by the exchange ratio of 1.46.
   (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933 and based on the average high and low sale prices of OSB common stock reported on The Nasdaq Stock Market on March 7, 1997.
   (3) In accordance with Section 14(g) of the Securities Exchange Act of 1934, Rule 0-11 promulgated thereunder and Rule 457(b) under the Securities Act of 1933, the amount of the registration fee was reduced by $6,325.61, which is the amount of the fee paid to the Securities and Exchange Commission on January 13, 1997 in connection with the filing of preliminary proxy materials of FCB and OSB.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                           [FCB Financial Corp. Logo]
                            108 East Wisconsin Avenue
                            Neenah, Wisconsin  54956

   Donald D. Parker
   Chairman of the Board, President
   and Chief Executive Officer

   March 17, 1997

   Dear Shareholders of Financial Corp.:

        We are pleased to enclose materials relating to a Special Meeting of Shareholders of FCB Financial Corp. ("FCB") to be held at 2:00 p.m. (local time), on April 24, 1997, at the Valley Inn, 123 East Wisconsin Avenue, Neenah, Wisconsin 54956.

        The primary purpose of the Special Meeting is to consider and vote on an Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 13, 1996, between FCB and OSB Financial Corp., a Wisconsin corporation ("OSB"), relating to the proposed merger of OSB with and into FCB (the "Merger"), as well as the issuance of shares of FCB Common Stock in accordance with the Merger Agreement.

        The financial services industry continues to undergo change and is becoming increasingly competitive. This new environment, driven in part by regulatory changes, has and will continue to alter the way in which our industry does business. Your Board of Directors believes that the proposed combination of FCB and OSB will result in a combined business that will be well-positioned to compete in this new environment.

        Under the terms of the Merger Agreement and upon consummation of the Merger, each issued share of OSB common stock, $.01 par value, other than certain shares that are owned by OSB as treasury stock, owned by the OSB Management Development and Recognition Plans and not allocated to participants thereunder or owned by FCB, will be converted into the right to receive 1.46 shares of FCB common stock, $.01 par value ("FCB Common Stock"), plus cash in lieu of any fractional shares. Your shares of FCB Common Stock will not be affected by the Merger, and you will not need to exchange your FCB stock certificates. Following consummation of the Merger, each share of FCB Common Stock will remain outstanding as one share of the surviving corporation, which will continue to conduct business under the name FCB Financial Corp. Your Board has received a written opinion from its financial advisor, R.P. Financial, L.C., dated November 13, 1996, which was confirmed in a written opinion dated the date of the attached Joint Proxy Statement/Prospectus, that, as of such dates, and based upon the assumptions made, matters considered and limits of review as set forth in such opinions, the exchange ratio with OSB is fair, from a financial point of view, to FCB and its shareholders.

        The Merger Agreement and the transactions contemplated thereby are described in greater detail in the accompanying Notice and Joint Proxy Statement/Prospectus and its various attachments. I encourage you to read these materials carefully.

        The Board of Directors of FCB has unanimously approved the Merger Agreement as being in the best interests of FCB and its shareholders and recommends that holders of FCB Common Stock vote in favor of the Merger. In making this recommendation, the Board of Directors has considered numerous factors, including, but not limited to, the structure of the proposed Merger and the recent results of operations and financial position of FCB and OSB.

        Whether or not you plan to attend the Special Meeting, holders of FCB Common Stock are asked to please fill out, sign, and date the enclosed proxy card, and return it promptly in the accompanying envelope, which requires no postage if mailed in the United States. If you later find that you may be present at the Special Meeting or for any other reason desire to revoke your proxy, you may do so at any time before it is voted.

                                 Sincerely,

                                 /s/ Donald D. Parker
                                 Donald D. Parker
                                 Chairman of the Board, President and
                                    Chief Executive Officer

                           [OSB FINANCIAL CORP. LOGO]
                            420 South Koeller Street
                                   P.O. Box 80
                         Oshkosh, Wisconsin  54902-0080
                                 (414) 236-3680

                                 March 17, 1997

   Dear Shareholder:

             When I joined OSB Financial Corp. in the summer of 1995 as President and Chief Executive Officer I could never have imagined all of the changes that would occur to our company and the thrift industry in this short time.

             As you will recall, we recorded a large charge to earnings during 1995 as a result of one-time charges at year end, the largest of which was a mutual fund portfolio write-down and a related review of our investment portfolio and strategies. That was a disappointing year, but we felt it was important to reserve for the decline in value and focus on the company's future performance that would return OSB to a level of acceptable earnings per share. We made the right decisions, and it hasn't taken us long to turn our earnings around.

             Just recently, I was pleased to report that net income for the fiscal year ended December 31, 1996 was $1,315,000 compared to $267,000 for the previous year. As you know, net income for 1996 was negatively impacted by the one-time after-tax charge of $674,000 assessed by the Federal Deposit Insurance Corporation ("FDIC") for the recapitalization of the Savings Association Insurance Fund ("SAIF"). Excluding the one-time special assessment, net income for the year was $1,989,000. For 1995, excluding the non-recurring charges, net income was $1,214,000. This improvement in our net income underscores the progress we have made in returning the company to solid profitability.

             The thrift industry has experienced tumultuous change in recent years. This is no less apparent than in the large charge to earnings all SAIF-insured savings associations were required to take a few months ago to resolve the long-standing undercapitalization of the SAIF. As a result of this one-time assessment, the FDIC has since reduced our deposit insurance premiums from 23 cents per $100 of deposits to 6.5 cents, effective January 1, 1997. As a result of the reduced premiums, the payback period for the one-time special assessment will be less than four years. We expect more significant legislative changes in 1997 as the Congress considers how to meld the thrift and bank industries.

             I am writing you now to tell you of yet another significant development affecting your company, and the news is very good. As you may be aware, we announced in November that we had entered into an Agreement and Plan of Merger, dated November 13, 1996, with FCB Financial Corp., the holding company for Fox Cities Bank, F.S.B., Neenah, Wisconsin (the "Merger Agreement"), providing for a "merger of equals" transaction between our two companies.

             Your Board of Directors believes that the combination of FCB and OSB will result in a combined company that will be well-positioned to compete in the financial services industry in the years ahead. There can be no question that the financial services industry continues to change at a rapid rate and we need to position our company to compete effectively in the years ahead. This merger is an important first step in that direction. Together we will face new challenges as shareholders of FCB, the company that will survive the merger.

             When the merger is completed (currently expected to occur in the second quarter of 1997), I will become President and Chief Executive Officer of FCB and Fox Cities Bank, and six members of your Board of Directors and I will become members of the Board of Directors of the combined company. We will work together with the current management and Board of Directors of FCB and Fox Cities Bank to enhance the shareholder value of the combined company. I look forward to this new challenge.

             The next significant step in this process is to solicit your vote in connection with the merger. In this regard, I am pleased to enclose materials relating to a Special Meeting of shareholders of OSB Financial Corp. to be held at 10:00 a.m. (local time), on April 24, 1997, at the Ramada Inn, 500 South Koeller Street, Oshkosh, Wisconsin 54902.

             The primary purpose of the Special Meeting is to consider and vote on the Merger Agreement relating to the proposed merger of OSB with and into FCB.

             Under the terms of the Merger Agreement and upon consummation of the merger, each issued share of OSB common stock, $.01 par value ("OSB Common Stock"), other than certain shares that are owned by OSB as treasury stock, owned by the OSB Management Development and Recognition Plans and not allocated to participants thereunder or owned by FCB, will be converted into the right to receive 1.46 shares of FCB common stock, $.01 par value ("FCB Common Stock"), plus cash in lieu of any fractional shares. Your Board of Directors has received a written opinion from its financial advisor, Edelman & Co., Ltd., dated the date of the attached Joint Proxy Statement/Prospectus, that, as of such date, and based upon matters considered as set forth in such opinion, the exchange ratio with FCB is fair, from a financial point of view, to OSB and its shareholders.

             The Merger Agreement and the transactions contemplated thereby are described in greater detail in the accompanying Notice and Joint Proxy Statement/Prospectus and its various attachments. I encourage you to read these materials carefully.

             The Board of Directors of OSB has unanimously approved the Merger Agreement as being in the best interests of OSB and its shareholders and recommends that holders of OSB Common Stock vote in favor of the merger. In making this recommendation, the Board of Directors has considered numerous factors, including, but not limited to, the structure of the proposed merger and the recent results of operations and financial position of OSB and FCB.

             Whether or not you plan to attend the Special Meeting, holders of OSB Common Stock are asked to please fill out, sign, and date the enclosed proxy card, and return it promptly in the accompanying envelope, which requires no postage if mailed in the United States. If you later find that you may be present at the Special Meeting or for any other reason desire to revoke your proxy, you may do so at any time before it is voted.

                                       Sincerely,

                                       /s/ James J. Rothenbach
                                       James J. Rothenbach
                                       President and Chief Executive Officer

                           [FCB Financial Corp. Logo]
                            108 East Wisconsin Avenue
                            Neenah, Wisconsin  54956

                           ___________________________

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            To Be Held April 24, 1997

                           ___________________________



   To the Shareholders of FCB Financial Corp.:


             NOTICE IS HEREBY GIVEN that a special meeting of the shareholders (the "Special Meeting") of FCB Financial Corp., a Wisconsin corporation ("FCB"), will be held on April 24, 1997, at 2:00 p.m., local time, at the Valley Inn, 123 East Wisconsin Avenue, Neenah, Wisconsin 54956, for the following purposes, all of which are more fully described in the accompanying Joint Proxy Statement/Prospectus:

             1. To consider and vote upon the approval and adoption of the Agreement and Plan of Merger (together with a related Plan of Merger, the "Merger Agreement"), dated as of November 13, 1996, between FCB and OSB Financial Corp., a copy of which is attached as Annex A to the accompanying Joint Proxy Statement/Prospectus, and the transactions contemplated thereby, including, among other things, the issuance of shares of common stock of FCB pursuant to the terms of the Merger Agreement.

             2. To consider such other matters as may properly come before the Special Meeting or any adjournments or postponements thereof, including proposals to adjourn the Special Meeting to permit the further solicitation of proxies by the FCB Board of Directors in the event that there are not sufficient votes to approve the proposal described in paragraph 1 above at the time of the Special Meeting; provided, however, that no proxy which is voted against the proposal described in paragraph 1 above will be voted in favor of an adjournment to solicit further proxies.

             The close of business on March 10, 1997 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof.

                                 By Order of the Board of Directors,

                                      FCB FINANCIAL CORP.

                                      Harold L. Hermansen
                                      Secretary
   Neenah, Wisconsin
   March 17, 1997


             YOUR VOTE IS IMPORTANT NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE. TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, SIGN EXACTLY AS YOUR NAME APPEARS THEREON AND RETURN IT IMMEDIATELY IN THE SELF-ADDRESSED ENVELOPE ENCLOSED.

                            [OSB FINANCIAL CORP. LOGO]
                            420 South Koeller Street
                                   P.O. Box 80
                          Oshkosh, Wisconsin 54902-0080
                                 (414) 236-3680
                           ___________________________

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 24, 1997

                           ___________________________

             NOTICE IS HEREBY GIVEN, that a Special Meeting of Shareholders (the "Special Meeting") of OSB Financial Corp. ("OSB") will be held at the Ramada Inn, 500 South Koeller Street, Oshkosh, Wisconsin 54902, on April 24, 1997 at 10:00 a.m., local time. OSB is the holding company for Oshkosh Savings Bank, F.S.B.

             The Special Meeting is for the purpose of considering and acting upon:

             1. The approval and adoption of the Agreement and Plan of Merger (together with a related Plan of Merger, the "Merger Agreement"), dated as of November 13, 1996, between OSB and FCB Financial Corp., a Wisconsin corporation ("FCB"), a copy of which is attached as Annex A to the accompanying Joint Proxy Statement/ Prospectus, and the transactions contemplated thereby.

             2. Such other matters as may properly come before the Special Meeting or any adjournments or postponements thereof, including proposals to adjourn the Special Meeting to permit the further solicitation of proxies by the OSB Board of Directors in the event that there are not sufficient votes to approve the proposal described in paragraph 1 above at the time of the Special Meeting; provided, however, that no proxy which is voted against the proposal described in paragraph 1 above will be voted in favor of an adjournment to solicit further proxies.

             The Board of Directors has fixed the close of business on March 10, 1997, as the record date for the determination of the shareholders entitled to vote at the Special Meeting and any adjournments or postponements thereof.

             You are requested to complete and sign the enclosed form of Proxy which is solicited by the Board of Directors and mail it promptly in the enclosed envelope.

                                      BY ORDER OF THE BOARD OF DIRECTORS

                                      /s/ Cynthia Doughty
                                      Cynthia Doughty
                                      Secretary

   Oshkosh, Wisconsin
   March 17, 1997

             YOUR VOTE IS IMPORTANT NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE. TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, SIGN EXACTLY AS YOUR NAME APPEARS THEREON AND RETURN IT IMMEDIATELY IN THE SELF-ADDRESSED ENVELOPE ENCLOSED.

                              JOINT PROXY STATEMENT

     Special Meeting of Shareholders      Special Meeting of Shareholders
                    of                                   of
           FCB FINANCIAL CORP.                  OSB FINANCIAL CORP.
        108 East Wisconsin Avenue             420 South Koeller Street
         Neenah, Wisconsin 54956              Oshkosh, Wisconsin 54902
              (414) 727-3400                       (414) 236-3680

                              ____________________
                                  PROSPECTUS OF
                               FCB FINANCIAL CORP.
                              ____________________

             This Joint Proxy Statement/Prospectus is being furnished to the shareholders of FCB Financial Corp., a Wisconsin corporation ("FCB"), and to the shareholders of OSB Financial Corp., a Wisconsin corporation ("OSB"), in connection with the solicitation of proxies of common shareholders of FCB by the Board of Directors of FCB and of common shareholders of OSB by the Board of Directors of OSB, in each case for use at the respective special meetings of such shareholders, to be held on April 24, 1997, at the Valley Inn, 123 East Wisconsin Avenue, Neenah, Wisconsin 54956, commencing at 2:00 p.m., local time, and any adjournments or postponements thereof (the "FCB Special Meeting") in the case of FCB, and to be held on April 24, 1997, at the Ramada Inn, 500 South Koeller Street, Oshkosh, Wisconsin 54902, commencing at 10:00 a.m., local time, and any adjournments or postponements thereof (the "OSB Special Meeting") in the case of OSB. At the FCB Special Meeting, holders of FCB common stock, $.01 par value ("FCB Common Stock"), will consider and vote upon the approval and adoption of an Agreement and Plan of Merger (together with a related Plan of Merger, the "Merger Agreement"), dated as of November 13, 1996, among FCB and OSB, which provides for, among other things, the merger of OSB with and into FCB (the "Merger"), and the transactions contemplated thereby, including the issuance of additional shares of FCB Common Stock pursuant to the Merger Agreement. At the OSB Special Meeting, holders of OSB common stock, $.01 par value ("OSB Common Stock"), will consider and vote upon the approval and adoption of the Merger Agreement and the transactions contemplated thereby.

             Under the Merger Agreement, each issued and outstanding share of OSB Common Stock (except as otherwise provided herein) will be converted into the right to receive shares of FCB Common Stock as described herein. For a more complete description of the Merger Agreement and the terms of the Merger, see "THE MERGER."

             This Joint Proxy Statement/Prospectus also constitutes a prospectus of FCB with respect to up to 1,710,258 shares of FCB Common Stock to be issued in the Merger in exchange for outstanding shares of OSB Common Stock.
                               __________________

       THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR
          OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE
            NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION
                        OR ANY OTHER GOVERNMENTAL AGENCY.
                               __________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
          THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
             THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/
               PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.
                               __________________

             This Joint Proxy Statement/Prospectus and accompanying forms of proxy are first being mailed to shareholders of FCB and OSB on or about March 17, 1997.

      The date of this Joint Proxy Statement/Prospectus is March 12, 1997.
                               __________________

                              AVAILABLE INFORMATION

             FCB and OSB are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such Web site is http://www.sec.gov.

             This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 and exhibits thereto (the "Registration Statement") covering the securities offered hereby which FCB has filed with the Commission, certain portions of which have been omitted pursuant to the rules and regulations of the Commission, and to which portions reference is hereby made for further information with respect to FCB and the securities offered hereby. The Registration Statement is available for inspection and copying as set forth above. Statements contained in this Joint Proxy Statement/ Prospectus or in any document incorporated by reference in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

             All information concerning FCB included in this Joint Proxy Statement/Prospectus has been furnished by FCB, and all information concerning OSB included in this Joint Proxy Statement/Prospectus has been furnished by OSB.

             NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, THE INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FCB OR OSB. THIS JOINT PROXY STATEMENT/ PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE THE SECURITIES OFFERED HEREBY, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS JOINT PROXY STATEMENT/ PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FCB OR OSB SINCE THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

             THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH DOCUMENTS, EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED HEREIN, ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, IN THE CASE OF DOCUMENTS RELATING TO FCB, DIRECTED TO PHILLIP J. SCHOOFS, VICE PRESIDENT AND TREASURER, FCB FINANCIAL CORP., 108 EAST WISCONSIN AVENUE, NEENAH, WISCONSIN 54956 (TELEPHONE NUMBER (414) 727-3400), AND IN THE CASE OF DOCUMENTS RELATING TO OSB, DIRECTED TO JAMES J. ROTHENBACH, PRESIDENT AND CHIEF EXECUTIVE OFFICER, OSB FINANCIAL CORP., 420 SOUTH KOELLER STREET, OSHKOSH,
   WISCONSIN 54902 (TELEPHONE NUMBER (414) 236-3680). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY APRIL 17, 1997.

             The following documents filed with the Commission by FCB (File No. 0-22066) or OSB (File No. 0-20335) pursuant to the Exchange Act are incorporated herein by reference:

             (a) FCB's Annual Report on Form 10-K for the fiscal year ended March 31, 1996.

             (b) FCB's Quarterly Reports on Form 10-Q for the quarters ended June 30, September 30, and December 31, 1996.

             (c)  FCB's Current Report on Form 8-K dated November 20, 1996.

             (d) OSB's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

             The information relating to FCB and OSB contained in this Joint Proxy Statement/Prospectus does not purport to be comprehensive and should be read together with the information in the documents incorporated by reference herein.

             All documents filed by FCB and OSB pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meetings will be deemed to be incorporated by reference into this Joint Proxy Statement/Prospectus and to be a part hereof from the date of filing of the documents.

             Any statement contained in a document incorporated by reference herein or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

                               FCB FINANCIAL CORP.
                                       AND
                               OSB FINANCIAL CORP.

                        Joint Proxy Statement/Prospectus

                                TABLE OF CONTENTS
                                                                         Page

   AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . .    i

   INCORPORATION OF CERTAIN INFORMATION BY REFERENCE . . . . . . . . . .    i

   SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
        The Parties  . . . . . . . . . . . . . . . . . . . . . . . . . .    1
        The Special Meetings . . . . . . . . . . . . . . . . . . . . . .    1
        Votes Required . . . . . . . . . . . . . . . . . . . . . . . . .    1
        Reasons for the Merger; Recommendation of the Boards of
             Directors . . . . . . . . . . . . . . . . . . . . . . . . .    2
        Background of the Merger . . . . . . . . . . . . . . . . . . . .    2
        Proposed Merger  . . . . . . . . . . . . . . . . . . . . . . . .    2
             General . . . . . . . . . . . . . . . . . . . . . . . . . .    2
             Interests of Certain Persons in the Merger  . . . . . . . .    2
             Conditions to the Merger  . . . . . . . . . . . . . . . . .    3
             Exchange of Stock Certificates  . . . . . . . . . . . . . .    3
             Management and Operations After the Merger  . . . . . . . .    3
             Waivers and Amendments to the Merger Agreement  . . . . . .    4
             Termination . . . . . . . . . . . . . . . . . . . . . . . .    4
             Termination Fees  . . . . . . . . . . . . . . . . . . . . .    4
             Indemnification . . . . . . . . . . . . . . . . . . . . . .    4
        Stock Option Agreements  . . . . . . . . . . . . . . . . . . . .    5
        Interests of Certain Persons in the Mergers  . . . . . . . . . .    5
        Opinions of Financial Advisors . . . . . . . . . . . . . . . . .    5
        No Appraisal Rights  . . . . . . . . . . . . . . . . . . . . . .    6
        Certain Federal Income Tax Consequences of the Merger  . . . . .    6
        Accounting Treatment . . . . . . . . . . . . . . . . . . . . . .    6
        Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . .    6
        Dividends on FCB Common Stock and OSB Common Stock . . . . . . .    6
        Markets and Market Prices  . . . . . . . . . . . . . . . . . . .    7
        Comparative Book Values, Dividends and Earnings Per Common Share    7
        Comparative Market Prices and Dividends  . . . . . . . . . . . .    9
        Selected Historical and Pro Forma Data . . . . . . . . . . . . .   10

   SPECIAL MEETINGS INFORMATION  . . . . . . . . . . . . . . . . . . . .   13
        General  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
        Date, Place and Times  . . . . . . . . . . . . . . . . . . . . .   13
        Record Dates; Votes Required and Revocation of Proxies . . . . .   13
        Solicitation of Proxies  . . . . . . . . . . . . . . . . . . . .   15

   THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
        Background of the Merger . . . . . . . . . . . . . . . . . . . .   15
        Reasons for the Merger; Recommendation of Boards of Directors  .   19
        Opinions of Financial Advisors . . . . . . . . . . . . . . . . .   20
        Interests of Certain Persons in the Merger . . . . . . . . . . .   27
        Certain Federal Income Tax Consequences  . . . . . . . . . . . .   28
        Accounting Treatment . . . . . . . . . . . . . . . . . . . . . .   29
        Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . .   29
        Listing on The Nasdaq Stock Market . . . . . . . . . . . . . . .   30
        Federal Securities Law Consequences  . . . . . . . . . . . . . .   30
        No Appraisal Rights  . . . . . . . . . . . . . . . . . . . . . .   30

   THE MERGER AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . .   30
        The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
        Consummation of the Merger . . . . . . . . . . . . . . . . . . .   31
        Representations and Warranties . . . . . . . . . . . . . . . . .   32
        Certain Covenants  . . . . . . . . . . . . . . . . . . . . . . .   33
        Board of Directors of the Surviving Corporation  . . . . . . . .   34
        Indemnification  . . . . . . . . . . . . . . . . . . . . . . . .   35
        Conduct Inconsistent with the Merger Agreement . . . . . . . . .   36
        Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . .   36
        Conditions to Each Party's Obligation to Effect the Merger . . .   37
        Termination, Amendment and Waiver  . . . . . . . . . . . . . . .   38
        Termination Fees . . . . . . . . . . . . . . . . . . . . . . . .   39
        Other Expenses . . . . . . . . . . . . . . . . . . . . . . . . .   40

   THE STOCK OPTION AGREEMENTS . . . . . . . . . . . . . . . . . . . . .   40
        General  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
        Certain Repurchases and Other Payments . . . . . . . . . . . . .   41
        Voting . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
        Restrictions on Transfer . . . . . . . . . . . . . . . . . . . .   42

   SELECTED FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . . .   43

   UNAUDITED PRO FORMA CONSOLIDATED
   FINANCIAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . .   48

   COMPARISON OF THE RIGHTS OF SHAREHOLDERS
   OF FCB COMMON STOCK AND OSB COMMON STOCK  . . . . . . . . . . . . . .   53
        Power to Call Special Shareholders Meeting . . . . . . . . . . .   53
        10% Ownership Limitation . . . . . . . . . . . . . . . . . . . .   53
        Amendment of Articles of Incorporation . . . . . . . . . . . . .   53
        Removal of Directors . . . . . . . . . . . . . . . . . . . . . .   54

   DESCRIPTION OF FCB CAPITAL STOCK  . . . . . . . . . . . . . . . . . .   54

   FCB FINANCIAL CORP. . . . . . . . . . . . . . . . . . . . . . . . . .   55
        General  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
        Incorporation of Certain Information by Reference  . . . . . . .   55
        Management's Discussion and Analysis of FCB's Results of
             Operations and Financial Position . . . . . . . . . . . . .   56

   OSB FINANCIAL CORP. . . . . . . . . . . . . . . . . . . . . . . . . .   66
        General  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
        Incorporation of Certain Information by Reference  . . . . . . .   66
        Management's Discussion and Analysis of OSB's Results of
             Operations and Financial Position . . . . . . . . . . . . .   67

   LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   73

   EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   73

   SHAREHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . .   74

   INDEX TO FCB AND OSB FINANCIAL STATEMENTS . . . . . . . . . . . . . . II-1

   Annex A   Agreement and Plan of Merger  . . . . . . . . . . . . . . .  A-1
   Annex B   Stock Option and Trigger Payment Agreement
             between FCB and OSB . . . . . . . . . . . . . . . . . . . .  B-1
   Annex C   Stock Option and Trigger Payment Agreement
             between OSB and FCB . . . . . . . . . . . . . . . . . . . .  C-1
   Annex D   Form of Employment Agreement with Donald D. Parker  . . . .  D-1
   Annex E   Form of Employment Agreement with James J. Rothenbach . . .  E-1
   Annex F   Form of Employment Agreement with Phillip J. Schoofs  . . .  F-1
   Annex G   Form of Employment Agreement with Harold L. Hermansen . . .  G-1
   Annex H   Form of Employment Agreement with Theodore W. Hoff  . . . .  H-1
   Annex I   Opinion of RP Financial, L.C. . . . . . . . . . . . . . . .  I-1
   Annex J   Opinion of Edelman & Co., Ltd.  . . . . . . . . . . . . . .  J-1

                                     SUMMARY

        The following is a brief summary of certain information with respect to matters to be considered at the Special Meetings. As used in this Joint Proxy Statement/Prospectus, the terms "FCB" and "OSB" refer to such corporations, and, except where the context otherwise requires, such entities and their respective subsidiaries. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Joint Proxy Statement/ Prospectus, including the annexes hereto, and the documents incorporated in this Joint Proxy Statement/Prospectus by reference. Shareholders are urged to review carefully this entire Joint Proxy Statement/Prospectus.

   The Parties

        FCB. FCB, a Wisconsin corporation, is a savings and loan holding company that owns all of the outstanding stock of Fox Cities Bank, F.S.B. ("Fox Cities"). Fox Cities is a federally chartered stock savings association headquartered in Neenah, Wisconsin, that offers a variety of financial and banking services to the general public, including residential mortgage and consumer loans as well as, to a lesser extent, business and commercial loans. The principal executive office of FCB is located at 108 East Wisconsin Avenue, Neenah, Wisconsin, 54956, telephone
   (414) 727-3400.

        OSB. OSB, a Wisconsin corporation, is a savings and loan holding company which owns all of the outstanding stock of Oshkosh Savings
   Bank, F.S.B. ("Oshkosh Savings"). Oshkosh Savings is a federally chartered stock savings association which operates as a full service financial institution with a primary emphasis on residential mortgage loans, and to a lesser extent commercial real estate and business and consumer loans. The principal executive office of OSB is located at 420 South Koeller Street, Oshkosh, Wisconsin 54902, telephone (414) 236-3680.

   The Special Meetings

        FCB. The FCB Special Meeting will be held at the Valley Inn, 123 East Wisconsin Avenue, Neenah, Wisconsin 54956, on April 24, 1997, at 2:00 p.m., local time. The close of business on March 10, 1997 is the record date (the "FCB Record Date") for determining the shareholders of record of FCB entitled to notice of and to vote at the FCB Special Meeting and any postponement or adjournment thereof. The purpose of the FCB Special Meeting is to consider and vote upon the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including, among other things, the issuance of shares of FCB Common Stock pursuant to the terms of the Merger Agreement. For additional information relating to the FCB Special Meeting, see "SPECIAL MEETINGS INFORMATION."

        OSB. The OSB Special Meeting will be held at the Ramada Inn, 500 South Koeller Street, Oshkosh, Wisconsin 54902, on April 24, 1997, at 10:00 a.m., local time. The close of business on March 10, 1997 is the record date (the "OSB Record Date") for determining the shareholders of record of OSB entitled to notice of and to vote at the OSB Special Meeting and any postponement or adjournment thereof. The purpose of the OSB Special Meeting is to consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby. For additional information relating to the OSB Special Meeting, see "SPECIAL MEETINGS INFORMATION."

   Votes Required

        FCB. The Wisconsin Business Corporation Law (the "WBCL") requires that the Merger Agreement be approved by the affirmative vote of a majority of the outstanding shares of FCB Common Stock entitled to vote at the FCB Special Meeting. As of the FCB Record Date, there were 2,463,803 outstanding shares of FCB Common Stock, each of which is entitled to one vote. As of the FCB Record Date, directors and executive officers of FCB held or exercised voting control over approximately 16.5% of the outstanding shares of FCB Common Stock entitled to vote on the Merger (including 110,146 shares held by the FCB Financial Corp., F.S.B. Employee Stock Ownership Plan (the "FCB ESOP") and not allocated to participants thereunder). See "SPECIAL MEETINGS INFORMATION--Record Dates; Votes Required and Revocation of Proxies."

        OSB. The WBCL requires that the Merger Agreement be approved by the affirmative vote of holders of a majority of the outstanding shares of OSB Common Stock entitled to vote at the OSB Special Meeting. As of the OSB Record Date, there were 1,161,634 outstanding shares of OSB Common Stock, each of which is entitled to one vote. As of the OSB Record Date, directors and executive officers of OSB held or exercised voting control over approximately 19.2% of the outstanding shares of OSB Common Stock entitled to vote on the Merger (including (i) 45,240 shares held by the Oshkosh Savings Bank, F.S.B. Employee Stock Ownership Plan (the "OSB ESOP") and not allocated to participants thereunder and (ii) 60,000 shares owned by the OSB Management Development and Recognition Plans (the "OSB MRPs") and not allocated to participants thereunder). See "SPECIAL MEETINGS INFORMATION--Record Dates; Votes Required and Revocation of Proxies."

   Reasons for the Merger; Recommendation of the Boards of Directors

        FCB. The Board of Directors of FCB (the "FCB Board") unanimously recommends that holders of FCB Common Stock vote FOR approval of the Merger Agreement and the transactions contemplated thereby. The FCB Board, after consideration of the terms and conditions of the Merger Agreement and other factors deemed relevant by the FCB Board, believes that the terms of the Merger Agreement are fair and that the Merger is in the best interests of FCB and its shareholders. See "THE MERGER--Reasons for the Merger; Recommendation of Boards of Directors"; and "--Background of the Merger."

        OSB. The Board of Directors of OSB (the "OSB Board") unanimously recommends that holders of OSB Common Stock vote FOR approval of the Merger Agreement and the transactions contemplated thereby. The OSB Board, after consideration of the terms and conditions of the Merger Agreement and other factors deemed relevant by the OSB Board, believes that the terms of the Merger Agreement are fair and that the Merger is in the best interests of OSB and its shareholders. See "THE MERGER--Reasons for the Merger; Recommendation of Boards of Directors"; and "--Background of the Merger."

   Background of the Merger

        For a description of the background of the Merger, see "THE MERGER--Background of the Merger."

   Proposed Merger

        General. Under the terms of the Merger Agreement, OSB will, upon the later of (a) the time of filing of Articles of Merger with the Wisconsin Department of Financial Institutions and (b) the effective date and time of the Merger as set forth in such Articles of Merger (the later of (a) and (b) above being the "Effective Time") in accordance with the terms of the Merger Agreement, merge with and into FCB, with the combined entity conducting business under the name FCB Financial Corp. (the "Surviving Corporation"). Pursuant to the Merger Agreement, each issued share of OSB Common Stock (other than shares of OSB Common Stock which are held by OSB as treasury stock, owned by the OSB MRPs and not allocated to participants thereunder or owned by FCB) will be converted into the right to receive
   1.46 shares of FCB Common Stock (the "OSB Exchange Ratio") plus cash in lieu of fractional shares. Each outstanding option granted by OSB under the OSB Financial Corp. 1992 Stock Option and Incentive Plan will be converted into the right to purchase that number of shares of FCB Common Stock equal to the product (rounded up to the nearest whole number) of the number of shares of OSB Common Stock subject to the original option and the OSB Exchange Ratio. See "THE MERGER AGREEMENT--Consummation of the Merger."

        Interests of Certain Persons in the Merger. The Board of Directors of the Surviving Corporation will consist of 14 persons. It is anticipated that such Board will consist of the following persons:
   Donald D. Parker, the current Chairman of the Board, President and Chief Executive Officer of FCB, James J. Rothenbach, the current President and Chief Executive Officer of OSB, Walter H. Drew, Donald S. Koskinen, David
   L. Erdmann, William A. Raaths, Richard A. Bergstrom, William J. Schmidt, Thomas C. Butterbrodt, Dr. Edwin L. Downing, David L. Geurden, David L. Omachinski, David L. Baston, and Ronald L. Tenpas, all of whom shall serve as a director of the Surviving Corporation until their successors are duly elected and qualified. The persons who will serve as directors of the Surviving Corporation are all currently directors of either FCB or OSB. Additionally, five persons will enter into employment agreements with the Surviving Corporation and the Surviving Bank (as defined herein) to serve as officers thereof, including Donald D. Parker, James J. Rothenbach, Phillip J. Schoofs, Harold L. Hermansen and Theodore W. Hoff. See "THE MERGER AGREEMENT--Consummation of the Merger," and "THE MERGER--Interests of Certain Persons in the Merger."

        Conditions to the Merger. The respective obligations of FCB and OSB to consummate the Merger are subject to the satisfaction of certain conditions, including: the approval of the Merger Agreement by the shareholders of FCB and OSB; the receipt of all material governmental approvals; the absence of any injunction that prevents the consummation of the Merger; the accuracy of the representations and warranties of the other party set forth in the Merger Agreement as of the date for the closing of the Merger (the "Closing Date"); the performance by the other party in all material respects, or waiver, of all obligations required to be performed under the Merger Agreement and the reciprocal option grantor/option holder stock option and trigger payment agreements entered into by and between FCB and OSB in connection with the execution of the Merger Agreement (the "Stock Option Agreements"); the lack of any event or circumstance occurring since the date of the Merger Agreement which may reasonably be expected to have a material adverse effect on the parties; the receipt of opinions of counsel and various third-party consents in a form satisfactory to the respective parties; the receipt of legal opinions that the Merger will qualify as a tax-free reorganization; the receipt by FCB of a letter from affiliates of OSB with respect to transactions in securities of FCB; and the effectiveness of the Registration Statement. See "THE MERGER AGREEMENT--Conditions to Each Party's Obligation to Effect the Merger."

        Exchange of Stock Certificates. At or prior to the Effective Time, FCB shall deposit with a bank, trust company or other entity reasonably acceptable to OSB (the "Exchange Agent") certificates representing the shares of FCB Common Stock to be issued in accordance with the terms of the Merger Agreement ("FCB Common Stock Certificates") for exchange in accordance with the Merger Agreement, and cash in lieu of any fractional shares of FCB Common Stock.

        As soon as practicable after the Effective Time, and in no event later than ten business days thereafter, FCB will cause the Exchange Agent to mail to each holder of certificates representing one or more shares of OSB Common Stock converted into the right to receive shares of FCB Common Stock pursuant to the Merger Agreement ("OSB Common Stock Certificates") a letter of transmittal and instructions for use in effecting the surrender of the OSB Common Stock Certificates in exchange for FCB Common Stock Certificates and any cash in lieu of fractional shares. Upon proper surrender of an OSB Common Stock Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, the holder of such OSB Common Stock Certificate shall be entitled to receive in exchange therefor the amount of shares of FCB Common Stock as calculated pursuant to the terms of the Merger Agreement plus cash in lieu of fractional shares. Persons who hold FCB Common Stock prior to the Merger will not need to exchange their existing certificates representing shares of FCB Common Stock for new stock certificates. See "THE MERGER AGREEMENT--Consummation of the Merger."

        Management and Operations After the Merger. In the Merger, OSB will be merged into FCB and the separate corporate existence of OSB will cease. FCB, as the surviving corporation in the Merger, will continue operations under the name FCB Financial Corp. It is also expected that, as soon as practicable after the Merger, Oshkosh Savings will merge with and into Fox Cities (the "Bank Merger"). The new entity (the "Surviving Bank") will conduct business under the name Fox Cities Bank, F.S.B. Pursuant to the terms of the Merger Agreement, at the Effective Time, Donald D. Parker, currently Chairman of the Board, President and Chief Executive Officer of FCB, James J. Rothenbach, currently President and Chief Executive Officer of OSB, Phillip J. Schoofs, currently Vice President and Treasurer of FCB, Harold L. Hermansen, currently Vice President and Secretary of FCB, and Theodore W. Hoff, currently Vice President-Retail Sales and Service of Oshkosh Savings, will become executive officers of the Surviving Corporation and the Surviving Bank. See "THE MERGER--Interests of Certain Persons in the Merger."

        Waivers and Amendments to the Merger Agreement. FCB and OSB may amend, modify or waive in writing the terms and conditions of the Merger Agreement; provided, however, that no amendment may be made after the approval of the Merger Agreement at the Special Meetings that changes in any manner adverse to the shareholders of FCB or OSB the consideration to be provided such shareholders pursuant to the Merger. Pursuant to the terms of the Merger Agreement, the consummation of the Merger is conditioned upon the receipt by both parties of legal opinions that the Merger will qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code'). In the event that FCB and OSB amend or modify the Merger Agreement by waiving this requirement, FCB and OSB will resolicit shareholders for approval of such amended or modified agreement. See "THE MERGER AGREEMENT--Termination, Amendment and Waiver."

        Termination. The Merger Agreement may be terminated under certain circumstances, including (i) by mutual consent of the parties; (ii) by either party if the Merger is not consummated by September 30, 1997; (iii) by either party if either of FCB's or OSB's shareholders vote against the Merger or if any state or federal law or court order prohibits the Merger;
   (iv) by the non-breaching party if there exist breaches of any representations or warranties contained in the Merger Agreement or in the Stock Option Agreements which breaches, individually or in the aggregate, would result in a material adverse effect on the breaching party and which are not cured within thirty (30) days after notice; (v) by the non-breaching party if there occurs a material breach of any covenant or agreement in the Merger Agreement or in the Stock Option Agreements which is not cured within thirty (30) days after notice; (vi) by either party if the Board of Directors of the other party shall withdraw or adversely modify its recommendation of the Merger or shall approve or recommend any competing transaction; or (vii) by one party, under certain circumstances, as a result of a third party tender offer or business combination proposal with respect to the other party. See "THE MERGER AGREEMENT--Termination, Amendment and Waiver."

        Termination Fees. The Merger Agreement provides that if a breach described in clause (iv) or (v) of the previous paragraph occurs, then, if such breach is not willful, the non-breaching party will be entitled to reimbursement of its out-of-pocket expenses, not to exceed $200,000. In the event of a willful breach, the non-breaching party will be entitled to its out-of-pocket expenses (which shall not be limited to $200,000) and any remedies it may have at law or in equity, and provided that if, at the time of the breaching party's willful breach, there shall have been a third party tender offer or business combination proposal which shall not have been rejected by the breaching party or withdrawn by the third party, then such breaching party, at the time of termination of the Merger Agreement, will pay to the non-breaching party an additional termination fee equal to $1.0 million. The Merger Agreement also requires payment of a termination fee of $1.0 million, together with reimbursement of out-of-pocket expenses, by one party (the "Target Party") to the other party, if the Merger Agreement is terminated (i) as a result of the acceptance by the Target Party of a third party tender offer or business combination proposal, (ii) as a result of the Target Party's material failure to convene a meeting of shareholders while a third party tender offer or business combination proposal remains outstanding, (iii) following a failure of the shareholders of the Target Party to approve the Merger while a third party tender offer or business combination proposal remains outstanding, or (iv) after the Board of Directors of either party to the Merger withdraws or modifies its recommendation of the Merger Agreement, approves or recommends any business combination with a third party, or resolves to take any of the foregoing actions. The termination fees (exclusive of any amounts paid for the reimbursement of expenses) payable by FCB or OSB under the foregoing provisions plus the aggregate amount which could be payable by FCB or OSB under the Stock Option Agreements may not exceed $1.5 million in the aggregate. See "THE MERGER AGREEMENT-- Termination Fees"; and "--Other Expenses."

        Indemnification. The Merger Agreement provides that, in the event of any threatened or actual claim or proceeding against an officer, director or employee of FCB or OSB which is based on the fact that such person is or was an officer, director or employee of FCB or OSB, or based on the Merger Agreement and the transactions contemplated thereby, FCB and OSB will use reasonable efforts to respond to and defend such actions on behalf of the officer, director or employee. The Merger Agreement also provides that the Surviving Corporation will indemnify and hold harmless any such indemnified party against certain losses incurred by the indemnified party in connection with certain lawsuits and other actions against such person, and will use reasonable efforts to obtain directors' and officers' liability insurance for the officers and directors of the Surviving Corporation. Subject to certain limitations, such insurance will either provide coverage for three years from the Effective Date or will substitute policies of at least the same coverage and amounts and containing terms and conditions not less advantageous than the policies previously maintained by FCB and OSB. See "THE MERGER AGREEMENT--Indemnification."

   Stock Option Agreements

        In connection with the execution and delivery of the Merger Agreement, FCB and OSB entered into the Stock Option Agreements, each granting the other an irrevocable option (individually an "Option" and collectively the "Options") to purchase, under certain circumstances, authorized but unissued shares of the respective issuer's common stock (representing 19.9% of the outstanding common stock of such issuer) at an exercise price of $18.875 per share in the case of FCB Common Stock and $24.375 per share in the case of OSB Common Stock. The exercise of the Options and the effectiveness of certain provisions of the Stock Option Agreements are subject to certain conditions described in the Stock Option Agreements and in the Merger Agreement. See "THE STOCK OPTION AGREEMENTS- -General" and "THE MERGER AGREEMENT--Termination Fees." In addition, the Stock Option Agreements provide that the holder of an Option has the right to require the issuer thereof to repurchase from the holder of the Option
   (i) all or any portion of the Option at any time the Option is exercisable at a price equal to the amount of the difference between the Market/Offer Price (as such term is defined in the Stock Option Agreements) and the exercise price of the Option; and (ii) on or at any time prior to September 30, 1997, all or any portion of any shares purchased pursuant to the Option. In addition, the Stock Option Agreements provide that in the event an Option becomes exercisable but regulatory approvals relating to issuance, acquisition or exercise of the Option, if any, have not been obtained, the holder of the Option has the right to demand from the issuer thereof an amount in cash equal to the product of (a) the number of shares the holder would have received upon exercise of the Option and (b) the difference between the Market/Offer Price and the exercise price of the Option. See "THE STOCK OPTION AGREEMENTS--Certain Repurchases and Other Payments." The Stock Option Agreements are intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement and may have the effect of discouraging competing offers. See "THE STOCK OPTION AGREEMENTS."

        The Options will generally become exercisable at any time after the Merger Agreement becomes terminable by the holder of an Option under circumstances which could entitle such holder to termination fees from the issuer of the Option. See "THE STOCK OPTION AGREEMENTS."

   Interests of Certain Persons in the Mergers

        Each of Donald D. Parker, Chairman of the Board, President and Chief Executive Officer of FCB; James J. Rothenbach, President and Chief Executive Officer of OSB; Phillip J. Schoofs, Vice President and Treasurer of FCB; Harold L. Hermansen, Vice President and Secretary of FCB; and Theodore W. Hoff, Vice President-Retail Sales and Service of Oshkosh Savings, will enter into employment agreements with the Surviving Corporation and the Surviving Bank to become effective upon consummation of the Merger (the "Employment Agreements"). Pursuant to the Employment Agreements, each of the above will serve as officers of the Surviving
   Bank: Mr. Parker will serve as Chairman of the Board; Mr. Rothenbach will serve as President and Chief Executive Officer; Mr. Schoofs will serve as Vice President, Treasurer and Chief Financial Officer; Mr. Hermansen will serve as Vice President-Retail Lending and Secretary; and Mr. Hoff will serve as Vice President-Retail Sales and Service. The foregoing individuals will also serve as officers of the Surviving Corporation in accordance with the Employment Agreements. The Employment Agreements specify each executive's salary and benefits and contain noncompetition covenants and provisions concerning termination of employment. See "THE MERGER--Interests of Certain Persons in the Merger."

   Opinions of Financial Advisors

        FCB. RP Financial, L.C. ("RP Financial"), delivered to the FCB Board its written opinion dated November 13, 1996, which was confirmed in a written opinion dated the date of this Joint Proxy Statement/Prospectus, that, as of such dates, and based upon the assumptions made, matters considered and limits of review as set forth in such opinions, the OSB Exchange Ratio is fair, from a financial point of view, to the FCB shareholders. The written opinion of RP Financial dated the date of this Joint Proxy Statement/Prospectus is attached hereto as Annex I and is incorporated herein by reference. Holders of shares of FCB Common Stock are urged to, and should, read such opinion in its entirety. For a description of the assumptions made and matters considered by RP Financial, see "THE MERGER--Opinions of Financial Advisors" and Annex I.

        OSB. Edelman & Co., Ltd. ("Edelman"), delivered to the OSB Board its written opinion dated the date of this Joint Proxy Statement/Prospectus that, as of such date, and based upon the matters considered as set forth in such opinion, the OSB Exchange Ratio is fair, from a financial point of view, to the OSB shareholders. The written opinion of Edelman is attached hereto as Annex J and is incorporated herein by reference. Holders of shares of OSB Common Stock are urged to, and should, read such opinion in its entirety. For a description of the assumptions made and matters considered by Edelman, see "THE MERGER--Opinions of Financial Advisors" and Annex J.

   No Appraisal Rights

        Holders of shares of FCB Common Stock and OSB Common Stock will not have dissenters' rights in connection with the Merger.

   Certain Federal Income Tax Consequences of the Merger

        FCB's obligation to effect the Merger is conditioned on the delivery of an opinion to FCB from Foley & Lardner, counsel for FCB, and OSB's obligation to effect the Merger is conditioned upon the delivery to OSB of an opinion from Schiff Hardin & Waite, counsel for OSB, both dated as of the Closing Date, based upon certain customary representations and assumptions set forth therein, that, for federal income tax purposes, the Merger constitutes a tax-free reorganization within the meaning of Section 368(a)(1)(A) and related sections of the Code.

        Provided that there shall have been no adverse changes in applicable law or facts prior to the Effective Time, in general: (i) no gain or loss will be recognized by FCB or OSB pursuant to the Merger; (ii) no gain or loss (except with respect to fractional shares) will be recognized by holders of OSB Common Stock upon the exchange of their OSB Common Stock pursuant to the Merger; and (iii) no gain or loss will be recognized by shareholders of FCB upon consummation of the Merger. See "THE MERGER--Certain Federal Income Tax Consequences."

        SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF THE MERGER APPLICABLE TO THEIR INDIVIDUAL CIRCUMSTANCES UNDER FEDERAL, STATE, LOCAL OR ANY OTHER APPLICABLE LAW.

   Accounting Treatment

        The Merger will be treated under the purchase method of accounting.

   Regulatory Approvals

        The Merger is conditioned upon the receipt of approval from the Office of Thrift Supervision (the "OTS") as well as the receipt of all other required approvals, acquiescences and consents. See "THE MERGER-- Regulatory Approvals."

   Dividends on FCB Common Stock and OSB Common Stock

        The Merger Agreement provides that prior to the Closing Date neither FCB nor OSB may declare or pay any dividend or make any other distribution on its capital stock, except (i) FCB may declare and pay regular quarterly cash dividends on FCB Common Stock not in excess of $.18 per share, and
   (ii) OSB may declare and pay regular quarterly cash dividends on OSB Common Stock at a rate not in excess of $.16 per share. Both FCB and OSB expect that quarterly cash dividends will remain at their current respective levels prior to the Effective Time. Dividend policy subsequent to the Merger will be developed by the Board of Directors of the Surviving Corporation, but it is expected that the quarterly cash dividend of the Surviving Corporation will remain at the current FCB level of $.18 per share. Based on the OSB Exchange Ratio, this would equate to an annual per share dividend increase for holders of OSB Common Stock of approximately 64% following the Merger. The dividend policy of the Surviving Corporation will be subject to evaluation from time to time by the Surviving Corporation's Board of Directors based on the Surviving Corporation's results of operations, financial condition, capital requirements and other relevant conditions, including regulatory considerations.

   Markets and Market Prices

        The following table sets forth the last sale prices per share of FCB Common Stock and OSB Common Stock as reported on The Nasdaq Stock Market on November 13, 1996, the last trading day preceding public announcement of the Merger, and March 10, 1997, the latest practicable trading day before the printing of this Joint Proxy Statement/Prospectus, as well as the equivalent per share prices of OSB Common Stock for such dates. The equivalent per share price of OSB Common Stock at each date is the sum of the value of the FCB Common Stock such shares would be converted into based upon the closing price of a share of FCB Common Stock on The Nasdaq Stock Market on such date. See "THE MERGER AGREEMENT--Consummation of the Merger."

                                    FCB        OSB       Equivalent
                                   Common     Common      OSB Per
                                   Stock      Stock     Share Price
    Market Value Per Share at:

       November 13, 1996           $19.25     $24.25      $28.105
       March 10, 1997              $22.50     $32.00      $32.85


        No assurance can be given as to the market prices of FCB Common Stock or OSB Common Stock at any time before the Merger becomes effective or as to the market price of FCB Common Stock at any time thereafter. Shareholders of FCB and OSB are urged to obtain current market quotations for FCB Common Stock and OSB Common Stock.

   Comparative Book Values, Dividends and Earnings Per Common Share

        The following tables present selected comparative per common share data for FCB Common Stock for the year ended March 31, 1996 and the nine months ended December 31, 1996, and OSB Common Stock for the year ended December 31, 1995 and the nine months ended December 31, 1996 and on both a historical and pro forma basis giving effect to the Merger with appropriate purchase accounting adjustments. The information is derived from the consolidated historical financial statements of FCB and OSB, including the related notes thereto, included in this Joint Proxy Statement/Prospectus. This information should be read in conjunction with such historical financial statements and the related notes thereto. See "INDEX TO FCB AND OSB FINANCIAL STATEMENTS."

        This information is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Merger been consummated prior to the periods indicated.

                                FCB Common Stock

                                           At or For the      At or For the
                                         Nine Months Ended     Year Ended
                                         December 31, 1996   March 31, 1996
                                            (unaudited)
    Historical:
         Book value                           $19.11           $18.78
         Net income                              .71             1.01
         Cash dividends declared                 .54              .60
    Pro forma combined:
         Book value                            18.74            18.57
         Net income(1)                           .75              .80
         Cash dividends declared(2)              .54              .60



                                OSB Common Stock

                                       At or For the         At or For the
                                     Nine Months Ended        Year Ended
                                     December 31, 1996(4)  December 31, 1995
                                        (Unaudited)

    Historical:
         Book value                          $28.57             $28.20
         Net income                             .78                .23
         Cash dividends declared                .48                .56
     Equivalent pro forma combined:(3)
         Book value                           27.36              27.10
         Net income                            1.10               1.17
         Cash dividends declared                .79                .88


   (1) Pro forma net income was computed assuming 4,031,500 and 4,160,330 fully diluted shares of FCB outstanding for the periods ended December 31, 1996 and March 31, 1996, respectively.

   (2)  Based on historical dividends of FCB.

   (3) The pro forma equivalent per share data for OSB has been computed by multiplying the pro forma combined per share information by 1.46, which represents the exchange ratio.

   (4) Information for OSB's first quarter ended March 31, 1996 is not required to be presented pursuant to Article 11 of Regulation S-X as promulgated by the Commission.

   Comparative Market Prices and Dividends

        The FCB Common Stock is traded on The Nasdaq Stock Market under the symbol "FCBF." It has been traded under this symbol since its principal subsidiary, Fox Cities, converted to stock form in 1993. As of March 10, 1997, there were approximately 984 shareholders of record of FCB Common Stock.

        The OSB Common Stock is traded on The Nasdaq Stock Market under the symbol "OSBF." It has been traded under this symbol since its principal subsidiary, Oshkosh Savings, converted to stock form in 1992. As of March 10, 1997, there were approximately 555 shareholders of record of OSB Common Stock.

        The following table includes quarterly information on the high and low last sale prices of and cash dividends paid on the FCB Common Stock and OSB Common Stock for the periods indicated.

                            FCB                             OSB
                                     Cash                            Cash
                                   Dividends                      Dividends
     Quarter                       per Share                      per Share
      Ended     High      Low     (Declared)    High      Low     (Declared)
    03/31/94 $14.25    $13.25        $.06     $24.00   $21.00        $.12
    06/30/94  15.00     13.25         .09      23.50    22.00         .12
    09/30/94  16.00     14.25         .12      23.25    22.00         .14
    12/31/94  16.00     11.00         .12      25.25    22.00         .14
    03/31/95  16.1875   12.625        .12      24.25    21.75         .14
    06/30/95  16.00     14.75         .15      24.50    23.00         .14
    09/30/95  17.75     15.25         .15      24.875   23.875        .14
    12/31/95  18.50     16.25         .15      24.875   23.750        .14
    03/31/96  18.50     17.25         .15      24.25    22.75         .14
    06/30/96  18.25     17.50         .18      24.25    22.50         .16
    09/30/96  17.75     17.00         .18      24.00    22.75         .16
    12/31/96  19.50     17.25         .18      28.00    26.25         .16
    03/31/97  23.50     18.50         .18      33.25    27.00          --
    (through
    March 10,
    1997)

        As of November 13, 1996, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the last reported sale price per share of FCB Common Stock and OSB Common Stock was $19.25 and $24.25, respectively.

        Shareholders are advised to obtain current market quotations for FCB Common Stock and OSB Common Stock. No assurance can be given as to the market price of FCB Common Stock or OSB Common Stock prior to the Effective Time or the market price or liquidity for FCB Common Stock after the Effective Time.

   Selected Historical and Pro Forma Data

        The summary below sets forth selected historical and other data and selected unaudited pro forma financial data. The financial data should be read in conjunction with the historical consolidated financial statements and related notes thereto of FCB and OSB and in conjunction with the unaudited pro forma combined financial statements and related notes thereto of the Surviving Corporation included elsewhere in this Joint Proxy Statement/Prospectus. See "INDEX TO FCB AND OSB FINANCIAL STATEMENTS" and "UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION."

   Selected Historical Financial and Other Data

        The selected historical financial data (dollars in thousands) of each of FCB and OSB for its respective last five fiscal years and for the interim periods set forth below have been derived from the "SELECTED FINANCIAL DATA" included elsewhere in this Joint Proxy Statement/ Prospectus.

                                                      FCB Financial Corp.
                                          At or For the
                                        Nine Months Ended                          At or For the Year
                                           December 31,                              Ended March 31,
                                           1996      1995            1996       1995        1994         1993        1992
   Total assets                          $268,528  $250,658        $255,660   $239,305    $196,443     $182,166    $176,463
   Loans receivable - Net                 224,216   205,947         210,058    187,515     153,487      141,164     150,273
   Total investment and mortgage-
     related securities                    34,438    35,511          34,337     40,576      32,676       20,757      14,728
   Deposit accounts                       152,800   149,894         151,115    143,851     138,208      154,492     152,656
   Borrowed funds                          63,400    46,550          51,900     42,400       4,000           --          --
   Shareholders' equity                    47,008    49,077          47,192     48,017      49,497       21,603      19,803
   Interest and dividend income           $14,919   $13,594         $18,319    $15,060     $13,491      $14,133     $15,588
   Interest expense                         8,085     7,554          10,081      7,365       6,652        8,261      10,088
   Noninterest income                         791       617             765        597         808        1,086         716
   Operating expenses                       4,494     3,388           4,579      4,380       3,843        3,493       3,409
   Provision for income taxes               1,206     1,234           1,667      1,493       1,427        1,297         939
   Net income                               1,725     1,885           2,557      2,383       2,441        1,800       1,595


                                                 OSB Financial Corp.
                                                                   At or For the Year
                                                                   Ended December 31,
                                            1996               1995         1994          1993             1992
   Total assets                          $255,105           $260,814      $236,511      $190,105         $192,385
   Loans receivable - Net                 171,792            168,462       144,635       126,121          151,434
   Total investment and mortgage-
     related securities                    73,477             82,666        83,382        55,586           29,706
   Deposit accounts                       162,122            156,782       158,335       140,784          146,737
   Borrowed funds                          55,160             64,335        38,950         7,550            4,250
   Shareholders' equity                    31,756             32,633        32,261        35,048           36,013
   Interest and dividend income           $18,401            $17,515       $13,775       $13,366          $14,908
   Interest expense                        10,865             10,946         7,213         6,293            7,757
   Noninterest income                       1,038                 59           846         1,605              735
   Operating expenses                       6,109              5,477         4,658         4,041            3,823
   Provision for income taxes                 635                686         1,018         1,848            1,607
   Net income                               1,315                267         1,702         2,804            2,296


   Selected Unaudited Pro Forma Financial Data

        The unaudited pro forma consolidated statements of income reflect the historical results of operations with pro forma merger adjustments based on the assumption that the Merger was effective as of April 1, 1995. The unaudited pro forma consolidated statement of financial condition reflects the historical financial position at December 31, 1996, with pro forma adjustments based on the assumption that the Merger was effective
   December 31, 1996. These statements are prepared on the basis of accounting for the Merger under the purchase method of accounting and are based on the assumptions set forth in the notes thereto. The following information is not indicative of the financial position or operating results that would have occurred had the Merger been consummated on the date as of which, or at the beginning of the period for which, the Merger is being given effect nor is it necessarily indicative of future operating results or financial position. See "UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION."

                                    Nine Months Ended         Year Ended
                                    December 31, 1996       March 31, 1996
                               (Dollars in thousands except per share data)
   Results of Operations
        Interest income                      $28,645           $35,752
        Interest expense                      16,137            21,027
                                             -------            ------
        Net interest income                   12,508            14,725
        Provision for loan losses               (575)             (398)
                                             -------            ------
        Net interest income
        after provision
          for loan losses                     11,933            14,327
        Noninterest income                     1,446               824
        Operating expenses                    (8,502)           (9,016)
                                             -------            ------
        Income before taxes                    4,877             6,017
        Provision for income taxes             1,854             2,736
                                             -------           -------
        Net income                           $ 3,023           $ 3,399
                                             =======           =======
   Primary earnings per share                $   .75(1)        $   .82(3)
                                             =======           =======
   Fully diluted earnings per share          $   .75(2)        $   .82(4)
                                             =======           =======
   _______________

   (1)  Based on 4,029,633 weighted average shares outstanding
   (2)  Based on 4,031,500 weighted average shares outstanding
   (3)  Based on 4,155,008 weighted average shares outstanding
   (4)  Based on 4,160,330 weighted average shares outstanding


                                           December 31, 1996
                                        (Dollars in thousands)
   Balance Sheet Data
   Assets
      Cash and cash equivalents                $   7,453
      Investment securities                       33,969
      Mortgage-related securities                 67,610
      Loans held for sale - Net                    4,698
      Loans receivable - Net                     391,310
      Office properties and equipment              4,899
      Deferred income taxes                        1,886
      Other assets                                10,348
                                                --------
        Total assets                            $522,173
                                                ========
   Liabilities and Shareholders' Equity
      Deposit accounts                          $314,922
      Borrowed funds                             118,560
      Other liabilities                           12,182
                                                --------
        Total liabilities                        445,664

      Shareholders' equity                        76,509
                                                --------
        Total liabilities and
        shareholders' equity                    $522,173
                                                ========


                          SPECIAL MEETINGS INFORMATION

   General

        This Joint Proxy Statement/Prospectus is being furnished to the shareholders of FCB and to the shareholders of OSB in connection with the solicitation of proxies of common shareholders of FCB by the FCB Board and of common shareholders of OSB by the OSB Board, to be voted at the Special Meeting of holders of FCB Common Stock and at the Special Meeting of holders of OSB Common Stock, respectively, which are to be held on April 24, 1997.

        The purpose of the FCB Special Meeting and of the solicitation of proxies by the FCB Board is (i) to consider and vote upon the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including, among other things, the issuance of shares of FCB Common Stock pursuant to the terms of the Merger Agreement, and (ii) the consideration of such other matters as may properly come before the FCB Special Meeting or any adjournments or postponements thereof, including proposals to adjourn the FCB Special Meeting to permit the further solicitation of proxies by the FCB Board in the event that there are not sufficient votes to approve the proposal described in subparagraph (i) above at the time of the FCB Special Meeting; provided, however, that no proxy which is voted against the proposal described in subparagraph (i) above will be voted in favor of an adjournment to solicit further proxies. Each copy of this Joint Proxy Statement/Prospectus mailed to holders of FCB Common Stock is accompanied by a form of proxy for use at the FCB Special Meeting.

        The purpose of the OSB Special Meeting and of the solicitation of proxies by the OSB Board is (i) to consider and vote upon approval and adoption of the Merger Agreement and the transactions contemplated thereby and (ii) the consideration of such other matters as may properly come before the OSB Special Meeting or any adjournments or postponements thereof, including proposals to adjourn the OSB Special Meeting to permit the further solicitation of proxies by the OSB Board in the event that there are not sufficient votes to approve the proposal described in subparagraph (i) above at the time of the OSB Special Meeting; provided, however, that no proxy which is voted against the proposal described in subparagraph (i) above will be voted in favor of an adjournment to solicit further proxies. Each copy of this Joint Proxy Statement/Prospectus mailed to holders of OSB Common Stock is accompanied by a form of proxy for use at the OSB Special Meeting.

   Date, Place and Times

        The FCB Special Meeting will be held at the Valley Inn, 123 East Wisconsin Avenue, Neenah, Wisconsin 54956, on April 24, 1997, at 2:00 p.m. (local time).

        The OSB Special Meeting will be held at the Ramada Inn, 500 South Koeller Street, Oshkosh, Wisconsin 54902, on April 24, 1997, at 10:00 a.m. (local time).

   Record Dates; Votes Required and Revocation of Proxies

        FCB. The close of business on March 10, 1997, has been fixed by the FCB Board as the FCB Record Date for the determination of shareholders entitled to notice of, and to vote at, the FCB Special Meeting. On that date there were outstanding and entitled to vote 2,463,803 shares of FCB Common Stock, of which 407,385 (16.5%) were held by, or subject to the voting control of, directors or executive officers of FCB (including 110,146 shares held by the FCB ESOP and not allocated to participants thereunder). Neither OSB nor any of their directors or executive officers own any shares of FCB Common Stock, except for David L. Geurden and Ronald L. Tenpas, directors of OSB, who owned 1,041 and 2,412 shares of FCB Common Stock, respectively, as of the FCB Record Date.

        Each outstanding share of FCB Common Stock entitles the record holder thereof to one vote on all matters to be acted upon at the FCB Special Meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of FCB Common Stock entitled to vote at the FCB Special Meeting is necessary to constitute a quorum at the FCB Special Meeting. Under the WBCL, the affirmative vote of at least a majority of the total number of outstanding shares of FCB Common Stock entitled to vote at the FCB Special Meeting is required to approve and adopt the Merger Agreement. If an executed proxy card is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter. As a result, abstentions and broker non-votes will have the same effect as a vote against the Merger Agreement. If the accompanying proxy card is properly executed and returned to FCB in time to be voted at the FCB Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby and FOR any proposal to adjourn the FCB Special Meeting if necessary to permit further solicitation of proxies. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by filing an instrument revoking it or by filing a duly executed proxy bearing a later date with the Secretary of FCB prior to the FCB Special Meeting. Attendance at the FCB Special Meeting will not in and of itself constitute a revocation of a proxy. However, a shareholder who attends the FCB Special Meeting and votes in person will be deemed to have revoked his or her proxy if previously delivered.

        The FCB Board does not know of any matters other than those described in the notice of the FCB Special Meeting that are to come before the FCB Special Meeting. If any other matters are properly brought before the FCB Special Meeting, one or both of the persons named in the proxy card will vote the shares represented by such proxy upon such matters as determined in their best judgment.

        OSB. The close of business on March 10, 1997, has been fixed by the OSB Board as the OSB Record Date for the determination of shareholders entitled to notice of, and to vote at, the OSB Special Meeting. On that date there were outstanding and entitled to vote 1,161,634 shares of OSB Common Stock, of which 222,643 (19.2%) were held by, or subject to the voting control of, directors or executive officers of OSB (including (i) 45,240 shares held by the OSB ESOP and not allocated to participants thereunder and (ii) 60,000 shares owned by the OSB MRPs and not allocated to participants thereunder). Neither FCB nor any of its directors or executive officers owns any shares of OSB Common Stock, except for Phillip
   J. Schoofs, Vice President and Treasurer of FCB, who owned 940 shares of OSB Common Stock as of the OSB Record Date.

        Each outstanding share of OSB Common Stock entitles the record holder thereof to one vote on all matters to be acted upon at the OSB Special Meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of OSB Common Stock entitled to vote at the OSB Special Meeting is necessary to constitute a quorum at the OSB Special Meeting. Under the WBCL, the affirmative vote of at least a majority of the total number of outstanding shares of OSB Common Stock entitled to vote at the OSB Special Meeting is required to approve and adopt the Merger Agreement. If an executed proxy card is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter. As a result, abstentions and broker non-votes will have the same effect as votes cast against the Merger Agreement. If the accompanying proxy card is properly executed and returned to OSB in time to be voted at the OSB Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR approval and adoption of the Merger Agreement and FOR any proposal to adjourn the OSB Special Meeting if necessary to permit further solicitation of proxies. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by filing an instrument revoking it or by filing a duly executed proxy bearing a later date with the Secretary of OSB prior to or at the OSB Special Meeting. Attendance at the OSB Special Meeting will not in and of itself constitute a revocation of a proxy. However, a shareholder who attends the OSB Special Meeting and votes in person will be deemed to have revoked his or her proxy if previously delivered.

        The OSB Board does not know of any matters other than those described in the notice of the OSB Special Meeting that are to come before the OSB Special Meeting. If any other matters are properly brought before the OSB Special Meeting, one or more of the persons named in the proxy card will vote the shares represented by such proxy upon such matters as determined in their best judgment.

   Solicitation of Proxies

        FCB. In addition to solicitation by mail, directors, officers, and employees of FCB, who will not be specifically compensated for such services, may solicit proxies from the shareholders of FCB, personally or by telephone or telegram or other forms of communication. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. In addition, FCB has engaged Chase Mellon Shareholder Services, L.L.C. ("Chase Mellon") to assist it in distributing proxy materials and contacting record and beneficial holders of FCB Common Stock. FCB will pay to Chase Mellon a fee of $3,000 plus the reimbursement of out-of-pocket expenses for its services. FCB will bear its own expenses in connection with the solicitation of proxies for the FCB Special Meeting, except that OSB has agreed to share equally in the expense of printing this Joint Proxy Statement/Prospectus and the expense of all Commission and other regulatory filing fees incurred in connection therewith. See "THE MERGER AGREEMENT--Other Expenses."

        HOLDERS OF FCB COMMON STOCK ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO FCB IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

        OSB. In addition to solicitation by mail, directors, officers, and employees of OSB, who will not be specifically compensated for such services, may solicit proxies from the shareholders of OSB, personally or by telephone or telegram or other forms of communication. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. In addition, OSB has engaged Chase Mellon to assist it in distributing proxy materials and contacting record and beneficial holders of OSB Common Stock. OSB will pay to Chase Mellon a fee of $2,750 plus the reimbursement of out-of-pocket expenses for its services. OSB will bear its own expenses in connection with the solicitation of proxies for the OSB Special Meeting, except that FCB has agreed to share equally in the expense of printing this Joint Proxy Statement/Prospectus and the expense of all Commission and other regulatory filing fees incurred in connection therewith. See "THE MERGER AGREEMENT--Other Expenses."

        HOLDERS OF OSB COMMON STOCK ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO OSB IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.


                                   THE MERGER

   Background of the Merger

        Over the last several years the financial services industry has become increasingly competitive. Each of FCB and OSB believes that fundamental changes in the industry are likely to occur and that one strategic alternative to enhance shareholder value in this environment is to combine with a similarly-situated institution.

        In connection with its normal strategic planning process, FCB continuously reviewed its strategic business alternatives, devoting particular attention to continuing consolidation and increasing competition in the banking and financial services industries in the State of Wisconsin. In recent years, competition in the local banking and financial services industries has intensified. In efforts to increase FCB's ability to remain competitive in this environment, the management of FCB has periodically analyzed various potential strategic options, including possible acquisitions of or business combinations with other financial institutions with market areas proximate to the market area served by Fox Cities. During its review of various strategic alternatives, FCB management identified OSB as a prospective merger partner that would provide a good overall strategic fit. FCB's management based its conclusions on various factors, including OSB's market area and customer base, potential merger-related cost savings, economies of scale, marketing potential and similar shareholder characteristics.

        Since OSB became a public company in 1992, several other financial institutions have expressed a preliminary interest in discussing a possible business combination with OSB. Management of OSB has from time to time considered these business combination possibilities as well as other strategic options.

        In January 1996, Donald D Parker, Chairman of the Board, President and Chief Executive Officer of FCB, invited James J. Rothenbach, President and Chief Executive Officer of OSB, to meet for the purpose of engaging in preliminary discussions concerning a potential business combination between FCB and OSB. The parties discussed the increasingly competitive nature of the financial services industry and the potential benefits which could be realized as a result of combining the two entities. Messrs. Parker and Rothenbach also discussed the desirability of ensuring that their respective communities and markets continue to be served by local institutions. Performance goals of a combined entity were briefly discussed, including improving performance ratios and enhancing shareholder value, becoming more active in commercial lending and other operations typically associated with commercial banking and expanding market share on a cost-effective basis. The parties also discussed synergies and cost savings which could potentially result from such a combination. At the conclusion of the meeting, Messrs. Parker and Rothenbach agreed to explore the possibility of a "merger of equals" transaction.

        Following the meeting between Messrs. Parker and Rothenbach, both FCB and OSB independently discussed the various advantages and disadvantages of entering into the proposed merger, and members of both the FCB Board and the OSB Board were informed of the preliminary discussions. On February 20, 1996, Mr. Parker and Mr. Rothenbach met again and discussed their respective business philosophies and operations. Mr. Parker and Mr. Rothenbach also discussed the various responsibilities each would have as officers of the combined company and the strength the management teams of FCB and OSB would bring to the combined company were a merger to be completed. It was suggested that a joint meeting of both the FCB Board and the OSB Board or representative board committees be scheduled to explore further a possible merger of the two corporations.

        Thereafter, prior to exchanging any proprietary information, the parties executed a confidentiality agreement. During the next several weeks the parties discussed the possibility of arranging for a joint meeting of representatives of both the FCB Board and the OSB Board and ultimately prepared an agenda for such a meeting.

        On March 13, 1996, a meeting of the OSB Board was held during which representatives of Schiff Hardin & Waite, counsel to OSB, were present to advise the directors of their duties and responsibilities in considering this type of transaction.

        On April 24, 1996, Mr. Parker and Mr. Rothenbach met again. This time their discussions focused on possible synergies related to a combination between FCB and OSB, including potential cost savings and revenue enhancing ideas, and the date of May 2, 1996 was established for a meeting between their respective Board representatives.

        On May 2, 1996, a meeting was held between representatives of the OSB Board, which included Thomas Butterbrodt, David Baston, David Omachinski and Mr. Rothenbach, and representatives of the FCB Board, which included Richard Bergstrom, David Erdmann, William Raaths and Mr. Parker. Also present at this meeting was Phillip Schoofs, Vice President and Chief Financial Officer of FCB. References herein to representatives of OSB or FCB refer to these individuals unless otherwise indicated. The directors discussed the feasibility of the proposed transaction and details regarding the management team, corporate headquarters and name of the combined entity. At this meeting the representatives also discussed various financial attributes of the transaction and the desirability of employing financial advisors to assist each of their companies. A subsequent meeting was scheduled for May 28, 1996 at which detailed financial information concerning the proposed business combination (including potential cost savings) would be evaluated.

        During the next several weeks, Messrs. Parker, Rothenbach and Schoofs met to discuss ideas on organizational structure of the combined entity and potential cost-saving measures which could result from a combination. The parties also reviewed possible structures of the various departments, services offered, and use of buildings and facilities of the combined company. On May 14, 1996, Mr. Rothenbach and Mr. Butterbrodt met with a representative of Edelman to discuss Edelman's role in acting as financial advisor to OSB in the transaction. Later that day, Messrs. Parker, Rothenbach and Schoofs met again to discuss information that had been prepared by the managements of FCB and OSB relating to cost savings, potential revenue enhancement and related costs, management organizational structure, composition of the board of directors of the combined company, location of the corporate headquarters and the name of the combined company. A summary of these ideas, as well as a proposed organizational chart for the combined entity, were thereafter distributed to members of the FCB Personnel Committee. The summary addressed the makeup of the combined company's board of directors, including board committees and director's fees, as well as general terms of employment contracts to be entered into with certain executives. The summary indicated that the largest cost savings were expected in the compensation/employee benefits area as a result of consolidation of data processing operations, elimination of duplicate staffing positions, merging of employee benefit plans, and employee terminations due to increased affordability and usage of technology. The summary further indicated that marketing expense was expected to decrease as a result of the Merger because duplicate strategies and campaigns, caused by overlapping market areas, would be eliminated. Annual data processing expense was expected to decrease as a result of the more competitive pricing that the combined larger institution would be able to negotiate. Additionally, the summary anticipated that the consolidation of third-party professional services, correspondent banking relationships, organizational dues, and supplies would also contribute to cost savings of the combined entity. Based on these anticipated cost saving measures, management of FCB and OSB expect the combined entity to realize annual pre-tax savings of approximately $760,000 as compared to FCB and OSB individually. FCB management was subsequently authorized to retain a financial advisor to assist FCB in the proposed transaction.

        A meeting between certain members of the FCB Board and the OSB Board thereafter took place on May 28, 1996. The parties at the meeting reviewed the financial analysis and other written materials prepared by Messrs. Parker, Rothenbach and Schoofs regarding the proposed business combination. Following discussion of these materials, and subject to the negotiation of an acceptable exchange ratio and approval by the respective Boards of Directors, it was determined that the combined company would conduct business under the name "FCB Financial Corp." and the combined bank would conduct business under the name "Fox Cities Bank." The parties also decided that the combined company would be headquartered at the current principal executive offices of OSB in Oshkosh, Wisconsin. The parties also discussed various other issues relating to the proposed combination.

        In early June 1996, FCB engaged RP Financial as its exclusive financial advisor to assist FCB in analyzing, structuring, negotiating and effecting the possible transaction. RP Financial, in the course of its engagement, primarily performed various financial analyses and financial due diligence regarding OSB. In addition, RP Financial participated in the negotiation of and provided advice regarding the exchange ratio.

        On June 7, 1996, OSB engaged Edelman as its exclusive financial adviser to (i) consult with OSB regarding the financial terms of the transaction and serve as advocate for OSB on this issue in direct discussions and negotiations with FCB and its representatives and (ii) consult with OSB as requested concerning miscellaneous matters pertaining to the transaction, including scheduling, negotiation strategy, maintenance of confidentiality, resolution of non-financial issues, provisions proposed for the definitive merger agreement and shareholder communications. Edelman, in connection with its engagement, prepared various financial analyses of the transaction and participated in the negotiation of the exchange ratio.

        On June 21, 1996, the parties held a meeting that included Mr. Rothenbach, Mr. Parker, Mr. Schoofs and representatives of RP Financial and Edelman. During the course of this meeting the consolidated financial statements of FCB and OSB were discussed, along with the business plans and strategies of both companies. At the conclusion of this meeting it was determined that the parties would begin discussing the exchange ratio. It was intended that RP Financial and Edelman would discuss the appropriate exchange ratio concurrently with similar discussions between the respective managements and representatives of the FCB Board and OSB Board.

        On July 10, 1996, a representative of Edelman met with the OSB Board and discussed various considerations attendant to the proposed business combination, including the status of negotiations regarding the exchange ratio.

        During the following weeks, representatives of FCB and OSB performed preliminary due diligence and had further discussions regarding management of the combined entity and the merits of the transaction. The OSB Board and the FCB Board, as well as Messrs. Parker and Rothenbach and the respective parties' financial advisors, also held numerous discussions regarding the proposed exchange ratio.

        On August 21, 1996, a meeting of the OSB Board was held during which a representative of Edelman updated the Board regarding its discussions with RP Financial concerning the exchange ratio. The OSB Board determined to continue discussions with FCB.

        On August 26, 1996, the FCB Board met and received an update on the status of the proposed merger, including an update on the exchange ratio discussions that had been ongoing between RP Financial and Edelman. The FCB Board was informed that negotiations were ongoing regarding the proper valuation of the respective corporations but that the parties had not yet agreed on an acceptable share exchange ratio. The FCB Board authorized management to propose another joint meeting with members of the OSB Board to determine if an agreement could be reached.

        On August 29, 1996, representatives of the FCB Board and the OSB Board met to discuss the status of the negotiations. The original "merger of equals" concept was again reviewed by the parties. The parties also revisited the original goals of the proposed merger.

        During the next several weeks, while the parties made progress on the negotiations regarding the exchange ratio, the FCB Board and OSB Board were kept apprised of these developments and authorized their respective legal counsel to begin preparation of a definitive merger agreement. The representatives and advisors for both companies met and spoke on numerous occasions throughout this period discussing the transaction and the related documentation and negotiating the terms of the Merger Agreement, including the conditions to closing, the termination provisions, the break-up fees and various policy matters that would govern the operations of the Surviving Corporation following the merger, and the terms of the Stock Option Agreements. The parties also reached final agreement on the exchange ratio that would be recommended to each of the FCB Board and the OSB Board.

        On November 13, 1996, at a special meeting of the FCB Board, Foley & Lardner, counsel to FCB, outlined in detail the terms and conditions of the final forms of Merger Agreement, Stock Option Agreements, Employment Agreements and other transaction documents, drafts of which had been previously distributed to the directors. Counsel reviewed such matters as the representations and warranties of the merger partners, the conditions to the consummation of the Merger and the termination provisions of the Merger Agreement (including the termination fees and the operation of the Stock Option Agreements). Counsel also reviewed the management structure of the Surviving Corporation outlined in the Merger Agreement and the handling of the various other issues relating to the transaction, such as the composition of the Board of Directors of the Surviving Corporation. Counsel also reviewed with the members of the FCB Board their duties and responsibilities in approving a transaction such as the Merger. FCB management also made presentations regarding the Merger, including a review of synergies associated with the transaction, necessary regulatory approvals and related matters. At the November 13 meeting, RP Financial delivered its written opinion to the FCB Board that, as of such date and based upon and subject to the matters discussed, the proposed exchange ratio of 1.46 shares of FCB Common Stock per share of OSB Common Stock was fair, from a financial point of view, to the FCB shareholders. The members of the FCB Board discussed the presentations they had received at this and other meetings of the FCB Board and, upon conclusion, unanimously approved the Merger Agreement and the Stock Option Agreements and authorized their execution. The FCB Board believes that the final terms of these agreements are consistent with a "merger of equals" transaction.

        On November 13, 1996, at a regular meeting of the OSB Board, counsel to OSB discussed with the OSB Board the final Merger Agreement, Stock
   Option Agreements, Employment Agreements and other transaction documents, drafts of which had been previously distributed to the directors. During the meeting a representative of Edelman provided a briefing concerning certain financial aspects of the Merger Agreement and the transaction.
   This briefing concerned certain financial aspects of the Merger Agreement and the transaction, including the OSB Exchange Ratio, the respective merger partners' resulting percentage ownership in the combined organization and their comparative contributions to the combined organization of shareholders' equity, market capitalization and net income for the nine months ended September 30, 1996 (adjusted for the special charge to earnings by both companies related to the recapitalization of the
   SAIF). Edelman also discussed the impact on earnings, when realized, associated with management's estimate of net cost savings resulting from the Merger. Edelman's briefing covered, in part, the contribution analysis, impact analysis and merger of equals analysis that Edelman subsequently updated and relied on in connection with its fairness opinion (dated as of the date of this Joint Proxy Statement/Prospectus). Edelman's briefing did not cover the historical exchange ratio and trading information analysis, the present value analysis and the comparison of historical financial performance and peer group analysis relied on in connection with its fairness opinion. For additional information regarding the presentation by Edelman, see "THE MERGER--Opinions of Financial Advisors--OSB's Financial Advisor." Edelman advised the OSB Board during the Board meeting that it would not complete all of the analyses necessary to deliver the fairness opinion that would accompany the Joint Proxy Statement/Prospectus concerning the transaction until the date of its opinion. (For a description of these analyses, see "THE MERGER--Opinions of Financial Advisors--OSB's Financial Advisor"). Edelman also advised the OSB Board that, on and as of that date, based upon information known as of that date, Edelman expected to be able to render an opinion as to the fairness of the OSB Exchange Ratio, from a financial point of view, to the holders of OSB Common Stock. Between the Board meeting on November 13 and the date of Edelman's fairness opinion, Edelman conferred with James J. Rothenbach, President and Chief Executive Officer of OSB, regarding its analyses in connection with its opinion. The Merger Agreement provides as a condition to completion of the Merger that the OSB Board of Directors will receive a fairness opinion from Edelman dated as of the date of this Joint Proxy Statement/Prospectus. Edelman subsequently rendered such a written opinion. The OSB Board discussed the Merger Agreement and related documents and asked questions of Edelman and legal counsel. Upon completion of its deliberations, the OSB Board unanimously approved the Merger Agreement and authorized its execution. The OSB Board believes that the final terms of the agreements relating to the Merger are consistent with a "merger of equals" transaction.

        Following the meetings of the FCB Board and the OSB Board, the Merger Agreement and the Stock Option Agreements were executed. On November 14, 1996, the parties issued a press release announcing that they had reached an agreement to merge.

        The preceding discussion contains forward looking statements regarding managements' estimates of potential pre-tax cost savings resulting from the Merger. Actual results might differ materially from those contained in the forward looking statements. Factors which could affect actual results include interest rate trends, the general economic climate in the FCB and OSB market areas, loan delinquency rates, regulatory treatment and the ability of the combined company to implement successfully plans to eliminate redundancies. The analyses employed in order to develop managements' estimates of potential savings as a result of the Merger were necessarily based upon various assumptions that involve judgments with respect to, among other things, future national and regional economic and competitive conditions, technological developments, inflation rates, financial market conditions, future business decisions, and other uncertainties, all of which are difficult to predict and many of which are beyond the control of FCB and OSB. Accordingly, while FCB and OSB believe that such assumptions are reasonable for purposes of the development of estimates of potential savings, there can be no assurance that such assumptions will approximate actual experience or that such savings will be realized. The forward-looking statements included herein are made as of the date hereof and FCB and OSB undertake no obligation to update publicly such statements to reflect subsequent events or circumstances.

   Reasons for the Merger; Recommendation of Boards of Directors

        FCB. The FCB Board has concluded that the Merger would be in the best interests of FCB and its shareholders. Numerous factors were considered by the FCB Board in approving the terms of the Merger. These factors included information concerning the financial structure, results of operations, and prospects of FCB and OSB; the capital adequacy of the resulting entity; the composition of the businesses of the two organizations; the overall compatibility of the management and employees of the organizations; the outlook for the organizations in the rapidly changing thrift and financial services industry; the potential annual pre-tax cost savings for the combined company to be realized by the consolidation of personnel, more efficient use of technology and reduced marketing and other expenses; the historical and current market prices of each company's stock and certain other savings and loan holding companies whose securities are publicly traded, the relationship of the consideration to be paid in the Merger to such market prices and the book value and earnings per share of OSB; the opinions of RP Financial that the consideration to be paid by FCB in the Merger was, as of the dates of RP Financial's opinions, fair from a financial point of view to the FCB shareholders; and the financial terms of certain other recent business combinations in the thrift and financial industry.

        The FCB Board believes that the expansion of FCB's customer base and assets in the Fox River Valley area will enable the new organization to realize certain economies of scale, to provide a wider and improved array of financial services to its customers and those of OSB and to achieve added flexibility in dealing with the region's changing competitive environment, while at the same time meeting FCB's objective of maintaining a locally owned and operated financial institution which continues to serve as an asset to its community. The FCB Board also believes that the Surviving Corporation will provide its shareholders with increased liquidity for their shares when compared to the liquidity of FCB's shares and as a result will be more attractive to investors. Additionally, the FCB Board believes that the Merger will provide the combined company with the market position and financial resources it needs to meet the competitive challenges arising from changes in the banking and thrift industry.

        FOR THE REASONS SET FORTH ABOVE, THE FCB BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF FCB COMMON STOCK VOTE TO APPROVE THE MERGER AGREEMENT.

        OSB. The OSB Board has concluded that the Merger would be in the best interests of OSB and its shareholders. In reaching this determination, the OSB Board considered many factors including those that follow:

             (i) The Merger meets OSB's strategic objectives of maintaining and strengthening a locally owned and operated community-oriented financial institution.

             (ii) The Merger will create a significantly larger financial institution that will have capabilities to offer a wider array of financial products and services than currently available through OSB. For instance, OSB's current customers will have access to the products and services offered by FCB and, conversely, OSB will offer its products and services to FCB's customers. Moreover, the combined resources of the two companies will improve the efficiencies associated with the development of new products and services to be offered by the Surviving Corporation.

             (iii) The Surviving Corporation will have immediate access to many geographic markets not currently served by OSB because FCB's and OSB's geographic markets are contiguous and do not, in most cases, overlap each other. Accordingly, the Surviving Corporation will have the added advantage of offering the new mix of products and services referred to in paragraph (ii) above (which will include full brokerage and investment, trust, indirect consumer lending and commercial lending) across a larger geographic area and customer base than OSB has currently.

             (iv) The management of FCB and OSB have divergent experience, knowledge, skills and expertise that will complement each other in their management of the Surviving Corporation.

             (v) The similarities between the operations of FCB and OSB will result in cost savings and more efficient utilization of resources and technology thereby offering economies of scale not currently available to OSB.

             (vi) The size and capital structure of the combined company will provide greater opportunities and flexibility in responding to the rapidly changing industry for financial service providers.

             (vii) The asset size, capital position, management strength and market position of the Surviving Corporation will enable the combined company to remain competitive and take advantage of current and emerging opportunities for growth and profitability.

             (viii) The Surviving Corporation will provide its shareholders greater liquidity for their shares compared to the current liquidity of OSB's shares thereby enhancing the stock's attractiveness to current and prospective shareholders.

             (ix) The OSB Board took into consideration and relied in part upon the advice of Edelman, OSB's financial adviser. At the OSB Board meeting held on November 13, 1996, Edelman indicated that, based upon information known as of that date, Edelman expected to be able to render an opinion as to the fairness of the OSB Exchange Ratio, from a financial point of view, to the holders of OSB Common Stock. That opinion was rendered in writing to the OSB Board as of the date of this Joint Proxy Statement/Prospectus and is attached as Annex J to this Joint Proxy Statement/Prospectus. The OSB Board considered the briefing concerning certain financial aspects of the Merger Agreement and transaction presented by Edelman. For information regarding the presentation by Edelman, see "THE MERGER-- Opinions of Financial Advisors--OSB's Financial Advisor."

        FOR THE REASONS SET FORTH ABOVE, THE OSB BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF OSB COMMON STOCK VOTE TO APPROVE THE MERGER AGREEMENT.

   Opinions of Financial Advisors

        FCB's Financial Advisor. The FCB Board retained RP Financial in June 1996 to provide certain financial advisory and investment banking services to FCB in conjunction with the Merger, including the rendering of an opinion with respect to the fairness of the Merger from a financial point of view to FCB shareholders. In requesting RP Financial's advice and opinion, the FCB Board did not give any special instructions to, or impose any limitations upon the scope of the investigation which RP Financial might wish to conduct to enable it to give its opinion. RP Financial was selected by FCB to act as its financial advisor because of RP Financial's expertise in the valuation of businesses and their securities for a variety of purposes including its expertise in connection with mergers and acquisitions of savings and loans, savings banks, and savings and loan holding companies. RP Financial previously acted as financial advisor to FCB in a variety of planning and valuation matters not related to the Merger.

        On November 13, 1996, at the meeting in which the FCB Board approved and adopted the Merger Agreement and the transactions contemplated thereby, RP Financial rendered its written opinion to the FCB Board that, as of such date, the Merger was fair to FCB shareholders from a financial point of view. That opinion was updated as of the date of this Joint Proxy Statement/Prospectus. In connection with its opinion dated the date of this Joint Proxy Statement/Prospectus, RP Financial also confirmed the appropriateness of its reliance on the analysis used to render its November 13, 1996 opinion by performing procedures to confirm the appropriateness of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

        The full text of the opinion of RP Financial, dated the date of this Joint Proxy Statement/Prospectus, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex I to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. FCB's shareholders are urged to read the opinion in its entirety.

        THE OPINION OF RP FINANCIAL IS DIRECTED TO THE FCB BOARD IN ITS CONSIDERATION OF THE MERGER AS DESCRIBED IN THE MERGER AGREEMENT, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF FCB AS TO ANY ACTION THAT SUCH SHAREHOLDER SHOULD TAKE IN CONNECTION WITH THE MERGER AGREEMENT, OR OTHERWISE. IT IS FURTHER UNDERSTOOD THAT THE OPINION OF RP FINANCIAL IS BASED ON MARKET CONDITIONS AND OTHER CIRCUMSTANCES EXISTING ON THE DATE HEREOF.

        The opinion states that RP Financial reviewed and analyzed the following material in conjunction with its analysis of the Merger as described in the Merger Agreement: (1) the Merger Agreement including exhibits; (2) the following information for OSB: (a) audited consolidated financial statements for the fiscal years ended December 31, 1992 through December 31, 1996, incorporated in Annual Reports to shareholders or Form 10-Ks, shareholder and internal reports; (b) proxy statements for the last two years; and (c) unaudited internal and regulatory financial reports and analyses prepared by management of OSB regarding various aspects of OSB's assets and liabilities, particularly rates, volumes, maturities, market values, trends, credit risk, interest rate risk and liquidity risk of assets, liabilities, off-balance sheet assets, commitments and contingencies of OSB; and (3) the following information for FCB: (a) audited consolidated financial statements for the fiscal years ended
   March 31, 1993 through March 31, 1996, incorporated in Annual Reports to shareholders or Form 10-Ks, quarterly consolidated financial statements for the quarters ended June 30, 1996, September 30, 1996 and December 31, 1996 incorporated in Form 10-Qs; (b) proxy statements for the last two years; and (c) unaudited internal and regulatory financial reports and analyses prepared by management of FCB regarding various aspects of FCB's assets and liabilities, particularly rates, volumes, maturities, market values, trends, credit risk, interest rate risk and liquidity risk of assets, liabilities, off-balance sheet assets, commitments and contingencies of FCB.

        The opinion further states that RP Financial reviewed the trading activity of the OSB Common Stock and compared it to similar information for thrift institutions with comparable resources, financial condition, earnings, operations and markets as well as for publicly-traded thrifts with comparable financial condition, earnings, operations and markets.
   The opinion further states that in the course of its evaluation and analyses, RP Financial conducted discussions with managements of FCB and OSB regarding past and current business operations, financial condition, and future prospects. RP Financial reviewed OSB's financial, operational and market area characteristics compared to similar information for comparable thrift institutions, evaluated the potential for growth and profitability for OSB in its market, specifically regarding competition by other banks, thrifts, mortgage banking companies and other financial services companies, economic projections in the local market area, the impact of the regulatory, legislative and economic environments on operations and the public perception of the thrift and banking industries, and the pro forma impact on FCB's financial condition and operations of the Merger, including potential cost savings and earnings improvements available as a result of the Merger.

        As set forth in the opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning FCB and OSB furnished to RP Financial by the respective companies, as well as publicly-available information regarding other financial institutions and economic data. RP Financial relied upon the management of OSB as to the reasonableness of the financial forecasts (and the assumptions and bases therefor) provided to RP Financial regarding the future performance of OSB, and assumed that such forecasts reflected the best currently available estimates and judgments of such management and that such financial forecasts would be realized in the amounts and in the time periods estimated by such management. Neither FCB nor OSB publicly discloses internal management forecasts of the type provided to RP Financial in connection with the review of the Merger, and such financial forecasts were not prepared with a view towards public disclosure. The financial forecasts were based upon numerous variables and assumptions which are inherently uncertain, including without limitation factors related to general economic and competitive conditions, as well as trends in asset quality. Accordingly, actual results could vary significantly from those set forth in such financial forecasts. RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent liabilities of FCB or OSB. Moreover, RP Financial expressed no opinion on matters of a legal, accounting or tax nature or the ability of the Merger to be consummated as set forth in the Merger Agreement.

        In connection with rendering its opinion dated November 13, 1996 and updated as of the date of this Joint Proxy Statement/Prospectus, RP Financial performed a variety of analyses, which are summarized below.
   The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. RP Financial stated that its analyses must be considered as a whole and that selecting portions of such analyses and of the factors considered by it without considering all such analyses and factors could create an incomplete view of the process underlying its opinion. In its analyses, RP Financial made numerous assumptions with respect to industry performance, business and economic conditions, applicable laws and regulations, and other matters, many of which are beyond the control of FCB. Any estimates contained in RP Financial's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. No company or transaction utilized in RP Financial's analyses was identical to FCB, OSB or the Merger. In reaching its fairness conclusion, RP Financial indicated that none of the analyses performed by RP Financial was assigned a greater weight by RP Financial than any other.

        The following is a summary of the material financial analyses performed by RP Financial in connection with providing its opinion of November 13, 1996 and does not purport to be a complete description of all analyses employed by RP Financial.

        (a) Transaction Summary. RP Financial summarized the terms of the Merger, including the conversion of each share of OSB Common Stock into the right to receive FCB Common Stock pursuant to the OSB Exchange Ratio. RP Financial also summarized the purchase accounting treatment of the Merger, the estimated cost savings anticipated as a result of the Merger, the termination provisions incorporated in the Merger Agreement, the additional stock options to be granted to executive officers in conjunction with the Merger, and the pricing ratios indicated by the Merger relative to the book value, earnings, assets and deposits of OSB.

        (b) Comparison to Recent Midwest U.S. and Wisconsin Mergers. In this analysis, RP Financial conducted an evaluation of the financial terms, financial and operating condition and market area of other recent business combinations among comparable thrift institutions both pending and completed. In conjunction with its analysis, RP Financial considered the multiples of book value, earnings and assets implied by the terms in such completed and pending transactions involving: (i) selling companies whose financial characteristics were comparable to those of OSB including companies operating in the Midwest with total assets of between $100 and $300 million, equity to assets greater than 10.0 percent and return on equity of less than 8.0 percent; (ii) selling companies headquartered in Wisconsin regardless of financial characteristics; and (iii) the one selling company involved in merger of equals transaction similar to the one being pursued by OSB and FCB (together, "Comparable Transactions").
   The Comparable Transactions included the acquisition of Circle Financial Corp. of Ohio (by Fidelity Financial of Ohio); Third Financial Corp. of Ohio (by Security Bancorp of Ohio); Financial Security Corp. of Illinois (by Pinnacle Bancgroup of Illinois); First Federal Bancshares of Wisconsin (by Mutual Savings Bank of Wisconsin); Liberty Bancorp, Inc. of Illinois (merger of equals with Hinsdale Financial Corp. of Illinois); Workingmen's Capital Holdings of Indiana (by Old National Bancorp of Indiana); Marshalltown Financial Corp. of Iowa (by BancSecurity Corp. of Ohio): WFS Bancorp of Kansas (by Emprise Financial Corp. of Kansas); FSB Financial Corporation of Michigan (by Standard Federal Bancorp of Michigan); and
   Rock Financial Corp. of Wisconsin (by FirstFed Capital Corp. of
   Wisconsin). The median price-to-book value ratios indicated by the Comparable Transactions and the one merger of equals transaction were 123% and 95%, respectively, versus a price-to-book value ratio of approximately 97% indicated by the consideration to be given in the Merger based on September 30, 1996 financial data and 95% based on estimated March 31, 1997 financial data. The median price-to-earnings multiples indicated by the Comparable Transactions and the one merger of equals transaction were
   21.92 times and 18.43 times, respectively, versus a price-to-earnings multiple of approximately 14.65 times indicated by the consideration to be given in the Merger based on September 30, 1996 and estimated March 31, 1997 financial data. The median price-to-assets ratios indicated by the Comparable Transactions and the one merger of equals transaction were 16.6% and 9.3%, respectively, versus a price-to-assets ratio of approximately 12.0% indicated by the consideration to be given in the Merger based on September 30, 1996 financial data and 11.9% based on estimated March 31, 1997 financial data. RP Financial stated that the merger of equals transaction involving Liberty Bancorp, Inc. was the most applicable of the Comparable Transactions and thus received the greatest weight in the analysis. RP Financial cited the correlation of pricing ratios between the merger of equals transaction and the Merger in support of its fairness conclusion. RP Financial also stated that it considered the pricing ratios indicated by the entire group of Comparable Transactions in its analysis, and cited the lower pricing ratios indicated by the Merger (relative to the Comparable Transactions) to be consistent with the merger of equals structure adopted by the parties.

        (c) Contribution Analysis. In this analysis, RP Financial analyzed certain balance sheet, income statement and market value data for FCB and OSB with the objective of identifying the relative contribution of each to the merged company. Four financial measures were examined: (i) market value as indicated by the approximate bid for the shares of OSB Common Stock and FCB Common Stock on or around the date of the Merger Agreement;
   (ii) earnings as indicated by fully diluted earnings per share, adjusted by RP Financial for both companies to omit the one time impact of the Savings Association Insurance Fund ("SAIF") assessment and the corresponding reduction of ongoing deposit insurance premiums; (iii) book value as indicated by fully diluted book value per share, calculated by RP Financial assuming full exercise of all outstanding options; and (iv) deposits as indicated by deposits per fully diluted share. Each financial measure was examined on a per share basis, with each financial measure implying an exchange ratio for the OSB Common Stock. RP Financial stated that the implied exchange ratio based on the contribution of market value was 1.270; the implied exchange ratio based on the contribution of earnings was 1.405; the implied exchange ratio based on the contribution of book value was 1.485; and the implied exchange ratio based on the contribution of deposits was 2.353. RP Financial considered the meaningfulness of each financial measure to the contribution analysis, placing less weight on market value because of the illiquid nature of OSB Common Stock and FCB Common Stock and placing the greatest weight on the contributions of book value and earnings. The fairness of the consideration to be given in the Merger was evaluated by a comparison of the OSB Exchange Ratio relative to the implied exchange ratios indicated by the contribution analysis. RP Financial considered evaluating the FCB and OSB contribution analysis relative to the contribution figures implied by the Comparable Transactions discussed previously. Since all but one of the Comparable Transactions were acquisition transactions where control passed from the selling entity to the purchaser (instead of merger of equals transactions like the Merger), RP Financial concluded that the implied contribution figures indicated by the Comparable Transactions would not be applicable to the fairness analysis for FCB.

        (d) Pro Forma Impact Analysis. RP Financial evaluated the projected financial impact of the Merger on the balance sheet, income statement and per share financial measures of FCB. RP Financial's analysis considered the financial condition and operations of FCB projected on a stand-alone basis at March 31, 1997, the pro forma impact of the Merger including anticipated purchase accounting adjustments, the issuance of new stock options to five senior executives in conjunction with the Merger, and the financial condition and operations of FCB on a pro forma basis estimated at March 31, 1997. RP Financial estimated that the pro forma assets of FCB will increase by approximately 94% to in excess of $500 million; pro forma deposits of FCB will increase by approximately 105% to in excess of $300 million; and pro forma shareholders' equity of FCB will increase by approximately 65% to approximately $78 million. On a fully diluted per share basis, RP Financial estimated that the Merger is projected to be dilutive to book value per share by approximately 2%, is projected to be accretive to earnings per share by approximately 10%, and is projected to be neutral to dividends per share. RP Financial considered both the impact of the Merger on the overall financial measures of FCB as well as the impact of the Merger on the per share financial measures of FCB in support of the fairness issue.

        (e) Discounted Cash Flow Analysis. RP Financial prepared two discounted cash flow ("DCF") analyses, both of which incorporated a five year financial projection and cash flow analysis to shareholders. DCF Analysis. FCB Stand-Alone Business Plan. The first DCF analysis considered FCB on a stand-alone basis, without considering the impact of the Merger. The stand-alone DCF analysis incorporated several specific factors reflecting the operating environment of FCB, including growth prospects in the local market, the level of competition from other financial institutions, and future earnings estimates for FCB under the current business plan. The projections of future cash flows to shareholders included the continued payment of cash dividends during interim years and the receipt of consideration at the end of five years, assuming a terminal value for the FCB Common Stock equal to its estimated trading price. The projections of future cash flows assumed continued payment of cash dividends, asset growth of 7.5% annually, return on average assets equal to 1.1% of average assets, the repurchase of 5% of outstanding shares annually, and realization of a terminal value at the end of five years of operations equal to a trading value of 100% of book value per share. The cash flow represented by the dividends and terminal value was discounted to present value using a discount rate of 10%. The stand-alone DCF analysis indicated a present value to shareholders of approximately $17.60 per share. DCF Analysis. Merger Scenario. The second DCF analysis considered the operations of FCB on a pro forma basis, considering the impact of the Merger including issuance of the consideration to be given in the Merger, the estimated purchase accounting adjustments, the issuance of new stock options to senior executives in conjunction with the Merger, and incorporating the impact of consolidating the operations of OSB and achieving operating synergies. The projections of future cash flows to shareholders included cash dividends and the receipt of consideration at the end of five years, assuming a terminal value for the FCB Common Stock equal to its estimated trading price. The projections of future cash flows assumed continued payment of cash dividends, asset growth for the merged company of 7.5% annually, return on average assets equal to 1.1% of average assets initially increasing to approximately 1.2% of average assets in year five as a result of earnings improvements anticipated in the merged company, the repurchase of 5% of outstanding shares annually, and realization of a terminal value at the end of five years of operations equal to a trading value of 110% of book value per share. The higher terminal value considered in the Merger DCF analysis relative to the stand-alone DCF analysis was considered by RP Financial to be consistent with the higher return on equity and greater leverage realized by merged company versus FCB on a stand-alone basis.
   The cash flow represented by the dividends and terminal value was discounted to present value using a discount rate of 10%. The Merger DCF analysis indicated a present value to shareholders of approximately $19.80 per share. RP Financial considered the results of these two DCF analyses in its fairness analysis, concluding that the superior present value per share conclusion generated under the Merger DCF analysis supported the fairness conclusion.

        In addition to these financial analyses, RP Financial considered several other factors in its fairness conclusions. Such other financial factors included the greater market capitalization of the merged company relative to FCB on a stand-alone basis, suggesting the potential for greater liquidity in the shares of FCB Common Stock; the likelihood that the merged company would be attractive to a greater number of institutional and other investors by virtue of its greater asset size and market capitalization relative to FCB on a stand-alone basis; the potential benefits to FCB of OSB's commercial lending expertise as a result of the Merger; and the potential benefits of combining two companies with adjacent market areas, particularly in terms of greater economies of scale, market presence and the complementary branch structure.

        On the basis of these financial analyses and the other factors described in the preceding paragraph, RP Financial concluded that the Merger, as described in the Merger Agreement, is fair to the shareholders of FCB from a financial point of view. As described above, RP Financial's opinion and presentation to the FCB Board was one of many factors taken into consideration by the FCB Board in making its determination to approve the Merger Agreement. Although the foregoing summary describes the material components of the analyses presented by RP Financial to the FCB Board, it does not purport to be a complete description of all the analyses performed by RP Financial and is qualified by reference to the written opinion of RP Financial set forth as Annex I hereto, which the FCB shareholders are urged to read in its entirety.

        Pursuant to a letter dated June 11, 1996, RP Financial estimates that it will receive from FCB total fees of $42,500, of which $40,000 has been paid to date, plus reimbursement of certain out-of-pocket expenses, for its services in connection with the Merger. In addition, FCB has agreed to indemnify RP Financial against certain liabilities, including liabilities under the federal securities laws.

        OSB's Financial Advisor. In June of 1996, OSB engaged Edelman to provide financial advisory services to OSB in connection with a possible affiliation transaction with FCB. Edelman is a financial advisory and consulting firm engaged in advising financial institutions and other businesses regarding financing and merger transactions and other matters. OSB selected Edelman because of its expertise with financial institutions, and its particular knowledge of and experience in working with OSB. Edelman had advised OSB on shareholder relations, capital planning and other matters prior to its engagement by OSB with respect to the FCB transaction.

        On November 13, 1996, Edelman provided a briefing to the OSB Board concerning certain financial aspects of the Merger Agreement and the transaction, including the OSB Exchange Ratio, the respective merger partners' resulting percentage ownership in the combined organization and their comparative contributions to the combined organization of shareholders' equity, market capitalization and net income for the nine months ending September 30, 1996 (adjusted for the special charge to earnings by both companies related to the recapitalization of the SAIF). Edelman also discussed the impact on earnings, when realized, associated with management's estimate of net cost savings resulting from the Merger. Edelman discussed with the OSB Board certain other broad strategic alternatives available to it, and reviewed the logical basis of pursuing the merger of equals alternative as embodied in the Merger. Edelman advised the OSB Board during the OSB Board meeting that it would not complete all of the analyses necessary to deliver the fairness opinion that would accompany the Joint Proxy Statement/Prospectus concerning the transaction until the date of its opinion. Edelman also advised the OSB Board that, on and as of that date, based upon information known as of that date, Edelman expected to be able to render an opinion as to the fairness of the OSB Exchange Ratio, from a financial point of view, to the holders of OSB Common Stock.

        Edelman subsequently delivered to the OSB Board its opinion, dated as of the date of this Joint Proxy Statement/Prospectus, that the OSB Exchange Ratio is fair, from a financial point of view, to holders of OSB Common Stock. No limitations were placed on Edelman's review. The full text of Edelman's opinion is attached hereto as Annex J. The summary set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion, and shareholders are urged to read such opinion.

        In forming its opinion, Edelman reviewed, among other things: (i) with respect to OSB, audited financial statements of Oshkosh Savings and its subsidiary for the fiscal year ended December 31, 1991; Annual Reports to shareholders for the fiscal years ended December 31, 1992 through 1995; Annual Reports on Form 10-K for the fiscal years ended
   December 31, 1992 through 1996; Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1996; and audited financial statements of OSB for the fiscal year ended December 31, 1996,
   (ii) with respect to FCB, audited financial statements of Fox Cities and its subsidiary for the fiscal years ended March 31, 1992 and 1993; Annual Reports to shareholders and Annual Reports on Form 10-K for the fiscal years ended March 31, 1994 through 1996; and Quarterly Reports on Form 10-Q for the quarters ended June 30, September 30 and December 31, 1996,
   (iii) the Joint Proxy Statement Prospectus relating to the Merger, (iv) certain other information concerning the future prospects of OSB and FCB, and of the combined entity, as furnished by the respective companies, which Edelman discussed with the senior management of OSB and FCB, (v) historical market price and trading data for OSB Common Stock and FCB Common Stock, (vi) the financial performance and condition of OSB and FCB and similar data for other midwestern thrift institutions which Edelman believed to be relevant, (vii) the financial terms of the combination contemplated by the Merger Agreement and the financial terms of other mergers which Edelman believed to be relevant, and (viii) such other matters as Edelman deemed necessary. Edelman met with certain senior officers of OSB and FCB, separately and on a combined basis, to discuss the foregoing as well as other matters relevant to its opinion, including the past and current business operations, financial condition and future prospects of OSB and FCB. Edelman also took into account its assessment of general economic, market and financial conditions, and such additional financial and other factors as it deemed relevant.

        In conducting its review and preparing its opinion, Edelman relied upon the accuracy and completeness of the financial and other information provided to it or as publicly available and did not independently verify any such information. Edelman relied upon the management of OSB and FCB as to the reasonableness of their estimate of projected cost savings resulting from the Merger, and the information provided by management concerning the future prospects of OSB and FCB. Edelman also relied upon certain purchase accounting pro forma and other information provided by OSB, FCB and their agents. Edelman assumed, without independent verification, that the aggregate allowances for loan losses at OSB and FCB were adequate to cover such losses. Edelman did not inspect any properties, assets or liabilities of OSB or FCB and did not make or obtain any evaluation or appraisals of any properties, assets or liabilities of OSB or FCB. In rendering its opinion, Edelman assumed that the Merger will be consummated on the terms described in the Merger Agreement.

        Edelman's opinion is directed solely to the fairness, from a financial point of view, of the OSB Exchange Ratio and does not address the decision to effect the Merger or constitute a recommendation to any OSB shareholder as to how such shareholder should vote at the OSB Special Meeting. It is further understood that the opinion of Edelman is based on economic and market conditions and other circumstances existing on the date hereof, and this opinion does not represent Edelman's opinion as to what the value of FCB Common Stock will be when issued to the shareholders of OSB upon consummation of the Merger or thereafter.

        In connection with rendering its opinion to the OSB Board, Edelman performed a variety of financial analyses that are summarized below. The preparation of a fairness opinion is a complex process involving subjective judgments and quantitative analysis and is not necessarily susceptible to partial analysis or summary description. Edelman believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, creates an incomplete view of the analyses and processes underlying Edelman's opinion. Any estimates or assumptions used in Edelman's analyses are not necessarily indicative of actual future value or results, which may be significantly more or less favorable than is suggested by such estimates. No company or previous transaction used in Edelman's analyses was identical to OSB or FCB or the Merger. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given more weight than any other analysis. Edelman may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions.

        The following is a brief summary of the analyses performed by Edelman in connection with its opinion:

        1. Contribution Analysis. Edelman compared the proportion of combined company shares to be received by OSB shareholders to OSB's proportional financial contribution to the combined company according to various historical measures. The OSB Exchange Ratio allocates 39.8% of pro forma combined company issued and outstanding shares at December 31, 1996 to OSB shareholders. OSB represented 40.6% of combined stockholders' equity at December 31, 1996 (giving effect to the exercise of outstanding options) and 36.9% of combined market value at November 13, 1996, the day before the Merger was announced to the market. For calendar 1996, OSB contributed 39.9% of combined net income adjusted to eliminate the effect of the one-time expense of recapitalizing the SAIF. OSB's total assets represented 48.7% of the combined total at December 31, 1996.

        2. Impact Analysis. Edelman conducted an economic analysis of the effect of the Merger on OSB dividends, book value and profitability per share. Dividends per share for OSB shareholders are expected to increase 64% as a result of the Merger. Book value per share, which reflects certain purchase accounting adjustments, is expected to decrease 4.5%. Earnings per share were shown to increase 8.4% in base case analysis (a) beginning with calendar 1996 net income and ending shares, (b) eliminating the effect of the one-time expense of recapitalizing the SAIF, and (c) reflecting the fully-implemented cost reductions estimated by OSB and FCB. Further sensitivity analysis was also conducted to show the impact of making additional profitability adjustments individually beyond the base case. Conducting the analysis on a before-income-tax basis increased accretion to 15.9%. Reflecting estimated impacts of decreased deposit insurance costs decreased accretion to 5.5%. Implementing only two-thirds of the cost reductions decreased accretion to 5.4%. Reflecting certain additional purchase accounting adjustments and the loss of interest income on cash outlays to effect the Merger increased accretion to 10.8%. Adding back loan loss provisions and subtracting gains on sales of assets decreased accretion to 2.8%.

        3. Merger of Equals Analysis. Edelman conducted an analysis of whether the Merger could appropriately be regarded as a merger of equals. This included a review of such factors as financial terms, contribution analysis, relative size and management/board of directors continuity. It was noted that the Merger is expected to be completed as a tax-free exchange of shares; that the future senior management team and board of directors will reflect both predecessor organizations about equally; that the two predecessor companies are very close in asset size; and that the OSB Exchange Ratio is correlated to the predecessor companies' relative contributions of equity, income and market value. Edelman concluded that the Merger could appropriately be regarded as a merger of equals.

        4. Historical Exchange Ratio and Trading Information. Edelman reviewed historical ratios of OSB closing trading prices to FCB closing trading prices (the "Trading Ratio") and related this information to the OSB Exchange Ratio of 1.46. From January 1, 1995 through November 13, 1996, the day before the Merger was announced to the market, the average Trading Ratio was 1.40. In the period from October 1, 1996 through November 13, 1996, the Trading Ratio ranged from 1.23 to 1.34. Following the announcement of the Merger, stock prices of both OSB and FCB showed increases, and during 1997 (through March 10), the Trading Ratio has ranged from 1.42 to 1.49. Edelman also analyzed price and volume data for OSB Common Stock and FCB Common Stock. From January 1, 1995 through November 13, 1996, OSB and FCB traded quarterly averages of approximately 74,000 and 234,000 shares, respectively, signifying 6.7% and 9.5% of shares issued and outstanding at December 31, 1996. Share repurchases by OSB and FCB constituted 21.1% and 13.2% of trading volume during this period.

        5. Present Value Analysis. Edelman performed a theoretical five-year post-Merger analysis of the present value of cashflows available to OSB shareholders on a stand-alone basis and on a combined basis with FCB. The purpose was not to identify actual intrinsic or trading values, but to provide a sense of relative OSB shareholder value. Cashflows factored into the analysis included future dividends, outlays for share repurchases, and a terminal trading value set at a multiple of future net income. The analysis assumed 5% annual share repurchases, 10% dividend growth and a discount rate of 12% in all cases, and implementation of the identified cost savings in combined scenarios. On a stand-alone basis, OSB was assumed to have a net income growth rate (before cost savings) of 8% and a period-end market trading value of 14 times net income, resulting in a present value per OSB share of $31.56. When the same net income growth rate and price-to-earnings ratio ("P/E") was ascribed to the combined company, present value per current OSB share was $34.21, or 8.4% more than on a stand-alone basis. When it was assumed that such factors as greater market share, efficiency and resources would translate into years three to five net income growth of 10% and period-end P/E of 15, combined scenario present value increased to $37.44, or 18.6% more than on a stand-alone basis.

        6. Comparison of Historical Financial Performance and Peer Group Analysis. Edelman compared the performance of OSB to that of FCB on a historical financial basis. Adjusted for the SAIF recapitalization charges, OSB returns on average assets and shareholders' equity in calendar 1996 were .77% and 6.18%, compared to 1.15% and 6.23% for FCB. Comparisons were also made to a peer group of publicly traded thrifts in Iowa, Illinois, Indiana, Michigan, Minnesota and Wisconsin not subject to announced acquisition transactions. The median price to tangible book value ratio at November 13, 1996 for the peer group was 100%, compared to 87% for OSB and 102% for FCB. Based upon financial data available as of March 5, 1997, the peer group median ratio of shareholders' equity to assets was 11.1%, compared to 12.5% for OSB and 17.5% for FCB. Median peer group non-performing assets as a percentage of total assets was .28% compared to .22% for OSB and .11% for FCB.

        Edelman and OSB entered into a letter agreement on June 7, 1996 relating to the services Edelman is providing in connection with the Merger. Edelman received $15,000 in fees upon delivery of its fairness opinion and will receive an additional $50,000 upon consummation of the Merger. OSB has also agreed to reimburse Edelman for out-of-pocket expenses associated with its services subject to a maximum of $5,000 and to indemnify Edelman against certain liabilities.

   Interests of Certain Persons in the Merger

        Each of Donald D. Parker, Chairman of the Board, President and Chief Executive Officer of FCB, James J. Rothenbach, President and Chief Executive Officer of OSB, Phillip J. Schoofs, Vice President and Treasurer of FCB, Harold L. Hermansen, Vice President and Secretary of FCB, and Theodore W. Hoff, Vice President-Retail Sales and Service of Oshkosh Savings (together, the "Executives"), will enter into the Employment Agreements with the Surviving Corporation and the Surviving Bank to become effective upon consummation of the Merger. Pursuant to the Employment Agreements, each of the Executives will serve as an officer of the Surviving Bank for a specified initial term subject to extension. Mr. Parker will serve as Chairman of the Board for a term ending on October 31, 1999; Mr. Rothenbach will serve as President and Chief Executive Officer for an initial term of three years; Mr. Schoofs will serve as Vice President, Treasurer and Chief Financial Officer for an initial period of 15 months; Mr. Hermansen will serve as Vice President-Retail Lending and Secretary for an initial period of 15 months; and Mr. Hoff will serve as Vice President-Retail Sales and Services for an initial period of 15 months. Each of the foregoing individuals will also serve as an officer of the Surviving Corporation in accordance with the Employment Agreements. All of the Employment Agreements, except Mr. Parker's contract, provide that the FCB Board may extend the contract for one additional year beyond the expiration of the initial term and for one additional year each year thereafter.

        The Employment Agreements specify each Executive's salary and benefits. Mr. Parker will receive an annual salary of $139,200; Mr. Rothenbach will receive an annual salary of $150,000; Mr.Schoofs will receive an annual salary of $75,000; and Messrs. Hermansen and Hoff will receive annual salaries of $70,000 each. Each Executive will also be eligible to participate in any pension, profit sharing, deferred compensation or other retirement plan, and will be provided with medical, dental and life insurance (which initially will include a 30% co-pay by each Executive). Each Executive will receive paid vacations and sick leave, with such vacations being not less than three weeks per annum in the case of Messrs. Schoofs and Hermansen; four weeks per annum in the case of Messrs. Rothenbach and Hoff; and five weeks per annum in the case of Mr. Parker. Each Executive will also be reimbursed for reasonable business expenses and be provided with membership in a recreational club. Under certain circumstances, the Executives will also be entitled to receive full compensation for up to three consecutive months upon becoming temporarily disabled or incapacitated.

        The Employment Agreements also contain noncompetition covenants which prohibit the Executives, during the term of the Employment Agreement and for a period of one year thereafter, from (i) soliciting customers of the Surviving Bank for the purpose of offering products or services similar to those offered by the Surviving Bank or (ii) inducing any employees of the Surviving Corporation or the Surviving Bank to leave such employment, or
   (iii) in the case of Messrs. Parker and Rothenbach, directly or indirectly, rendering services to any depository institution which has a banking office within ten miles of any banking office of the Surviving Bank in existence as of the Closing Date; provided, however, that this restriction shall not prohibit Mr. Parker or Mr. Rothenbach from rendering services for a depository institution which has its home office located outside of the Wisconsin counties of Winnebago and Outagamie and such services are rendered from a full-service banking office of such depository institution which is located outside of those same Wisconsin counties.

        Under the Employment Agreements, the Surviving Bank is allowed to terminate the Executive (i) on account of the Executive's becoming totally and permanently disabled; (ii) for Just Cause (as such term is defined in the Employment Agreement); or (iii) without cause, in which case the Executive continues to receive salary and benefits as provided in the Employment Agreements for the term specified therein. Additionally, if a Change in Control (as such term is defined in the Employment Agreements) occurs and within eighteen months the Executive's employment with the Surviving Corporation or the Surviving Bank is terminated (other than for Just Cause), the Executive shall be entitled to certain benefits including, but not limited to: (a) payment in the amount of twice the Executive's "base amount" as that term is defined in Section 280G of the Code, and (b) continued coverage under most retirement and insurance plans offered by the Surviving Corporation or the Surviving Bank for the duration of the Employment Agreement.

        The Employment Agreements also provide for grants of non-tax-qualified options to purchase shares of FCB Common Stock to be made to the Executives following consummation of the Merger. Mr. Parker will receive 10,000 options; Mr. Rothenbach will receive 20,000 options; Mr. Schoofs will receive 7,500 options; and Messrs. Hermansen and Hoff will receive 6,000 options each. The options will be granted by the personnel committee of the Surviving Corporation under the terms of the FCB 1993 Stock Option and Incentive Plan and will vest ratably over a five-year period beginning from the date of their grant.

        Copies of the Employment Agreements are attached hereto as Annexes D through H and are incorporated herein by reference.

        For a discussion of indemnification rights and related insurance matters applicable to the executive officers and directors of FCB and OSB, see "THE MERGER AGREEMENT--Indemnification."

        The Merger Agreement further provides that the Surviving Corporation will provide severance payments to employees of OSB and FCB and their subsidiaries (other than employees whose severance benefits are provided for in written employment or severance agreements) whose employment is terminated within twelve months after the Effective Date due to job reductions. Non-officers will be entitled to receive severance payments equal to one week's current salary for each full year of service, up to a maximum of twelve weeks and minimum of three weeks; officers will be entitled to receive severance payments equal to two weeks' current salary for each full year of service, up to a maximum of 26 weeks and minimum of six weeks.

   Certain Federal Income Tax Consequences

        General. The following is a summary description of the material federal income tax consequences of the Merger and summarizes the respective opinions of counsel to FCB and OSB. The opinions summarized below are filed as exhibits to the Registration Statement. This summary is not a complete description of all of the consequences of the Merger and, in particular, may not address federal income tax considerations that may affect the treatment of a shareholder that, at the Effective Time, is not a U.S. person or is a tax-exempt entity or an individual who acquired OSB Common Stock pursuant to an employee stock option or otherwise as compensation. In addition, no information is provided with respect to the tax consequences of the Merger under foreign, state or local laws. The discussion is based on the Code as in effect on the date of this Joint Proxy Statement/Prospectus, without consideration of the particular facts or circumstances of any shareholder. Consequently, shareholders are advised to consult their own tax advisor as to the specific tax consequences to them of the Merger.

        The Merger. The FCB obligation to effect the Merger is conditioned on the delivery of an opinion to FCB from Foley & Lardner, its counsel, dated as of the Closing Date, based upon certain customary representations and assumptions set forth therein, that, for federal income tax purposes, the Merger constitutes a tax-free reorganization within the meaning of
   Section 368(a)(1)(A) of the Code. The OSB obligation to effect the Merger is conditioned on the delivery of an opinion to OSB from Schiff Hardin & Waite, its counsel, dated as of the Closing Date, based upon certain customary representations and assumptions set forth therein, that, for federal income tax purposes, the Merger constitutes a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code.

        Rulings will not be sought from the Internal Revenue Service regarding the Merger, and the Internal Revenue Service may disagree with the conclusions expressed in the opinions of counsel referred to above.

        Based on the foregoing, the following is a summary of the material federal income tax consequences of the Merger:

             (i) FCB and OSB will each be a party to a reorganization within the meaning of Section 368(b) of the Code;

             (ii) No gain or loss will be recognized by FCB or OSB pursuant to the Merger;

             (iii) No gain or loss will be recognized by the holders of OSB Common Stock upon the exchange of their OSB Common Stock for FCB Common Stock pursuant to the Merger, except that a holder of OSB Common Stock that receives cash in lieu of a fractional share interest in FCB Common Stock will recognize gain or loss equal to the difference between the cash received and the tax basis allocated to the fractional share interest. Any gain or loss recognized by a holder will constitute capital gain or loss if such holder's OSB Common Stock with respect to which gain or loss is recognized is held as a capital asset at the Effective Time;

             (iv) The tax basis of the FCB Common Stock received by a holder of OSB Common Stock will be the same as such holder's tax basis in the OSB Common Stock that was exchanged pursuant to the Merger reduced by the tax basis allocable to any fractional share interest in FCB Common Stock with respect to which cash is being received;

             (v) The holding period of the FCB Common Stock received in the Merger will include the holder's holding period with respect to the OSB Common Stock that was exchanged pursuant to the Merger provided that such stock was held as a capital asset at the Effective Time; and

             (vi) No gain or loss will be recognized by a shareholder of FCB upon consummation of the Merger.

   Accounting Treatment

        The Merger will be treated under the purchase method of accounting in accordance with generally accepted accounting principles. Under purchase accounting, the assets and liabilities of OSB as of the Closing Date will be recorded at their fair market values and added to those of FCB. Consolidated financial statements of FCB issued after consummation of the Merger would reflect such values.

   Regulatory Approvals

        Consummation of the Merger is subject to certain regulatory approvals, as set forth below. To the extent that the following information describes statutes and regulations, it is qualified in its entirety by reference to the particular statutes and regulations promulgated under such statutes. The Merger and the Bank Merger are subject to the approval of the OTS pursuant to OTS regulations and the Home Owners' Loan Act (the "HOLA"). In connection with the approval of the OTS under the HOLA, the HOLA requires the OTS to take into consideration the financial and managerial resources and future prospects of FCB and OSB, the effect of the acquisition on FCB, the insurance risk to the SAIF, and the convenience and needs of the communities to be served. Further, the OTS may not approve the Merger if it determines, among other things, that the Merger would (i) result in a monopoly, would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the savings and loan business in any part of the United States; or (ii) substantially lessen competition, or tend to create a monopoly, in any section of the country, or in any other manner be in restraint of trade, unless it finds that the anti-competitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the Merger in meeting the convenience and needs of the communities to be served. The regulations implementing the Bank Merger Act and the HOLA require the publication of notice of an application filed thereunder and the opportunity for the public to comment.

        The applications required to effect the Merger have been filed with the OTS. The Merger will not proceed in the absence of all required approvals for the Merger. There can be no assurance that such approvals will be received and, if they are received, there can be no assurance as to the date of such approvals or the conditions OTS may impose with respect to such approvals (which conditions may be unacceptable to FCB and OSB). A delay in the receipt of approvals for the Merger from the appropriate regulatory authorities may conceivably delay the consummation of the Merger.

        FCB and OSB are not aware of any other governmental approvals or actions that are required for consummation of the Merger except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action, if needed, could be obtained, or would not delay consummation of the Merger.

   Listing on The Nasdaq Stock Market

        FCB Common Stock is currently traded on The Nasdaq Stock Market and it is anticipated that such stock will continue to be traded thereon immediately following consummation of the Merger. Pursuant to the Merger Agreement, FCB has agreed to use all reasonable efforts to cause the shares of FCB Common Stock to be issued in the Merger to be listed on The Nasdaq Stock Market.

   Federal Securities Law Consequences

        All shares of FCB Common Stock received or held by OSB shareholders in connection with the Merger will be freely transferable under the federal securities laws, except that shares of FCB Common Stock received or held by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act of 1933, as amended (the "Securities Act")) of OSB prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of FCB) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of FCB or OSB generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal shareholders of such party. The Merger Agreement requires OSB to cause each of its affiliates to execute a written agreement to the effect that such person will not offer or sell or otherwise dispose of any shares of FCB Common Stock issued to such person in or pursuant to the Merger in violation of the Securities Act or the rules and regulations promulgated by the Commission thereunder.

   No Appraisal Rights

        Under the WBCL, a shareholder of a corporation is generally entitled to receive payment of the fair value of such shareholder's stock if such shareholder dissents from a proposed merger or share exchange or a sale or exchange of all or substantially all of the property and assets of the corporation. However, dissenters' rights are not available to holders of shares which are registered on a national securities exchange or quoted on The Nasdaq Stock Market on the record date fixed to determine shareholders entitled to notice of the meeting at which shareholders are to vote on the proposed corporate action. Shares of both FCB Common Stock and OSB Common Stock were listed on The Nasdaq Stock Market on the FCB Record Date and the OSB Record Date. Accordingly, holders of such shares will not have dissenters' rights in connection with the Merger.


                              THE MERGER AGREEMENT

        The following is a brief summary of certain provisions of the Merger Agreement, which is attached as Annex A hereto and is incorporated herein by reference. This summary is qualified in its entirety by reference to the Merger Agreement.


   The Merger

        The Merger Agreement provides that, following the approval of the Merger Agreement by the shareholders of FCB and OSB, and the satisfaction or waiver of the other conditions to the Merger, including obtaining the requisite regulatory approvals, the Merger will be effected. The closing of the Merger will take place on a date specified by the parties which will be no later than the first business day in the calendar month immediately following the month in which the last of the conditions precedent to the Merger is satisfied or waived or such other time as the parties may mutually agree. The Merger will be effective as of the Effective Time.

   Consummation of the Merger

        Upon consummation of the Merger:

        - Each share of OSB Common Stock issued immediately prior to the Effective Time, other than shares of OSB Common Stock that are owned by OSB as treasury stock, owned by the OSB MRPs and not allocated to participants thereunder or owned by FCB, will be converted into the right to receive 1.46 shares of FCB Common Stock, and each OSB Common Stock Certificate (previously representing shares of OSB Common Stock) will represent only the right to receive that number of shares of FCB Common Stock and cash in lieu of fractional shares into which the shares of OSB Common Stock previously represented by such OSB Common Stock Certificate will have been converted pursuant to the Merger Agreement.

        - Shares of OSB Common Stock owned by OSB as treasury stock, owned by the OSB MRPs and not allocated to participants thereunder or owned by FCB will be canceled and no consideration will be paid therefor.

        - All of the shares of OSB Common Stock converted into the right to receive FCB Common Stock pursuant to the Merger Agreement will no longer be outstanding and shall automatically be canceled and cease to exist.

        - OSB Common Stock Certificates will be exchanged for FCB Common Stock Certificates representing whole shares of FCB Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such OSB Common Stock Certificates without any interest thereon.

        - Each share of FCB Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

        - Each option granted by OSB under the terms of the OSB Financial Corp. 1992 Stock Option and Incentive Plan (the "OSB Option Plan") to purchase shares of OSB Common Stock which is outstanding and unexercised immediately prior to the Effective Time ("OSB Options") will be converted into an option to purchase that number of shares of FCB Common Stock equal to the product of the number of shares of OSB Common Stock subject to the original option and the OSB Exchange Ratio. Any fractional shares of FCB Common Stock resulting from converting OSB Options will be rounded up to the nearest whole share. The exercise price per share of FCB Common Stock will be equal to the exercise price per share of OSB Common Stock under the original option divided by the OSB Exchange Ratio.

        - The Board of Directors of the Surviving Corporation will consist of fourteen (14) persons, including Donald D. Parker and James J. Rothenbach. Six directors, in addition to Donald D. Parker, have been selected by FCB, including Walter H. Drew, Donald S. Koskinen, David L. Erdmann, William A. Raaths, Richard A. Bergstrom and William J. Schmidt. Six directors, in addition to James J. Rothenbach, have been selected by OSB, including David L. Baston, Ronald L. Tenpas, David L. Geurden, David L. Omachinski, Thomas C. Butterbrodt and Dr. Edwin L. Downing. The directors of the Surviving Corporation will serve as directors until their successors are elected or appointed and have duly qualified. It is the intention of OSB and FCB that the number of directors of the Surviving Corporation shall be reduced to ten (10) through attrition.

        - The headquarters and principal executive offices of the Surviving Corporation will be the current headquarters and principal executive offices of OSB, located at 420 South Koeller Street, Oshkosh, Wisconsin. The commercial loan department of the Surviving Bank shall be located at 110 Fox River Drive, Appleton, Wisconsin.

        At or prior to the Effective Time, FCB will deposit (i) FCB Common Stock Certificates and (ii) cash in payment of any fractional shares of FCB Common Stock with the Exchange Agent for exchange for OSB Common Stock in accordance with the Merger Agreement. As soon as practicable after the Effective Time, and in no event later than ten business days thereafter, the Exchange Agent will mail to each holder of record of one or more OSB Common Stock Certificates a letter of transmittal and instructions for use in effecting the surrender of the OSB Common Stock Certificates in exchange for FCB Common Stock Certificates and any cash in lieu of fractional shares.

        Upon proper surrender of an OSB Common Stock Certificate for exchange and cancellation to the Exchange Agent, together with a completed letter of transmittal, the holder of such OSB Common Stock Certificate will be entitled to receive in exchange therefor, (i) a FCB Common Stock Certificate representing that number of whole shares of FCB Common Stock to which such holder of OSB Common Stock shall have become entitled pursuant to the provisions of the Merger Agreement, and (ii) a check representing the amount of any cash in lieu of fractional shares that such holder has the right to receive. The OSB Common Stock Certificate will then be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of OSB Common Stock Certificates.

        No dividend or distribution with respect to FCB Common Stock shall be payable on or with respect to any fractional share, and fractional share interests will not entitle the owner to vote or to exercise any other rights of a shareholder of the Surviving Corporation.

        HOLDERS OF OSB COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL. SHAREHOLDERS OF FCB NEED NOT EXCHANGE THEIR CERTIFICATES.

   Representations and Warranties

        The Merger Agreement contains customary representations and warranties by each of FCB and OSB relating to, among other things, (a) their respective organizations, the organization of their respective subsidiaries and similar corporate matters; (b) their respective capital structures; (c) authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (d) required regulatory approvals; (e) their compliance with applicable laws and agreements; (f) reports and financial statements filed with the Commission and the accuracy of information contained therein; (g) absence of any broker's or finder's fees incurred in connection with the Merger; (h) the absence of material adverse effects on their respective businesses; (i) the absence of material suits, claims or proceedings, and other litigation issues; (j) tax matters; (k) retirement and other employee benefit plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (l) labor matters; (m) freedom from contractual commitments which would have material adverse effects on the respective businesses; (n) compliance with all applicable environmental laws, possession of all material environmental, health, and safety permits and other environmental issues; (o) the shareholder vote required in connection with the Merger Agreement and the transactions contemplated thereby (as set forth in this Joint Proxy Statement/Prospectus) being the only vote required; (p) the inapplicability of certain provisions of state law relating to changes in control; and (q) the absence of ownership of each other's stock, other than as provided in the Merger Agreement.

   Certain Covenants

        Pursuant to the Merger Agreement, each of FCB and OSB has agreed that, during the period from the date of the Merger Agreement until the Effective Time, except as permitted by the Merger Agreement (including the disclosure schedules thereto) or the Stock Option Agreements, or as otherwise consented to in writing by the other party, it will (and will cause its subsidiaries to), subject to certain exceptions specified therein, among other things: (a) carry on its business in good faith and in the ordinary course consistent with prior practice; (b) use reasonable efforts to maintain the services of key employees; (c) take no action which would adversely effect or delay the performance of any covenants or agreements under the Merger Agreement; (d) not incur any indebtedness, assume or guarantee the obligations of another, or make any loan or advance other than in the usual course of business; (e) not adjust or reclassify any capital stock; (f) not declare or pay any dividends on or make other distributions in respect of any of its capital stock, other than regular quarterly cash dividends of $0.18 on FCB Common Stock and $0.16 on OSB Common Stock; (g) not adjust, split, combine or reclassify any capital stock; (h) not directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock except repurchases of the parties' respective common stock in the open market or in privately negotiated transactions provided notice is given to the other party as soon as practicable thereafter; (i) not grant any stock appreciation rights or grant any rights to acquire any shares of its capital stock; (j) not issue any additional shares of capital stock except pursuant to stock options outstanding on the date of the Merger Agreement or the Stock Option Agreements; (k) not sell, encumber or otherwise dispose of any of its assets to any entity other than a subsidiary, or cancel or release any indebtedness or any claims, except in the ordinary course of business or pursuant to agreements in force at the date of the Merger Agreement; (l) not make any material investment out of the ordinary course of business either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a subsidiary thereof or any existing joint venture to which OSB or FCB is a party; (m) refrain from entering into or terminating any material contract or agreement, or making any change in any of its material leases or contracts, other than renewals of contracts and leases without material adverse changes of terms; (n) not increase in any manner the compensation or fringe benefits of any of their respective employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee; provided, however, that (1) any bonus paid any officer of FCB or a subsidiary of FCB shall not exceed 115% of such bonus paid to such individual for the immediately preceding fiscal year and (2) any bonus paid by OSB or a subsidiary of OSB to (A) James J. Rothenbach shall not exceed 30% of his 1996 base salary, (B) any Vice President of OSB or any subsidiaries of OSB shall not exceed 15% of each individual's 1996 base salary, and (C) all other employees of OSB or any subsidiaries of OSB shall not exceed $30,000 in the aggregate for any fiscal year; (o) not grant, amend or modify in any material respect any stock option, stock awards or other stock based compensation, except that OSB and FCB may modify their respective stock options and OSB may modify stock awards previously granted and which are outstanding as of the date of the Merger Agreement to provide full vesting conditioned upon and effective as of the Closing Date; (p) not pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of such party included in such party's reports filed with the Commission, or incurred in the ordinary course of business consistent with past practice; (q) not take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of
   Section 368 of the Code; provided, however, that this limitation shall not affect the ability of OSB or FCB to exercise their respective rights under the Stock Option Agreements; (r) not amend its articles of incorporation or bylaws; (s) not restructure or materially change investment securities portfolios or gap positions, through purchases, sales, or otherwise, or the manner in which the portfolios are classified or reported; (t) refrain from taking any action that may result in any of the representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in the Merger Agreement not being satisfied or in a violation of any provision of the Merger Agreement or the Stock Option Agreements, except, in every case, as may be required by applicable law; (u) cooperate with each other in filing all the necessary documentation, in effecting all applications, notices, petitions and filings, and in obtaining all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the Merger Agreement; and (v) afford to the officers, employees, accountants, counsel and other representatives of the other party, access to each other's properties, books, contracts, commitments and records, and make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received pursuant to the requirements of federal securities laws or federal or state banking laws, and (ii) all other information concerning business, properties and personnel as each party may reasonably request.

   Board of Directors of the Surviving Corporation

        The following table lists those persons who have been designated to represent FCB (the "FCB Representatives") and OSB (the "OSB Representatives") as directors on the Board of Directors of the Surviving Corporation. Except as otherwise noted, the persons listed below have served in the capacities reflected for at least the past five years.

                                                         Company
            Name         Occupation                    Represented  Class(1)

   Walter H. Drew        Retired; Former President         FCB          I
                         and Chief Executive Officer,
                         Menasha Corporation (a paper
                         manufacturer and converter)

   Donald S. Koskinen    Retired; Former President,        FCB          I
                         Banta Company, a division of
                         Banta Corporation (a
                         commercial printing and
                         graphic services company)

   David L. Baston       Consultant to small               OSB          I
                         businesses

   Ronald L. Tenpas      President of Office               OSB          I
                         Environment, Inc. since
                         January 1, 1996; retired as
                         President and sole owner of
                         Valley Business Equipment,
                         Inc.

   David L. Erdmann      Chairman, Chief Executive         FCB         II
                         Officer and President,
                         Outlook Group Corp. (a
                         graphic services company
                         offering speciality
                         printing, converting and
                         packaging)

   Donald D. Parker      Chairman of the Board,            FCB         II
                         President and Chief
                         Executive Officer of FCB and
                         Fox Cities

   William A. Raaths     President, Wisconsin Tissue       FCB         II
                         Mills, Inc. (a paper
                         products manufacturer and a
                         subsidiary of Chesapeake
                         Corporation) and Group Vice
                         President - Tissue Products,
                         Chesapeake Corporation (a
                         manufacturer of tissue,
                         packaging and wood products)

   David L. Geurden      President of Hrnaks               OSB         II
                         Flowerland and Gifts

   David L. Omachinski   Vice President/Finance,           OSB         II
                         Treasurer and Chief
                         Financial Officer of Oshkosh
                         B'Gosh, Inc. since 1993;
                         Executive Vice President and
                         Chief Operating Officer of
                         Schumaker, Romenesko &
                         Associates prior to 1993

   Richard A. Bergstrom  President, Bergstrom Hotel,       FCB         III
                         Inc. and Executive Vice
                         President, Bergstrom
                         Corporation (an operator of
                         hotels and automobile
                         dealerships)

   William J. Schmidt    Chairman of the Board, U.S.       FCB         III
                         Oil Co., Inc. (a petroleum
                         distributor)

   Thomas C.             Consultant to Berlin Foundry      OSB         III
    Butterbrodt          Corporation since May 1995;
                         previously, President of
                         Berlin Foundry Corporation

   Dr. Edwin L. Downing  Vice Chairman of the Board        OSB         III
                         of Directors of OSB  and
                         Oshkosh Savings and
                         Ophthalmologist - sole
                         practitioner

   James J. Rothenbach   President and Chief               OSB         III
                         Executive Officer of OSB and
                         Oshkosh Savings; President
                         and Chief Executive Officer
                         of Bank One, Stevens Point,
                         Wisconsin, from February
                         1990 to June 1995
   ______________________

   (1)  Class I:    Term of office to expire at the first annual meeting of
                    shareholders of the Surviving Corporation subsequent to the Closing Date.

        Class II:   Term of office to expire at the second annual meeting of
                    shareholders of the Surviving Corporation subsequent to the Closing Date.

        Class III:  Term of office to expire at the third annual meeting of shareholders of the Surviving Corporation subsequent to the Closing Date.

        Prior to the third annual meeting of the shareholders of the Surviving Corporation, the FCB Representatives (or their successors) or the OSB Representatives (or their successors), as the case may be, will have the right, pursuant to the terms of the Merger Agreement, to designate (i) the person or persons to be nominated in place of each of the FCB Representatives and OSB Representatives, respectively, whose terms of office expire at each of the first three annual meetings of the shareholders of the Surviving Corporation following the Effective Time, and (ii) the person or persons to serve on the executive committee, if any, in place of any FCB Representatives or OSB Representatives, respectively, previously appointed to the executive committee. It is the intent of the parties that the number of directors of the Surviving Corporation shall be reduced to ten through attrition. To that end and until the earlier of the time at which the Board of Directors of the Surviving Corporation shall consist of ten directors (composed of five OSB Representatives and five FCB Representatives) and the third anniversary of the Closing Date, it is the intention of the parties that any vacancy occurring on the Board of Directors of the Surviving Corporation created by the death, resignation or removal of any director will not be filled and, instead, within 30 days thereof, an additional vacancy shall be created by the voluntary resignation of an FCB Representative or OSB Representative, as the case may be, in order that the number of OSB Representatives and FCB Representatives on the Board of Directors of the Surviving Corporation shall remain equal, and thereafter, the two vacancies shall be eliminated by resolution of the Board of Directors of the Surviving Corporation.

   Indemnification

        The Merger Agreement provides that, in the event of any threatened or actual claim, action, suit, proceeding or investigation (a "Claim") in which a director or officer or employee of FCB, Fox Cities, OSB or Oshkosh Savings (the "Indemnified Parties", and each individual director, officer or employee, an "Indemnified Party"), is, or is threatened to be, made a party based in whole or in part on (i) the fact that he or she is or was a director, officer or employee of any of the Indemnified Parties, or (ii) the Merger Agreement or any of the transactions contemplated thereby, the parties thereto have agreed to cooperate and use reasonable efforts to defend against and respond to such actions on behalf of the Indemnified Party. After the Effective Time, the Surviving Corporation will indemnify each Indemnified Party against any losses, liabilities, costs or expenses in connection with any such threatened or actual Claim, action, suit, proceeding or investigation, and the Indemnified Party may retain counsel, but the Surviving Corporation reserves the right to assume the defense of any such action and upon such assumption the Surviving Corporation shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof. The Surviving Corporation shall not be liable for any settlement effected without its prior written consent. The Surviving Corporation will have no obligation to any Indemnified Party when and if a court of competent jurisdiction ultimately determines, and such determination has become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated in the Merger Agreement is prohibited by applicable law.

        The Merger Agreement further provides that the Surviving Corporation's indemnification obligations described above shall continue in full force and effect for a period of five years from the Effective Time (or the period of the applicable statute of limitations, if longer); provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.

        In addition, the Merger Agreement provides that the Surviving Corporation shall use reasonable efforts (i) to obtain, after the Effective Time, directors' and officers' liability insurance coverage for the officers and directors of the Surviving Corporation, to the extent that the same is economically practicable, and (ii) either (A) to cause the individuals serving as officers and directors of FCB, OSB or the subsidiaries of FCB or OSB immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors' and officers' liability insurance policies maintained by the Surviving Corporation, or (B) to substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than the policies previously maintained by FCB and OSB, respectively, with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall the Surviving Corporation be required to expend per year an amount in excess of 120% of the premium for such insurance paid by FCB during its 1997 fiscal year (the "Insurance Amount") to maintain or procure insurance coverage pursuant to clause (ii) of this sentence, and provided further that if the Surviving Corporation is unable to maintain or obtain the insurance called for by clause (ii) of this sentence, the Surviving Corporation shall use reasonable efforts to obtain as much comparable insurance as available for the Insurance Amount.

        In the event the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any person, then proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the indemnification obligations set forth above.

   Conduct Inconsistent with the Merger Agreement

        Pursuant to the Merger Agreement, the parties have agreed that neither party will (i) solicit, encourage or authorize any individual, corporation or other entity to solicit from any third party any inquiries or proposals relating to the disposition of its business or assets, or the acquisition of its capital stock, or the merger of it or either of Fox Cities or Oshkosh Savings (together, the "Bank Subsidiaries"), respectively, with any corporation or other entity other than as provided by the Merger Agreement, or (ii) negotiate with any other person for any such transaction wherein the business, assets or capital stock of it or the Bank Subsidiaries would be acquired, directly or indirectly, by any party other than as provided by the Merger Agreement, except upon the receipt of an unsolicited offer from a third party where the Board of Directors of the party receiving such offer reasonably believes, upon the written opinion of counsel, that its fiduciary duties require it to enter into discussions with such party. Furthermore, each party has agreed to promptly notify the other of all of the relevant details relating to all inquiries and proposals which it may receive relating to any proposed disposition of its business or assets, or the acquisition of its capital stock, or the merger of it or the Bank Subsidiaries with any corporation or other entity other than as provided by the Merger Agreement and shall keep the other party informed of the status and details of any such inquiry or proposal, and shall give the other party five days' advance notice of any agreement to be entered into with, or any information to be supplied to, any person making such inquiry or proposal, provided that nothing contained in the Merger Agreement shall prohibit a party from disclosing to its shareholders a position contemplated by the Exchange Act with respect to a tender offer for that party's common stock.

   Employee Benefit Plans

        Under the terms of the Merger Agreement, the OSB ESOP will be merged with and into the FCB ESOP, with all participants in the OSB ESOP at the time of such merger of the OSB ESOP and the FCB ESOP to become participants in the FCB ESOP. The shares of OSB Common Stock currently held by the OSB ESOP which are allocated to the accounts of such participants will be converted into shares of FCB Common Stock in accordance with the Merger Agreement. The unallocated shares of OSB Common Stock currently held by the OSB ESOP shall be converted into shares of FCB Common Stock in accordance with the Merger Agreement, and thereafter will be allocated to the participants in the FCB ESOP (including, without limitation, such employees of Oshkosh Savings who become employees of Fox Cities following the Effective Date) according to the terms and provisions of the FCB ESOP. FCB shall assume the loan between OSB and the OSB ESOP. Each Oshkosh Savings employee's period of employment with Oshkosh Savings shall be counted for all purposes under the FCB ESOP, including, without limitation, for purposes of service credit, eligibility and vesting. Each Oshkosh Savings employee's compensation attributable to employment with Oshkosh Savings shall be counted for all purposes under the FCB ESOP, including, without limitation, for purposes of contribution allocations. Each active participant in the OSB ESOP or the FCB ESOP as of the day immediately prior to the Closing Date who is not employed by the Surviving Bank as of the Closing Date or who is terminated by the Surviving Bank (other than for cause) within one year after the Closing Date shall be fully vested in their account balance under the OSB ESOP or the FCB ESOP, as the case may be, as of the Closing Date or the date of termination of employment, respectively.

        Similarly, the Oshkosh Savings Bank, F.S.B. 401(k) Profit Sharing Plan (the "OSB PSP") shall be merged with and into the Fox Cities Bank, F.S.B. Employees Savings and Investment Plan (the "FCB PSP"), with all participants in the OSB PSP at the time of such merger of the OSB PSP and the FCB PSP to become participants in the FCB PSP. Benefits under the FCB PSP shall thereafter be available to participants in the FCB PSP (including, without limitation, such employees of Oshkosh Savings who become employees of Fox Cities after the Effective Time and are eligible to participate in the FCB PSP) according to the terms and provisions of the FCB PSP. Each Oshkosh Savings employee's period of employment with Oshkosh Savings shall be counted for all purposes under the FCB PSP, including, without limitation, for purposes of service credit, eligibility and vesting. Each Oshkosh Savings employee's compensation attributable to employment with Oshkosh Savings shall be counted for all purposes under the FCB PSP, including, without limitation, for purposes of contribution allocations. Each active participant in the OSB PSP or the FCB PSP as of the day immediately prior to the Closing Date who is not employed by the Surviving Bank as of the Closing Date or who is terminated by the Surviving Bank (other than for cause) within one year after the Closing Date shall be fully vested in their account balance under the FCB PSP or the OSB PSP, as the case may be, as of the Closing Date or the date of termination of employment, respectively.

        At the Effective Time, each Oshkosh Savings employee will immediately become eligible to participate in all employee welfare benefit plans and other fringe benefits programs offered or maintained by the Surviving Corporation and the Surviving Bank on the same terms and conditions that the Surviving Corporation and the Surviving Bank may make available to their officers and employees, including, without limitation, any health, life, long-term disability, short-term disability, severance, vacation or paid time off programs (the "FCB Welfare Plans"). Each Oshkosh Savings employee's period of employment and compensation with Oshkosh Savings shall be counted for all purposes under the FCB Welfare Plans, including, without limitation, for purposes of service credit, eligibility and benefit accrual. Any expenses incurred by an Oshkosh Savings employee under the Oshkosh Savings employee welfare benefit plans (such as deductibles or co-payments), shall be counted for all purposes under the FCB Welfare Plans. The Surviving Bank will provide insurance coverage (for which FCB or the Surviving Bank may act as the self-insurer) for pre-existing medical conditions (to the extent such condition is currently covered under the Oshkosh Savings plan, and such condition would be covered under the Surviving Bank's plan if it were not pre-existing), subject to deductibles and/or copayment provisions generally applicable to such coverage. The parties have also agreed that they shall be permitted to take whatever action they deem reasonably necessary to accelerate any deferred bonuses and to provide that all account balances, benefits accrued and options or awards previously granted under the OSB MRP, the OSB Option Plan, and the FCB 1993 Stock Option and Incentive Plan will be fully vested and nonforfeitable as of the Closing Date. FCB shall assume all of the obligations under the OSB MRP and OSB Option Plan, and all shares of OSB Common Stock owned by the OSB MRP, which have not been awarded, shall be canceled at or prior to the Effective Time.

   Conditions to Each Party's Obligation to Effect the Merger

        The respective obligations of FCB and OSB to effect the Merger are subject to the following conditions: (a) the approval of the Merger Agreement and the transactions contemplated thereby by the shareholders of FCB and OSB; (b) no order, injunction or decree issued by any court or agency of competent jurisdiction shall be in effect that prevents consummation of the Merger or the transactions contemplated thereby;
   (c) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act of 1933 and shall not be the subject of a stop order suspending such effectiveness; (d) the receipt of all material governmental authorizations, consents, orders or regulatory approvals required to consummate the transactions contemplated by the Merger Agreement, and the expiration of all statutory waiting periods in respect thereof; (e) the receipt by each of FCB and OSB of opinions from their counsel stating that the Merger will qualify as a tax free reorganization under Section 368(a)(1)(A) of the Code; (f) the performance in all material respects of all obligations of the other party required to be performed under the Merger Agreement and the Stock Option Agreements;
   (g) the accuracy of the representations and warranties of the other party set forth in the Merger Agreement as of the date of the Merger Agreement and as of the Closing Date (except as would not reasonably be likely to result in a material adverse effect as defined in the Merger Agreement);
   (h) there having been no material adverse effects on the business, assets, financial condition, results of operations or prospects of the other party and its subsidiaries taken as a whole; (i) the receipt by FCB and OSB of certain material third-party consents; and (j) the receipt by FCB of letter agreements relating to trading in securities of FCB (substantially in the form attached as an exhibit to the Merger Agreement), duly executed by each affiliate of OSB.

        At any time prior to the Effective Time, to the extent permitted by applicable law, the conditions to the obligations of each of FCB or OSB to consummate the Merger may be waived in writing by such party. Any determination to waive a condition would depend upon the facts and circumstances existing at the time of such waiver and would be made by the waiving party's Board of Directors, exercising its fiduciary duties to its shareholders. No shareholder approval will be required or sought for any such waiver; a shareholder's approval of the Merger Agreement constitutes approval of such waivers as may be granted by the FCB Board or the OSB Board, as the case may be.

   Termination, Amendment and Waiver

        The Merger Agreement may be terminated prior to the Effective Time
   (a) at any time by mutual consent of the parties; (b) at any time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of FCB or OSB, by either party if (i) any governmental entity which must grant a regulatory approval in order for the transactions contemplated by the Merger Agreement to be consummated has denied approval of the Merger and such denial has become final and nonappealable or has advised the parties of its unwillingness to grant such an approval on terms reasonably acceptable to the parties, or (ii) any governmental entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement;
   (c) by either party if the Merger has not been consummated on or before September 30, 1997, unless the failure of the closing to occur by such date is due to the failure of the party seeking termination to perform or observe the covenants and agreements made in the Merger Agreement; (d) by either party if the required shareholder vote for approval of the Merger Agreement and transactions contemplated thereby has not been obtained; (e) by either party seeking termination, upon two days' notice to the other party to the Merger Agreement, if, as a result of a tender offer or other similar business combination (a "Business Combination") by a party other than the other party to the Merger Agreement, the Board of Directors of the party seeking termination determines in good faith that its fiduciary obligations require that such tender offer or other written offer or proposal be accepted; provided, however, that (i) the Board of Directors of the party seeking termination shall have been advised in a written opinion of outside counsel that notwithstanding a binding commitment to consummate the Merger Agreement, and notwithstanding all concessions which may be offered by the other party to the Merger Agreement in negotiations entered into pursuant to clause (ii) below, such fiduciary duties would require the directors to reconsider such commitment as a result of such tender offer or other written offer or proposal, and (ii) prior to any such termination, the party seeking termination must negotiate with the other party to the Merger Agreement to make such adjustments in the terms and conditions of the Merger Agreement as would enable the party seeking termination to proceed with the transactions contemplated by the Merger Agreement on such adjusted terms; (f) by either party seeking termination upon written notice to the other party to the Merger Agreement if (i) there exists any breach of the representations and warranties of the other party to the Merger Agreement made in the Merger Agreement or in the Stock Option Agreements which would have a material adverse effect on the business of such other party to the Merger Agreement, and such breach is not remedied within thirty days after receipt by the other party to the Merger Agreement of notice in writing from the party seeking termination, specifying the nature of such breaches and requesting that they be remedied, (ii) such other party to the Merger Agreement shall have failed to perform and comply with, in all material respects, its agreements and covenants under the Merger Agreement or under the Stock Option Agreements and such failure to perform or comply shall not have been remedied within thirty days after receipt by such other party of notice in writing from the party seeking termination, specifying the nature of such failure and requesting that it be remedied, or (iii) the Board of Directors of such other party to the Merger Agreement (A) withdraws or modifies in any manner adverse to the party seeking termination its approval or recommendation of the Merger Agreement, (B) fails to reaffirm such approval or recommendation upon request of the party seeking termination or (C) approves or recommends any Business Combination involving such other party other than the Merger.

        In the event of termination of the Merger Agreement by FCB or OSB as provided above, there shall be no liability on the part of either FCB or OSB or their respective officers or directors under the Merger Agreement, except that each party is (i) obligated to hold all information furnished by or on behalf of the other party in confidence and to return all documents obtained in the course of negotiations, (ii) jointly responsible for bearing the costs of filing fees paid to the Commission or other regulatory agency in connection with the Merger as well as the printing and mailing of the Joint Proxy Statement/Prospectus, and (iii) liable for any termination fees pursuant to the terms of the Merger Agreement.

        The Merger Agreement may be amended by action of the FCB Board or OSB Board at any time before or after the approval of the matters presented in connection with the Merger. However, following approval by shareholders of the transactions contemplated by the Merger Agreement, no amendment which changes the amount or form of the consideration delivered pursuant to the Merger Agreement may be effected without further shareholder approval. Pursuant to the terms of the Merger Agreement, the consummation of the Merger is conditioned upon the receipt by both parties of legal opinions that the Merger will qualify as a tax-free reorganization under
   Section 368 of the Code. In the event that FCB and OSB amend or modify the terms of the Merger Agreement by waiving this requirement, FCB and OSB will resolicit shareholders for approval of such amended or modified agreement.

        Additionally, either party may extend the time for performance of any of the obligations of the other party or waive any inaccuracies in representations and warranties or compliance with any agreements or conditions contained in the Merger Agreement. However, following approval by shareholders of the transactions contemplated by the Merger Agreement, no waiver which reduces or changes the form of consideration to be delivered pursuant to the Merger Agreement may be effected without further shareholder approval.

   Termination Fees

        The Merger Agreement provides that if it is terminated as a result of breaches of any representations or warranties contained in the Merger Agreement as of the date thereof, or of agreements and covenants contained in the Stock Option Agreements pursuant to the provisions of the Merger Agreement described in clauses (f)(i) and (f)(ii) under "--Termination, Amendment and Waiver" above, then if such breach is not willful, the non-breaching party is entitled to reimbursement of its documented out-of-pocket expenses, not to exceed $200,000. In the event of a willful breach, the non-breaching party will be entitled to out-of-pocket expenses and fees (which shall not be limited to $200,000) and any remedies it may have at law or in equity, and provided that if, at the time of the breaching party's willful breach, there shall have been a third-party tender offer or proposal for a Business Combination which has not been rejected by the breaching party or withdrawn by the third party, then such breaching party, at the time of termination of the Merger Agreement, will pay to the non-breaching party an additional aggregate fee equal to $1,000,000.

        The Merger Agreement also requires payment of an aggregate termination fee of $1,000,000, together with reimbursement of out-of-pocket expenses, by the target party to the other party in the following circumstances: (1) the Merger Agreement is terminated (x) as a result of the acceptance by the target party of a third-party tender offer or proposal for a Business Combination, (y) as a result of the target party's material failure to convene a shareholder meeting, or (z) following a failure of the shareholders of the target party to grant their approval to the Merger, and (2) at the time of such termination or prior to the meeting of such party's shareholders there has been a third-party tender offer or proposal for a Business Combination which shall not have been rejected by the target party or withdrawn by such third party. The applicable termination fee and out-of-pocket expenses referred to in the previous sentence will be paid at the time of termination of the Merger Agreement.

        In the event that the Merger Agreement becomes terminable under circumstances in which a termination fee would be payable by one party pursuant to the Merger Agreement, such event will also constitute a "Trigger Event" under the Stock Option Agreements pursuant to which the first party issued an option to the other party. See "THE STOCK OPTION AGREEMENTS."

        The Merger Agreement further provides that all termination fees constitute liquidated damages and not a penalty and, if one party should fail to pay any termination fee due, the defaulting party shall pay the cost and expenses in connection with any action taken to collect payment, together with interest on the amount of any unpaid termination fee.

        In any event, the aggregate amount payable by one party and its affiliates to the other party and its affiliates pursuant to the termination provisions contained in the Merger Agreement and pursuant to the terms of the Stock Option Agreements shall not exceed $1.5 million, exclusive, in each case, of reimbursement for fees and expenses payable pursuant to the termination provisions of the Merger Agreement.

   Other Expenses

        FCB and OSB have agreed to share equally in the expense of printing this Joint Proxy Statement/Prospectus and the expense of all Commission and other regulatory filing fees incurred in connection therewith. Except as provided in the preceding sentence and in the section entitled "-- Termination Fees," the Merger Agreement provides, in general, that FCB and OSB will pay their own expenses in connection with the Merger and the transactions contemplated thereby, including fees and expenses of their own accountants and counsel. For information with respect to financial advisory fees incurred in connection with the Merger, see "THE MERGER-- Opinions of Financial Advisors."

                           THE STOCK OPTION AGREEMENTS

        The following is a brief summary of the terms of the Stock Option Agreements, copies of which are attached as Annexes B and C and are incorporated herein by reference. Such summary is qualified in its entirety by reference to the Stock Option Agreements. The Stock Option Agreements are intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Stock Option Agreements may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all or a significant interest in, or otherwise effecting a business combination with, FCB or OSB from considering or proposing such a transaction, even if such persons were prepared to offer to pay consideration to shareholders of OSB which had a higher value than the shares of FCB Common Stock to be received in the Merger.

   General

        Concurrently with the Merger Agreement, FCB and OSB entered into the Stock Option Agreements. As holders of Options thereunder (the "Option Holders"), FCB and OSB have the right, under certain circumstances, to purchase, (i) with respect to the Option granted by FCB (the "FCB Stock Option"), 19.9% of the outstanding shares of FCB Common Stock; and (ii) with respect to the Option granted by OSB (the "OSB Stock Option" and, together with the FCB Stock Option, the "Stock Options"), 19.9% of the outstanding shares of OSB Common Stock (shares of common stock purchasable pursuant to the FCB Stock Option and the OSB Stock Option are collectively referred to as the "Option Shares") at an exercise price of $18.875 per share for the FCB Common Stock and $24.375 per share for the OSB Common Stock, such prices being equal to the average of the bid and ask prices for such shares on The Nasdaq Stock Market at the close of trading on November 13, 1996, the date of the Merger Agreement.

        The Stock Options may be exercised by the respective Option Holders, in whole or in part, at any time or from time to time after the Merger Agreement becomes terminable by such Option Holder under circumstances which could entitle such Option Holder to termination fees from the issuer of the Stock Option (the "Option Grantor") as a result of a Trigger Event (as defined in the Stock Option Agreements and described above under "THE MERGER AGREEMENT--Termination Fees"). Upon the giving by the Option Holder to the Option Grantor of written notice specifying the number of shares it wishes to purchase, along with the required consideration to be tendered for the Option Shares, the Option Holder shall be deemed to be the holder of record of the Option Shares issuable upon the exercise, notwithstanding that the stock transfer books of the Option Grantor shall then be closed or that certificates representing such Option Shares shall not then be actually delivered to the Option Holder. The exercise price under the Stock Option Agreements may be paid, at the Option Holder's election, either in cash or shares of the common stock of the Option Holder.

        The Stock Options will terminate upon the earlier of (i) the Effective Time, (ii) the termination of the Merger Agreement pursuant to its terms (other than a termination under circumstances which would constitute a Trigger Event), or (iii) 180 days following any termination of the Merger Agreement upon or during the continuance of a Trigger Event (or, if at the expiration of such 180-day period the Stock Options cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, ten business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal, but in no event under this clause (iii) later than September 30, 1997).

        Notwithstanding the foregoing, no Stock Option may be exercised (a) if the Option Holder is in material breach of any of its material representations or warranties, or in material breach of any of its covenants or agreements contained in the applicable Stock Option Agreement or in the Merger Agreement, or (b) if a Trigger Payment (as defined herein) has been paid pursuant to the applicable Stock Option Agreement or a demand therefor has been made and not withdrawn.

   Certain Repurchases and Other Payments

        Under the terms of the Stock Option Agreements, at any time during which the Stock Option is exercisable (the "Repurchase Period"), the Option Holder has the right to require the Option Grantor to repurchase from the Option Holder all or any portion of the Stock Option or, at any time prior to September 30, 1997, all or any portion of the Option Shares purchased by the Option Holder pursuant to the exercise of the Stock Option. The amount that the Option Grantor will pay to the Option Holder to repurchase the Stock Option is the difference between the Market/Offer Price (as defined herein) for shares of the Option Grantor's common stock as of the date the Option Holder gives notice of its intent to exercise its rights (the "Notice Date") and the exercise price for the Stock Option, multiplied by the number of Option Shares purchasable pursuant to the Stock Option, or the portion thereof to be so repurchased, but only if the Market/Offer Price is greater than such exercise price. The amount that the Option Grantor will pay to the Option Holder to repurchase the Option Shares is the exercise price paid by the Option Holder for the Option Shares plus the difference between the Market/Offer Price and the exercise price paid by the Option Holder for the Option Shares (but only if the Market/Offer Price is greater than such exercise price), multiplied by the number of Option Shares to be so repurchased. The Stock Option Agreements define "Market/Offer Price" as the higher of (A) the price per share (the "Offer Price") offered as of the Notice Date pursuant to any tender or exchange offer or other offer with respect to a Business Combination (as that term is defined in the Stock Option Agreements) which was made prior to the Notice Date and not terminated or withdrawn as of such date or (B) the Fair Market Value (which is defined as the average of the last sales price for such shares on The Nasdaq Stock Market during the ten trading days prior to the fifth trading day preceding such date) of the Option Grantor's common stock as of the Notice Date. The Offer Price for the repurchase by the Option Grantor of Option Shares purchased by the Option Holder pursuant to the Option is the highest price per share offered pursuant to a tender or exchange offer or other Business Combination offer which was made during the Repurchase Period prior to the Notice Date. At any time prior to September 30, 1997, the Option Holder may also require the Option Grantor to sell to the Option Holder any shares of the Option Holder's common stock delivered by the Option Holder to the issuer in payment for the exercise price of the Stock Option, at the price attributed to such shares for such purchase plus interest at the publicly announced prime rate as published in the Wall Street Journal (Midwest Edition) (from the date of the delivery of such shares through the date of such repurchase) less any dividends paid or declared and payable thereon. In addition, the Stock Option Agreements provide that in the event during the Repurchase Period any regulatory approval or order required for the issuance of the Stock Option by the Option Grantor thereof or the acquisition of such Stock Option by the Option Holder has not been obtained, the Option Holder will be entitled to demand an amount in cash (the "Trigger Payment") from the Option Grantor. The Trigger Payment will be equal to the product of the number of shares the Option Holder would have been entitled to receive upon exercise of the Stock Option if the regulatory approvals or orders had been obtained and the difference between the Market/Offer Price determined as of the date notice of demand for the Trigger Payment is given and the exercise price of the Stock Option, but only if the Market/Offer Price is higher than the exercise price. In the event the Trigger Payment is made, the Option Holder will have no right to exercise the Stock Option.

   Voting

        Each party has agreed to vote, until November 13, 2001, any shares of the capital stock of the other party acquired pursuant to the Stock Option Agreements or otherwise beneficially owned by such party on each matter submitted to a vote of shareholders of such other party for and against such matter in the same proportion as the vote of all other shareholders of such other party is voted for and against such matters.

   Restrictions on Transfer

        The Stock Option Agreements provide that, until November 13, 2001, neither party may sell, assign, pledge or otherwise dispose of or transfer the shares it acquires pursuant to the Stock Option Agreements (collectively, the "Restricted Shares") except as described below. In addition to the repurchase rights described above under "--Certain Repurchases and Other Payments," subsequent to the termination of the Merger Agreement, the parties have the right to have such shares of the other party registered under the Securities Act of 1933 for sale in a public offering. The Stock Option Agreements also provide that, following the termination of the Merger Agreement, any party may sell any Restricted Shares of the other party then held by it in response to a tender or exchange offer approved or recommended, or otherwise determined to be fair and in the best interests of the shareholders of the issuer of the Restricted Shares, by a majority of the Board of Directors of the issuer of the Restricted Shares.

                             SELECTED FINANCIAL DATA

        The following historical financial data for the periods indicated have been derived from the consolidated financial statements of FCB, except for data under the heading "Selected Financial Ratios and Other Data." The financial statements for each of the five years ended
   March 31, 1996 have been audited by Wipfli Ullrich Bertelson CPAs, independent auditors, whose report appears elsewhere in this Joint Proxy Statement/Prospectus. See "INDEX TO FCB AND OSB FINANCIAL STATEMENTS."


                                                   FCB FINANCIAL CORP.
                                         At or For the Nine
                                            Months Ended
                                            December 31,                At or For the Year Ended March 31,
                                           1996       1995      1996        1995        1994        1993       1992
                                                                    (Dollars in Thousands)

    Selected Financial Data
    Total assets  . . . . . . . . . .    $268,528  $250,658    $255,660   $239,305    $196,443    $182,166  $176,463
    Loans receivable-Net  . . . . . .     220,655   200,844     204,897    186,807     143,385     123,486   141,509
    Loans held for sale-Net . . . . .       3,561     5,103       5,161        708      10,102      17,678     8,764
    Investment securities held to
      maturity  . . . . . . . . . . .      11,164    10,325       9,581     14,228      15,367       1,387     3,332
    Mortgage-related securities
      available for sale  . . . . . .       6,518     7,068       6,906         --          --          --        --
    Mortgage-related securities held
      to maturity   . . . . . . . . .      16,756    18,118      17,850     26,348      17,309      19,370    11,396
    Cash and cash equivalents . . . .       3,467     2,993       4,792      4,773       4,567      15,014     5,531
    Foreclosed properties and
      properties subject to
      foreclosure   . . . . . . . . .          --        --          --         --          --         210       444
    Real estate held for investment .         182       202         196        216         234         252       349
    Deposit accounts  . . . . . . . .     152,800   149,894     151,115    143,851     138,208     154,492   152,656
    Borrowed funds  . . . . . . . . .      63,400    46,550      51,900     42,400       4,000          --        --
    Shareholders' equity  . . . . . .      47,008    49,077      47,192     48,017      49,497      21,603    19,803

    Selected Operations Data
    Total interest and dividend
      income  . . . . . . . . . . . .    $ 14,919  $ 13,594    $ 18,319   $ 15,060    $ 13,491    $ 14,133  $ 15,588
    Total interest expense  . . . . .       8,085     7,554      10,081      7,365       6,652       8,261    10,088
                                         --------  --------    --------    -------     -------     -------   -------
      Net interest income   . . . . .       6,834     6,040       8,238      7,695       6,839       5,872     5,500
    Provision for loan losses . . . .         200       150         200         36          76         368       273
                                         --------  --------    --------    -------     -------     -------
      Net interest income after
         provision for loan losses  .       6,634     5,890       8,038      7,659       6,763       5,504     5,227
                                         --------  --------    --------    -------     -------     -------   -------
    Gain (loss) on sale of loans and
      foreclosed property-Net   . . .         270       103          80        (57)        193         493       316
    Other noninterest income  . . . .         521       514         685        654         615         593       400
                                         --------  --------    --------    -------     -------     -------   -------
      Total noninterest income  . . .         791       617         765        597         808       1,086       716
                                         --------  --------    --------    -------     -------     -------   -------
    Operating expenses:
      Compensation, payroll taxes and
         other employee benefits  . .       1,781     1,685       2,288      2,172       1,819       1,604     1,561
      Other   . . . . . . . . . . . .       2,713     1,703       2,291      2,208       2,024       1,889     1,848
                                         --------  --------    --------    -------     -------     -------   -------
      Total operating expenses  . . .       4,494     3,388       4,579      4,380       3,843       3,493     3,409
                                         --------  --------    --------    -------     -------     -------   -------
    Income before provision for
      income taxes and cumulative
      effect of change in accounting
      principle   . . . . . . . . . .       2,931     3,119       4,224      3,876       3,728       3,097     2,534
    Provision for income taxes  . . .       1,206     1,234       1,667      1,493       1,427       1,297       939
                                         --------  --------    --------    -------     -------     -------   -------
    Income before cumulative effect
      of change in accounting
      principle   . . . . . . . . . .       1,725     1,885       2,557      2,383       2,301       1,800     1,595
    Cumulative effect of change in
      accounting principle  . . . . .          --        --          --         --         140          --        --
                                         --------  --------    --------    -------     -------    --------   -------
    Net Income  . . . . . . . . . . .    $  1,725  $  1,885    $  2,557   $  2,383    $  2,441    $  1,800  $  1,595
                                         ========  ========    ========   ========    ========    ========  ========
    Selected Financial Ratios and
      Other Data

    Performance Ratios
    Return on average assets  . . . .       0.87%     1.03%       1.04%       1.09%      1.27%       1.00%     0.92%
    Return on average equity  . . . .       4.90%     5.17%       5.27%       4.90%      6.37%       8.67%     8.38%
    Dividend payout ratio . . . . . .      76.06%    60.81%      59.41%      48.39%     14.29%         N/A       N/A
    Shareholders' equity to total
      assets  . . . . . . . . . . . .      17.51%    19.59%      18.46%      20.07%     25.20%      11.86%    11.22%
    Average shareholders' equity to
      average assets  . . . . . . . .      17.81%    19.89%      19.73%      22.19%     19.02%      11.55%    10.94%
    Net interest spread . . . . . . .       2.73%     2.45%       2.50%       2.69%      2.86%       2.85%     2.68%
    Net interest margin . . . . . . .       3.57%     3.41%       3.47%       3.62%      3.67%       3.39%     3.29%
    Net interest income to operating
      expenses  . . . . . . . . . . .     152.08%   178.28%     179.91%     175.68%    177.96%     169.91%   162.77%
    Average interest-earning assets
      to average interest-bearing
      liabilities   . . . . . . . . .     120.30%   123.02%     122.86%     126.80%    123.30%     111.35%   110.01%

    Per Share Data
     Earnings per share . . . . . . .       $.71      $.74       $1.01        $.93       $.79(1)       N/A       N/A
     Dividends per share  . . . . . .       $.54      $.45       $ .60        $.45       $.12          N/A       N/A

    Asset Quality Ratios
    Non-performing assets to total
      assets  . . . . . . . . . . . .       0.11%     0.09%       0.09%       0.11%      0.09%       0.12%     0.42%
    Allowance for loan losses to
      loans and foreclosed properties       0.57%     0.50%       0.51%       0.47%      0.59%       0.62%     0.34%

    Facilities
    Number of full-service offices  .           6         6           6           6          5           5         5

   _______________
   (1) Earnings per share calculated as if the initial public offering took place on April 1, 1993.


        The following historical financial data for the periods indicated have been derived from the consolidated financial statements of OSB, except for data under the heading "Key Operating Ratios." The financial statements for each of the five years ended December 31, 1996 have been audited by Wipfli Ullrich Bertelson CPAs, independent auditors, whose report appears elsewhere in this Joint Proxy Statement/Prospectus. See "INDEX TO FCB AND OSB FINANCIAL STATEMENTS."

                                            OSB FINANCIAL CORP.

                                                   At or For the Year Ended December 31,
                                        1996          1995          1994          1993         1992
                                             (Dollars in Thousands, except per share amounts)

    Financial Condition Data
    Total assets  . . . . . . . .    $255,105      $260,814      $236,511      $190,105     $192,385
    Loans receivable and held for
      sale, net   . . . . . . . .     171,792       168,462       144,635       126,121      151,434
    Mortgage-related securities .      44,336        49,838        45,689        20,505        7,710
    Cash, interest bearing
      deposits and investment
      securities  . . . . . . . .      29,961        33,552        37,158        36,475       26,067
    Deposits  . . . . . . . . . .     162,122       156,782       158,335       140,784      146,737
    Borrowings  . . . . . . . . .      55,160        64,335        38,950         7,550        4,250
    Stockholders' equity  . . . .      31,756        32,633        32,261        35,048       36,013

    Operating Data
    Interest income . . . . . . .    $ 18,401      $ 17,515      $ 13,775      $ 13,366     $ 14,908
    Interest expense  . . . . . .      10,865        10,946         7,213         6,293        7,757
                                      -------       -------       -------       -------      -------
    Net interest income . . . . .       7,536         6,569         6,562         7,073        7,151
    Provision for loan losses . .         515           198            30            90          160
                                      -------       -------       -------       -------      -------
    Net interest income after
      provision for loan losses         7,021         6,371         6,532         6,983        6,991
    Non-interest income . . . . .         789           681           718           717          639
    Non-interest expense  . . . .       6,109         5,477         4,658         4,041        3,823
    Gains (losses) from sale of
      loans, securities and other
      assets  . . . . . . . . . .         249          (622)          128           888           96
                                     --------      --------       -------       -------      -------
    Income before income taxes  .       1,950           953         2,720         4,547        3,903
    Provision for income taxes  .         635           686         1,018         1,848        1,607
                                      -------       -------       -------       -------      -------
    Net income before cumulative
      effect of change in
      accounting principle  . . .       1,315           267         1,702         2,699        2,296
    Cumulative effect of change
      in accounting principle   .          --            --            --           105           --
                                      -------       -------       -------       -------      -------
    Net income  . . . . . . . . .   $   1,315     $     267      $  1,702      $  2,804     $  2,296
                                      =======       =======       =======       =======      =======

    Per Share Data
    Earnings per share  . . . . .       $1.17        $0.23          $1.36         $1.94        $0.76
    Dividends per share . . . . .        0.62         0.56           0.52          0.42         0.18
    (In 1992, for period from
      July 1-December 31)
    Key Operating Ratios
    Return on average assets  . .       0.52%         0.11%         0.80%         1.47%        1.27%
    Return on average equity  . .       4.14%         0.82%         5.01%         7.71%        8.34%
    Average equity to average
      assets  . . . . . . . . . .      12.50%        13.05%        16.13%        18.94%       15.23%
    Dividend payout ratio . . . .      52.70%       242.32%        39.72%        21.47%       23.56%
    (In 1992, for period from
      July 1-December 31)
    Net interest spread . . . . .       2.36%         2.07%         2.64%         3.02%        3.26%
    Net interest margin . . . . .       3.05%         2.74%         3.28%         3.84%        4.10%
    Non-interest expense to
      average assets  . . . . . .       2.40%         2.20%         2.24%         2.11%        2.12%
    Average interest earning
      assets to interest bearing
      liabilities   . . . . . . .     115.65%       114.62%       117.75%       123.90%      118.86%
    Allowance for loan losses to
      total loans at end of
      period  . . . . . . . . . .       0.72%         0.48%         0.44%         0.51%        0.38%
    Net charge offs to average
      outstanding loans during
      the period  . . . . . . . .       0.06%         0.01%         0.04%         0.02%        0.18%
    Non-performing assets to
      total assets  . . . . . . .       0.22%         0.09%         0.40%         0.38%        0.87%


                        UNAUDITED PRO FORMA CONSOLIDATED
                              FINANCIAL INFORMATION

        The unaudited pro forma consolidated statements of income reflect the historical results of operations with pro forma merger adjustments based on the assumption that the Merger was effective as of April 1, 1995. The unaudited pro forma consolidated statement of financial condition reflects the historical financial position at December 31, 1996, with pro forma merger adjustments based on the assumption that the Merger was effective December 31, 1996. The pro forma adjustments are based on the purchase method of accounting as described in the accompanying notes and certain assumptions that the managements of FCB and OSB believe are reasonable under the circumstances. The unaudited pro forma consolidated financial statements should be read in connection with the consolidated financial statements of FCB and OSB and related notes appearing elsewhere herein. See "INDEX TO FCB AND OSB FINANCIAL STATEMENTS."

        The unaudited pro forma consolidated statements of income for the fiscal year ended 1996 include FCB's historical consolidated results of operations for the fiscal year ended March 31, 1996 and OSB's historical consolidated results of operations for the year ended December 31, 1995. The unaudited pro forma consolidated statement of income for the nine months ended December 31, 1996 include the historical consolidated results of both companies during this period.

        The unaudited pro forma financial information presented is for informational purposes only and does not purport to represent what FCB's and OSB's financial position or results of operations as of the dates presented would have been had the Merger in fact occurred on such date or at the beginning of the period indicated or to project FCB's and OSB's financial position or results of operations for any future date or period.

        The allocation of purchase price is preliminary and will actually be determined on the date of acquisition as required by paragraph 93 of APB Opinion No. 16. The following unaudited pro forma consolidated financial statements assume the following with respect to the allocation of the purchase price (dollars in thousands):

    Purchase price:
      Stock issuance - 1,622,767 shares of FCB Common Stock
      issued at a value of $18.50 per share(1)                   $30,021
      Estimated direct costs of acquisition                          370
                                                                 -------
      Total purchase price                                       $30,391
                                                                 =======

    Estimated market value of assets acquired:
      OSB shareholder's equity at December 31, 1996              $31,756
      Reclassification of ESOP note receivable                       520(2)
      Estimated mark-to-market adjustment                           (255)
                                                                 -------

      Estimated market value                                     $32,021
                                                                 =======

    Estimated reduction in OSB's noncurrent assets (net of
      income taxes)                                             $ (1,630)
                                                                 =======
    ----------------
    (1) The number of shares of FCB Common Stock to be issued was computed by multiplying the number of shares of OSB Common Stock outstanding as of December 31, 1996 (1,160,134 shares less 48,650 shares held by the OSB MRP which will be canceled) by the OSB Exchange Ratio.

    (2) The note receivable from the ESOP is classified as contra equity for financial statement purposes. It has been reclassified as an asset for the purposes of the purchase accounting treatment.



            PRO FORMA CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                December 31, 1996
                             (Dollars In Thousands)
                                   (Unaudited)

                                 FCB        OSB      Pro forma     Pro forma
                             Historical  Historical  Adjustments   Combined
   Assets
    Cash and cash
      equivalents            $  3,467   $  3,986      $             $  7,453
    Investment securities       7,994     25,975                      33,969
    Mortgage-related
      securities               23,274     44,336                      67,610
    Loans held for sale-Net     3,561      1,137                       4,698
    Loans receivable-Net      220,655    170,655                     391,310
    Office properties and
     equipment                  4,092      3,524       (2,717)(1)      4,899
    Deferred income taxes         481        148        1,257 (1)(2)   1,886
    Other assets                5,004      5,344                      10,348
                              -------    -------      -------        -------
      Total assets           $268,528   $255,105      $(1,460)      $522,173
                              =======    =======      =======        =======
   Liabilities and
    Shareholders' Equity
    Deposit accounts         $152,800   $162,122      $             $314,922
    Borrowed funds             63,400     55,160                     118,560
    Other liabilities           5,320      6,067          795(2)(3)   12,182
                              -------    -------      -------        -------
      Total liabilities       221,520    223,349          795        445,664

    Shareholders' equity       47,008     31,756       (2,255)(4)     76,509
                              -------    -------      -------        -------
     Total liabilities and
      shareholders' equity   $268,528   $255,105       $(1,460)     $522,173
                              =======    =======       =======       =======

                 PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

                  (Dollars In Thousands, except Per Share Data)
                                   (Unaudited)

                                FCB          OSB
                            Year Ended   Year Ended
                             March 31,  December 31,   Pro forma    Pro forma
                                1996        1995       Adjustments  Combined
    Interest income:
     Mortgage loans          $13,818       $10,678      $  (82)(1)  $24,414
     Other loans               2,147         1,531                    3,678
     Investment
      securities                 422         1,850                    2,272
     Mortgage-related
      securities               1,718         3,233                    4,951
     Dividends on FHLB
      stock                      154           181                      335
     Interest-bearing
      deposits                    60            42                      102
                              ------       -------      ------      -------
      Total interest
       income                 18,319        17,515         (82)      35,752
                              ------       -------      ------      -------
    Interest expense:
     Deposit accounts          7,703         7,708                   15,411
     Borrowed funds            2,378         3,238                    5,616
                              ------       -------      ------      -------
      Total interest
       expense                10,081        10,946           0       21,027
                              ------       -------      ------      -------
    Net interest income        8,238         6,569         (82)      14,725
    Provision for loan
     losses                      200           198                      398
                              ------       -------      ------      -------
    Net interest income
     after provision
     for loan losses           8,038         6,371         (82)      14,327
                              ------       -------      ------      -------
    Noninterest income:
     Loan fees and
     charges                     370           296                      666
     Savings fees and
      charges - net              117           210                      327
     Write-down equity
      securities                              (814)                    (814)
     Gain on sale of
      loans - net                 80           183                      263
     Other income                198           184                      382
                              ------       -------      ------      -------
      Total noninterest
       income                    765            59           0          824
                              ------       -------      ------      -------
    Noninterest expense:
     Compensation and
      benefits                 2,288         2,620        (375)(2)    4,533
     Marketing                   250           192        (100)(2)      342
     Occupancy                   724           648        (280)(3)    1,092
     Data processing             248           323        (125)(2)      446
     Federal insurance
      premium                    349           370                      719
     Other expense               720         1,324        (160)(2)    1,884
                              ------       -------      ------      -------
      Total noninterest
       expense                 4,579         5,477      (1,040)       9,016
                              ------       -------      ------      -------
    Income before
     provision for income
     taxes                     4,224           953         958        6,135
    Provision for income
     tax                       1,667           686         383(4)     2,736
                              ------       -------      ------      -------

    Net income               $ 2,557       $   267      $  575      $ 3,399
                             =======       =======      ======      =======
    Primary earnings per
     share (based on
     4,155,008 weighted
     average shares
     outstanding)                                                     $ .82
                                                                      =====
    Fully diluted earnings
     per share (based on
     4,160,330 weighted
     average shares
     outstanding)                                                     $ .82
                                                                      =====

                 PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

                  (Dollars In Thousands, Except Per Share Data)
                                   (Unaudited)

                             FCB           OSB
                          Nine Months   Nine Months
                            Ended         Ended
                         December 31,   December 31,   Pro forma   Pro forma
                            1996           1996       Adjustments   Combined

    Interest income:
     Mortgage loans        $11,219        $ 8,015      $  (62)(1)   $19,172
     Other loans             2,010          2,066                     4,076
     Investment
      securities               323          1,012                     1,335
     Mortgage-related
      securities             1,172          2,386                     3,558
     Dividends on FHLB
      stock                    149            162                       311
     Interest-bearing
      deposits                  46            147                       193
                            ------        -------      ------       -------
      Total interest
       income               14,919         13,788         (62)       28,645
                            ------        -------      ------       -------
    Interest expense:
     Deposit accounts        5,806          5,869                    11,675
     Borrowed funds          2,279          2,183                     4,462
                            ------        -------      ------       -------
      Total interest
       expense               8,085          8,052           0        16,137
                            ------        -------      ------       -------
    Net interest income      6,834          5,736         (62)       12,508
    Provision for loan
     losses                    200            375                       575
                            ------        -------      ------       -------
    Net interest income
     after provision
     for loan losses         6,634          5,361         (62)       11,933
                            ------        -------      ------       -------
    Noninterest income:
     Loan fees and
      charges                  284            202                       486
     Savings fees and
      charges - net            102            236                       338
     Gain on sale of
      loans - net              270             92                       362
     Other income              135            125                       260
                            ------        -------      ------       -------
      Total
       noninterest
       income                  791            655           0         1,446
                            ------        -------      ------       -------
    Noninterest
     expense:
     Compensation and
      benefits               1,781          1,942        (281)(2)     3,442
     Marketing                 199            170         (75)(2)       294
     Occupancy                 499            442        (210)(3)       731
     Data processing           193            274         (94)(2)       373
     Federal insurance
      premium                  270            287                       557
     Special assessment
      SAIF/BIF                 970          1,049                     2,019
     Other expense             582            624        (120)(2)     1,086
                            ------        -------      ------       -------
      Total
       noninterest
       expense               4,494          4,788        (780)        8,502
                            ------        -------      ------       -------
    Income before
     provision for
     income taxes            2,931          1,228         718         4,877
    Provision for
     income taxes            1,206            361         287(4)      1,854
                            ------        -------      ------       -------
    Net income             $ 1,725        $   867      $  431       $ 3,023
                            ======        =======      ======       =======
    Primary earnings
     per share (based
     on 4,029,633
     weighted average
     shares outstanding)                                            $   .75
                                                                    =======
    Fully diluted
     earnings per share
     (based on
     4,031,500 weighted
     average shares
     outstanding)                                                   $   .75
                                                                    =======

        Notes to Pro Forma Consolidated Statements of Financial Condition


   (1) Negative goodwill created as a result of the Merger is estimated at $1,630,000, net of income taxes. The pretax impact of this adjustment is $2,717,000 and reduces OSB's noncurrent assets (fixed assets). The tax impact of $1,087,000 is reflected as a deferred tax asset.

   (2) Liabilities of approximately $425,000 have been reflected representing anticipated costs for severance of terminated employees and to discontinue certain activities of OSB. The corresponding tax impact of $170,000 is reflected as a deferred tax asset.

   (3) Estimated direct costs of the transaction of $370,000 have been accrued as a liability.

   (4) Adjustment necessary to eliminate OSB's equity accounts and reflect the transaction's purchase price.

            Notes to Pro Forma Consolidated Statements of Income

   (1) Cash payments made to settle costs related to the transaction will negatively impact interest earnings by approximately $82,000 annually based on a projected investment rate of 7%.

   (2) Identified operational cost savings have been estimated at $760,000 annually due to a reduction in duplicate personnel, services, and other costs.

   (3) Reduction in fixed assets of $2,717,000 will reduce depreciation expense by approximately $280,000 annually based on a three-year amortization for the portion related to furniture and equipment and a 22-year amortization of the portion related to buildings.

   (4)  The income tax impact is estimated at 40%.

                             Additional Disclosures

        As a result of the Merger, 11,350 shares granted as part of the OSB MRP will become fully vested upon consummation of the transaction. This will result in an estimated compensation expense of $275,000 recognized in the OSB statement of operations prior to the Merger.

        Material nonrecurring costs of $225,000, net of income taxes, are expected to be incurred within the twelve months following the transaction. These will include costs related to the Surviving Corporation's severance for terminated employees, cost of new signage, and other supply-type costs.

        OSB's statement of operations for the year ended December 31, 1995 includes an $814,000 charge to earnings due to the recognition of an impairment of certain investment securities. The tax impact of this transaction was not recognized due to the uncertainty of its utilization.

        FCB's and OSB's statements of operations for the nine months ended December 31, 1996 include consolidated charges to income of $2,019,000 before income taxes related to the mandated restoration of their deposit insurance fund (SAIF/Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC")).

                    COMPARISON OF THE RIGHTS OF SHAREHOLDERS
                    OF FCB COMMON STOCK AND OSB COMMON STOCK

        Both FCB and OSB are incorporated under the laws of the State of Wisconsin. Following the Merger, shareholders of OSB will hold FCB Common Stock. Their rights will continue to be governed by the WBCL but will be subject to the provisions of the FCB Articles of Incorporation and Bylaws. The following is a summary comparison of certain provisions of the FCB Articles of Incorporation and the OSB Articles of Incorporation and the Bylaws of each of FCB and OSB. This summary does not purport to be complete and is qualified in its entirety by reference to the WBCL, the FCB Articles of Incorporation, the OSB Articles of Incorporation and the Bylaws of each of FCB and OSB.

   Power to Call Special Shareholders Meeting

        OSB's Bylaws provide that meetings of OSB's shareholders may be called only by a majority of the OSB Board of Directors. FCB's Bylaws provide that special meetings of the shareholders of FCB may be called by FCB's President or the FCB Board and shall be called at the request of holders of at least ten percent of all the outstanding shares of FCB Common Stock entitled to vote at the meeting.

   10% Ownership Limitation

        The Articles of Incorporation of both FCB and OSB provide generally, and with certain exceptions and differences, that any beneficial owner of 10% or more of the outstanding shares of FCB Common Stock (in the case of FCB) or 10% or more of any class of equity securities (in the case of OSB) shall not be entitled to vote those shares which exceed the 10% limit.
   The OSB Articles of Incorporation, however, provide that this restriction only lasts for five years following OSB's conversion from mutual to stock form, which took place in 1992. FCB's Articles of Incorporation, on the other hand, contain no expiration date on this 10% limit. Accordingly, holders of OSB Common Stock who would have been allowed to vote greater than 10% of beneficially owned stock beginning in 1997 will not be able to do so following the Merger.

   Amendment of Articles of Incorporation

        OSB's Articles of Incorporation provide that they may be amended, following a proposal passed by an affirmative vote of two-thirds of the directors then in office, by a majority of the total votes eligible to be cast at a duly constituted meeting of shareholders called expressly for such purposes. FCB's Articles of Incorporation allow for their amendment in the manner provided by the WBCL. Generally, the WBCL provides that, if a quorum exists, action on a matter other than the election of directors is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the articles of incorporation or the WBCL require a greater number of affirmative votes.

        Additionally, both OSB's and FCB's Articles of Incorporation contain certain paragraphs or articles which require the affirmative vote of 80% of the outstanding shares entitled to vote in order to be amended. These include, but are not limited to, provisions covering election and removal of directors, shareholder meetings, amendment of bylaws and the restrictions on voting shares beneficially owned which are in excess of 10% of the total number of shares of common stock outstanding.

   Removal of Directors

        OSB's Articles of Incorporation provide that directors can be removed from their positions only for cause by an affirmative vote of 80% of the outstanding shares of capital stock of OSB entitled to vote generally in the election of directors cast at a meeting of shareholders called for that purpose. Shareholders of FCB can remove directors only for cause by an affirmative vote of a majority of the voting power of the outstanding shares of stock of the voting group of shareholders which elected the director to be removed.

                        DESCRIPTION OF FCB CAPITAL STOCK

        The Articles of Incorporation of FCB authorizes the FCB Board to issue up to 15,000,000 shares of FCB Common Stock and 5,000,000 shares of a class designated as "Preferred Stock."

        FCB Shareholders have no preemptive rights. The outstanding shares of FCB Common Stock are fully paid and nonassessable, except as provided by Section 180.0622(2)(b) of the WBCL. Section 180.0622(2)(b) of the WBCL provides that shareholders of Wisconsin corporations are personally liable up to an amount equal to the par value of shares owned by them (and to the consideration for which shares without par value were issued) for debts owing to employees of the corporation for services performed for such corporation, but not exceeding six months' service in any one case. The liability imposed by the predecessor to this statute was interpreted in a trial court decision to extend to the original issue price for shares, rather than the stated par value. Although affirmed by the Wisconsin Supreme Court, the case offers no precedential value due to the fact that the decision was affirmed by an equally divided court.

        Subject to applicable provisions of the WBCL and the 10% limitation described in "COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF FCB COMMON STOCK AND OSB COMMON STOCK," FCB shareholders are entitled to one vote for each share held on each matter submitted to a vote of the holders of FCB Common Stock. Cumulative voting for the election of directors is not permitted.

        Subject to the prior rights of any shares of Preferred Stock that are outstanding (of which there are none as of the date of the Registration Statement), FCB shareholders are entitled to receive dividends as and when declared by the FCB Board. Under the WBCL, FCB may declare and pay dividends only if the FCB Board determines that the corporation will be able to pay its debts in the ordinary course of business after making the distribution.

        Subject to the prior rights of the holders of any shares of Preferred Stock that are outstanding, FCB shareholders upon liquidation or dissolution are entitled to receive any remaining assets of FCB following discharge of all FCB's outstanding indebtedness.

        The FCB Board has the authority to issue from time to time, without shareholder authorization, in one or more designated series, shares of Preferred Stock with such dividend, redemption, conversion, exchange and voting rights as are provided in the particular series, although no shares of Preferred Stock have been issued as of the date of this Joint Proxy Statement/Prospectus. No dividends or other distributions would be payable on FCB Common Stock unless dividends are paid in full on any outstanding Preferred Stock and all sinking fund obligations for the Preferred Stock, if any, are fully funded. In the event of any liquidation, dissolution or winding up of FCB, the outstanding shares of Preferred Stock would have priority over the FCB Common Stock to receive the amount specified in each particular series out of the remaining assets of FCB. The holders of Preferred Stock would be entitled to vote as a separate class or series under certain circumstances, regardless of any other voting rights which such holders may have, as provided for in the WBCL.

        FCB presently has no current plans to issue any shares of Preferred Stock. The FCB Board could, without shareholder approval, issue Preferred Stock with voting and conversion rights that could adversely affect the voting power of the holders of FCB Common Stock.

        FCB's ability to pay dividends will depend primarily upon the ability of its subsidiary, the Surviving Bank, to pay dividends or otherwise transfer funds to it. Various financing arrangements and regulatory requirements impose certain restrictions on the ability of the Surviving Bank to transfer funds to FCB in the form of cash dividends, loans or advances.

                               FCB FINANCIAL CORP.

   General

        FCB became the unitary savings and loan holding company for Fox Cities upon Fox Cities' conversion from a federal mutual savings bank to a federal stock savings bank. Fox Cities' conversion was completed on September 23, 1993. At December 31, 1996, FCB had total consolidated assets of approximately $269 million and consolidated shareholders equity of approximately $47 million. Other than a loan to the FCB ESOP and investing in securities of the same nature as Fox Cities, FCB is not engaged in any other business activity other than holding the stock of Fox Cities.

        Fox Cities was established in 1893 under the name Twin City Building-Loan and Savings Association as a Wisconsin-chartered mutual savings and loan association. In June 1952, the name was changed to Twin City Savings and Loan Association. In June 1990, Fox Cities converted to a federally-chartered mutual savings bank and took its present name. Fox Cities conducts its business from its main office in Neenah, Wisconsin and five branch offices, one of which is located in Neenah, one of which is located in Menasha, Wisconsin and three of which are located in Appleton, Wisconsin. Fox Cities considers its primary market area to be East Central Wisconsin (including Winnebago, Outagamie and Calumet counties).

        The business of Fox Cities consists primarily of attracting savings deposits from the general public and using those deposits, together with other funds, to originate first mortgage loans on one-to-four-family homes located in its market area. Fox Cities also makes commercial real estate, five or more family residential, consumer and residential construction loans within its market area. In addition, Fox Cities invests in mortgage-related and short- and intermediate-term government or government agency-backed investment securities and short-term liquid assets. Through its wholly-owned subsidiary, Fox Cities Financial Services, Inc., Fox Cities sells various insurance products and tax deferred annuities. Fox Cities Financial Services, Inc. also holds a 50% limited partnership interest in a 37-unit apartment complex providing housing for low/moderate income and elderly persons in Menasha, Wisconsin. During the fiscal year ended March 31, 1996, Fox Cities formed a subsidiary for the purpose of holding a portion of Fox Cities' investment portfolio. Fox Cities Investments, Inc., a Nevada corporation, holds a portfolio of mortgage-related securities which are classified for accounting purposes as held to maturity. All of the investments held by the subsidiary would be allowable investments if held directly by Fox Cities.

   Incorporation of Certain Information by Reference

        Additional information concerning FCB, including certain financial information, information regarding voting securities of FCB and principal holders thereof, and information concerning directors and executive officers of FCB, is included in FCB's Annual Report on Form 10-K for the fiscal year ended March 31, 1996, and the other documents filed by FCB with the Commission under the Exchange Act. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."


   Management's Discussion and Analysis of FCB's Results of Operations and Financial Position

   Results of Operations

        FCB's results of operations are dependent primarily on Fox Cities' net interest income, which is the difference between the interest income earned on loans, mortgage-related securities and investments and the cost of funds, consisting of interest paid on deposits and borrowings. Operating results are also affected to a lesser extent by loan servicing fees, commissions on insurance sales, service charges for customer services and gains or losses on the sale of investment securities and loans. Operating expenses principally consist of employee compensation and benefits, occupancy expenses, federal deposit insurance premiums and other general and administrative expenses. Results of operations are significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities.

   Comparison of Operating Results for the Three Months and Nine Months Ended December 31, 1996 and 1995

        Net income was $749,000 and $694,000 for the quarters ended
   December 31, 1996 and 1995, respectively, and $1.7 million and $1.9 million for the nine-month periods ended on the same dates, respectively. The increase in earnings for the quarter was driven by an increase in net interest income and an increase in the net gain on sale of loans, which was partially offset by increases in the provision for loan losses and income taxes. The decrease in earnings for the nine months ended
   December 31, 1996 as compared with the same period in the prior fiscal year was primarily the result of a special one-time deposit insurance assessment which was imposed in the quarter ended September 30, 1996. The assessment on the thrift industry generally was made to recapitalize the SAIF. The assessment on FCB amounted to $970,000 on a pretax basis and reduced net income for the nine months ended December 31, 1996 by approximately $596,000. For additional discussion of the special assessment, see "Other Matters" below. Without the one-time charge, net income for the nine months ended December 31, 1996 would have been $2.3 million. The earnings growth for the current year to date compared to the comparable prior year period was driven by increases in net interest income of $794,000 and gain on sale of loans of $167,000. The increases in net interest income and gain on sale of loans were partially offset by an increase in compensation, payroll taxes and other employee benefits for the nine months ended December 31, 1996 compared to the nine months ended December 31, 1995.

        Net interest income increased from $2.1 million for the quarter ended December 31, 1995 to $2.3 million for the quarter ended December 31, 1996, and increased to $6.8 million from $6.0 million for the nine months ended December 31, 1996 and 1995, respectively. The increases resulted from growth in earning assets to $261.4 million at December 31, 1996 from $248.9 million at March 31, 1996 and $244.1 million at December 31, 1995. The growth in earning assets was led by an increase in the loan portfolio from $204.9 million at March 31, 1996 to $220.7 million at December 31, 1996. Loans receivable increased $19.8 million from December 31, 1995 to December 31, 1996. Contributing to the increase in net interest income was an increase in the net interest spread to 2.78% for the quarter ended December 31, 1996 from 2.60% for the comparable quarter in the prior year. The net interest margin improved to 3.60% for the quarter ended
   December 31, 1996 from 3.53% for the quarter ended December 31, 1995. For the nine months ended December 31, 1996 and 1995, the net interest spread was 2.73% and 2.45%, respectively, and the net interest margins were 3.57% and 3.41%, respectively. The interest spread and net interest margin improvements continued to be driven by both greater yields on earning assets and a lower cost of funds. Since the direction and magnitude of future interest rate changes are not known, it is not possible for management to estimate how such changes may impact FCB's results of operations in the future.

        The provision for loan losses increased $50,000 for both the quarter and nine months ended December 31, 1996 over the comparable periods ended December 31, 1995. The increase was made as a result of an increase in the size of the loan portfolio and a change in the loan mix. For additional discussion on the allowance for loan losses, see the "Asset Quality" section below.

        Net gain on sale of loans increased from $103,000 for the nine months ended December 31, 1995 to $270,000 for the same period ended December 31, 1996, and increased from $59,000 to $146,000 for the three months ended December 31, 1995 and December 31, 1996, respectively. The gains were $163,000 and $59,000 higher for the nine months and quarter just ended, respectively, as a result of adopting Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 122.
   See Note 3 of the Notes to Consolidated Financial Statements (unaudited).

        Total operating expenses increased to $4.5 million for the nine months ended December 31, 1996 from $3.4 million for the nine months ended December 31, 1995. The increase was principally due to the special deposit insurance assessment recorded in September 1996, which amounted to $970,000. For additional information on the September 1996 special assessment, see "Other Matters" below. Also contributing to the increase for the nine-month period ended December 31, 1996 was a $96,000 increase in compensation, payroll taxes and other employee benefits which was primarily a result of normal salary and benefit increases.

        The provision for income taxes increased from $453,000 for the quarter ended December 31, 1995 to $589,000 for the quarter just ended. The increase was primarily due to an increase in income before provision for income taxes.

   Comparison of Operating Results for the Years Ended March 31, 1996 and
   1995

        General. Net income for the fiscal year ended March 31, 1996 increased 8.3% to $2.6 million compared to the prior year amount of $2.4 million. The increase in net income was primarily attributable to an increase of $543,000 in net interest income and an increase of $168,000 in total noninterest income. These items were partially offset by an increase of $164,000 in the provision for loan losses, an increase of $199,000 in total operating expenses and an increase of $174,000 in the provision of income taxes.

        Net Interest Income. Net interest income increased to $8.2 million in fiscal 1996 from $7.7 million in fiscal 1995. The increase was attributable to a $3.2 million increase in total interest and dividend income which was partially offset by an increase of $2.7 million in total interest expense. The increase in total interest and dividend income was related to the increase in the average outstanding balance of total interest-earning assets to $237.7 million for fiscal 1996 from $212.6 million for fiscal 1995 and the increase in the yield on these assets to 7.71% in fiscal 1996 from 7.08% in fiscal 1995. The increase in total interest expense resulted from an increase in the average outstanding balance of total interest-bearing liabilities for fiscal 1996 to $193.4 million from $167.7 million for fiscal 1995 and an increase in cost of these funds to 5.21% in fiscal 1996 from 4.39% in fiscal 1995. Further discussion of the components of the increases in interest-earning assets and interest-bearing liabilities is included in the Financial Condition section below. In addition, despite the declining interest rate environment experienced during fiscal 1996, many of FCB's assets and liabilities which repriced in the most recent fiscal year increased in yield and cost, respectively, when compared to their pre-adjustment rates, which had been set during the very low interest rate environment of fiscal 1994 and early fiscal 1995.

        Provision for Loan Losses. During the fiscal year ended March 31, 1996, Fox Cities' provision for loan losses increased to $200,000 from $36,000 for the fiscal year ended March 31, 1995. In fiscal 1996, management continued to establish loan loss allowance percentages for each component of Fox Cities' loan portfolio based on management's judgment regarding, among other factors, historical loss experience with respect to the various components of Fox Cities' loan portfolio and the economic conditions existing in Fox Cities' primary market area. The increase in the loan loss provision for fiscal 1996 related principally to increases in the commercial and consumer loan portfolios as described in the Financial Condition section below. It is management's opinion that no unusual risk factors were apparent in Fox Cities' loan portfolio and that the general economic conditions existing in Fox Cities' primary market area were generally more favorable than those being experienced in many areas of the United States during fiscal 1996. There were no charge-offs on loans in fiscal 1996 compared to $1,000 in fiscal 1995. Nonperforming loans totalled $234,000 and $270,000 at March 31, 1996 and 1995, respectively.

        Noninterest Income. Noninterest income for fiscal 1996 totalled $765,000 as compared to $597,000 in fiscal 1995, an increase of 28.1%.
   The increase resulted primarily from the $80,000 gain on sale of loans which FCB realized in fiscal 1996 as compared to the loss of $57,000 suffered during the prior fiscal year. The fiscal 1996 gain on sale of loans was attributable in part to the declining interest rate environment experienced during the majority of fiscal 1996 which allowed Fox Cities to sell loans at a profit. Fox Cities in fiscal 1996 also reduced its loss exposure in the sale of loans by entering into sale commitments prior to extending credit on certain mortgage loans.

        Operating Expenses. The $199,000 increase in operating expenses to $4.6 million in fiscal 1996 from $4.4 million in fiscal 1995 resulted primarily from increases in compensation, payroll taxes and other employee benefits ($116,000) and occupancy expenses ($34,000). Normal salary increases caused the above-mentioned increase in compensation, payroll taxes and other employee benefits. The additional banking facility in Darboy, Wisconsin (which opened in the second quarter of fiscal 1995 but was operational during all of fiscal 1996) resulted in the increased occupancy expenses.

        Income Taxes. The provision for income taxes increased to $1.7 million in fiscal 1996 from $1.5 million in fiscal 1995. The increase of $174,000 was primarily attributable to the increase in income before provision for income taxes.

   Comparison of Operating Results for the Years Ended March 31, 1995 and
   1994

        General. Net income from continuing operations for the fiscal year ended March 31, 1995 was $2.4 million, an increase of 4.3% over the prior fiscal year amount of $2.3 million. The fiscal year ended March 31, 1994 also included a one-time gain of $140,000 due to the cumulative effect of a change in accounting principle which resulted in total net income of $2.4 million for both fiscal years. Net income from continuing operations increased between the periods primarily as a result of an increase of $856,000 in net interest income, which more than offset a $211,000 decrease in noninterest income and a $537,000 increase in operating expenses.

        Net Interest Income. Net interest income increased by $856,000 to $7.7 million for fiscal year 1995 from $6.8 million for fiscal year 1994. The increase was primarily attributable to a $1.6 million increase in total interest and dividend income which was partially offset by an increase of $713,000 in total interest expense. These increases resulted from the growth in total average interest-earning assets and total average interest-bearing liabilities. Total average interest-earning assets increased $26.4 million to $212.6 million for the fiscal year ended
   March 31, 1995 from $186.2 million for the fiscal year ended March 31, 1994 and total average interest-bearing liabilities increased to $167.7 million from $151.6 million during the same time period. Fox Cities' yield on interest-earning assets decreased to 7.08% for fiscal 1995 from 7.25% for fiscal 1994 and the rate on interest-bearing liabilities remained constant at 4.39% resulting in a decrease in the net interest spread to 2.69% for fiscal 1995 from 2.86% for fiscal 1994. This decrease resulted as the declining interest rate environment experienced during fiscal 1994 and the beginning of fiscal 1995 changed to a rising interest rate environment. During the rising interest rate environment experienced in fiscal 1995, Fox Cities' interest rate sensitive liabilities repriced more quickly than its interest rate sensitive assets, resulting in a reduction in its net interest spread.

        Provision for Loan Losses. During the fiscal year ended March 31, 1995, Fox Cities' provision for loan losses decreased to $36,000 from $76,000 for the fiscal year ended March 31, 1994. Management continued to establish specific loan loss allowance percentages for each component of Fox Cities' loan portfolio based on management's judgment regarding, among other factors, historical loss experience with respect to the various components of Fox Cities' loan portfolio and the economic conditions existing in Fox Cities' primary market area. Charge-offs on loans amounted to $1,000 in fiscal 1995 and $2,000 in fiscal 1994.
   Nonperforming loans totaled $270,000 and $186,000 at March 31, 1995 and 1994, respectively.

        Noninterest Income. Noninterest income decreased $211,000 to $597,000 for fiscal 1995 from $808,000 in fiscal 1994. This decrease resulted primarily from a reduction in gain on sale of loans. During fiscal 1995, Fox Cities experienced a loss on sale of loans of $57,000 compared to a gain on sale of $180,000 in the prior fiscal year. Reflected in the fiscal 1995 loss figure are unrealized losses of $69,000 resulting from a change in market value of loans held for sale by Fox Cities during the rising interest rate environment.

        Operating Expenses. Operating expenses increased to $4.4 million in fiscal 1995 from $3.8 million in fiscal 1994. This increase of $537,000 resulted primarily from an increase of $353,000 in compensation, payroll taxes and other employee benefits and an $88,000 increase in occupancy expenses. The compensation related expense increase was the result of general salary increases, additional staff hired for the full service branch office that opened and became fully operational in the Darboy area of Fox Cities in June of 1994, as well as the implementation in fiscal 1995 of American Institute of Certified Public Accountants Statement of Position ("SOP") 93-6, "Employers' Accounting for Employee Stock Ownership Plans." Occupancy expenses also increased as a result of the addition of the new branch office facility.

        Income Taxes. The provision for income taxes increased to $1.5 million in fiscal 1995 from $1.4 million in fiscal 1994. This increase was primarily attributable to the increase in income before provision for income taxes to $3.9 million in fiscal 1995 from $3.7 million in fiscal 1994.

        Cumulative Effect of Change in Accounting Principle. Effective April 1, 1993, FCB adopted Statement of Financial Accounting Standards ("SFAS") No. 109 relating to accounting for income taxes. Deferred tax assets and liabilities are determined based on the temporary differences between the consolidated financial statement and tax bases of assets and liabilities, as measured by the enacted tax rates which will be in effect when these differences are expected to reverse. Deferred tax expense is the result of changes in the deferred tax asset and liability. Previously, FCB used Accounting Principles Board Opinion No. 11 which provided for deferred income taxes arising from timing differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. The cumulative effect of this change in accounting principle resulted in a one-time credit to income of $140,000 in fiscal 1994.

   Changes in Financial Condition

        Total Assets. Total assets increased $12.8 million to $268.5 million at December 31, 1996 from $255.7 million at March 31, 1996. The principal reason for the increase in total assets was an increase in net loans receivable of $15.8 million. The growth in total assets was funded primarily by an $11.5 million increase in borrowed funds and a $1.7 million increase in deposit accounts. Total assets increased $16.4 million, or 6.9%, from $239.3 million at March 31, 1995 to $255.7 million at March 31, 1996. The increase resulted primarily from increases in adjustable-rate mortgage loan and indirect consumer loan originations.
   The growth in total assets was funded by an increase in borrowed funds of $9.5 million and an increase in deposit accounts of $7.2 million.

        Mortgage-Related Securities Available for Sale and Mortgage-Related Securities Held to Maturity. Mortgage-related securities held to maturity decreased from $17.9 million at March 31, 1996 to $16.8 million at December 31, 1996 primarily due to principal repayments on the portfolio of securities. These repayments have occurred ratably throughout the fiscal year. Total mortgage-related securities decreased $1.5 million to $24.8 million at March 31, 1996 from $26.3 million at March 31, 1995 as a result of normal principal paydowns. In December, 1995, FCB transferred mortgage-related securities with a book value of $7.1 million and a market value of $7.0 million from its held to maturity portfolio to its available for sale portfolio in accordance with a Special Report issued by the Financial Accounting Standards Board which allowed entities on a one-time basis to fine tune earlier decisions regarding investment classifications. As a result, the total mortgage-related securities held at March 31, 1996 consisted of $6.9 million which are classified as available for sale and $17.9 million which are classified as held to maturity. The held to maturity classification at March 31, 1996 included $10.5 million of adjustable-rate REMIC pass-through certificates which were purchased during the first two quarters of fiscal 1995 and were funded through borrowings from the Federal Home Loan Bank of Chicago. The interest rates on these certificates and related borrowings adjust on a monthly basis to the same London interbank offered rate ("LIBOR") index. However, FCB may be subject to interest rate exposure because there are no interest rate caps on the borrowings, while the mortgage-related securities do contain caps. In addition, because these securities were purchased at a discount, the interest spreads earned will vary with the actual prepayment speeds experienced. Fluctuations in prepayment speeds are analyzed by FCB prior to purchasing mortgage-related securities and on an ongoing basis and are part of the overall asset/liability management strategy of FCB. All of FCB's REMIC certificates meet the Federal Financial Institutions Examination Council definition of low-risk securities and FCB does not anticipate any difficulties in recovering the carrying amounts of any of its mortgage-related securities.

        Net Loans Receivable. Net loans receivable increased from $204.9 million at March 31, 1996 to $220.7 million at December 31, 1996. This increase resulted from a combination of continued strength in the demand for adjustable-rate mortgage loans, which are held to maturity by Fox Cities, and increases in the commercial real estate and indirect auto loan (auto loans which are purchased from local dealerships) portfolios. For the nine months ended December 31, 1996, $5.9 million of commercial real estate loans and $8.8 million of indirect auto loans were originated. The commercial real estate portfolio increased $2.4 million from $35.9 million at March 31, 1996 to $38.3 million at December 31, 1996. Total indirect auto loans increased from $10.5 million at March 31, 1996 to $13.9 million at December 31, 1996. In addition, FCB continues to hold established levels of fixed-rate mortgage loans. Management's policy at December 31 and March 31, 1996 was to sell those marketable 15, 20 and 30 year fixed-rate loans aggregating in excess of $31.0 million, $9.3 million and $17.2 million, respectively. These amounts have been established by management in conjunction with FCB's asset/liability strategy. Loans receivable increased $18.1 million to $204.9 million at March 31, 1996 from $186.8 million at March 31, 1995. This increase resulted from the strong demand for consumer loans and adjustable-rate mortgage products which are held for investment. In addition, during fiscal 1996 and 1995, $12.2 million and $15.1 million of commercial real estate loans, respectively, were originated.

        Deposits. Deposits increased $7.2 million to $151.1 million at March 31, 1996 from $143.9 million at March 31, 1995. This increase was primarily the result of ongoing promotions, which became common within the thrift industry, involving non-traditional term (e.g. 7-month and 16-month) certificate accounts. To the extent FCB is required to rely on such certificates in the future, its earnings may be negatively impacted.

        Borrowed Funds. Borrowed funds increased from $51.9 million at March 31, 1996 to $63.4 million at December 31, 1996. The increase came from a combination of fixed rate, short-term advances and overnight borrowings which were at interest rates that adjust daily. FCB at the Fox Cities level increased its level of borrowed funds $9.5 million during fiscal 1996 to bring its total borrowings to $51.9 million at March 31, 1996. These funds were borrowed during fiscal 1996 primarily to fund increased levels of loan originations.

        Shareholders' Equity. Total shareholders' equity decreased from $47.2 million at March 31, 1996 to $47.0 million at December 31, 1996.
   The decrease was primarily due to the purchase of treasury stock in connection with a stock repurchase program adopted on March 8, 1996, under which FCB is authorized to purchase 5% of its outstanding common stock, or 125,630 shares, over the twelve-month period beginning with the date of adoption. At December 31, 1996, 56,000 shares had been repurchased pursuant to this program. This program was the fourth 5% stock repurchase program adopted by FCB since it became a public company in September 1993. FCB received prior approval from the OTS for each of the programs. Shareholders' equity decreased $800,000 from $48.0 million at March 31, 1995 to $47.2 million at March 31, 1996. This decrease resulted primarily from the share repurchase program completed during fiscal 1996 in which 131,530 shares of common stock were repurchased between January 29, 1996 and March 4, 1996.

   Asset Quality

        Loans are placed on nonaccrual status when either principal or interest is more than 90 days past due. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan.

        Impaired loans are measured at the fair value of the expected future cash flows at the loan's effective interest rate, the loan's observable market price or the fair value of the collateral for loans which are collateral dependent. Subsequent changes in the estimated value of impaired loans are accounted for as bad debt expense.

        Real estate properties acquired through or in lieu of loan foreclosure are initially recorded at fair value at the date of foreclosure. Subsequently, the foreclosed properties are carried at the lower of the newly established cost or fair value less estimated selling costs. Costs related to the development and improvement of property are capitalized, whereas costs relating to the holding of property are expensed.

        The following table sets forth the amounts and categories of non-performing assets in Fox Cities' loan portfolio at the dates indicated. For all dates presented, Fox Cities had no troubled debt restructurings (which involve forgiving a portion of interest or principal on any loans or making loans at terms materially more favorable than those which would be provided to other borrowers) or accruing loans more than 90 days delinquent. Foreclosed properties include assets acquired in settlement of loans.

                                  At
                             December 31,          At March 31,
                                 1996        1996      1995     1994
                                           (In thousands)

   Non-accruing loans:
     One- to four-family          $252     $212       $243      $178
     Five or more family            --       --         --        --
     Commercial real estate         --       --         --        --
     Consumer and other             26       --         27         8
                                 -----   ------      -----     -----
        Total                      278      212        270       186
                                 -----   ------      -----     -----
   Foreclosed assets:
     One- to four-family            --       --         --        --
     Five or more family            --       --         --        --
     Commercial real estate         --       --         --        --
     Repossessed assets             18       22         --        --
                                 -----    -----      -----     -----
        Total                       18       22          0         0
                                 -----    -----      -----     -----
   Total non-performing
     assets                       $296     $234       $270      $186
                                 =====    =====      =====     =====
   Total non-performing
     assets as a percentage
     of total assets              0.11%    0.09%      0.11%     0.09%
                                  ====     ====       ====      ====
   Allowance for loan
     losses to loans and
     foreclosed properties        0.57%    0.51%      0.47%     0.59%
                                  ====     ====       ====      ====

        Federal regulations require that each savings institution classify its own assets on a regular basis. On the basis of management's review of its assets, at December 31, 1996, on a net basis, Fox Cities classified $304,000 of its assets as special mention, $94,000 as substandard, and $144,000 as doubtful. There were no loans classified as loss at
   December 31, 1996.   As of December 31, 1996, management believes that
   these asset classifications were consistent with those of the OTS.

        Fox Cities' loan portfolios are evaluated on a continuing basis to determine the additions to the allowances for losses and the related balance in the allowances. These evaluations consider several factors including, but not limited to, general economic conditions, loan portfolio compositions, loan delinquencies, prior loss experience, and management's estimation of future potential losses. The evaluation of allowances for loan losses includes a review of both known loan problems as well as a review of potential problems based upon historical trends and ratios. Based on management's evaluation at December 31, 1996, $100,000 in loan loss provisions were deemed appropriate for the quarter ended December 31, 1996, and the aggregate allowance for loan losses of $1,262,000 as of such date was determined to be adequate.

        The following table sets forth an analysis of Fox Cities' allowance for loan losses for the periods indicated.

                                     Three Months           Nine Months
                                  Ended December 31,     Ended December 31,
                                   1996        1995       1996       1995
                                               (In thousands)

   Allowance at beginning of
     period                       $1,164     $  975     $1,075      $  875
   Provision for loan losses         100         50        200         150
   Charge-offs:
     Residential real estate          --         --         --          --
     Consumer                         (2)        --        (13)         --
                                  ------     ------     ------      ------
       Total Charge-offs              (2)         0        (13)          0
                                  ------     ------     ------      ------
   Recoveries:
     Residential real estate          --         --         --          --
     Consumer                         --         --         --          --
                                  ------     ------     ------      ------
       Total recoveries                0          0          0           0
                                  ------     ------     ------      ------
         Net charge-offs              (2)         0        (13)          0
                                  ------     ------     ------      ------
   Allowance at end of period     $1,262     $1,025     $1,262      $1,025
                                  ======     ======     ======      ======

        While management believes that the allowances are adequate and that it uses the best information available to determine the allowance for losses on loans, unforeseen market conditions could result in adjustments and net earnings could be significantly affected if circumstances differ substantially from the assumptions used in making the final determination.

   Liquidity & Capital Resources

        Liquidity. Fox Cities is required to maintain minimum levels of liquid assets as defined by OTS regulations. These requirements, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, are based upon a percentage of the average daily balance of an institution's net withdrawable deposit accounts and short-term borrowings. The required ratio is currently 5.0%. On December 31, 1996, Fox Cities' liquidity ratio, calculated in accordance with OTS requirements, was 5.17%. In addition, according to current OTS regulations, short-term liquid assets must constitute l.0% of the average daily balance of net withdrawable deposit accounts and short-term borrowings. On December 31, 1996, Fox Cities' short-term liquidity ratio was 3.93%.

        At December 31, 1996, Fox Cities had outstanding commitments to originate mortgage loans of $3.3 million, with varying interest rates, and had outstanding commitments to sell mortgage loans of $1.4 million. In addition, Fox Cities had commitments to fund unused lines of credit of $1.7 million at December 31, 1996. Management does not believe Fox Cities will suffer any adverse consequences as a result of fulfilling these commitments.

        The following table summarizes Fox Cities' capital ratios and the ratios required by the Financial Institution Reform, Recovery and Enforcement Act of 1989 and implementing regulations relating thereto at December 31, 1996:

                                      Tangible                  Risk-Based
                                      Capital    Core Capital     Capital
                                            (Dollars in thousands)

   Fox Cities' regulatory
     percentage                         14.08%        14.08%        24.14%
   Required regulatory percentage        1.50          3.00          8.00
                                       ------        ------        ------
   Excess regulatory percentage         12.58%        11.08%        16.14%
                                       ======        ======        ======
   Fox Cities' regulatory capital     $37,745       $37,745       $39,051
   Required regulatory capital          4,022         8,043        12,940
                                       ------        ------        ------
   Excess regulatory capital          $33,723       $29,702       $26,111
                                       ======        ======        ======

        FCB's primary sources of funds are deposits, borrowings, proceeds from principal and interest payment on loans, mortgage-related securities and investment securities and the sale of fixed-rate mortgage loans.
   While borrowings and payments on loans and mortgage-related and investment securities are a predictable source of funds, deposit flows and mortgage loan prepayments are greatly influenced by general interest rates, economic conditions and competition.

        FCB's primary investing activity is the origination of mortgage loans by Fox Cities. For the years ended March 31, 1996, 1995 and 1994, mortgage loans originated totalled $69.9 million, $56.4 million and $143.8 million, respectively. The significant decrease in mortgage loan originations in fiscal 1996 and 1995 as compared with fiscal 1994 resulted principally from the high level of mortgage loans refinancing which occurred in the relatively low interest rate environment in fiscal 1994. Mortgage loan originations have been funded primarily by principal repayments on loans and sales of loans originated for sale, as well as principal repayments on mortgage-related securities and borrowed funds. The relatively low interest rates in fiscal 1994 significantly increased the amount of principal repayments in that year. Mortgage loan repayments were $25.9 million in fiscal 1996, $25.5 million in fiscal 1995 and $47.5 million in fiscal 1994. Loan sales decreased to $21.7 million in fiscal 1996 and $5.9 million in fiscal 1995 from $89.5 million in fiscal 1994 as Fox Cities sold fixed-rate loans originated in accordance with its asset/liability management strategy. During the higher interest rate environment experienced in fiscal 1996 and 1995, the demand for adjustable-rate mortgage loan products, which are held for investment by Fox Cities, increased. FCB's other major investing activity, the purchase of mortgage-related and investment securities, amounted to $7.0 million, $10.7 million and $19.9 million in the fiscal years ended March 31, 1996, 1995 and 1994, respectively.

        Financing activities were a source of $13.0 million, $40.3 million and $13.7 million in funds for fiscal years 1996, 1995 and 1994, respectively. For fiscal 1996 and 1995, the major source of cash provided by financing activities was $9.5 million and $38.4 million, respectively, in borrowed funds, while in fiscal 1994 the major source was $26.7 million of net cash proceeds from the sale of common shares in connection with Fox Cities' conversion.

        FCB at the Fox Cities' level is required to maintain minimum levels of liquid assets as defined by OTS regulations. These requirements, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, are based on a percentage of the average daily balance of an institution's net withdrawable deposit accounts and short-term borrowings. The required ratio is currently 5.0%. On
   March 31, 1996, Fox Cities' liquidity ratio calculated in accordance with OTS requirements was 5.81%. In addition, according to current OTS regulations, short-term liquid assets must constitute 1.0% of the sum of net withdrawable deposit accounts plus short-term borrowings. On
   March 31, 1996, Fox Cities' short-term liquidity ratio was 3.78%. Management's goal is to consistently maintain liquidity levels in excess of regulatory requirements.

        FCB's most liquid assets are cash and cash equivalents, which include highly liquid, short-term investments. The levels of these assets are dependent on FCB's operating, financing and investing activities during any given period. At March 31, 1996, 1995 and 1994, cash and cash equivalents totalled $4.8 million, $4.8 million and $4.6 million, respectively. Liquidity management for FCB is both a daily and long-term function of its management. Excess funds are generally invested in mortgage-related securities and government and government agency-backed securities with varying maturities.

        At March 31, 1996, FCB had commitments to originate mortgage loans of $10.3 million, at various interest rates, and commitments to extend credit on unused lines of credit of $1.5 million, at various interest rates. Management does not believe FCB will suffer any material adverse consequences as a result of fulfilling these commitments.

        Capital Resources. FCB at the Fox Cities level is required to maintain specific amounts of capital pursuant to the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and regulations promulgated pursuant thereto. As of March 31, 1996, Fox Cities was in compliance with all regulatory capital requirements which were effective as of such date (as well as certain regulatory capital requirements scheduled to be phased-in in future years), with tangible, core and risk-based capital ratios of 14.70%, 14.70% and 25.40%, respectively.

   Impact of New Accounting Pronouncements and Regulatory Policies

        Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. Effective April 1, 1996, FCB adopted FASB SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which requires long-lived assets and certain intangibles to be held and used by an entity to be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The Statement also requires long-lived assets and certain intangibles to be disposed of to be reported at the lower of carrying amount or fair value less cost to sell. Adoption of this Statement did not have a material impact on FCB's financial condition at, or results of operations for the three months or nine months ended, December 31, 1996.

        Accounting for Mortgage Servicing Rights. Effective April 1, 1996, FCB adopted FASB SFAS No. 122, "Accounting for Mortgage Servicing Rights," which amends the previously issued Statement No. 65, "Accounting for Certain Mortgage Banking Activities." Statement No. 122 requires recognition of mortgage servicing rights as assets however the rights are acquired. For loans which are subsequently sold or securitized, a portion of the cost of the loans shall be allocated to the servicing rights based on the relative fair values of the loans and the servicing rights. The Statement further requires assessment of the value of the capitalized
   mortgage servicing rights for impairment.    As a result of adopting this
   Statement, FCB recorded a mortgage servicing rights ("OMSR") asset and an additional gain on sale of loans of approximately $45,000 in the quarter ended June 30, 1996, $59,000 in the quarter ended September 30, 1996, and $59,000 in the quarter ended December 31, 1996. FCB is amortizing OMSR assets over the period of estimated net servicing income. There was no impairment of OMSRs in the quarter or nine months ended December 31, 1996.

        Accounting for Stock-Based Compensation.  In October, 1995, SFAS
   No. 123, "Accounting for Stock-Based Compensation," was issued.  SFAS
   No. 123 recognizes the fair value on the date of grant of employee stock option awards either by recognizing compensation expense or by providing extensive new footnotes to include pro-forma disclosures of net income and earnings per share. FCB will adopt Statement No. 123 in fiscal 1997 by the use of expanded footnotes. As such, the adoption of the Statement will have no effect on FCB's financial condition or results of operations.

        Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. In June 1996, the FASB issued SFAS
   No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125 supersedes and amends several previously issued FASB statements and technical bulletins, including SFAS No. 122, as well as the consensus of several Emerging Issues Task Forces. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Management believes that adoption of SFAS No. 125 will not have a material effect on the financial condition or results of operation of FCB.

        Employers' Accounting for Employee Stock Ownership Plans. During fiscal 1995, FCB adopted Statement of Position ("SOP") 93-6, "Employers' Account for Employee Stock Ownership Plans." SOP 93-6 requires that employee stock ownership plan shares committed to be released to compensate employees be recorded as compensation expense equal to the fair value of the shares at the time they are committed to be released, that the difference between the cost of the shares to the employee stock ownership plan and the fair value of the shares be credited to additional paid-in capital, and that employee stock ownership plan shares not committed to be released not be considered outstanding for earnings per share computations. The effect of the implementation of the SOP was to increase compensation expense. The effect of the additional expense on earnings per share has been offset by the reduction in the weighted-average number of shares outstanding. Earnings per share increased $0.1 for the twelve months ended March 31, 1995 as a result of adopting the SOP. The effect on earnings per share will diminish annually as employee stock ownership plan shares are released to participants' accounts.

   Effect of Inflation and Changing Prices

        The consolidated financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering the changes in relative purchasing power of money over time due to inflation. The primary impact of inflation on operations of FCB is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

   Other Matters

        Deposits of Fox Cities are insured by the SAIF of the FDIC. Deposits of commercial banks are typically insured by the BIF. The BIF previously achieved its designated reserve ratio, and the FDIC lowered deposit insurance premiums for most BIF insured institutions, creating a difference in BIF and SAIF deposit insurance rates. On September 30, 1996, legislation was signed to recapitalize the SAIF through a one-time special assessment (payable November 27, 1996) of approximately 65.7 cents per $100 of insured deposits based on the deposit assessment base as of March 31, 1995. As a result, FCB's federal insurance premium included in its operating expenses for the nine months ended December 31, 1996 includes a charge of approximately $970,000 for this one time special assessment. FCB received a partial refund of the normal SAIF premium it paid on September 30, 1996 for the fourth calendar quarter as the premium paid was imposed prior to passing the legislation which recapitalized the SAIF. The refund amounted to approximately $20,000, and reduced the premium paid on January 2, 1997.

        Also as part of the legislation, effective January 1, 1997, the risk-based assessment schedule is the same for BIF and SAIF institutions, and the Financing Corporation ("FICO") portion of the deposit insurance annual premium for SAIF institutions is expected to be 6.4 cents per $100 of deposits as compared with 1.3 cents per $100 of deposits for BIF insured institutions. Management anticipates that earnings will be favorably impacted beginning in January 1997 as a result of lower deposit insurance premiums. Because future deposit insurance premiums are based on Fox Cities' future deposit assessment base, management cannot predict the dollar amount that FCB will save on deposit insurance in future periods.

        Another significant element of the above legislation is that the federal savings association charter may no longer be available. The United States Treasury Department is required to provide Congress with a report regarding the development of a common charter for all depository institutions by March 31, 1997. Assuming all charters have been converted by January 1, 1999, it is contemplated that BIF and SAIF would be merged on that date and pro-rata sharing of FICO premiums will begin. Changing charters could have a significant impact on the type of operations Fox Cities conducts since a bank charter could remove some limitations on the type and volumes of lending, investment, and deposit activities which are currently imposed on savings institutions. Management cannot, however, currently predict what actual changes would be effected in the event that Fox Cities obtained a different charter.

        Provisions of other recently enacted legislation require recapture of previously allowed tax bad debt provisions. FCB is required to recapture its post 1987 reserves of approximately $1,067,000. The recapture requires additional tax payments over a six-year period. The repayments are not anticipated to have a material impact on FCB's results of operations due to the current deferred tax implications of the allowance for loan losses.

                               OSB FINANCIAL CORP.

   General

        OSB became the unitary savings and loan holding company for Oshkosh Savings upon Oshkosh Savings' conversion from a state chartered mutual savings and loan association to a federal mutual savings bank and then to a federal stock savings bank. Oshkosh Savings' conversion was completed on June 30, 1992. At December 31, 1996, OSB had total consolidated assets of $255.1 million and consolidated shareholders' equity of $31.8 million. OSB is not engaged in any other business activity other than holding the stock of Oshkosh Savings. Accordingly, the information set forth herein, including financial statements and related data, relates primarily to Oshkosh Savings and its subsidiary.

        Oshkosh Savings was chartered originally in 1886. The deposits of Oshkosh Savings are insured by the FDIC under SAIF. Oshkosh Savings conducts its business through seven full service offices located throughout Wisconsin's "Fox River Valley."

        Oshkosh Savings emphasizes the origination of permanent and construction loans secured by one to four-family residential real estate. To a lesser extent, it also originates multi-family residential real estate, commercial real estate, consumer and other loans. A Business Banking Department, which offers loans and deposit products to small businesses and professional firms, began operating in 1995.

        At December 31, 1996, Oshkosh Savings' loan portfolio totaled $171.8 million, or 67% of total assets, including $128.3 million (or 75% of total loans) secured by first mortgages on one to four-family properties. Of this amount, $1.1 million are loans held for sale. Loans receivable and loans originated referred to herein include loans held for sale, unless otherwise indicated. The loans held for sale are mortgage loan originations typically on terms of 15 years or longer.

        The executive offices of OSB and Oshkosh Savings are located at 420 South Koeller Street, Oshkosh, Wisconsin, and the telephone number is
   (414) 236-3680.

   Incorporation of Certain Information by Reference

        Additional information concerning OSB, including certain financial information, information regarding voting securities of OSB and principal holders thereof, and information concerning directors and executive officers of OSB, is included in OSB's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and the other documents filed by OSB with the Commission under the Exchange Act. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."


   Management's Discussion and Analysis of OSB's Results of Operations and Financial Position

   General

        Management's discussion and analysis of financial condition and results of operations is intended to assist in understanding the financial condition and results of operations of OSB and Oshkosh Savings. The information contained in this section should be read in conjunction with OSB's Consolidated Financial Statements and the notes thereto.

   Results of Operations

        The operating results of Oshkosh Savings depend primarily on its net interest income, which is the difference between interest income on interest-earning assets, primarily loans and securities available for sale, and interest expense on interest-bearing liabilities, primarily deposits and borrowings. Oshkosh Savings' net income also is affected by the establishment of provisions for loan losses and the level of its other income, including fees on loans sold, deposit service charges, real estate activities, gains or losses from the sale of assets, as well as its other operating expenses and income tax provisions.

   Fiscal Year Ended December 31, 1996 Compared to December 31, 1995

        Net income for the year ended December 31, 1996 totaled $1.3 million, or $1.17 per share. This compares with net income of $267,000, or $.23 per share for 1995. The table below presents an analysis of net income and the effects of non-recurring charges on net income for each year, with a discussion following.

                                       1996      1995  $ Change  % Change

                                          (dollars in thousands)

    Total interest and dividend
      income                         $18,401   $17,515     $886    5.06%
    Total interest expense            10,865    10,946      (81)  -0.74%
                                      ------   -------   ------

    Net interest income                7,536     6,569      967   14.72%

  Provision for loan losses              515       198      317  160.10%
                                      ------   -------  -------
    Net Interest income after
      provision for loan losses        7,021     6,371      650   10.20%


    Non-interest income                  790       681      109   16.01%

    Non-interest expense               5,059     5,262     (203)  -3.86%

    Gains on sale of assets              248       192       56   29.17%
                                     -------   -------  -------
    Pre-tax income before
       non-recurring charges           3,000     1,982    1,018   51.36%

    Income tax expense                 1,011       768      243   31.64%
                                     -------   -------  -------
    Net income before
      non-recurring charges            1,989     1,214

    Non-recurring charges (see
      text for detail) - net of
      tax                                674       947      775   63.84%
                                      ------    ------

    Net income                       $ 1,315   $   267
                                      ======    ======


        OSB's core earnings (net income before non-recurring charges) increased $775,000. This was primarily the result of an increase of approximately $1 million in net interest income, partially offset by an additional $317,000 provision for loan losses and $243,000 in income tax expense. The increase in net interest income is primarily the result of an improvement in the interest rate spread from 2.06% for the year 1995 to 2.36% in 1996.

        The yield on interest-earning assets increased from 7.26% for 1995 to 7.45% for 1996. This was primarily the result of an increased emphasis on higher yielding commercial and consumer loans, rather than mortgage loans. Commercial and consumer loans increased to 21.2% of the total loan portfolio as of December 31, 1996, from 15% of the total portfolio at December 31, 1995. The yield on the commercial and consumer loans was 9.37% for 1996, compared to 7.63% for the same period on the mortgage loan portfolio. The other key factor in improving the interest rate spread was a decrease in the cost of borrowed funds from 6.11% in 1995 to 5.65% in 1996.

        The provision for loan losses increased from $198,000 for the year 1995 to $515,000 in 1996. This is due primarily to the increased emphasis on commercial and consumer loan origination. These loans carry more credit risk than real estate mortgage loans. The allowance for loan losses of $1.2 million at December 31, 1996 equals 0.72% of loans receivable, compared to $810,000 and 0.48%, respectively, at December 31, 1995. Non-performing assets at the end of 1996 were $567,000, or 0.22% of total assets, versus $228,000, or 0.09% of assets, at the end of 1995.

        The increase in provision for income taxes is due to the higher pre-tax earnings.

        The non-recurring charge in 1996 was a one-time special assessment by the FDIC of $1.05 million. Deposits of Oshkosh Savings are currently insured by the FDIC under the SAIF. The FDIC also maintains the BIF, which primarily insures commercial banks. A disparity existed in premium costs between the BIF and SAIF funds, with nearly 92% of BIF insured banks paying the statutory annual minimum of $2,000, while SAIF institutions paid premiums based on a schedule of $.23 to $.31 per $100 of deposits.

        On September 30, 1996, President Clinton signed the Deposit Insurance Funds Act of 1996 ("DIFA"), which included the thrift fund rescue and relief package. Key elements of DIFA include:

        1) One-time special assessment to capitalize the SAIF of 65.7 basis points, based on March 31, 1995 deposits. The one-time assessment was charged in the third quarter 1996 and paid in November. The after-tax effect is $674,000, or $.60 per share.
        2) From 1997 through 1999, SAIF members will pay annual premiums estimated to be 6.7 basis points, while BIF members pay an estimated 1.3 basis points.
        3) SAIF and BIF will be merged on January 1, 1999, provided no savings associations exist on that day.
        4) DIFA also provides a number of important changes to reduce the regulatory burden on all financial institutions.

        The non-recurring charge in 1995 was a fourth quarter after-tax charge of $947,000. This charge included the write-down of $814,000 for other than temporary loss of value in the mutual fund portfolio, $120,000 for costs associated with a review and analysis of the investment portfolio, and $95,000 related to changes in accounting practices, offset by $82,000 in income tax benefits. There was no income tax benefit recognized on the $814,000 write-down of mutual funds. The loss incurred on the sale of mutual funds is a capital loss. Such losses are deductible only to the extent of capital gains. The losses may be carried forward for five years to offset future capital gains. Capital gains are realized by the sale of capital assets, which include marketable equity securities, property held for investment, branches, or investment securities held by a subsidiary of the bank. There can be no assurance that OSB will generate capital gains in the future to offset this capital loss.

   Fiscal Year Ended December 31, 1995 Compared to December 31, 1994

        Net income declined to $267,000 in 1995, from $1.7 million in 1994. This resulted in a drop in earnings per share from $1.36 in 1994 to $.23 in 1995. The table below shows the basic elements of the decline, with a discussion following:


    STATEMENT OF INCOME HIGHLIGHTS
            ($ IN THOUSANDS)            1995      1994     $ Change  % Change

    Interest and dividend income
       Mortgage loans                $10,678      $8,460     $2,218    26.2%
       Other loans                     1,531         906        625    69.0%
       Mortgage-related securities     3,233       2,278        955    41.9%
       Other interest and dividend
         income                        2,073       2,131        (58)   -2.7%
                                      ------      ------     ------
    Total interest and dividend
      income                          17,515      13,775      3,740    27.2%
                                      ------      ------     ------
    Interest Expense
       Deposit accounts                7,708       5,876      1,832    31.2%
       Borrowed funds                  3,238       1,337      1,900   142.1%
                                      ------      ------     ------
    Total interest expense            10,946       7,213      3,732    51.7%
                                      ------      ------     ------
    Net interest income                6,569       6,562          8     0.1%

    Provision for loan losses            198          30        168   560.0%
                                      ------      ------     ------
    Net interest income after
       provision for
       loan losses                     6,371       6,532       (160)   -2.4%
                                      ------      ------     ------

    Gain (loss) on sale of assets       (622)        128       (750) -585.6%
    Other noninterest income             681         719        (38)   -5.3%
                                      ------      ------    -------

    Total noninterest income              59         847       (788)  -93.0%
                                      ------      ------    -------

    Total operating expenses           5,477       4,659        818    17.6%
                                      ------      ------    -------

    Income before taxes                  953       2,720     (1,767)  -64.9%
    Provision for income taxes           686       1,018       (332)  -32.6%
                                      ------      ------    -------

    Net Income                        $  267     $ 1,702   ($ 1,435)  -84.3%
                                      ======      ======    =======


        The big reason for the decrease in net income was a fourth quarter charge of $947,000. This charge included a write-down of $814,000 for other than temporary loss of value in the mutual fund portfolio, $120,000 for costs associated with a review and analysis of the investment portfolio, and $95,000 related to changes in accounting practices, offset by $82,000 in income tax benefits.

        There was no income tax benefit recognized on the $814,000 write-down of the mutual funds. A loss incurred on the sale of a mutual fund is a capital loss. Capital losses are deductible only to the extent of capital gains. The losses may be carried forward for five years to offset future capital gains. Capital gains are realized by the sale of capital assets, which include marketable equity securities, property held for investment, branches, or investment securities held by a related entity of Oshkosh Savings. There can be no assurance that OSB will generate capital gains in the next five years. However, management will analyze future opportunities that could generate capital gains.

        Net interest income was virtually unchanged between the two years, as both total interest and dividend income and total interest expense increased significantly. Mortgage loan interest income increased by $2.2 million in 1995, primarily due to an increase in volume. The yield on mortgage loans declined slightly, from 7.66% in 1994 to 7.58% in 1995.
   But the yield increased steadily over the last six months of the year, and the weighted average yield at December 31, 1995 was 7.71%.

        Interest income on mortgage-related securities increased by $1.0 million, or 41.9%. Throughout 1994, Oshkosh Savings purchased $31.9 million of these securities. The increase in 1995 represents a full year's earnings on the securities purchased in 1994.

        Interest on other loans increased by $625,000 in 1995. This is the result of an increase in volume related to Oshkosh Savings' emphasis on commercial loans and second mortgage and home equity line of credit loans in 1995. These loans provide higher yields than other alternatives, typically at prime rate and above.

        Interest expense on borrowed funds increased by $1.9 million in 1995. This is due primarily to the increase of $25.4 million in borrowed funds from December 31, 1994 to December 31, 1995. Also, the costs of borrowed funds increased from 4.90% in 1994 to 6.11% in 1995.

        Interest expense on deposit accounts increased by $1.8 million in 1995. Since there was little change in deposit balances, the change is a result of an increase in costs of deposits from 4.12% in 1994 to 4.89% in 1995.

        The provision for loan losses increased from $30,000 in 1994 to $198,000 in 1995. This is the result of the increase in the loans receivable portfolio. Also, the entry into the relatively riskier loan types, namely commercial and consumer loans, contributed to the increase. General loss reserves as of December 31, 1995, were $810,000, or 0.48% of total loans receivable. This compares to the December 31, 1994 balance of $633,000, or 0.44% of total loans at that time. Non-performing assets were 0.09% of total assets at December 31, 1995, compared to 0.41% a year earlier.

        Ignoring the effect of fourth quarter charges, results of core operations in 1995 would have been:


                                   Twelve Months
                                       Ended
                                   December 31,

                                    1995      1994   $ Change   % Change
                                         (dollars in thousands)
    Net Interest Income After
    Provision for Loan Losses     $6,371    $6,532     ($161)     -2.46%
    Non-interest Income              681       718       (37)     -5.15%
    Non-interest Expense           5,262     4,658       604      12.97%
    Gains on Sale of Assets          192       128        64      50.00%
                                  ------    ------    ------
    Pre-tax Income                 1,982     2,720      (738)    -27.13%

    Income Tax Expense               768     1,018      (250)    -24.56%
                                  ------    ------    ------
    Net Income                    $1,214    $1,702     ($488)    -28.67%
                                  ======    ======    =======

          Noninterest expenses increased by $604,000 in 1995, or 12.97%. Of this amount, $250,000 was for personnel costs for the first full year of operation for branch offices in Ripon and Wautoma, and the Business Banking Department. The Ripon branch opened in March 1994. The Wautoma branch opened in August 1994. The vice president of business banking was hired in July 1994, with the rest of his staff added in late 1994. Approximately $100,000 of the increase was related to the retirement of a senior officer in July 1995. The balance of the increase was due to normal increases in costs of doing business.

   Financial Condition

        Assets decreased from $260.8 million at December 31, 1995 to $255.1 million at December 31, 1996, a decrease of 2.19%. The table below indicates the areas of change.

                                 As of December 31,

    $ in Millions                  1996       1995     $ Change    % Change

    Assets
    Investment securities
    available for sale            $ 70.3     $ 79.6       ($9.3)    -11.68%
    Loans held for sale              1.1        3.0        (1.9)    -63.33%
    Loans receivable               170.7      165.4         5.3       3.20%
    Other Assets                    13.0       12.8         0.2       1.56%
                                  ------     ------

    TOTAL ASSETS                  $255.1     $260.8        (5.7)     -2.19%
                                  ======     ======
    Liabilities and
      Stockholders' Equity
    Deposit accounts               162.1      156.8         5.3       3.38%
    Borrowed funds                  55.2       64.3        (9.1)    -14.15%
    Other liabilities                6.0        7.1        (1.1)    -15.49%
    Stockholders' equity
     before treasury stock          40.2       39.4         0.8       2.03%
    Treasury stock                  (8.4)      (6.8)       (1.6)     23.53%
                                 -------     ------
    TOTAL LIABILITIES AND
       STOCKHOLDERS' EQUITY       $255.1     $260.8       ($5.7)     -2.19%
                                  ======     ======

        The decrease in investment securities available for sale of $9.3 million is primarily the result of the sale of mutual fund investments. As mentioned previously, a charge of $814,000 was taken against these funds in 1995 because of an other than temporary loss in market value. After the markdown, the funds were sold, primarily in early 1996 at a slight gain. Oshkosh Savings has a balance of $890,000 remaining in mutual funds as of December 31, 1996. With the funds generated from the sale of the mutual funds, Oshkosh Savings paid off borrowed funds as the opportunity arose during the course of 1996. The balance in borrowed funds decreased from $64.3 million at December 31, 1995 to $55.2 million at the end of 1996, a decrease of just over $9 million. The cost of the borrowings also decreased from 6.11% in 1995 to 5.65% in 1996.

        As shown above, loans receivable increased by $5.3 million from December 31, 1995 to December 31, 1996. As mentioned previously, the effort was made to diversify the loan portfolio by emphasizing origination of commercial and consumer loans. The result was a $6.8 million increase in commercial loan balances and a $4.7 million increase in consumer loans. The bulk of the increase in consumer loans was in home equity lines of credit and second mortgages.

        The mortgage loan portfolio decreased by $6.2 million from the end of 1995 to December 31, 1996. In order to manage interest rate risk, Oshkosh Savings sells into the secondary market various fixed rate mortgage loans typically on terms of 15 years or greater. With relatively low fixed rate mortgage rates during much of 1996, demand for this type of loan was strong. Oshkosh Savings originated $17.4 million of long term fixed rate mortgage loans in 1996, and sold $19.3 million of such loans into the secondary market. The difference resulted in the $1.9 million decrease in balances in loans held for sale at the respective year ends.

        Deposit account balances increased by $5.3 million, or 3.38%, during the course of 1996. The primary area of growth was the Money Market Index account, which was introduced in late 1995. Balances in this account grew to $15.3 million as of December 31, 1996. The cost of funds for deposits remained constant at 4.89% for both 1995 and 1996.

        In 1996, as part of its stock buyback plans, OSB purchased 67,368 shares of its common stock on the open market at a total cost of $1.6 million, or an average of $23.77 per share. OSB still has authorization to purchase an additional 47,474 shares.

   Liquidity and Capital Resources

        Oshkosh Savings' primary sources of funds are deposits, Federal Home Loan Bank of Chicago advances, principal and interest payments on loans, securities available for sale and securities to be held to maturity, and sale of fixed rate mortgage loans. The table shows these sources from year to year:

                                                 ($ in Millions)
                                        1996         1995          1994
    Net Deposits                       $ 5.3      ($  1.6)       $ 17.5
    FHLB advances                       (9.2)        25.6          31.4
    Loan principal payments             51.4         49.2          37.5
    Principal payments and
       maturities on securities          8.1          7.9           7.0
    Proceeds from loan sales            19.6          9.7          19.6
    Interest income received            18.5         17.5          14.0
                                       -----        -----         -----
                                       $93.7       $108.1        $127.0
                                       =====        =====         =====

        The primary investing activity of Oshkosh Savings is the origination of loans. Loan originations were $74.1 million, $78.9 million, and $75.7 million for the years ended December 31, 1996, 1995 and 1994, respectively. Other investment activities include the purchase of securities available for sale and securities to be held to maturity. Purchases were $10.0 million, $4.3 million, and $39.0 million for the three years, respectively.

        Both the sources of funds and investment opportunities are dependent upon factors such as the interest rate environment, general economic condition, and competition. Oshkosh Savings considers these factors in pricing loan and deposit products, and in making investment decisions.

        The OTS requires a savings institution to maintain an average daily balance of liquid assets (cash and eligible investments) equal to at least 5% of the average daily balance of its net withdrawable deposits and short-term borrowings. In addition, short-term liquid assets currently must constitute 1% of the sum of net withdrawable deposit accounts plus short-term borrowings. Oshkosh Savings consistently maintains liquidity levels in excess of regulatory requirements.

        Oshkosh Savings is required to maintain specific amounts of capital pursuant to the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and regulations promulgated pursuant thereto. As of December 31, 1996 Oshkosh Savings was in compliance with all regulatory capital requirements which were effective as of such date, with tangible, core and risk-based capital ratios of 10.8%, 10.8% and 22.4%, respectively. Requirements are 1.5%, 3.0% and 8.0%, respectively.

   Effect of Inflation and Changing Prices

        The Consolidated Financial Statements and related financial data presented herein have been prepared in accordance with GAAP which require the measurement of financial position and operating results in terms of historical dollars, without considering the changes in relative purchasing power of money over time due to inflation. The primary impact of inflation on operations of Oshkosh Savings is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

   Future Accounting Changes

        The FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" in June 1996.
   SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The standards are based on consistent application of a financial-components approach that focuses on control. Under the financial-components approach, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred after a transfer of financial assets. In addition, the entity does not recognize financial assets when control has been surrendered and does not recognize liabilities when extinguished. This statement is required to be adopted by OSB for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996.

        In December 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." This statement defers implementation of certain provisions of SFAS No. 125 for one year. Adoption of SFAS No. 127 is not anticipated to have a significant impact on OSB's financial condition or results of operations once implemented.

                                  LEGAL MATTERS

        Foley & Lardner, Milwaukee, Wisconsin, will pass upon the legality of the shares of FCB Common Stock to be issued in the Merger.

                                     EXPERTS

        The consolidated financial statements of FCB at March 31, 1996 and 1995, and for each of the years in the three-year period ended March 31, 1996, appearing in this Joint Proxy Statement/Prospectus have been audited by Wipfli Ullrich Bertelson CPAs, independent auditors, as set forth in their report appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

        The consolidated financial statements of OSB at December 31, 1996 and 1995, and for each of the years in the three-year period ended
   December 31, 1996, appearing in this Joint Proxy Statement/Prospectus have been audited by Wipfli Ullrich Bertelson LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

                              SHAREHOLDER PROPOSALS

        Pursuant to Rule 14a-8 under the Exchange Act, FCB shareholders may present proper proposals for inclusion in FCB's proxy statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to FCB in a timely manner. As noted in FCB's proxy statement relating to the 1996 annual meeting of FCB shareholders, in order to be so included for the 1997 annual meeting, shareholder proposals must have been received by FCB no later than February 19, 1997. In addition, a shareholder who otherwise intends to present business at the 1997 annual meeting must comply with the requirements set forth in FCB's Bylaws. Among other things, to bring business before an annual meeting, a shareholder must give written notice thereof to the Secretary of FCB in advance of the meeting and in compliance with the terms and within the time period specified in the Bylaws.

        Pursuant to Rule 14a-8 under the Exchange Act, OSB shareholders may present proper proposals for inclusion in OSB's proxy statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to OSB in a timely manner. As noted in OSB's proxy statement relating to the 1996 annual meeting of OSB's shareholders, in order to be so included for the 1997 annual meeting shareholder proposals must have been received by OSB no later than November 22, 1996.

             INDEX TO FCB AND OSB CONSOLIDATED FINANCIAL STATEMENTS

   FCB Financial Corp.
   Consolidated Financial Statements as of and for the periods ended December 31, 1996 (Unaudited) and
   March 31, 1996 and 1995

      Independent Auditors' Report   . . . . . . . . . . . . . . . . . . II-2

      Consolidated Statements of Financial Condition as
      of March 31, 1996 and 1995   . . . . . . . . . . . . . . . . . . . II-3

      Consolidated Statements of Income for the Years
      Ended March 31, 1996, 1995 and 1994  . . . . . . . . . . . . . . . II-5

      Consolidated Statements of Shareholders' Equity for
      the Years Ended March 31, 1996, 1995 and 1994  . . . . . . . . . . II-7

      Consolidated Statements of Cash Flows for the Years
      Ended March 31, 1996, 1995 and 1994  . . . . . . . . . . . . . . . II-8

      Notes to Consolidated Financial Statements   . . . . . . . . . .  II-11

      Consolidated Statements of Financial Condition as
      of December 31, 1996 and March 31, 1996 (Unaudited)    . . . . .  II-40

      Consolidated Statements of Income for the Three Months
      and the Nine Months Ended December 31, 1996 and
      1995 (Unaudited)   . . . . . . . . . . . . . . . . . . . . . . .  II-42

      Consolidated Statements of Shareholders' Equity for
      the Nine Months Ended December 31, 1996 and
      1995 (Unaudited)   . . . . . . . . . . . . . . . . . . . . . . .  II-43

      Consolidated Statements of Cash Flows for the Three
      Months and the Nine Months Ended December 31, 1996
      and 1995 (Unaudited)   . . . . . . . . . . . . . . . . . . . . .  II-44

      Notes to Unaudited Consolidated Financial Statements   . . . . .  II-45

   OSB Financial Corp.
   Consolidated Financial Statements as of and for the periods ended December 31, 1996 and 1995

      Independent Auditors' Report   . . . . . . . . . . . . . . . . .  II-47

      Consolidated Statements of Financial Condition as
      of December 31, 1996 and 1995  . . . . . . . . . . . . . . . . .  II-48

      Consolidated Statements of Income for the Years Ended
      December 31, 1996, 1995 and 1994   . . . . . . . . . . . . . . .  II-49

      Consolidated Statements of Stockholders' Equity for
      the Years Ended December 31, 1996, 1995 and 1994   . . . . . . .  II-50

      Consolidated Statements of Cash Flows for the
      Years Ended December 31, 1996, 1995 and 1994   . . . . . . . . .  II-51

      Notes to Consolidated Financial Statements   . . . . . . . . . .  II-52

                          INDEPENDENT AUDITOR'S REPORT

   Board of Directors and Shareholders
   FCB Financial Corp.
   Neenah, Wisconsin

   We have audited the accompanying consolidated statements of financial condition of FCB Financial Corp. and Subsidiaries as of March 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended March 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial condition of FCB Financial Corp. and Subsidiaries at March 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1996, in conformity with generally accepted accounting principles.


                                 /s/ Wipfli Ullrich Bertelson CPAs
                                     Certified Public Accountants

   April 17, 1996
   Green Bay, Wisconsin

                      FCB FINANCIAL CORP. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             March 31, 1996 and 1995
                             (Dollars In Thousands)

                              ASSETS
                                                       1996        1995

   Cash                                            $    475    $    453
   Interest-bearing deposits                          4,317       4,320
                                                   --------    --------
   Cash and cash equivalents                          4,792       4,773

   Investment securities held to maturity
    (estimated fair value of $6,965 and
    $11,799 at March 31, 1996 and 1995,
    respectively)                                     6,986      11,993
   Mortgage-related securities available for
    sale, at fair value                               6,906           0
   Mortgage-related securities held to
    maturity (estimated fair value of $17,986
    and $26,049 at March 31, 1996 and 1995,
    respectively)                                    17,850      26,348
   Investment in Federal Home Loan Bank stock,
    at cost                                           2,595       2,235
   Loans held for sale - Net of unrealized
    loss of $101 and $4 at March 31, 1996 and
    1995, respectively                                5,161         708
   Loans receivable - Net                           204,897     186,807
   Real estate held for investment                      196         216
   Interest receivable on loans                       1,167       1,005
   Interest receivable - Other                          228         264
   Office properties and equipment                    4,211       4,430
   Prepaid expenses and other assets                    267         299
   Deferred income taxes                                404         227
                                                   --------    --------
   TOTAL ASSETS                                    $255,660    $239,305
                                                   ========    ========

                      LIABILITIES AND SHAREHOLDERS' EQUITY
   Liabilities:
     Deposit accounts                              $151,115    $143,851
     Borrowed funds                                  51,900      42,400
     Advance payments by borrowers for
      taxes and insurance                             2,410       2,465
     Accrued and other liabilities:
       Interest                                         949         806
       Other                                          1,545       1,412
     Dividends payable                                  360         299
     Accrued income taxes                               189          55
                                                   --------    --------
        Total liabilities                          $208,468    $191,288
                                                   --------    --------
   Commitments and contingencies (See Note 15)

   Shareholders' equity:
     Common stock - $.01 par value
       Authorized - 15,000,000 shares
       Issued - 2,909,500 shares at
         March 31, 1996 and 1995                         29          29
     Additional paid-in capital                      28,693      28,526
     Retained earnings - Substantially restricted    25,930      24,916
     Unrealized loss on securities available
      for sale - Net of tax                             (26)          0
     Unearned compensation - ESOP                    (1,118)     (1,361)
                                                   --------    --------
     Totals                                          53,508      52,110
     Less - 396,886 and 277,856 shares of
       treasury common stock, at cost, at
       March 31, 1996 and 1995, respectively         (6,316)     (4,093)
                                                   --------    --------
        Total shareholders' equity                   47,192      48,017
                                                   --------    --------
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY      $255,660    $239,305
                                                   ========    ========

          See accompanying notes to consolidated financial statements.

                      FCB FINANCIAL CORP. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                   Years Ended March 31, 1996, 1995, and 1994
                (Dollars In Thousands, Except Per Share Amounts)

                                                  1996       1995       1994
   Interest and dividend income:
     Mortgage loans                            $13,818    $11,660    $11,024
     Other loans                                 2,147      1,302        955
     Investment securities                         422        572        211
     Mortgage-related securities                 1,718      1,387        947
     Dividends on stock in Federal
      Home Loan Bank                               154        103         82
     Interest-bearing deposits                      60         36        272
                                               -------    -------    -------
       Total interest and dividend income       18,319     15,060     13,491
                                               -------    -------    -------
   Interest expense:
     Deposit accounts                            7,703      5,950      6,648
     Borrowed funds                              2,378      1,415          4
                                               -------    -------    -------
       Total interest expense                   10,081      7,365      6,652
                                               -------    -------    -------
       Net interest income                       8,238      7,695      6,839
   Provision for loan losses                       200         36         76
                                               -------    -------    -------
       Net interest income after
        provision for loan losses                8,038      7,659      6,763
                                               -------    -------    -------
   Noninterest income:
     Loan fees and charges                         370        359        327
     Savings fees and charges - Net                117        102         97
     Gain (loss) on sale of loans - Net             80        (57)       180
     Gain on sale of foreclosed property             -          -         13
     Other income                                  198        193        191
                                               -------    -------    -------
       Total noninterest income                    765        597        808
                                               -------    -------    -------
   Operating expenses:
     Compensation, payroll taxes and
     other employee benefits                     2,288      2,172      1,819
     Marketing                                     250        277        222
     Occupancy                                     724        690        602
     Data processing                               248        225        225
     Federal insurance premiums                    349        331        323
     Other                                         720        685        652
                                               -------    -------    -------
       Total operating expenses                  4,579      4,380      3,843
                                               -------    -------    -------
   Income before provision for income
    taxes and cumulative effect of
    change in accounting principle               4,224      3,876      3,728
   Provision for income taxes                    1,667      1,493      1,427
                                               -------    -------    -------
   Income before cumulative effect of
    change in accounting principle               2,557      2,383      2,301
   Cumulative effect of change in
    accounting principle - Initial
    adoption of Statement of Financial
    Accounting Standards No. 109,
    "Accounting for Income Taxes"                    -          -        140
                                               -------    -------    -------
   Net income                                  $ 2,557    $ 2,383    $ 2,441
                                               =======    =======    =======
   Earnings per share before cumulative
    effect of change in accounting principle $ 1.01 $ .93 $ .79 Earnings per share on cumulative effect
    of change in accounting principle                -          -        .05
                                               -------    -------    -------
   Total earnings per share                    $  1.01    $   .93    $   .84
                                               =======    =======    =======
   Cash dividends declared per share           $   .60    $   .45    $   .12
                                               =======    =======    =======

          See accompanying notes to consolidated financial statements.

                                                FCB FINANCIAL CORP. AND SUBSIDIARIES

                                           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                             Years Ended March 31, 1996, 1995, and 1994
                                          (Dollars In Thousands, Except Per Share Amounts)

                                                                       Unrealized Losses
                                               Additional                on Securities       Unearned     Treasury
                                     Common      Paid-In    Retained     Available For    Compensation-    Common
                                      Stock      Capital    Earnings   Sale, Net of Tax        ESOP        Stock         Total
   Balance at March 31, 1993          $  --     $    --     $21,603          $  --         $    --        $    --       $21,603

   Net proceeds from sale of stock       29      28,421          --             --          (1,800)            --        26,650
   Net income for 1994                   --          --       2,441             --              --             --         2,441
   Cash dividends declared ($.12
    per share)                           --          --        (344)            --              --             --          (344)
   Repayment on ESOP borrowing           --          --          --             --             194             --           194
   Purchase of treasury common
    stock - 75,500 shares                --          --          --             --              --         (1,047)       (1,047)
                                      -----     -------     -------           ----         -------         ------       -------
   Balance at March 31, 1994             29      28,421      23,700             --          (1,606)        (1,047)       49,497

   Net income for 1995                   --          --       2,383             --              --             --         2,383
   Cash dividends declared ($.45
    per share)                           --          --      (1,142)            --              --             --        (1,142)
   Amortization of unearned
    compensation - ESOP                  --         105          --             --             245             --           350
   Exercise of stock options -
    5,819 treasury common shares         --          --         (25)            --              --             84            59
   Purchase of treasury common
    stock - 208,175 shares               --          --          --             --              --         (3,130)       (3,130)
                                      -----     -------     -------           ----         -------         ------       -------
   Balance at March 31, 1995             29      28,526      24,916             --          (1,361)        (4,093)       48,017

   Net income for 1996                   --          --       2,557             --              --             --         2,557
   Cash dividends declared ($.60
    per share)                           --          --      (1,484)            --              --             --        (1,484)
   Amortization of unearned
    compensation - ESOP                  --         167          --             --             243             --           410
   Increase in unrealized losses
    on securities available for
    sale - Net of tax                    --          --          --            (26)             --             --           (26)
   Exercise of stock options -
    12,500 treasury common shares        --          --         (59)            --              --            184           125
   Purchase of treasury common
    stock - 131,530 shares               --          --          --             --              --         (2,407)       (2,407)
                                      -----     -------     -------           ----          ------        -------       -------
   Balance at March 31, 1996          $  29     $28,693     $25,930          $ (26)        $(1,118)       $(6,316)      $47,192
                                      =====     =======     =======          =====         =======        =======       =======

                                    See accompanying notes to consolidated financial statements.


                      FCB FINANCIAL CORP. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   Years Ended March 31, 1996, 1995, and 1994
                             (Dollars In Thousands)

                                                  1996       1995       1994
   Cash flows from operating activities:
      Net income                               $ 2,557     $ 2,383    $ 2,441
                                               -------     -------    -------
       Adjustments to reconcile net
       income to net cash provided by
       (used in) operating activities:
         Depreciation                              271         250        214
         Net amortization (accretion) of
         premiums and discounts on
         investment and mortgage-related
         securities                                (79)        (59)        26
         (Credit) provision for deferred
         income taxes                             (161)        152        (90)
         Gain on sale of foreclosed property         -           -        (13)
         Provision for loan losses                 200          36         78
         Gain on sale of fixed assets - Net         (2)          -          -
         (Gain) loss on sale of loans - Net        (80)         57       (180)
         Stock dividends on Federal
          Home Loan Bank stock                       -         (34)       (57)
         Loss pass-through on real
          estate held for investment                20          18         18
         Loans originated for sale             (27,227)     (8,333)   (81,947)
         Proceeds from loan sales               21,704       5,903     89,702
         Changes in operating assets
          and liabilities:
           Interest receivable                    (160)       (267)      (135)
           Prepaid expenses and other assets        32         (48)       (19)
           Accrued and other liabilities           276        (189)    (2,034)
           Accrued income taxes                    134          55        (10)
           Unearned compensation - ESOP            410         350        194
                                               -------     -------    -------
             Total adjustments                  (4,662)     (2,109)     5,747
                                               -------     -------    -------
   Net cash provided by (used in)
    operating activities                        (2,105)        274      8,188
                                               -------     -------    -------
   Cash flows from investing activities:
     Proceeds from maturities of investment
      securities held to maturity               12,000       2,000          -
     Purchase of investment securities
      held to maturity                          (7,000)          -    (13,914)
     Principal repayments on mortgage-related
      securities held to maturity                1,509       1,690      8,011
     Principal repayments on mortgage-related
      securities available for sale                127           -          -
     Purchase of mortgage-related securities
      held to maturity                               -     (10,740)    (5,984)
     Purchase of Federal Home Loan Bank stock     (326)       (791)         -
     Net increase in loans                     (17,193)    (31,691)   (19,947)
     Proceeds from sale of foreclosed
      property and other real estate                53           -        193
     Proceeds from disposal of fixed assets         10           -          -
     Capital expenditures                          (60)       (799)      (680)
                                               -------     -------    -------
   Net cash used in investing activities       (10,880)    (40,331)   (32,321)
                                               -------     -------    -------
   Cash flows from financing activities:
     Net increase (decrease) in
      deposit accounts                           7,264       5,643    (16,284)
     Net increase in borrowed funds              9,500      38,400      4,000
     Net (decrease) increase in advance
      payments by borrowers for taxes
      and insurance                                (55)        304        541
     Proceeds from exercise of stock options       125          59          -
     Net proceeds from sale of stock                 -           -     26,650
     Purchase of treasury common stock          (2,407)     (3,130)    (1,047)
     Dividends paid                             (1,423)     (1,013)      (174)
                                               -------     -------    -------
   Net cash provided by financing activities    13,004      40,263     13,686
                                               -------     -------    -------
   Net increase (decrease) in cash and
    cash equivalents                                19         206    (10,447)
   Cash and cash equivalents at beginning        4,773       4,567     15,014
                                               -------     -------    -------
   Cash and cash equivalents at end            $ 4,792     $ 4,773    $ 4,567
                                               =======     =======    =======
   Supplemental cash flow information:

   Cash paid during the year for:
     Interest on deposit accounts              $ 7,457     $ 5,792    $ 6,793
     Interest on borrowed funds                  2,374       1,195          4
     Income taxes                                1,630       1,349      1,527
   Loans transferred to foreclosed
    properties and properties
    subject to foreclosure                          53           -         32
   Loans originated from sale of
    foreclosed properties                            -           -         22
   Loans transferred from held for
    sale to held for investment                  1,150      11,767          -


          See accompanying notes to consolidated financial statements.

                      FCB FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Nature of Operations.

   FCB Financial Corp. is a Wisconsin corporation and the savings and loan holding company for Fox Cities Bank, F.S.B. (the "Bank"). The Bank is a federally chartered savings bank and operates as a full service financial institution with a primary market area including, but not limited to, Outagamie and Winnebago Counties of East Central Wisconsin. The Bank emphasizes first mortgage loans secured by one- to four-family real estate located in its market area. The Bank, through its wholly-owned subsidiary, Fox Cities Financial Services, Inc., sells various insurance products and tax deferred annuities. Fox Cities Financial Services, Inc. also holds a 50% limited partnership interest in an apartment complex located in Menasha, Wisconsin. The partnership qualifies for federal low income housing tax credits. Additionally, the Bank owns Fox Cities Investments, Inc., a Nevada corporation, which owns and manages a portfolio of investment securities, all of which are permissible investments of the Bank itself.

   Use of Estimates in Preparation of Financial Statements.

   The preparation of the accompanying financial statements of FCB Financial Corp. and Subsidiaries (the "Corporation") in conformity with generally accepted accounting principles requires the use of certain estimates and assumptions that directly affect the reported amounts of assets, liabilities, revenues, and expenses. Actual results may differ from these estimates.

   Principles of Consolidation.

   The accompanying consolidated financial statements include the accounts of FCB Financial Corp., Fox Cities Bank, F.S.B., and its wholly owned subsidiaries, Fox Cities Financial Services, Inc. and Fox Cities Investments, Inc., after elimination of significant intercompany accounts and transactions.

   Cash Equivalents.

   The Corporation considers all highly liquid debt instruments with original maturities when purchased of three months or less to be cash equivalents.

   Investment and Mortgage-Related Securities Held to Maturity and Available for Sale.

   Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designations as of each statement of condition date. Debt securities are classified as held to maturity when the Corporation has the positive intent and ability to hold the securities to maturity. Held to maturity securities are stated at amortized cost. Debt securities not classified as held to maturity are classified as available for sale. Available for sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of shareholders' equity.

   Interest and dividends are included in interest income from securities as earned. Realized gains and losses, and declines in value judged to be other than temporary are included in net gains and losses from sales of investment and mortgage-related securities. The cost of securities sold is based on the specific identification method.

   Loans Held for Sale.

   Loans held for sale consist of the current origination of certain fixed-rate mortgage loans and are recorded at the lower of aggregate cost or fair value. Fees received from the borrower are deferred and recorded as an adjustment of the sale price. A gain or loss is recognized at the time of the sale reflecting the present value of the difference between the contractual interest rate of the loans sold and the yield to the investor, adjusted for an estimated normal servicing fee. The servicing fee is recognized as the related loan payments are received.

   Loans Receivable.

   Loans receivable are stated at unpaid principal balances, less unamortized unrealized losses, the allowance for loan losses, and net deferred loan-origination fees and discounts.

   Interest income is recognized using the interest method. Accrual of interest is discontinued either when reasonable doubt exists as to the full, timely collection of interest or principal or when a loan becomes contractually past due by 90 days or more with respect to interest or principal. At that time, any accrued but uncollected interest is reversed, and additional income is recorded only to the extent that payments are received and the collection of principal is reasonably assured.

   Loan Fees and Related Costs.

   Certain loan-origination fees, commitment fees, and direct loan-origination costs are being deferred and the net amounts amortized as an adjustment of the related loan's yield. The Bank is amortizing these amounts into interest income, using the level-yield method, over the contractual life of the related loan.

   Other loan-origination and commitment fees not required to be recognized as a yield adjustment are included in loan fees and charges.

   Foreclosed Properties.

   Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value at the date of foreclosure. Subsequently, the foreclosed assets are carried at the lower of the newly established cost or fair value less estimated selling costs.

   Costs related to the development and improvement of property are capitalized, whereas costs relating to the holding of property are expensed.

   Allowance for Loan Losses.

   Effective April 1, 1995, the Corporation adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by Statement No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures."

   In accordance with the new standard, the allowance for loan losses should include specific allowances related to loans which have been judged to be impaired and which fall within the scope of Statement No. 114. A loan is impaired when, based on current information, it is probable the Corporation will not collect all amounts due in accordance with the contractual terms of the loan agreement. These specific allowances are based on discounted cash flows of expected future payments using the loan's initial effective interest rate or the fair value of the collateral if the loan is collateral dependent.

   Since the Corporation evaluates the overall adequacy of the allowance for loan losses on an ongoing basis, the adoption of Statement No. 114 did not affect the amount of the allowance for loans losses or the existing income recognition and charge-off policies for nonperforming loans.

   The Corporation continues to maintain a general allowance for loans and foreclosed properties not within the scope of Statement No. 114. The allowance for loan and foreclosed property losses is maintained at a level which management believes is adequate to provide for possible losses. Management periodically evaluates the adequacy of the allowance using the Corporation's past loss experience, known and inherent risks in the portfolio, composition of the portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective since it requires material estimates that may be susceptible to significant change.

   Office Properties and Equipment.

   Office properties and equipment are recorded at cost less accumulated depreciation. Maintenance and repair costs are charged to expense as incurred. When property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts and the resulting gain or loss is recorded in income or expense, respectively.

   The cost of office properties and equipment is being depreciated by the straight-line method over the estimated useful lives. The cost of leasehold improvements is amortized on a straight-line method over the lesser of the term of the respective lease or the estimated economic life of the improvements.

   Income Taxes.

   The Corporation files one consolidated federal income tax return. Federal income tax expense (benefit) is allocated to each subsidiary based on an intercompany tax sharing agreement. Each subsidiary files separate state franchise tax returns.

   Deferred income taxes have been provided under the liability method. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, as measured by the enacted tax rates which will be in effect when these differences are expected to reverse. Deferred tax expense is the result of changes in the deferred tax asset and liability.

   Federal Home Loan Bank Stock.

   The Corporation's investment in Federal Home Loan Bank ("FHLB") stock at March 31, 1996 and 1995 meets the minimum amount required by current regulation and is carried at cost which is its redeemable (fair) value since the market for this stock is limited.

   Earnings Per Share.

   Earnings per share of common stock for the year ended March 31, 1994 was computed based on consolidated net income and weighted average outstanding shares as if the Corporation's initial public offering took place April 1, 1993. The weighted average number of shares used to compute earnings per share for the years ended March 31, 1996, 1995 and 1994 were 2,482,369, 2,554,761 and 2,900,074, respectively. Common stock equivalents are computed using the treasury stock method. Primary and fully diluted earnings per share are the same for the years ended March 31, 1996, 1995, and 1994 as there is less than 3% dilution.

   Future Accounting Changes.

   In March, 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which requires long-lived assets and certain intangibles to be held and used by an entity to be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The Statement also requires long-lived assets and certain intangibles to be disposed of to be reported at the lower of carrying amount or fair value less cost to sell. The Corporation will adopt Statement No. 121 as of April, 1996.
   Management anticipates that the adoption of this Statement will not have a material impact on the Corporation's financial condition or results of operations.

   In May, 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights," which requires that an allocation of costs be made between loans and their related servicing rights for loans originated with a definitive plan to sell or to securitize these loans and retain the servicing rights. Statement No. 122 will require entities to recognize a separate asset for servicing rights which will increase the gain on sale of loans when the servicing rights are retained. Currently, costs are fully allocated to the loans and servicing income is recognized as it is received over the life of the loan. The Corporation will adopt Statement No. 122 as of April, 1996. The impact of adopting the Statement is contingent upon the volume of future loan sales. Management cannot predict at this time the levels of future loan sales, but anticipates that the adoption of Statement No. 122 will not have a material impact on the Corporation's financial condition or results of operations.

   In October, 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which recognizes the fair value on the date of grant of employee stock option awards either by recognizing compensation expense or by providing extensive new footnotes to include pro-forma disclosures of net income and earnings per share. The Corporation will adopt Statement No. 123 in fiscal year 1997 by the use of expanded footnotes.
   As such, the Statement will have no effect on the Corporation's financial condition or results of operations.

   Reclassifications.

   Certain amounts in the 1995 and 1994 consolidated financial statements have been reclassified to conform to the 1996 presentation.

   NOTE 2 - CHANGES IN ACCOUNTING METHOD

   In May 1993, the FASB issued SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." As required by the Statement, the Corporation adopted the provisions of the new standard on April 1, 1994. In accordance with the Statement, prior period consolidated financial statements have not been restated to reflect the change in accounting principle. There was no impact on shareholders' equity as a result of the initial adoption of Statement No. 115.

   Effective April 1, 1994, the Corporation adopted Statement of Position ("SOP") 93-6, "Employers Accounting for Employee Stock Ownership Plans," issued by the American Institute of Certified Public Accountants. The SOP applies to the Corporation's Employee Stock Ownership Plan ("ESOP") shares that were not committed to be released as of April 1, 1994 and requires that 1) compensation expense be recognized based on the fair value of the ESOP shares when committed to be released rather than based on the cost of the shares to the ESOP as required under previous accounting, and 2) ESOP shares that have not been committed to be released are not considered outstanding for purposes of computing earnings per share, as was required by previous accounting.

   Adoption of SOP 93-6 decreased net income for the year ended March 31, 1995 by approximately $116,000 and increased earnings per share by $0.01 for the year. Despite the negative effect of the SOP on net income, earnings per share increased due to an average of 158,011 shares which were not committed to be released during the year ended March 31, 1995, and therefore, were not considered outstanding under SOP 93-6. Under previous accounting, these shares were considered outstanding for computation of earnings per share.

   Effective April 1, 1993, the Corporation adopted the liability method of accounting for income taxes prescribed by Statement No. 109. The Corporation elected to recognize the cumulative effect of the change as of April 1, 1993, totalling $140,000, as a credit to income in 1994.

   NOTE 3 - INVESTMENT SECURITIES HELD TO MATURITY

   The amortized cost and estimated fair value of investment securities held to maturity at March 31 are as follows:

                                    Gross       Gross       Estimated
                       Amortized  Unrealized   Unrealized     Fair
                         Cost       Gains       Losses       Value
                                (Dollars In Thousands)
        1996

   U.S. government
    securities         $ 6,986     $   -        $  21       $ 6,965
                       ========    =====        =====       =======

        1995

   U.S. government
    securities         $ 11,993    $   -        $ 194       $11,799
                       ========    =====        =====       =======

   There were no sales of investment securities during the years ended March 31, 1996, 1995 and 1994.

   The amortized cost and estimated fair value of all investment securities at March 31, 1996, by contractual maturity, are shown below:

                                                              Estimated
                                                Amortized       Fair
                                                   Cost        Value
                                                (Dollars In Thousands)

        Due in one year or less                    $3,998      $3,984
        Due after one year through five years       2,988       2,981
                                                   ------      ------
        Total                                      $6,986      $6,965
                                                   ======      ======

   Fair values of many securities are estimates based on financial methods or prices paid for similar securities. It is possible interest rates could change considerably resulting in a material change in the estimated fair value.

   NOTE 4 - MORTGAGE-RELATED SECURITIES

   The amortized cost and estimated fair value of mortgage-related securities at March 31 are as follows:

                                               Gross        Gross    Estimated
                                 Amortized   Unrealized   Unrealized    Fair
                                    Cost       Gains        Losses      Value
                                             (Dollars In Thousands)
      1996
   Available for Sale:
   Government National
    Mortgage Association
    Certificates                  $ 2,964       $ 54         $  -     $ 3,018
   Collateralized Mortgage
    Obligations                     3,984          -           96       3,888
                                  -------       ----         ----     -------
   Total                          $ 6,948       $ 54         $ 96     $ 6,906
                                  =======       ====         ====     =======

   Held to Maturity:

   Government National
    Mortgage Association
    Certificates                  $ 1,649       $ 27         $  -     $ 1,676
   Collateralized Mortgage
    Obligations                    10,519         38            -      10,557
   Federal Home Loan
    Mortgage Corporation
    Certificates                    2,755         15            -       2,770
   Federal National
    Mortgage Association
    Certificates                    2,927         56            -       2,983
                                  -------       ----         ----     -------
    Total                         $17,850       $136         $  -     $17,986
                                  =======       ====         ====     =======
      1995

   Held to Maturity:

   Government National
    Mortgage Association
    Certificates                  $ 5,295       $  -         $ 56     $ 5,239
   Collateralized Mortgage
    Obligations                    14,477         12          158      14,331
   Federal Home Loan
    Mortgage Corporation
    Certificates                    3,286          -           44       3,242
   Federal National
    Mortgage Association
    Certificates                    3,290          7           60       3,237
                                  -------       ----         ----     -------
   Total                          $26,348       $ 19         $318     $26,049
                                  =======       ====         ====     =======

   There were no sales of mortgage-related securities during the years ended March 31, 1996, 1995 and 1994. Expected maturities for mortgage-related securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

   Fair values of many securities are estimates based on financial methods or prices paid for similar securities. It is possible interest rates could change considerably resulting in a material change in the estimated fair value.

   In October, 1995, the FASB issued a Special Report authorizing a change in classification of investment securities. This opportunity was created to enable entities to fine tune earlier decisions regarding classifications under Statement No. 115. Under the Special Report, reclassifications were to be made by December 31, 1995 at fair market value. As a result, the Corporation re-evaluated its investment portfolio and transferred mortgage-related securities with a book value of $7,075,000 and a market value of $7,042,000 from held to maturity to available for sale in December, 1995. Mortgage-related securities available for sale are shown on the statement of financial position at fair market value. The excess of cost over fair market value of the securities available for sale is shown net of tax as a separate component of shareholders' equity.

   NOTE 5 - LOANS RECEIVABLE

   Details of loans receivable at March 31 follow:

                                              1996        1995
                                           (Dollars In Thousands)

      First mortgage loans:
        One- to four-family residential     $127,426    $127,172
        Five or more family residential       13,275      11,346
        Commercial                            28,636      25,512
        Construction                          13,381       7,715
                                            --------    --------
        Subtotals                            182,718     171,745
                                            --------    --------
      Consumer loans:
        Home improvement and home equity      14,912      12,168
        Auto and recreational vehicles        11,974       7,140
        Educational                            1,036         890
        Other                                    469         587
                                            --------    --------
        Subtotals                             28,391      20,785
                                            --------    --------
      Totals                                 211,109     192,530
                                            --------    --------
      Less:
        Undisbursed loan proceeds              4,307       4,031
        Unearned interest and loan fees          351         292
        Unamortized unrealized loss              479         525
        Allowance for loan losses              1,075         875
                                            --------    --------
        Subtotals                              6,212       5,723
                                            --------    --------
      Totals                                $204,897    $186,807
                                            ========    ========

   A summary of the activity in the allowance for loan losses is as follows:

                                              Year Ended March 31,
                                          1996        1995      1994
                                             (Dollars In Thousands)

      Balance at beginning              $  875        $840        $766
      Provisions                           200          36          76
      Charge-offs                            -          (1)         (2)
                                        ------        ----        ----
      Balance at end                    $1,075        $875        $840
                                        ======        ====        ====

   Nonperforming loans, which include loans on which the accrual of interest has been discontinued, totalled approximately $234,000 and $270,000 at March 31, 1996 and 1995, respectively. The Bank did not have any troubled debt restructurings at March 31, 1996 and 1995. The Bank did not have any impaired loans during fiscal 1996 and at March 31, 1996.

   Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of these loans at March 31 are summarized as follows:

                                             1996        1995        1994
                                                (Dollars in Thousands)

      Mortgage loan portfolios serviced
       for:
         Federal Home Loan Mortgage
          Corporation                      $116,275    $111,802    $117,191
         Other investors                      5,094       4,533       4,403
                                           --------    --------    --------
      Totals                               $121,369    $116,335    $121,594
                                           ========    ========    ========

   More than 90% of the Bank's lending activity is with borrowers within its primary market area, East Central Wisconsin. Although the Bank has a diversified portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the general economic conditions of the area.

   NOTE 6 - FORECLOSED PROPERTIES

   There were no foreclosed properties at March 31, 1996 and 1995.

   A summary of the activity in the allowance for losses on foreclosed properties is as follows:

                                            Year Ended March 31,
                                        1996        1995       1994
                                           (Dollars In Thousands)

      Balance at beginning              $-0-        $-0-       $  5
      Provisions                           -           -          2
      Charge-offs                          -           -         (7)
                                        ----        ----       ----
      Balance at end                    $-0-        $-0-       $-0-
                                        ====        ====       ====

   NOTE 7 - OFFICE PROPERTIES AND EQUIPMENT

   Office properties and equipment at March 31 consist of the following:

                                                 1996        1995
                                             (Dollars In Thousands)

      Land and land improvements                $  997      $  984
      Buildings and building improvements        4,128       4,131
      Leasehold improvements                        68          68
      Furniture, fixtures, and equipment         1,573       1,601
      Automobiles                                   39          34
                                                ------      ------
      Subtotals                                  6,805       6,818
      Less - Accumulated depreciation            2,594       2,388
                                                ------      ------
      Total office properties and equipment     $4,211      $4,430
                                                ======      ======


   NOTE 8 - DEPOSIT ACCOUNTS

   Deposit accounts at March 31 are summarized as follows:

                                               1996         1995
                                             (Dollars In Thousands)

   NOW accounts:
      Non-interest bearing                   $  2,591      $  1,627
      Interest bearing (1.50% - 1.75%
       in 1996 and 1.75% - 2.00% in 1995)       8,484         7,864
   Regular savings accounts
    (0% - 2.80% in 1996 and
    0% - 3.00% in 1995)                        18,896        20,275
   Money market accounts
    (0% - 4.30% in 1996 and
    0% - 4.75% in 1995)                        17,703        16,706
   Certificate accounts
    (4.00% - 7.00% in 1996
    and 3.00% - 8.00% in 1995)                103,441        97,379
                                             --------      --------
   Totals                                    $151,115      $143,851
                                             ========      ========
   Weighted average
    interest rate                                5.07%         4.97%
                                                 ====          ====

   Certificate accounts include $7.5 million and $5.6 million in denominations of $100,000 or more at March 31, 1996 and 1995, respectively.

   On March 31, 1996, certificate accounts have scheduled maturity dates as follows:
                                 Year Ending March 31,
                   1997     1998       1999      2000      2001      Totals
                               (Dollars In Thousands)

   4.00-4.99%   $ 3,090   $   268    $  168    $   73    $    -     $ 3,599

   5.00-5.99%    38,849    10,586     3,384       793     1,820      55,432

   6.00-6.99%    18,365    10,694     4,572       148       395      34,174

   7.00-7.99%       745     9,438        50         -         3      10,236

      Totals    $61,049   $30,986    $8,174    $1,014    $2,218    $103,441
                =======   =======    ======    ======    ======    ========


   Interest expense on deposit accounts consists of the following:

                                                Year Ended March 31,
                                             1996       1995        1994
                                               (Dollars In Thousands)

   NOW and money market accounts            $  836    $  758      $  898
   Regular savings accounts                    466       694       1,014
   Certificate accounts                      6,326     4,428       4,663
   Advance payments by borrowers for
    taxes and insurance                         75        70          73
                                            ------    ------      ------
      Totals                                $7,703    $5,950      $6,648
                                            ======    ======      ======

   NOTE 9 - BORROWED FUNDS

   Borrowed funds consist of FHLB advances at March 31 and are summarized as follows:
                                     1996                     1995
                                          Weighted                Weighted
                                          Average                 Average
                               Amount     Rate          Amount    Rate
                                         (Dollars in Thousands)
   FHLB advance maturing
      1997                    $22,500      5.38%        $17,000     6.70%
      1998                      3,000      5.43           3,000     6.15
      1999                      5,000      5.60           8,000     6.18
      2000                      8,000      5.45             ---      ---
   Open Line of Credit         13,400      5.60          14,400     6.60
                              -------      ----         -------     ----
      Total                   $51,900      5.47%        $42,400     6.48%
                              =======      ====         =======     ====

   The Corporation is required to maintain as collateral unencumbered one- to four-family mortgage loans such that the outstanding balance of FHLB advances does not exceed 60% of the book value of this collateral. The borrowings are also collateralized by the FHLB stock owned by the Corporation. The variable rate term borrowings total $11.0 million and are at interest rates tied to the one-month LIBOR index. The open line of credit interest rate is based on the FHLB's daily investment deposit rate plus 0.45%.

   Accrued interest payable on advances totalled $224,000 and $220,000 at March 31, 1996 and 1995, respectively. The maximum amount of advances outstanding at any month-end during the years ended March 31, 1996 and 1995 was $51,900,000 and $44,200,000, respectively. The approximate average amounts outstanding were $39,116,000 and $27,617,000 during the same years, respectively.

   NOTE 10 - EMPLOYEE BENEFIT PLANS

   The Bank has a qualified defined contribution plan covering substantially all full-time employees who have completed one year of service and are at least 18 years old. Participating employees can contribute up to 15% of their compensation. The Bank may make discretionary contributions for the employee's benefit. There was no expense under this plan in 1996, 1995 and 1994.

   The Bank has Deferred Compensation Agreements with three employees and a Separation Benefit Plan with seven employees. Each of these plans are nonqualified, supplemental retirement plans. Under each plan, the individual employees have a set amount to be accrued for at age 65. The current accrued liability is determined based on the present value of this gross amount. The Deferred Compensation Agreement has an additional stipulation that the participants must be employed at age 55 to receive their benefits. There is no similar stipulation in the Separation Benefit Plan. At March 31, 1996, the maximum liability which could be paid under these agreements is $381,000. The amount charged to operations was $18,000, $18,000, and $14,000 for 1996, 1995, and 1994, respectively, under these agreements.

   The Corporation has reserved 290,950 shares of common stock to be issued under a nonqualified stock option plan for employees and directors. A committee comprised of at least three directors of the Corporation administers the plan. The committee determines the persons to whom awards will be granted under the plan, except for certain option grants to nonemployee directors which are automatic pursuant to the terms of the plan. Options granted under the plan may be incentive stock options ("ISO") or nonincentive stock options ("SO"), provided that only SOs may be granted to nonemployee directors. The per share exercise price of options granted under the plan may not be less than the fair market value of a share of Corporation common stock on the date of grant, subject to certain additional limitations for ISOs granted to a 10% or more shareholder. Options granted under the plan and outstanding as of March 31, 1996 have an exercise term of ten years from the grant date. The plan also authorizes the committee to grant stock appreciation rights to officers and employees of the Corporation. The plan has a ten-year term, subject to early termination at the direction of the Board of Directors of the Corporation.

   The following is a summary of stock option activity:

                                               Shares      Option Price
                                            Under Option   Per Share

      Outstanding at April 1, 1993                  -         -

      Granted                                 136,163         $10
      Canceled                                 (5,819)        $10
                                              -------
      Outstanding at March 31, 1994           130,344         $10

      Granted                                   5,819         $15
      Exercised                                (5,819)        $10
                                              -------
      Outstanding at March 31, 1995           130,344       $10 - $15

      Exercised                               (12,500)        $10
                                              -------
      Outstanding at March 31, 1996           117,844       $10 - $15
                                              =======

   At March 31, 1996 there were 38,474 shares eligible for exercise. The options above are nonincentive stock options and are eligible to be exercised over a five-year period at 20% each year.

   The Corporation sponsors an ESOP for substantially all of its full-time employees. As part of the stock conversion, the ESOP borrowed $1,800,000 from FCB Financial Corp. and purchased 180,000 shares of Corporation common stock. The loan is payable in annual installments of approximately $243,000 including interest at a rate of 6.5% over a ten-year amortization. Contributions to the plan must be sufficient to service the ESOP loan. Any additional contributions are determined by the Board of Directors. All dividends received by the ESOP are used to pay debt service. As the debt is repaid, shares are released and allocated to active employees, based on the proportion of debt service paid in the year. As shares are committed to be released, the Corporation reports ESOP expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. The cost of the unearned shares is reported in the consolidated statement of financial position as unearned compensation. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as ESOP expense. ESOP expense was $380,000, $328,000 and $243,000 for 1996, 1995 and 1994, respectively.
   Dividends received by the ESOP were approximately $102,600, $70,200 and $10,800 in 1996, 1995 and 1994, respectively, and were used to reduce loan principal. The fair value of unearned ESOP shares at March 31, 1996 totalled $2.0 million.

   The following is a summary of ESOP shares at March 31:

                                                1996      1995

      Allocated                                67,390    43,101
      Committed to be released                      -         -
      Unearned                                112,610   136,899
                                              -------   -------
      Total                                   180,000   180,000
                                              =======   =======

   NOTE 11 - INCOME TAXES

   The provision for income taxes consists of the following:

                                                 Year Ended March 31,
                                                1996      1995       1994
                                                 (Dollars In Thousands)
      Current tax expense (credit):
      Federal                                  $1,532    $1,113      $1,118
      Low income housing credit                   (70)      (70)        (70)
      State                                       366       298         329
                                               ------    ------      ------
      Total current                             1,828     1,341       1,377
                                               ------    ------      ------
      Deferred tax (benefit) expense:
      Federal                                    (129)      122          39
      State                                       (32)       30          11
                                               ------    ------      ------
      Total deferred                             (161)      152          50
                                               ------    ------      ------
      Total provision for income taxes         $1,667    $1,493      $1,427
                                               ======    ======      ======


   Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Corporation's assets and liabilities. The major components of the net deferred tax asset as of March 31 are as follows:

                                                    1996       1995
                                                 (Dollars In Thousands)
   Deferred tax assets:
      Loans held for sale - Market Adjustment       $ 52        $  -
      ESOP compensation                               78           -
      Unrealized securities losses                    16           -
      Allowance for loan losses                        -          48
      Depreciation                                     -          12
      Deferred directors' fees                       222         209
      Deferred pension                                57          50
      Deferred loan fees                              92         114
      Other                                           14           9
                                                    ----        ----
      Total deferred tax assets                      531         442
                                                    ----        ----
   Deferred tax liabilities:
      Loans held for sale - Market adjustment          -         (86)
      Depreciation                                    (9)          -
      FHLB stock dividends                          (118)       (118)
      ESOP compensation                                -         (11)
                                                    ----        ----
      Total deferred tax liabilities                (127)       (215)
                                                    ----        ----
      Net deferred tax asset                        $404        $227
                                                    ====        ====

   The provision for income taxes differs from that computed at the federal statutory corporate tax rate as follows:

                                             Year Ended March 31,
                              1996              1995               1994
                        Amount  Percent   Amount Percent   Amount   Percent
                                      (Dollars In Thousands)
   Income before
    provision for
    income taxes
    and cumulative
    effect of change
    in accounting
    principle            $4,224   100%    $3,876   100%    $3,728   100%
                         ======   ===     ======   ===     ======   ===
   Tax at federal
    statutory rates      $1,436    34%    $1,318    34%    $1,268    34%
   Increase
    (decrease) in
    tax:
      State income
       taxes - Net of
       federal income
       tax benefits         220     5%       216     6%       224     6%
      Low income
       housing credit       (70)   (2%)      (70)   (2%)      (70)   (2%)
      ESOP
       compensation          47     1%        39     1%         -     -
      Other                  34     1%       (10)    0%         5     0%
                         ------    ---    ------    ---    ------    ---
   Totals                $1,667    39%    $1,493    39%    $1,427    38%
                         ======    ===    ======    ===    ======    ===


   NOTE 12 - RENTAL INCOME

   The Bank leases office space in its existing facilities under various operating leases. The leases expire on various dates between April 1, 1996 and September 20, 1998. For the years ended March 31, 1996, 1995, and 1994, the Bank earned rental income of $115,000, $106,000, and $99,000, respectively, on the leased office space.


   NOTE 13 - SHAREHOLDERS' EQUITY

   At the time of converting to a stock company, the Bank established a liquidation account in an amount equal to its total net worth as of the date of the latest consolidated statement of financial condition appearing in the final prospectus. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. Except for the purchase of stock and payment of dividends by the Bank, the existence of the liquidation account will not restrict use or application of shareholders' equity.

   Under federal laws and regulations, the Bank is required to meet certain tangible, core, and risk-based capital requirements. Tangible capital generally consists of stockholder's equity minus certain intangible assets and investments in and advances to "nonincludable" subsidiaries. Core capital generally consists of tangible capital plus qualifying intangible assets. The risk-based capital requirements presently address risk related to both recorded assets and off-balance-sheet commitments and obligations.


   The following table summarizes the Bank's capital ratios and the ratios required by federal laws and regulations at March 31, 1996:

                                       Tangible       Core     Risk-Based
                                        Capital      Capital    Capital

      Bank's Regulatory Percentage         14.70%      14.70%    25.40%
      Required Regulatory Percentage        1.50%       3.00%     8.00%
                                         -------     -------   -------
      Excess Regulatory Percentage         13.20%      11.70%    17.40%
                                         =======     =======   =======

                                                  (In Thousands)

      Bank's Regulatory Capital          $37,376     $37,376   $38,451
      Required Regulatory Capital          3,813       7,625    12,109
                                         -------     -------   -------
      Excess Regulatory Capital          $33,563     $29,751   $26,342
                                         =======     =======   =======

   The Bank has qualified under provisions of the Internal Revenue Code which permit as a deduction from taxable income an allowance for bad debts which differs from the provision for such losses charged to income.
   Accordingly, retained earnings at March 31, 1996, included approximately $8,400,000 for which no provision for federal income taxes has been made. If in the future this portion of retained earnings is used for any purpose other than to absorb bad debt losses or if the Bank fails to continue to meet certain definitional tests (which is not anticipated), federal income taxes may be imposed at the then applicable rates.

   NOTE 14 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

   The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are in the form of commitments to extend credit and involve elements of credit risk in excess of the amount recognized in the consolidated statement of financial condition.

   The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

   Financial instruments whose contract amounts represent credit risk at March 31 are as follows:

                                                      1996      1995
                                                  (Dollars In Thousands)
      Commitments to extend credit:
       Fixed rate (6.875% - 8.25% at
         March 31, 1996 and 8.25% - 9.125%
         at March 31, 1995)                          $ 5,649    $1,856
      Adjustable rate (5.875% - 8.50% at
         March 31, 1996 and 5.80% - 9.50%
         at March 31, 1995)                            4,700     4,563
                                                     -------    ------
      Total outstanding commitments                  $10,349    $6,419
                                                     =======    ======
      Unused lines of credit                         $ 1,473    $  868
                                                     =======    ======
      Commitments to sell loans                      $     -    $  461
                                                     =======    ======

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates not exceeding a maximum of 45 days or other termination clauses and may require payment of a fee. Since a portion of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the party.

   The Corporation frequently enters into loan sale commitments prior to closing loans in order to limit interest rate risk for the period of time between when a loan is committed and when it is sold. These sale commitments are typically made on a loan by loan basis and are at terms which are similar to the underlying loan.

   NOTE 15 - CONTINGENCIES

   There are currently several versions of a bill before Congress which would call for a one time assessment of an additional $0.85 to $0.90 per $100 of insured deposits for Savings Association Insurance Fund (SAIF) members.
   If this legislation were enacted into law, the Corporation would be required to pay a special assessment of approximately $1.4 million based on December 31, 1995 insured deposits. Such a special assessment, if imposed, would reduce net income in the quarter in which it is paid. Management cannot currently predict whether or when such legislation may become law.

   In addition, there is currently a version of a bill before Congress which requires a recapture of previously allowed tax bad debt provisions. If this legislation is enacted into law, the Corporation could be required to recapture its post 1987 reserves of approximately $1,067,000. The recapture would require additional tax payments over an anticipated six-year period. If enacted, the repayments are anticipated to have an immaterial impact on the income statement due to the current deferred tax implications of the allowance for loan losses. Management cannot currently predict whether or when such legislation may become law.

   The Corporation is also engaged in various routine legal proceedings which occur in the ordinary course of business. In the aggregate, management believes that the proceedings are immaterial to the consolidated financial statements of the Corporation.

   NOTE 16 - FAIR VALUES OF FINANCIAL INSTRUMENTS

   The following methods and assumptions were used to estimate the fair value of the Corporation's financial instruments:

        Cash and cash equivalents: The carrying amounts reported in the consolidated statement of financial condition for cash and short-term interest-bearing deposits approximate those assets' fair values.

        Investment and mortgage-related securities: Fair values are based on quoted market prices, where available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

        Loans receivable and loans held for sale: For certain homogeneous categories of loans, such as fixed-rate residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. The carrying amount of accrued interest approximates its fair value. Impaired loans are measured at the estimated fair value of the expected future cash flows at the loan's effective interest rate, the loan's observable market price or the fair value of the collateral for loans which are collateral dependent. Therefore, the carrying value of impaired loans approximates the estimated fair value for these assets.

        Deposit accounts: The fair value of NOW, passbook, and money market accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificate accounts is estimated using the rates currently offered for deposits of similar remaining maturities.

        Borrowed funds: Rates currently available to the Corporation for debt with similar terms and remaining maturities are used to estimate fair value of existing debt. The fair value of borrowed funds due on demand is the amount payable at the reporting date.

        Off-balance-sheet instruments: The fair value of commitments would be estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the current interest rates, and the present creditworthiness of the counter parties. Since this amount is immaterial, no amounts for fair value are presented.

        Limitations: Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Corporation's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Corporation's financial instruments, fair value estimates are based on judgments regarding future expected prepayment experience, current economic conditions, risk characteristics of various financial
        instruments, and other factors.   These estimates are subjective in
        nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include premises and equipment, other assets, and other liabilities. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

   The carrying value and estimated fair value of financial instruments at March 31 were as follows:

                                            1996                1995
                                   Carrying   Estimated  Carrying  Estimated
                                     Amount   Fair Value   Amount  Fair Value
                                             (Dollars In Thousands)
   Financial Assets:
    Cash and cash equivalents      $  4,792  $  4,792   $  4,773   $  4,773
    Investment securities
     held to maturity                 6,986     6,965     11,993     11,799
    Mortgage-related securities
     available for sale               6,906     6,906          -          -
    Mortgage-related securities
     held to maturity                17,850    17,986     26,348     26,049
    Federal Home Loan Bank stock      2,595     2,595      2,235      2,235
    Loans held for sale               5,161     5,161        708        708
    Loans receivable - Net          204,897   207,769    186,807    184,628
                                   --------  --------   --------   --------
   Total financial assets          $249,187  $252,174   $232,864   $230,192
                                   ========  ========   ========   ========
   Financial liabilities:
    Deposit accounts:
      NOW accounts                 $ 11,075  $ 11,075   $  9,491   $  9,491
      Regular savings accounts       18,896    18,896     20,275     20,275
      Money market accounts          17,703    17,703     16,706     16,706
      Certificate accounts          103,441   104,578     97,379     97,508
    Borrowed funds                   51,900    51,729     42,400     42,412
                                   --------  --------   --------   --------
   Total financial liabilities     $203,015  $203,981   $186,251   $186,392
                                   ========  ========   ========   ========


   NOTE 17 - PARENT COMPANY ONLY FINANCIAL STATEMENTS

                        STATEMENTS OF FINANCIAL CONDITION
                             March 31, 1996 and 1995
                             (Dollars In Thousands)

                                     ASSETS
                                                            1996       1995

      Cash                                               $   145    $   568
      Investment securities held to maturity                   -      2,000
      Mortgage-related securities held to maturity             -      3,984
      Mortgage-related securities available for sale       3,888          -
      Investment in subsidiary                            37,733     36,561
      Other assets                                         5,944      5,272
                                                         -------    -------
      TOTAL ASSETS                                       $47,710    $48,385
                                                         =======    =======

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                            1996       1995

      Other liabilities                                  $   518    $   368
      Total shareholders' equity                          47,192     48,017
                                                         -------    -------
      TOTAL LIABILITIES AND
        SHAREHOLDERS' EQUITY                             $47,710    $48,385
                                                         =======    =======

                              STATEMENTS OF INCOME
                   Years Ended March 31, 1996, 1995, and 1994

                             (Dollars In Thousands)

                                                    1996      1995      1994

      Interest and dividend income                $2,154    $1,803      $634
      Equity in undistributed net income
       of subsidiary                                 729       945     1,944
                                                  ------    ------    ------
      Total income                                 2,883     2,748     2,578
      Other expense                                  155       141        45
                                                  ------    ------    ------
      Income before provision
       for income taxes                            2,728     2,607     2,533
      Provision for income taxes                     171       224        92
                                                  ------    ------    ------
      Net income                                  $2,557    $2,383    $2,441
                                                  ======    ======    ======

                            STATEMENTS OF CASH FLOWS
                   Years Ended March 31, 1996, 1995, and 1994
                             (Dollars In Thousands)

                                                    1996      1995      1994

   Cash flows from operating activities:
   Net income                                     $2,557    $2,383    $2,441
                                                  ------    ------    ------
      Adjustments to reconcile net
       income to net cash provided by
       operating activities:
      Equity in net income of subsidiary          (2,229)   (2,011)   (2,118)
      Increase in other assets                      (366)     (105)     (170)
      Increase in other liabilities                   78        87         9
      Amortization of premiums on
       investment and mortgage-
       related securities                              -         1         -
                                                  ------    ------    ------
      Total adjustments                           (2,517)   (2,028)   (2,279)
                                                  ------    ------    ------

   Net cash provided by operating activities          40       355       162
                                                  ------    ------    ------
   Cash flows from investing activities:
      Purchase of investment securities
       held to maturity                                -         -    (2,001)
      Purchase of mortgage-related securities
       held to maturity                                -         -    (3,984)
      Proceeds from maturities of investment
       securities held to maturity                 2,000         -         -
      Dividend received from subsidiary            1,500     1,066       174
      Distribution of capital from subsidiary          -         -    13,325
      Purchase stock of subsidiary                     -         -   (26,650)
      Net (increase) decrease in
       note receivable                              (258)    2,980    (6,204)
                                                  ------    ------    ------
   Net cash provided by (used in)
    investing activities                           3,242     4,046   (25,340)
                                                  ------    ------    ------
      Cash flows from financing activities:
        Net proceeds from sale of stock           $    -    $    -   $26,650
        Purchase of treasury common stock         (2,407)   (3,130)   (1,047)
        Proceeds from exercise of stock options      125        59         -
        Dividends paid                            (1,423)   (1,013)     (174)
                                                  ------    ------    ------
   Net cash provided by (used in)
   financing activities                           (3,705)   (4,084)   25,429
                                                  ------    ------    ------
   Net increase (decrease) in cash                  (423)      317       251
   Cash at beginning                                 568       251         -
                                                  ------    ------    ------
   Cash at end                                    $  145    $  568     $ 251
                                                  ======    ======    ======

                      FCB FINANCIAL CORP. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                      December 31, 1996 and March 31, 1996
                                   (Unaudited)

                                     ASSETS
                                                    December 31    March 31
                                                       1996          1996
                                                         (In thousands)
   Cash and cash equivalents                         $  3,467      $  4,792
   Investment securities held to maturity
     (estimated fair value of $7,994
     and $6,965 at December 31, 1996
     and March 31, 1996, respectively)                  7,994         6,986
   Mortgage-related securities available for
     sale, at fair value                                6,518         6,906
   Mortgage-related securities held to maturity
     (estimated fair value of $16,871 and $17,986
     at December 31, 1996 and March 31, 1996,
     respectively)                                     16,756        17,850
   Investment in Federal Home Loan Bank stock,
     at cost                                            3,170         2,595
   Loans held for sale - Net of unrealized loss
     of $44 and $101 at December 31, 1996 and
     March 31, 1996, respectively                       3,561         5,161
   Loans receivable - Net                             220,655       204,897
   Real estate held for investment                        182           196
   Interest receivable on loans                         1,164         1,167
   Interest receivable - Other                            125           228
   Office properties and equipment                      4,092         4,211
   Prepaid expenses and other assets                      363           267
   Accrued and deferred income taxes                      481           404
                                                     --------      --------
   TOTAL ASSETS                                      $268,528      $255,660
                                                     ========      ========

                    LIABILITIES AND SHAREHOLDERS' EQUITY

   Liabilities:
      Deposit accounts                               $152,800      $151,115
      Borrowed funds                                   63,400        51,900
      Advance payments by borrowers for
       taxes and insurance                              1,879         2,410
      Accrued interest                                    795           949
      Other liabilities                                 2,222         1,545
      Dividends payable                                   424           360
      Accrued income taxes                                  0           189
                                                     --------      --------
      Total liabilities                               221,520       208,468
                                                     ========      ========
   Commitments and contingencies

   Shareholders' Equity:
      Common stock - $.01 par value                        29            29
      Additional paid-in capital                       28,842        28,693
      Retained earnings - Substantially restricted     26,369        25,930
      Unrealized loss on securities available
        for sale - Net of tax                             (39)          (26)
      Unearned compensation - ESOP                       (928)       (1,118)
      Treasury common stock, at cost                   (7,265)       (6,316)
                                                     --------      --------
      Total shareholders' equity                       47,008        47,192
                                                     --------      --------
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY        $268,528      $255,660
                                                     ========      ========

   See accompanying notes to the unaudited consolidated financial statements.

                      FCB FINANCIAL CORP. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
          Three Months and Nine Months Ended December 31, 1996 and 1995
                                 (Unaudited)

                                     Three Months Ended  Nine Months Ended
                                            December 31       December 31
                                            1996    1995     1996    1995
                                    (In thousands, except per share numbers)
   Interest and dividend income:
     Mortgage loans                        $3,786  $3,531  $11,219  $10,252
     Other loans                              721     568    2,010    1,557
     Investment securities                    121     107      323      341
     Mortgage-related securities              382     429    1,172    1,290
     Dividends on stock in Federal
      Home Loan Bank                           55      40      149      115
     Interest-bearing deposits                 16      20       46       39
                                           ------  ------  -------   ------
        Total interest and dividend income  5,081   4,695   14,919   13,594
                                           ------  ------  -------   ------
   Interest expense:
     Deposit accounts                       1,944   1,957    5,806    5,819
     Borrowed funds                           809     596    2,279    1,735
                                           ------  ------  -------   ------
        Total interest expense              2,753   2,553    8,085    7,554
                                           ------  ------  -------   ------
   Net interest income                      2,328   2,142    6,834    6,040
   Provision for loan losses                  100      50      200      150
                                           ------  ------  -------   ------
   Net interest income after provision
     for loan losses                        2,228   2,092    6,634    5,890
                                           ------  ------  -------   ------
   Noninterest income:
     Loan fees and charges                    100      93      284      276
     Savings fees and charges - Net            38      28      102       90
     Gain on sale of loans - Net              146      59      270      103
     Other income                              41      46      135      148
                                           ------  ------  -------   ------
        Total noninterest income              325     226      791      617
                                           ------  ------  -------   ------
   Operating expenses:
     Compensation, payroll taxes and
      other employee benefits                 612     583    1,781    1,685
     Marketing                                 75      56      199      191
     Occupancy                                160     183      499      537
     Data processing                           64      62      193      184
     Federal insurance premiums                92      89    1,240      258
     Other                                    212     198      582      533
                                           ------  ------  -------   ------
        Total operating expenses            1,215   1,171    4,494    3,388
                                           ------  ------  -------   ------
   Income before provision for
    income taxes                            1,338   1,147    2,931    3,119
   Provision for income taxes                 589     453    1,206    1,234
                                           ------  ------  -------   ------
   Net income                              $  749  $  694  $ 1,725   $1,885
                                           ======  ======  =======   ======

   Earnings per share - See Note 4         $ 0.31  $ 0.27  $  0.71   $ 0.74
                                           ======  ======  =======   ======

   Dividends declared per share            $ 0.18  $ 0.15  $  0.54   $ 0.45
                                           ======  ======  =======   ======

   See accompanying notes to the unaudited consolidated financial statements.

                                                FCB FINANCIAL CORP. AND SUBSIDIARIES

                                           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                            Nine Months Ended December 31, 1996 and 1995
                                                      (Unaudited-in thousands)

                                                                                     Unrealized
                                                                                      Loss On
                                                                                     Securities    Unearned
                                                            Additional                Available    Compen-    Treasury
                                                  Common    Paid-In     Retained     For Sale-     sation     Common
                                                  Stock     Capital     Earnings    Net of Tax     ESOP       Stock      Total
   Balance at March 31, 1995                      $  29     $28,526     $24,916       $   -       $(1,361)   $(4,093)   $48,017
   Net income for nine months
     ended December 31, 1995                                              1,885                                           1,885
   Cash dividends declared ($.45 per share)                              (1,124)                                         (1,124)
   Amortization of unearned compensation - ESOP                 119                                   184                   303
   Unrealized loss on securities
     available for sale - Net of tax                                                     (4)                                 (4)
                                                  -----     -------     -------       -----       -------    -------    -------
   Balance at December 31, 1995                      29      28,645      25,667          (4)       (1,177)    (4,093)    49,077
   Net income for three months
     ended March 31, 1996                                                   672                                             672
   Cash dividends declared ($.15 per share)                                (360)                                           (360)
   Amortization of unearned compensation - ESOP                  48                                    59                   107
   Increase in unrealized loss on
     securities available for sale - Net of tax                                         (22)                                (22)
   Exercise of stock options -
     12,500 treasury common shares                                          (59)                                 184        125
   Purchase of treasury common stock -
     131,530 shares                                                                                           (2,407)    (2,407)
                                                  -----     -------     -------       -----       -------    -------    -------
   Balance at March 31, 1996                         29      28,693      25,930         (26)       (1,118)    (6,316)    47,192
   Net income for nine months
     ended December 31, 1996                                              1,725                                           1,725
   Cash dividends declared ($.54 per share)                              (1,268)                                         (1,268)
   Amortization of unearned compensation - ESOP                 149                                   190                   339
   Increase in unrealized loss on
     securities available for sale - Net of tax                                         (13)                                (13)
   Exercise of stock options -
     3,000 treasury common shares                                           (18)                                  48         30
   Purchase of treasury common stock -
     56,000 shares                                                                                              (997)      (997)
                                                  -----     -------     -------       -----       -------    -------    -------
   Balance at December 31, 1996                   $  29     $28,842     $26,369       $ (39)      $  (928)   $(7,265)   $47,008
                                                  =====     =======     =======       =====       =======    =======    =======

                             See accompanying notes to the unaudited consolidated financial statements.


                                                FCB FINANCIAL CORP. AND SUBSIDIARIES

                                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                                    Three Months and Nine Months Ended December 31, 1996 and 1995
                                                      (Unaudited-in thousands)
                                                                            Three Months Ended           Nine Months Ended
                                                                               December 31                  December 31
                                                                             1996        1995          1996          1995
    Operating activities:
     Net income                                                          $   749       $   694       $  1,725     $  1,885
                                                                         -------       -------       --------     --------
     Adjustments to reconcile net income to net cash provided by
      (used in) operating activities:
        Depreciation                                                          60            67            186          204
        Net accretion of discounts on investment and mortgage-
          related securities                                                  (8)           (5)           (20)          (3)
        Provision for loan losses                                            100            50            200          150
        Gain on sale of loans - net                                         (146)          (59)          (270)        (103)
        Loss pass-through on real estate held for investment                   5             5             14           14
        Loans originated for sale                                         (5,443)       (7,916)       (14,484)     (19,066)
        Proceeds from loan sales                                           5,881         6,668         16,354       14,343
        Changes in operating assets and liabilities:
           Interest receivable                                               208           (28)           106          (95)
           Prepaid expenses and other assets                                  38           108            (96)         163
           Accrued interest and other liabilities                           (536)          368            523          849
           Accrued income taxes                                              152          (210)          (251)        (159)
           Unearned compensation - ESOP                                      117           105            339          303
                                                                         -------       -------       --------     --------
           Total adjustments                                                 428          (847)         2,601       (3,400)
                                                                         -------       -------       --------     --------

    Net cash provided by (used in) operating activities                    1,177          (153)         4,326       (1,515)
                                                                         -------       -------       --------     --------
    Cash flows from investing activities:
     Purchases of investment securities held to maturity                  (5,000)       (2,000)        (9,000)      (4,000)
     Maturities of investment securities held to maturity                  6,000         4,000          8,000        8,000
     Principal repayments on mortgage-related securities
      available for sale                                                     100             -            360            -
     Principal repayments on mortgage-related securities held to
      maturity                                                               368           447          1,106        1,154
     Purchase of Federal Home Loan Bank stock                                (50)          (59)          (575)         (59)
     Net increase in loans                                                (2,177)       (3,461)       (15,958)     (13,756)
     Capital expenditures                                                     (1)          (20)           (67)         (39)
                                                                         -------       -------       --------     --------
    Net cash used in investing activities                                   (760)       (1,093)       (16,134)      (8,700)
                                                                         -------       -------       --------     --------
    Cash flows from financing activities:
     Net increase (decrease) in deposit accounts                           1,673          (851)         1,685        6,043
     Net increase in borrowed funds                                        1,000         4,450         11,500        4,150
     Net decrease in advance payments by borrowers for taxes and
      insurance                                                           (3,349)       (3,664)          (531)        (770)
     Proceeds from exercise of stock options                                   -             -             30            -
     Purchase of treasury common stock                                         -             -           (997)           -
     Dividends paid                                                         (422)         (374)        (1,204)      (1,048)
                                                                         -------       -------       --------     --------
    Net cash provided by (used in) financing activities                   (1,098)         (439)        10,483        8,375
                                                                         -------       -------       --------     --------
    Net decrease in cash and cash equivalents                               (681)       (1,685)        (1,325)      (1,840)
    Cash and cash equivalents at beginning                                 4,148         4,618          4,792        4,773
                                                                         -------       -------       --------     --------
    Cash and cash equivalents at end                                     $ 3,467       $ 2,933       $  3,467     $  2,933
                                                                         =======       =======       ========     ========
    Supplemental cash flow information:
     Cash paid during the period for:
      Interest on deposit accounts                                       $ 1,862       $ 1,917       $  5,634     $  5,569
      Interest on borrowed funds                                             793           575          2,230        1,751
      Income taxes                                                           437           674          1,457        1,392
     Loans transferred from held for sale to held for investment         $     -       $     -       $      -     $    431
     Loans transferred to foreclosed property                            $     -       $     -       $      -     $     53


                               See accompanying notes to unaudited consolidated financial statements.

                      FCB FINANCIAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

   NOTE 1-PRINCIPLES OF CONSOLIDATION

   FCB Financial Corp. (the "Corporation") is the holding company for Fox Cities Bank, F.S.B. (the "Bank"). The accompanying unaudited consolidated financial statements include the accounts of the Corporation, the Bank and the Bank's wholly-owned subsidiaries, Fox Cities Financial Services, Inc. ("FCFS") and Fox Cities Investments, Inc. ("FCI"), after elimination of significant intercompany accounts and transactions. FCFS sells tax-deferred annuities and consumer credit life and disability insurance. In addition, FCFS has a 50% ownership in a low/moderate income apartment building partnership. The partnership qualifies for federal low income housing tax credits. FCI, a Nevada corporation, owns and manages a portfolio of investment securities, all of which are permissible investments of the Bank itself.

   NOTE 2-BASIS OF PRESENTATION

   The accompanying unaudited consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to prevent the information presented from being misleading. In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the consolidated financial statements have been included. The results of operations and other data for the three and nine months ended December 31, 1996 are not necessarily indicative of results that may be expected for the fiscal year ending March 31, 1997. The unaudited consolidated financial statements presented herein should be read in conjunction with the audited consolidated financial statements and related notes thereto for the fiscal year ended March 31, 1996 included in the Corporation's Annual Report on Form 10-K (Commission File Number 0-22066) as filed with the Securities and Exchange Commission.

   NOTE 3-ACCOUNTING CHANGES

   Effective April 1, 1996, the Corporation adopted Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which requires long-lived assets and certain intangibles to be held and used by an entity to be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The Statement also requires long-lived assets and certain intangibles to be disposed of to be reported at the lower of carrying amount or fair value less cost to sell. Adoption of this Statement did not have a material impact on the Corporation's financial condition at, or results of operations for, the three or nine months ended December 31, 1996.

   Effective April 1, 1996, the Corporation adopted FASB Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights," which amends the previously issued Statement No. 65, "Accounting for Certain Mortgage Banking Activities." Statement No. 122 requires recognition of mortgage servicing rights as assets however the rights are acquired. For loans which are subsequently sold or securitized, a portion of the cost of the loans is required to be allocated to the servicing rights based on the relative fair values of the loans and the servicing rights. The Statement further requires assessment of the value of the capitalized mortgage servicing rights for impairment. As a result of adopting this Statement, the Corporation recorded a mortgage servicing rights ("OMSR") asset and an additional gain on sale of loans of approximately $45,000 in the quarter ended June 30, 1996, $59,000 in the quarter ended September 30, 1996, and $59,000 in the quarter ended December 31, 1996. The Corporation is amortizing OMSR assets over the period of estimated net servicing income. During the quarter ended December 31, 1996, approximately $2,600 of OMSR were amortized to loan
   servicing income.   There was no impairment of OMSR in the quarter or nine
   months ended December 31, 1996.

   In June 1996, the FASB issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Statement No. 125 supersedes and amends several previously issued FASB statements and technical bulletins, including Statement No. 122, as well as the consensus of several Emerging Issues Task Force Abstracts. Statement No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Management believes that adoption of Statement No. 125 will not have a material effect on the financial condition or results of operation of the Corporation.

   NOTE 4-EARNINGS PER SHARE

   Earnings per share of common stock for the three- and nine-month periods ended December 31, 1996 and 1995 were computed based on consolidated net income and weighted average outstanding shares. The weighted average number of shares outstanding for the three months ended December 31, 1996 and 1995 were 2,403,117 and 2,551,121 respectively, and 2,406,866 and
   2,547,071 for the nine months ended December 31, 1996 and 1995, respectively.

   NOTE 5-STOCK REPURCHASE PROGRAMS

   On January 23, 1996, the Corporation announced that it had adopted another stock repurchase program. Under this program, the Corporation purchased 5% of its outstanding common stock, or 131,530 shares, over the period beginning January 31, 1996 and ending March 4, 1996. On March 8, 1996, the Corporation announced that it had adopted an additional stock repurchase program. Under this additional program, the Corporation is authorized to purchase an additional 5% of its outstanding common stock, or 125,630 shares, over the twelve-month period beginning with the date of the announcement. At December 31, 1996, 56,000 shares had been repurchased pursuant to this program. These two programs were the third and fourth 5% stock repurchase programs adopted by the Corporation since it became a public company in September 1993. The Corporation received prior approval from the Office of Thrift Supervision for each of the programs.

                          INDEPENDENT AUDITOR'S REPORT

   Board of Directors
   OSB Financial Corp.
   Oshkosh, Wisconsin


   We have audited the accompanying consolidated statements of financial condition of OSB Financial Corp. and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial condition of OSB Financial Corp. and Subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


                              /s/ Wipfli Ullrich Bertelson LLP
                              Wipfli Ullrich Bertelson LLP


   January 14, 1997
   Green Bay, Wisconsin

   Consolidated Statements of Financial Condition
   OSB FINANCIAL CORP. AND SUBSIDIARIES

                                                      December 31,
                                                 1996            1995
   ASSETS

   Cash and due from banks                    $3,209,608      $3,495,645
   Interest-bearing deposits                     776,253         293,752
                                            ------------    ------------
   Cash and cash equivalents                   3,985,861       3,789,397

   Securities available for sale              70,311,158      79,600,781
   Interest receivable on interest-bearing
    deposits and investment securities           515,364         401,556
   Loans held for sale                         1,137,004       3,070,257
   Investment in Federal Home Loan Bank
    stock, at cost                             3,166,000       3,065,300
   Loans receivable - Net                    170,654,628     165,392,127
   Mortgage servicing rights                     161,378             -0-
   Foreclosed properties                             -0-          34,000
   Interest receivable on loans                  873,184         910,814
   Real estate held for investment - Net         353,784         701,880
   Office properties and equipment             3,524,248       3,716,646
   Deferred income taxes                         148,012             -0-
   Other assets                                  274,222         131,029
                                            ------------    ------------
   TOTAL ASSETS                             $255,104,843    $260,813,787
                                            ============    ============
   LIABILITIES AND STOCKHOLDERS' EQUITY

   Liabilities:
     Deposit accounts                       $162,122,269    $156,782,149
     Borrowed funds                           55,160,000      64,335,000
     Advance payments by borrowers
       for taxes and insurance                 2,264,469       3,622,325
     Accrued and other liabilities:
     Interest                                  1,161,583       1,135,807
     Other                                     2,485,031       2,112,941
     Income taxes:
     Current                                     155,645         127,121
     Deferred                                        -0-          65,000
                                            ------------    ------------
     Total liabilities                       223,348,997     228,180,343
                                            ------------    ------------
   Commitments and contingencies

   Stockholders' equity:
     Common stock - $.01 par value:
     Authorized - 7,000,000 shares
     Issued - 1,530,000 and 1,518,000
       shares at December 31, 1996 and
       1995, respectively                         15,300          15,180
     Additional paid-in capital               17,090,657      16,883,089
     Retained earnings - Substantially
       restricted                             24,531,199      23,909,462
     Unearned compensation - ESOP               (520,226)       (614,941)
     Unearned compensation - MRP                (678,217)       (689,569)
     Unrealized loss on securities
       available for sale - Net of tax          (248,833)        (37,000)
                                            ------------    ------------
     Totals                                   40,189,880      39,466,221
     Less - 369,866 and 302,498 shares
       of treasury common stock, at cost,
       at December 31, 1996 and 1995,
       respectively                           (8,434,034)     (6,832,777)
                                            ------------    ------------
     Total stockholders' equity               31,755,846      32,633,444
                                            ------------    ------------
   TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY                    $255,104,843    $260,813,787
                                            ============    ============

          See accompanying notes to consolidated financial statements.

   Consolidated Statements of Income
   OSB FINANCIAL CORP. AND SUBSIDIARIES

                                                Year Ended December 31,
                                         1996         1995            1994
   Interest and dividend income:
     Mortgage loans                  $10,814,383   $10,677,738  $ 8,460,334
     Other loans                       2,605,490     1,531,408      906,382
     Investment securities             1,365,115     1,849,559    1,933,855
     Mortgage-related securities       3,226,343     3,232,720    2,278,011
     Interest-bearing deposits           183,286        42,359       96,293
     Dividends on stock in
       Federal Home Loan Bank            206,637       181,465      100,734
                                     -----------      --------  -----------
     Total interest and
      dividend income                 18,401,254    17,515,249   13,775,609
                                     -----------      --------  -----------
   Interest expense:
     Deposit accounts                  7,749,365     7,707,873    5,875,866
     Borrowed funds                    3,115,722     3,237,740    1,337,311
                                     -----------      --------  -----------
     Total interest expense           10,865,087    10,945,613    7,213,177
                                     -----------      --------  -----------
   Net interest income                 7,536,167     6,569,636    6,562,432
   Provision for loan losses             515,000       198,400       30,000
                                     -----------      --------  -----------
   Net interest income after
   provision for loan losses           7,021,167     6,371,236    6,532,432
                                     -----------      --------  -----------
   Noninterest income:
     Loan fees and charges               293,017       296,383      333,115
     Savings fees and charges - Net      312,246       210,356      184,122
     Write-down of equity securities
       due to other than temporary
      loss in value                          -0-      (814,080)         -0-
     Gain (loss) on sale of loans        218,513       183,085      (42,074)
     Gain (loss) on sale of investments   11,003           -0-       (4,165)

     Gain on sale of other assets         19,346         9,421      174,000
     Other income                        184,410       174,253      201,701
                                     -----------      --------  -----------
     Total noninterest income          1,038,535        59,418      846,699

   Operating expenses:
     Compensation, payroll taxes,
       and other employee benefits     2,518,000     2,619,989    2,252,194
     Marketing                           221,846       191,510      231,315
     Occupancy                           621,566       648,324      640,067
     Data processing                     370,366       323,300      278,291
     Federal insurance premiums        1,432,050       369,675      334,973
     Other                               945,797     1,324,168      921,520
                                     -----------      --------  -----------
     Total operating expenses          6,109,625     5,476,966    4,658,360

   Income before provision for
    income taxes                       1,950,077       953,688    2,720,771
   Provision for income taxes            635,200       686,000    1,018,300
                                     -----------      --------  -----------
   Net income                        $ 1,314,877      $267,688  $ 1,702,471
                                     ===========      ========  ===========
   Earnings per share                      $1.17          $.23        $1.36
                                           =====          ====        =====
   Cash dividends per share                $ .62          $.56        $ .52
                                           =====          ====        =====

          See accompanying notes to consolidated financial statements.

   Consolidated Statements of Stockholders' Equity
   OSB FINANCIAL CORP. AND SUBSIDIARIES

                                                                                             Unrealized
                                                                                             Loss on
                                                                                             Securities
                                          Additional                                        Available     Treasury
                                Common     Paid-In      Retained     Unearned Compensation   for Sale -    Common
                                Stock      Capital      Earnings     ESOP          MRP       Net of Tax    Stock        Total
   Balance at January 1,
    1994                        $15,020   $16,630,980  $23,262,733  $(805,398) $(690,000)  $  (90,000)  $(3,275,434)  $35,047,901
   Exercise of stock options         20        22,980                                                                      23,000
   Net income for 1994                                   1,702,471                                                      1,702,471
   Cash dividends declared                                (676,007)                                                      (676,007)
   Repayment on ESOP
    borrowing                                                          94,752                                              94,752
   Purchase of treasury
    common stock -
    106,095 shares                                                                                       (2,381,026)   (2,381,026)
   Increase in unrealized
    loss on securities
    available for sale
    - Net of tax                                                                           (1,550,000)                 (1,550,000)
                                -------   -----------  -----------  ---------  ---------    ---------   -----------   -----------
   Balance at December 31,
    1994                         15,040    16,653,960   24,289,197   (710,646)  (690,000)  (1,640,000)   (5,656,460)   32,261,091
   Exercise of stock options        140       228,660                                                                     228,800
   Net income for 1995                                     267,688                                                        267,688
   Cash dividends declared                                (647,423)                                                      (647,423)
   Award of MRP shares                            469                                431                                      900
   Repayment on ESOP
    borrowing                                                          95,705                                              95,705
   Purchase of treasury
    common stock -
    50,103 shares                                                                                        (1,176,317)   (1,176,317)
   Decrease in unrealized loss
    on securities available
    for sale - Net of tax                                                                   1,603,000                   1,603,000
                                -------   -----------  -----------  ---------  ---------    ---------   -----------   -----------
   Balance at December 31,
    1995                         15,180    16,883,089   23,909,462   (614,941)  (689,569)     (37,000)   (6,832,777)   32,633,444
   Exercise of stock options        120       195,518                                                                     195,638
   Net income for 1996                                   1,314,877                                                      1,314,877
   Cash dividends declared                                (693,140)                                                      (693,140)
   Award of MRP shares                         12,050                             11,352                                   23,402
   Repayment on ESOP
    borrowing                                                          94,715                                              94,715
   Purchase of treasury
    common stock -
    67,368 shares                                                                                        (1,601,257)   (1,601,257)
   Increase in unrealized
    loss on securities
    available for sale -
    Net of tax                                                                               (211,833)                   (211,833)
                                -------   -----------  -----------  ---------  ---------    ---------   -----------   -----------
   Balance at December 31,
    1996                        $15,300   $17,090,657  $24,531,199  $(520,226) $(678,217)   $(248,833)  $(8,434,034)  $31,755,846
                                =======   ===========  ===========  =========  =========    =========   ===========   ===========

                                    See accompanying notes to consolidated financial statements.


   Consolidated Statements of Cash Flows
   OSB FINANCIAL CORP. AND SUBSIDIARIES


                                        1996          1995            1994

   Cash flows from operating activities:

     Net income                      $1,314,877      $267,688      $1,702,471
                                     ----------      --------      ----------
     Adjustments to reconcile net
      income to net cash provided
      by operating activities:
     Depreciation and amortization      329,708       303,250         312,302
     Provision for estimated losses
      on assets                         515,000       285,400          30,000
     Net gain on sale of assets        (248,862)     (192,506)        (64,771)
     Write-down of equity securities
      due to other than temporary
      loss in value                         -0-       814,080             -0-
     Provision (credit) for
      deferred income taxes             (91,804)       69,142        (144,000)
     Loans originated for sale      (17,396,525)   (8,722,254)     (8,105,632)
     Proceeds from loan sales        19,551,481     9,747,853      19,645,597
     Changes in operating assets
      and liabilities                   147,880       165,294         (57,856)
                                     ----------      --------      ----------
     Total adjustments                2,806,878     2,470,259      11,615,640
                                     ----------      --------      ----------
     Net cash provided by
     operating activities             4,121,755     2,737,947      13,318,111
                                     ----------      --------      ----------
     Cash flows from investing
     activities:
     Proceeds from sale of
      securities available
      for sale                       10,858,957           -0-       1,602,335
     Proceeds from maturities of
      investment securities           5,500,000     6,061,225       2,000,000
     Purchase of investment
      securities                     (9,956,828)          -0-      (6,516,392)
     Principal repayments on
      mortgage-related securities     2,556,965     1,882,321       4,989,827
     Purchase of mortgage-related
      securities                            -0-    (4,284,418)    (31,884,294)
     Net increase in loans           (5,777,501)  (24,906,740)    (30,567,148)
     Purchase of FHLB stock            (356,500)   (1,080,300)       (594,200)
     Proceeds from redemption
      of FHLB stock                     255,800           -0-             -0-
     Proceeds from sale of
      foreclosed properties
      and investment properties         401,061       246,386       1,200,293
     Capital expenditures              (131,628)     (531,587)     (1,107,829)
                                     ----------      --------      ----------
     Net cash provided by
     (used in) investing
     activities                       3,350,326   (22,613,113)    (60,877,408)
                                     ----------      --------      ----------
     Cash flows from
     financing activities:
     Net increase (decrease)
     in deposit accounts              5,340,120    (1,553,059)     17,551,601
     Net increase (decrease)
     in borrowed funds               (9,175,000)   25,385,000      31,400,000
     Net increase (decrease)
     in advance payments by
     borrowers for taxes
      and insurance                  (1,357,856)      (22,630)        293,950
     Exercise of stock options          195,638       228,800          23,000
     Purchase of treasury
     common stock                    (1,601,257)   (1,176,317)     (2,381,026)
     Dividends paid                    (677,262)     (647,423)       (663,466)
                                     ----------      --------      ----------
     Net cash provided by
     (used in) financing
     activities                      (7,275,617)   22,214,371      46,224,059
                                     ----------      --------      ----------
   Net increase (decrease)
    in cash and cash
    equivalents                         196,464     2,339,205      (1,335,238)
   Cash and cash equivalents
    at beginning                      3,789,397     1,450,192       2,785,430
                                     ----------      --------      ----------
   Cash and cash equivalents
    at end                           $3,985,861    $3,789,397      $1,450,192
                                     ==========    ==========      ==========

   Supplemental information:

   Cash paid during the year for:
     Interest on deposit
     accounts                        $7,674,539    $7,599,100      $5,708,435
     Interest on borrowed funds       3,164,772     3,112,541       1,190,187
     Income taxes                       640,825       728,331       1,062,250
   Loans transferred to
    foreclosed properties                   -0-        81,000         351,473
   Loans originated from
    sale of foreclosed
    properties                              -0-        64,000         212,362
   Loans transferred to held
    for sale from held
    for investment                          -0-     3,701,058             -0-
   Loans transferred to held
    for investment from held
    for sale                            567,678           -0-             -0-


          See accompanying notes to consolidated financial statements.

   NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   The accounting policies of OSB Financial Corp. and Subsidiaries (the "Corporation") conform to generally accepted accounting principles and prevailing practices within the thrift industry. A summary of the more significant accounting policies follows.

   Principles of Consolidation

   The accompanying consolidated financial statements include the accounts of OSB Financial Corp.; Oshkosh Savings Bank, FSB, (the "Bank"); and its wholly owned subsidiaries, Oshkosh Financial, Inc. and OSB Investments, Inc., after elimination of significant intercompany accounts and transactions.

   Nature of Operations

   OSB Financial Corp. is the holding company for Oshkosh Savings Bank, FSB. The holding company owns all of the outstanding stock of the Bank. The Bank is a federally chartered stock savings bank which conducts its business through seven full service facilities. The Bank operates as a full service financial institution with a primary market area including, but not limited to, Winnebago, Outagamie, Calumet, Marquette, Fond du Lac, Green Lake, and Waushara counties. The Bank emphasizes permanent and construction loans secured by residential real estate. The Bank also originates multi-family, construction, and commercial loans. Oshkosh Financial, Inc. sells mutual funds and other non-traditional products through an operating agreement. OSB Investments, Inc., a Nevada corporation, owns and manages a portfolio of investment securities, all of which are permissible investments of the Bank itself.

   Use of Estimates in Preparation of Financial Statements

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

   Cash Equivalents

   The Corporation considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

   Investments in Securities

   The Corporation's investments in securities are classified as available for sale and are accounted for as follows:

   Securities available for sale consist of equity securities and debt and mortgage-related securities. Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a net amount in a separate component of stockholders' equity until realized, if judged to be temporary.

   Gains and losses on the sale of securities available for sale are determined using the specific-identification method. Investment securities are analyzed by management to determine whether a decline in fair value below the amortized cost basis is temporary. If a decline in fair value is judged to be other than temporary, the cost basis of the individual security is written down to fair value and the amount of the write-down is included in the income statement.

   Loans Held for Sale

   Loans held for sale consist of the current origination of certain fixed-rate, first-mortgage loans and are recorded at the lower of aggregate cost or market value. Fees received from the borrower are deferred and recorded as an adjustment of the sale price. A gain or loss is recognized at the time of the sale reflecting the present value of the difference between the contractual interest rate of the loans sold and the yield to the investor, adjusted for an estimated normal servicing fee. The servicing fee is recognized when the related loan payments are received.

   Loans Receivable

   Loans receivable are stated at unpaid principal balances, less the allowance for loan losses, and net deferred loan-origination fees and discounts.

   Interest income is recognized using the interest method. Accrual of interest is discontinued either when reasonable doubt exists as to the full, timely collection of interest or principal or when a loan becomes contractually past due by 90 days or more with respect to interest or principal. At that time, any accrued but uncollected interest is reversed, and additional income is recorded only to the extent that payments are received and the collection of principal is reasonably assured.

   Loan Fees and Related Costs

   Loan-origination fees, commitment fees, and direct loan-origination costs are being deferred and the net amounts amortized as an adjustment of the related loan's yield. The Bank is amortizing these amounts into interest income, using the level-yield method, over the contractual life of the related loan.

   Other loan fees not required to be recognized as a yield adjustment are included in loan fees and service charges.

   Mortgage Servicing Rights

   The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified by rate in the quarter in which they were sold.

   Real Estate Held for Investment and Foreclosed Properties

   Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value at the date of foreclosure. Real estate properties held for investment are carried at the lower of cost or net realizable value. Costs relating to development and improvement of property are capitalized, whereas costs relating to the holding of property are expensed.

   Provision for Estimated Losses on Loans and Foreclosed Properties

   Effective January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan- Income Recognition and Disclosures" (SFAS No. 114).

   In accordance with the new standard, the allowance for loan losses would include specific allowances related to loans which have been judged to be impaired and which fall within the scope of SFAS No. 114 (primarily commercial loans). A loan is impaired when, based on current information, it is probable the Corporation will not collect all amounts due in accordance with the contractual terms of the loan agreement. These specific allowances are based on discounted cash flows of expected future payments using the loan's initial effective interest rate or the fair value of the collateral if the loan is collateral dependent.

   Since the Corporation evaluates the overall adequacy of the allowance for loan losses on an ongoing basis, the adoption of SFAS No. 114 did not effect the amount of the allowance for loan losses or the existing income recognition and charge-off policies for nonperforming loans.

   The Corporation continues to maintain a general allowance for loans and foreclosed properties not within the scope of SFAS No. 114. The allowance for loans and foreclosed properties losses is maintained at a level which management believes is adequate to provide for possible losses.
   Management periodically evaluates the adequacy of the allowance using the Corporation's past loss experience, known and inherent risks in the portfolio, composition of the portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective since it requires material estimates that may be susceptible to significant change.

   Income Taxes

   Deferred income taxes have been provided under the liability method. Deferred tax assets and liabilities are determined based upon the difference between the consolidated financial statement and tax bases of assets and liabilities, as measured by the enacted tax rates which will be in effect when these differences are expected to reverse. Deferred tax expense is the result of changes in the deferred tax asset and liability.

   Office Properties and Equipment

   Office properties and equipment are recorded at cost. Maintenance and repair costs are charged to expense as incurred. When property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts and the resulting gain or loss is recorded in income. The cost of office properties and equipment is being depreciated principally by the straight-line method over the estimated useful lives of the assets for financial reporting purposes.

   Advertising Costs

   Advertising costs are expensed as incurred.

   Earnings per Share

   Earnings per share of common stock for the years ended December 31, 1996, 1995, and 1994, were computed based on consolidated net income and weighted average outstanding shares. The resulting weighted average number of shares for the years ended December 31, 1996, 1995, and 1994, are 1,123,060; 1,172,490; and 1,255,075, respectively.

   For purpose of earnings per share calculations, MRP shares are considered issued and outstanding when awarded. ESOP shares are considered issued and outstanding.

   Common stock equivalents are computed using the treasury stock method. Since there is less than 3% dilution, primary and fully diluted earnings per share are the same.

   Future Accounting Changes

   The Financial Accounting Standards Board (FASB) issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," in June 1996. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. The statement provides guidelines for classification of a transfer as a sale. The statement also requires liabilities incurred or obtained by transferors as part of a transfer of financial assets be initially recorded at fair value. Subsequent to acquisition, the servicing assets and liabilities are to be amortized over the estimated net servicing period. This statement is required to be adopted for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996.

   In December 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." This statement defers implementation of certain provisions of SFAS No. 125 for one year. Adoption of SFAS No. 127 is not anticipated to have a significant impact on the Corporation's financial condition or results of operations once implemented.

   NOTE 2 - CHANGE IN ACCOUNTING METHOD

   The FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights," in May 1995. As required under the statement, the Corporation adopted the provisions of the new standard effective January 1 1996. SFAS No. 122 requires accounting recognition of the rights to service mortgage loans for others. In accordance with SFAS No. 122, prior-period consolidated financial statements have not been restated to reflect the change in accounting principle.

   In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." As required under the statement, the Corporation adopted the provisions of the new standard effective January 1, 1996. SFAS No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. The statement requires disclosure in the notes to the financial statements of the difference between the "fair value method" and the "intrinsic value method" as prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." The

   Corporation has elected to continue to account for stock-based compensation in accordance with APB Opinion No. 25 on the financial statements.

   NOTE 3 - INVESTMENTS IN SECURITIES

   The amortized cost and estimated fair value of the Corporation's investment securities available for sale at December 31 are as follows:

                                              Gross       Gross
                              Amortized  Unrealized  Unrealized   Estimated
                                   Cost       Gains      Losses  Fair Value
                1996

   U.S. government and
   agency securities        $20,483,139    $102,637     $70,341  $20,515,435
   Obligations of state
    and political
    subdivisions              4,554,669      23,253      12,977    4,564,945
   Mortgage-related
    securities               44,772,299     361,970     797,940   44,336,329
   Mutual funds -
    Marketable equity
    securities                  889,776         -0-       1,785      887,991
   Other                          6,458         -0-         -0-        6,458
                            -----------    --------    --------  -----------
   Total                    $70,706,341    $487,860    $883,043  $70,311,158
                            ===========    ========    ========  ===========
        1995

   U.S. government and
    agency securities       $16,080,046    $119,782     $32,740  $16,167,088
   Obligations of state
    and political
    subdivisions              4,549,362      25,084      15,561    4,558,885
   Mortgage-related
    securities               49,996,739     598,502     757,209   49,838,032
   Mutual funds -
    Marketable equity
    securities                9,030,318         -0-         -0-    9,030,318
   Other                          6,458         -0-         -0-        6,458
                            -----------    --------    --------  -----------
   Total                    $79,662,923    $743,368    $805,510  $79,600,781
                            ===========    ========    ========  ===========

   The amortized cost and estimated fair value of debt securities available for sale at December 31, 1996, by contractual maturity, are shown below. Expected maturities for mortgage-related securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                        Amortized       Estimated
                                           Cost         Fair Value

   Due in one year or less             $3,521,182      $3,529,150
   Due after one year through
    five years                         17,353,711      17,377,561
   Due after five years through
    ten years                           4,162,915       4,173,669
   Mortgage-related securities         44,772,299      44,336,329
                                      -----------     -----------
   Total                              $69,810,107     $69,416,709
                                      ===========     ===========

   Proceeds from sale of securities available for sale for the year ended December 31, 1996 were $10,858,957. Gross gains of $21,391 and gross losses of $10,388 were realized on sales in 1996. The Corporation recognized a loss in 1995 of $814,080 due to other than temporary price declines on mutual funds. There were no sales of securities available for sale in 1995. Proceeds from sales of securities available for sale during the year ended December 31, 1994, were $1,602,335. Gross gains of $28,125 and gross losses of $32,290 were realized on sales in 1994.

   Fair values of many securities are estimates based on financial methods or prices paid for similar securities. It is possible interest rates could change considerably resulting in a material change in the estimated fair value.

   In December 1995, securities with a book value of approximately $42,913,000 and an estimated fair value of $42,617,000 were transferred from the held to maturity classification to the available for sale classification. The transfer was made in accordance with the Financial Accounting Standards Board Guide to Implementation of SFAS No. 115.


   NOTE 4 - LOANS RECEIVABLE

   Details of loans receivable at December 31 follow:

                                          1996            1995
   First-mortgage loans:

     One to four-family residential  $123,073,617    $129,061,810
     Multifamily residential            6,433,259       6,797,396
     Construction                       7,710,313       7,892,925
     Land                               1,029,975       1,703,296
                                      -----------     -----------
   Total first-mortgage loans         138,247,164     145,455,427
                                      -----------     -----------
   Consumer loans:
     Consumer - Residential            14,176,164      10,584,771
     Education loans                    1,710,534         830,668
     Auto                               1,122,267       1,387,731
     Other secured                        901,861         549,562
     Unsecured                            685,461         559,142
                                      -----------     -----------
   Total consumer loans                18,596,287      13,911,874
                                      -----------     -----------
   Commercial loans:
     Real estate                       15,055,806       9,146,747
     Other                              3,622,130       2,712,650
                                      -----------     -----------
   Total commercial loans              18,677,936      11,859,397
                                      -----------     -----------
   Subtotals                          175,521,387     171,226,698
                                      -----------     -----------
   Less:
     Undisbursed loan proceeds          3,651,320       4,868,373
     Allowance for loan losses          1,226,738         810,176
     Net deferred loan-origination
      fees (costs)                       (11,299)         156,022
                                      -----------     -----------
   Subtotals                            4,866,759       5,834,571
                                      -----------     -----------
   Totals                            $170,654,628    $165,392,127
                                     ============    ============

   A summary of the activity in the allowance for loan losses is as follows:


                                               Year Ended December 31,
                                             1996            1995        1994

   Balance at beginning                $810,176       $632,651       $645,000
   Provisions                           515,000        198,400         30,000
   Charge offs, net of
    recoveries                          (98,438)       (20,875)       (42,349)
                                     ----------       --------       --------
   Balance at end                    $1,226,738       $810,176       $632,651
                                     ==========       ========       ========

   The Bank had $60,000 of impaired loans at December 31, 1996, all of which were on a nonaccrual basis. The average recorded investment in impaired loans during 1996 was approximately $109,993, for which no interest income was recognized in 1996. The Bank had no impaired loans at December 31, 1995.

   The majority of the Bank's lending activity is with borrowers located within its primary market area. Although the Bank has a diversified portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the general economic conditions of the area.

   NOTE 5 - LOAN SERVICING

   Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of mortgage loans serviced for others was $101,824,785 and $95,381,412 at December 31, 1996 and 1995, respectively.

   Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in "Accrued and Other Liabilities-Other", were $801,600 and $656,826 at December 31, 1996 and 1995, respectively.

   No impairment of mortgage servicing rights existed at December 31, 1996, therefore no valuation allowance was recorded.

   Following is an analysis of changes in mortgage servicing rights in 1996.

   Balance January 1, 1996                 $-0-
       Capitalized amounts              193,298
       Less - Amortization             (31,920)
                                       -------
   Balance December 31, 1996           $161,378
                                       ========

   Mortgage servicing rights are required to be recognized as a separate asset and amortized over the estimated servicing income beginning on January 1, 1996. Mortgage servicing rights were stratified by rate in the quarter in which they were sold and amortized using the level yield method.

   NOTE 6 - FORECLOSED PROPERTIES

   Foreclosed properties at December 31 are summarized as follows:

                                           1996           1995
   Acquired by foreclosure or by deed
    in lieu of foreclosure                 $-0-        $81,000
   Less - Allowance for estimated
    losses                                  -0-         47,000
                                           ----        -------
   Totals                                  $-0-        $34,000
                                           ====        =======

   A summary of the activity in the allowance for losses on foreclosed properties is as follows:

                                         Year Ended December 31,
                                      1996           1995           1994
   Balance at
    beginning                      $47,000           $-0-         $5,175
   Provisions                          -0-         47,000            -0-
   Charge offs                     (47,000)           -0-         (5,175)
                                  --------        -------         ------
   Balance at end                     $-0-        $47,000           $-0-
                                  ========        =======         ======

   NOTE 7 - OFFICE PROPERTIES AND EQUIPMENT

   Office properties and equipment at December 31 consist of the following:

                                                      1996           1995

   Land and land improvements                      $434,029       $427,194
   Buildings and building
    improvements                                  3,991,005      3,992,867
   Furniture, fixtures, and equipment             2,102,924      1,980,973
   Automobiles                                       24,841         32,869
                                                 ----------     ----------
   Subtotals                                      6,552,799      6,433,903
   Less - Accumulated depreciation               (3,028,551)     2,717,257
                                                 ----------     ----------
   Totals                                        $3,524,248     $3,716,646
                                                 ==========     ==========

   Depreciation charged to operations totaled $321,218 in 1996, $317,437 in 1995, and $295,116 in 1994.

   NOTE 8 - DEPOSIT ACCOUNTS

   Deposit accounts at December 31 are summarized as follows:

                                                          1996           1995

   Business Checking (0.00%)                        $1,462,304       $729,853
   NOW Accounts (1.75% to 2.00% in 1996 and
     1.75% to 2.25% in 1995)                        14,163,812     14,302,734
   Passbook accounts (2.50% in 1996 and 1995)       18,018,949     20,674,370
   Money Manager accounts (2.75% to 5.00%
    in 1996 and 3.00% to 5.00% in 1995)              3,829,577      4,136,392
   Money Market Index accounts (4.73% to
    5.47% in 1996 and 5.29% to 5.51% in 1995)       15,288,501      9,756,039
   Certificate accounts (4.72% to 6.69% in
    1996 and 4.80% to 7.78% in 1995)               109,359,126    107,182,761
                                                  ------------   ------------
   Totals                                         $162,122,269   $156,782,149
                                                  ============   ============
   Weighted average interest rate                        4.57%          4.68%
                                                         =====          =====

   The aggregate amount of short-term jumbo certificates of deposit with a minimum denomination of $100,000 was $3,832,058 and $4,980,718 at December 31, 1996 and 1995, respectively.

   On December 31, 1996 certificate accounts have scheduled maturity dates as follows:

                                                      Year Ending December 31,
                          1997           1998           1999           2000           2001          Total
   2.00-2.99%           $7,402           $-0-           $-0-           $-0-           $-0-         $7,402
   3.00-3.99%        1,037,446            -0-            -0-            -0-            -0-      1,037,446
   4.00-4.99%        3,292,248        367,705            -0-            -0-            -0-      3,659,953
   5.00-5.99%       64,102,848     20,560,840      8,937,337      3,939,703        892,161     98,432,889
   6.00-6.99%        3,546,795      1,024,614      1,559,944         80,083            -0-      6,211,436
   7.00-7.99%           10,000            -0-            -0-            -0-            -0-         10,000
                   -----------    -----------    -----------     ----------       --------   ------------
                   $71,996,739    $21,953,159    $10,497,281     $4,019,786       $892,161   $109,359,126
                   ===========    ===========    ===========     ==========       ========   ============


   Interest expense on deposit accounts consists of the following:

                                             Year Ended December 31,
                                         1996           1995           1994
   NOW and Money
    Manager accounts                 $351,367       $358,124       $384,547
   Passbook accounts                  521,932        800,942        780,394
   Money Market Index
    accounts                          713,649         90,795            -0-
   Certificate of deposit
    accounts                        6,162,417      6,458,012      4,710,925
                                   ----------     ----------     ----------
                                   $7,749,365     $7,707,873     $5,875,866
                                   ==========     ==========     ==========

   NOTE 9 - BORROWED FUNDS

   As a member of the Federal Home Loan Bank (FHLB) system, the Bank may utilize various borrowing alternatives, secured by pledges of mortgage loans and FHLB stock.

   At December 31, 1996, the Bank had a total of $55,160,000 in FHLB advances outstanding. Advances of $500,000 are on an open line dated May 26, 1994, with interest at a daily adjustable rate (6.95% at December 31, 1996).
   The remaining advances of $54,660,000 have original maturities from 2 to 48 months with interest rates ranging from 5.08% to 6.13%. Interest is payable monthly.

   At December 31, 1995, the Bank had a total of $59,335,000 in FHLB advances outstanding. Advances of $3,850,000 were on the open line of credit, with interest at a daily adjustable rate (5.31% at December 31, 1995). The remaining advances of $55,485,000 had original maturities ranging from 3 to 48 months with interest rates ranging from 4.89% to 6.12%. Interest was payable monthly.

   At December 31, 1995, the Bank also had Federal Funds purchased of $5,000,000 at a commercial bank. The interest rate (6.13% at December 31, 1995) was adjustable and payable daily.

   Required payments of principal on borrowed funds at December 31, 1996, including line of credit and current maturities, are summarized as follows:

         1997                         $47,810,000
         1998                           6,100,000
         1999                           1,250,000
                                      -----------
         Total                        $55,160,000
                                      ===========

   NOTE 10 - EMPLOYEE RETIREMENT PLANS

   The Bank has a qualified defined contribution 401(k) plan covering substantially all of its full-time employees. The Bank matches 50% of the employee's contribution up to a maximum employee contribution of 4%. The defined contribution 401(k) retirement plan expense totaled $31,758, $26,868, and $25,658 for 1996, 1995, and 1994, respectively.

   The Corporation also sponsors an Employee Stock Ownership Plan (ESOP) for substantially all of its employees. The ESOP originally borrowed $1,035,000 from OSB Financial Corp. and purchased 90,000 shares of Corporation common stock. The loan is payable at $23,688 on a quarterly basis plus interest at the prime rate (8.25% at December 31, 1996 and 8.5% at December 31, 1995) over a ten-year amortization. Contributions to the plan must be sufficient to service the ESOP loan. Any additional contributions are determined by the Board of Directors.

   ESOP expense was $93,521, $105,171, and $105,057 for 1996, 1995, and 1994,
   respectively. Dividends earned by the ESOP were $49,780, $49,629, and $44,642 for 1996, 1995, and 1994, respectively, and were used to reduce loan principal. Outstanding ESOP debt at December 31, 1996, is reflected in the consolidated statement of financial condition as unearned compensation in stockholders' equity. There are 45,237 shares remaining to be allocated to ESOP participants at December 31, 1996.

   NOTE 11 - STOCK BASED COMPENSATION PLAN

   The Corporation has authorized 150,000 shares of common stock to be allowed for a nonqualified stock option plan for employees and directors. A committee comprised of at least two directors of the Corporation administer the plan. The committee determines the granting of options. The options may be incentive stock options (ISO) or nonincentive stock options (SO). ISO's option price may not be less than fair market value at grant date. SO's option price is established by the committee. The plan's ability to grant option awards will terminate June 30, 2002, ten years from the effective date, unless terminated sooner. All options granted also have an exercise term of ten years from grant date, unless the grantee owns more than 10% of the outstanding common stock, in which case the exercise term is five years.

   The fair value of each option granted is estimated on the grant date using the Black-Scholes methodology. The following assumptions were made in estimating fair value (all options were granted in 1995):

   Dividend yield                       3.30%
   Risk-free interest rate              5.15%
   Expected life                      7 years
   Expected volatility                 30.79%

   The weighted average fair value of options granted in 1995 as of their grant date, using the assumptions shown above, was computed at $4.56 per option.

   The Corporation applies APB Opinion No. 25 in accounting for its stock option plan. Accordingly, no compensation cost has been recognized for the plan. Had compensation cost been determined on the basis of fair value pursuant to SFAS No. 123, net income and earnings per share would have been reduced as follows:

                                       1996           1995
   Net income:

     As reported                   $1,314,877       $267,688
                                   ==========       ========
     Pro forma                     $1,280,821       $251,376
                                   ==========       ========
   Earnings per share:

     As reported                        $1.17          $0.23
                                        =====          =====
     Pro forma                          $1.12          $0.21
                                        =====          =====

   As discussed in Note 17, the Corporation has entered into an agreement for a merger of equals. As part of this merger, all outstanding stock options become vested. The accelerated vesting has not been taken into account in the pro forma information provided above.

   The following is a summary of stock option transactions for the three years ended December 31, 1996:

                                            Number
                                         of Shares      Per Share

     Outstanding at December 31, 1993       45,000         $11.50
     Granted                                 3,000          22.50
     Exercised                              (2,000)         11.50
                                           -------
     Outstanding at December 31, 1994       46,000    11.50-22.50
     Granted                                41,425    21.25-24.25
     Exercised                             (14,000)         11.50

     Canceled                               (1,500)         23.88
                                           -------
     Outstanding at December 31, 1995       71,925    11.50-24.25
     Exercised                             (12,000)         11.50
                                           -------    -----------
     Outstanding at December 31, 1996       59,925   $11.50-24.25
                                           =======   ============
     Eligible at December 31, 1996,
      for exercise currently                25,500
                                           =======

   The following is a summary of the status of stock options outstanding at December 31, 1996:

                 Outstanding Options                      Exercisable Options

                                  Weighted
                                   Average    Weighted             Weighted
                                 Remaining     Average              Average
   Exercise                    Contractual    Exercise              Exercise
   Price Range       Number         Life        Price     Number     Price

   $11.50            17,000    Exercisable      $11.50     17,000    $11.50
   21.00 - 24.00     22,000        3 years       23.03      8,500     22.69
   24.25             20,925        3 years       24.25


   The Corporation also sponsors a Management Development and Recognition Plan (MRP) for the benefit of officers and key management employees. The Corporation has reserved 60,000 shares of common stock for the MRP. A committee of directors has sole discretion to determine plan share awards. Compensation expense is recorded as the recipients become vested in the shares awarded. Compensation expense is based on the stock's fair market value at the date of the award. Unvested shares are reflected in the consolidated statement of financial condition as unearned compensation in stockholders' equity. At December 31, 1996, 11,350 shares have been awarded to key management employees at prices between $23.63 and $24.00 per share. These shares vest at various times during the next 11 years. During 1996, $23,402 has been amortized to expense.

   NOTE 12 - INCOME TAXES

   The provision for income taxes consists of the following:

                                         Year Ended December 31,
                                      1996        1995       1994
   Current tax expense:
     Federal                      $702,004    $492,858   $  910,000
     State                          25,000     124,000      252,300
                                  --------    --------   ----------
   Total current                   727,004     616,858    1,162,300
                                  --------    --------   ----------
   Deferred tax benefit:
     Federal                       (57,804)   (199,858)    (115,000)
     State                         (14,000)    (51,000)     (29,000)
                                  --------    --------   ----------
   Total deferred                  (71,804)   (250,858)    (144,000)
                                  --------    --------   ----------
   Change in valuation
    allowance                      (20,000)    320,000          -0-
                                  --------    --------   ----------
   Total provision for
    income taxes                  $635,200    $686,000   $1,018,300
                                  ========    ========   ==========

   Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Corporation's assets and liabilities. The major components of the net deferred tax asset are as follows:

                                                  1996       1995
   Deferred tax assets:
     Allowance for loan losses                $370,000   $185,000
     Deferred directors' fees                  298,000    260,000
     Unrealized loss on securities
      available for sale                       146,350     25,142
     Capital loss carryover                    300,000    320,000
     Other                                      56,662     59,858
                                             ---------   --------
   Total deferred tax assets                 1,171,012    850,000
   Valuation allowance                        (300,000)  (320,000)
                                             ---------   --------
   Subtotals                                   871,012    530,000

   Deferred tax liabilities:
     Depreciation                             (506,000)  (494,000)
     FHLB stock dividends                      (82,000)   (99,000)
     Deferred loan fees                        (72,000)    (2,000)
     Mortgage servicing rights                 (63,000)        -0-
                                             ---------   --------
   Total deferred tax liabilities             (723,000)  (595,000)
                                             ---------   --------
   Net deferred tax asset (liability)         $148,012   $(65,000)
                                              ========   ========

   The provision for income taxes differs from that computed at the federal statutory corporate tax rates as follows:

                                        Year Ended December 31,
                              1996            1995             1994
                       Amount  Percent     Amount  Percent    Amount  Percent
   Income before
    income taxes     $1,950,077           $953,688          $2,720,771
                     ==========           ========          ==========
   Tax at federal
    statutory
    rates              $663,000     34    $324,000     34     $925,000   34
   State income
    taxes - Net
    of federal
    income tax
    benefits              7,000             48,000      5      147,000    5
   Tax-exempt
    interest
    and dividend
    exclusion           (68,000)    (3)    (66,000)    (7)     (57,000)  (2)
   Change in
    valuation
    allowance           (20,000)    (1)    320,000     34          -0-
   Other                 53,200      3      60,000      6        3,300
                       --------    ---    --------    ---   ----------  ---
   Totals              $635,200     33    $686,000     72   $1,018,300   37
                       ========    ===    ========    ===   ==========  ===

   NOTE 13 - STOCKHOLDERS' EQUITY

   At the time of its stock conversion, the Bank established a liquidation account in an amount equal to its total net worth as of the date of the latest consolidated statement of financial condition appearing in the final prospectus. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. Except for the purchase of stock and payment of dividends by the Bank, the existence of the liquidation account will not restrict use or application of stockholders' equity.

   Under federal laws and regulations, the Bank is required to meet certain tangible, core, and risk-based capital requirements. Tangible capital generally consists of stockholder's equity minus certain intangible assets and investments in and advances to "nonincludable" subsidiaries. Core capital generally consists of tangible capital plus qualifying intangible assets. The risk-based capital requirements presently address risk related to both recorded assets and off-balance-sheet commitments and obligations.

   The following table summarizes the Bank's capital ratios and the ratios required by federal laws and regulations at December 31, 1996:

                             Tangible       Core         Risk-Based
                              Capital       Capital       Capital
                                        ($ in Thousands)
   Bank's Regulatory
    Percentage                   10.8%       10.8%          22.4%
   Required Regulatory
    Percentage                    1.5%        3.0%           8.0%
                               -------     -------        -------
   Excess Regulatory
    Percentage                    9.3%        7.8%          14.4%
                               =======     =======        =======
   Bank's Regulatory
    Capital                    $27,697     $27,697        $28,924
   Required Regulatory
    Capital                      3,839       7,678         10,320
                               -------     -------        -------
   Excess Regulatory
    Capital                    $23,858     $20,019        $18,604
                               =======     =======        =======

   The following table summarizes the differences between stockholder's equity of the Bank and its regulatory capital at December 31, 1996:

                                          Tangible
                                          and Core     Risk-Based
                                           Capital        Capital

   Stockholder's equity                    $27,464        $27,464
   Add - Unrealized losses on
    securities available for sale              249            249
   Add - General loss allowance                -0-          1,227
   Less - Excess mortgage servicing
    rights                                      16             16
                                           -------        -------
   Adjusted Regulatory Capital             $27,697        $28,924
                                           =======        =======

   The Bank has been rated by the OTS as a Tier 1 institution which is defined as "an association that has capital immediately prior to and on a pro forma basis after giving effect to a proposed capital distribution that is equal to or greater than the amount of its fully phased-in capital requirement." It is management's opinion, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject, and there were no conditions or events since OTS's rating which would have changed the bank's rating.

   The capital distribution regulations allow a Tier 1 association to make capital distributions during a calendar year up to 100% of its net income to date plus the amount that would reduce by one half its surplus capital ratio at the beginning of the calendar year. Any distributions in excess of that amount requires prior OTS notice, with the opportunity for OTS to object to the distribution.

   The Bank has qualified under provisions of the Internal Revenue Code which permit as a deduction from taxable income an allowance for bad debts which differs from the provision for such losses charged to income.
   Accordingly, retained earnings at December 31, 1996 included approximately $8 million for which no provision for federal income taxes has been made. If in the future this portion of retained earnings is used for any purpose other than to absorb bad debt losses, federal income taxes may be imposed at the then applicable rates.

   NOTE 14 - COMMITMENTS AND CONTINGENCIES

   In the ordinary course of business, the Corporation has outstanding loan commitments, to sell loans on the secondary market, that are not reflected in the accompanying consolidated financial statements. At December 31, 1996, the Corporation had outstanding firm commitments to sell $575,989 of fixed-rate, first-mortgage loans to Federal National Mortgage Association
   (FNMA).

   Fees received in connection with these commitments have not been recognized in income.

   Legislation was passed in 1996 to require recapture of previously allowed tax bad debt provisions. This legislation requires the corporation to recapture its post-1987 reserves of $412,187, over an anticipated six-year period. The repayments have an immaterial impact on the income statement due to the current deferred tax implications of the allowance for loan losses.

   Total recapture required                     $412,187
   1996 recapture recognized                     (68,698)
                                                --------
   Balance to be recaptured 1997-2001           $343,489
                                                ========

   NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS

   Fair value estimates, methods, and assumptions for the Corporation's financial instruments are summarized as follows.

   Cash and Cash Equivalents

   The carrying values approximate the fair values for these assets.

   Securities Available for Sale

   Fair values are based on quoted market prices, where available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

   Loans

   Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, such as commercial, residential mortgage, and other consumer. For certain homogenous categories of loans, such as fixed-rate residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is calculated by discounting scheduled cash flows using discount rates reflecting the credit and interest rate risk inherent in the loan.

   Impaired loans are measured at the estimated fair value of the expected future cash flows at the loan's effective interest rate, the loan's observable market price or the fair value of the collateral for loans which are collateral dependent. Therefore, the carrying values of impaired loans approximate the estimated fair values for these assets.

   Mortgage Servicing Rights

   The fair value of mortgage servicing rights is based on the present value of future cash flows using discounted rates applicable to the level of risk of the underlying loans.

   Deposits

   The fair value of deposits with no stated maturity, such as non-interest-bearing demand deposits, savings, NOW accounts, money market, and checking accounts, is the amount payable on demand at the reporting date. The fair value of fixed-rate time deposits is calculated using discounted cash flows applying interest rates currently being offered on similar certificates.

   Borrowings

   Rates currently available for debt with similar terms and remaining maturities are used to estimate fair value of existing debt. The fair value of borrowed funds due on demand is the amount payable at the reporting date.

   Off-Balance-Sheet Instruments

   The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. Since this amount is immaterial, no amounts for fair value are presented.

   The carrying value and estimated fair value of financial instruments at December 31 were as follows:

                                                           1996                                    1995
                                               Carrying           Estimated            Carrying           Estimated
                                                 Amount          Fair Value              Amount          Fair Value
   Financial assets:
     Cash and cash equivalents               $3,985,861          $3,985,861          $3,789,397          $3,789,397
     Securities available for sale           70,311,158          70,311,158          79,600,781          79,600,781
     Loans held for sale                      1,137,004           1,137,048           3,070,257           3,132,381
     Loans receivable                       170,654,628         172,549,492         165,392,127         165,421,756
     Mortgage servicing rights                  161,378             179,620                 -0-                 -0-
     Federal Home Loan Bank stock             3,166,000           3,166,000           3,065,300           3,065,300
                                           ------------        ------------        ------------        ------------
   Total financial assets                  $249,416,029        $251,329,179        $254,917,862        $255,009,615
                                           ============        ============        ============        ============
   Financial liabilities:
     Deposits:
     Checking and NOW accounts              $15,626,116         $15,626,116         $15,032,587         $15,032,587
     Passbook accounts                       18,018,949          18,018,949          20,674,370          20,674,370
     Money manager accounts                   3,829,577           3,829,577           4,136,392           4,136,392
     Money Market Index accounts             15,288,501          15,288,501           9,756,039           9,756,039
     Certificates of deposit                109,359,126         109,648,438         107,182,761         107,606,928
     Borrowings                              55,160,000          55,104,127          64,335,000          64,419,000
                                           ------------        ------------        ------------        ------------
   Total financial liabilities             $217,282,269        $217,515,708        $221,117,149        $221,625,316
                                           ============        ============        ============        ============



   Limitations

   Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Corporation's entire holdings of a particular instrument. Because no market exists for a significant portion of the Corporation's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters that could affect the estimates. Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Deposits with no stated maturities are defined as having a fair value equivalent to the amount payable on demand. This prohibits adjusting fair value derived from retaining those deposits for an expected future period of time. This component, commonly referred to as a deposit base intangible, is neither considered in the above amounts nor is it recorded as an intangible asset on the consolidated statement of financial condition. Significant assets and liabilities that are not considered financial assets and liabilities include premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.


   NOTE 16 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

   The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are in the form of commitments to extend credit and involve elements of credit risk in excess of the amount recognized in the consolidated statement of financial condition.

   The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

   Financial instruments whose contract amounts represent credit risk at December 31 are as follows:
                                                   1996           1995
   Commitments to purchase participations
     in commercial loans                     $1,281,190           $-0-
                                             ==========     ==========
   Commitments to extend credit:
     Fixed rate (7.49% to 9.75% at
     December 31, 1996 and 6.875%
     to 8.375% at December 31, 1995)           $853,750     $1,164,680
     Adjustable rate (6.125% to 9.75% at
     December 31, 1996 and 6.25% at
     December 31, 1995)                       1,117,800         71,000
                                             ----------     ----------
   Total outstanding commitments to
     originate loans                         $1,971,550     $1,235,680
                                             ==========     ==========
   Unused lines of credit/letters
     of credit                               $7,390,312     $2,660,757
                                             ==========     ==========

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the party. The Corporation also writes interest-rate caps and floors as part of adjustable rate mortgage loan products to enable customers to transfer, modify, or reduce their interest-rate risks.

   NOTE 17 - PENDING CORPORATE MERGER

   On November 14, 1996, the Corporation announced the signing of a definitive agreement to merge with FCB Financial Corp. of Neenah, Wisconsin, parent of Fox Cities Bank, F.S.B. The merger is subject to approval of the shareholders of both corporations, and is also subject to various regulatory approvals. Based on the anticipated timetable for the receipt of such approvals, it is currently expected that the merger will be completed during the second quarter of 1997.

   The "merger of equals" transaction will be structured as a tax-free, stock for stock merger and accounted for as a purchase transaction. In the merger, holders of OSB Financial Corp. common stock will receive 1.46 shares of FCB Financial Corp. common stock for each share owned.

   The merged company will operate under the name FCB Financial Corp. and will be headquartered in Oshkosh, Wisconsin. After the merger, the institution will have total assets in excess of $500 million, total loans of nearly $400 million, total deposits of approximately $300 million, and shareholders' equity of approximately $75 million.

   NOTE 18 - PARENT COMPANY ONLY FINANCIAL STATEMENTS

                        STATEMENTS OF FINANCIAL CONDITION
                           December 31, 1996 and 1995

                                     ASSETS
                                                   1996           1995

   Cash                                      $4,369,412     $2,668,033
   Investment securities                            -0-      3,675,784
   Refundable income taxes                       50,539          2,350
   Investment in subsidiary                  27,464,345     26,332,236
   Other assets                                  65,389        117,000
                                            -----------    -----------
   TOTAL ASSETS                             $31,949,685    $32,795,403
                                            ===========    ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

   Other liabilities                           $193,839       $161,959
   Total stockholders' equity                31,755,846     32,633,444
                                            -----------    -----------
   TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY                     $31,949,685    $32,795,403
                                            ===========    ===========

                              STATEMENTS OF INCOME
                  Years Ended December 31, 1996, 1995 and 1994

                                         1996         1995           1994

   Interest income                $    96,659     $  278,408      $  237,015
   Gain on sale of investments          4,581            -0-          25,085
   Write-down of securities
    due to other than temporary
    loss in value                         -0-       (191,329)            -0-
   Equity in net income
    from subsidiary                 1,343,942        331,061       1,608,066
                                    ---------      ---------       ---------
   Total income                     1,445,182        418,140       1,870,166
   Other expense                      145,105        109,452         104,695
                                    ---------      ---------       ---------
   Income before provision
    for income taxes                1,300,077        308,688       1,765,471
   Provision for income taxes         (14,800)        41,000          63,000
                                    ---------      ---------       ---------
   Net income                     $ 1,314,877    $   267,688      $1,702,471
                                  ===========    ===========      ==========


                            STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 1996, 1995 and 1994

                                         1996           1995           1994

   Cash flows from operating
   activities:

     Net income                   $ 1,314,877    $   267,688     $ 1,702,471
                                    ---------      ---------      ----------
     Adjustments to reconcile net
     income to net cash provided
     by operating activities:
     Equity in net income of
     subsidiary                    (1,343,942)      (331,061)     (1,608,066)
     Gain on sale of
     investments                       (4,581)           -0-         (25,085)
     Write-down of equity
     securities due to other
     than temporary loss
     in value                             -0-        191,329             -0-
     (Increase) decrease in
     other assets                      51,611        (99,442)         (3,558)
     Increase (decrease) in
     other liabilities                 16,002        (13,266)         12,536
     Increase (decrease) in
     accrued income taxes             (48,189)        38,100          (2,100)
     Decrease in unearned
     compensation - ESOP and MRP      118,117         96,605          94,752
                                    ---------      ---------      ----------
     Total adjustments             (1,210,982)      (117,735)     (1,531,521)
                                    ---------      ---------      ----------
     Net cash provided by
     operating activities             103,895        149,953         170,950
                                    ---------      ---------      ----------
     Cash flows from investing
      activities:
     Proceeds from sale of
     investment securities          3,680,365         61,225         628,585
     Purchase of investment
     securities                           -0-            -0-        (146,009)
     Dividends received
     from subsidiary                      -0-      2,000,000       4,000,000
                                    ---------      ---------      ----------
     Net cash provided by
     investing activities           3,680,365      2,061,225       4,482,576
                                    ---------      ---------      ----------
     Cash flows from financing
     activities:
     Exercise of stock options        195,638        228,800          23,000
     Purchase of treasury
     common stock                  (1,601,257)    (1,176,317)     (2,381,026)
     Dividends paid                  (677,262)      (647,423)       (676,007)
                                    ---------      ---------      ----------
     Net cash used in
     financing activities          (2,082,881)    (1,594,940)     (3,034,033)
                                    ---------      ---------      ----------
     Net increase in cash           1,701,379        616,238       1,619,493
     Cash at beginning              2,668,033      2,051,795         432,302
                                    ---------      ---------      ----------
     Cash at end                  $ 4,369,412    $ 2,668,033     $ 2,051,795
                                  ===========    ===========     ===========

                                                                      ANNEX A


                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                               FCB FINANCIAL CORP.

                                       AND

                               OSB FINANCIAL CORP.


                                November 13, 1996

                                TABLE OF CONTENTS
                          AGREEMENT AND PLAN OF MERGER
                                                                         Page

   ARTICLE I
        THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-7
        1.1  The Merger  . . . . . . . . . . . . . . . . . . . . . . . .  A-7
        1.2  Effective Time  . . . . . . . . . . . . . . . . . . . . . .  A-8
        1.3  Effects of the Merger . . . . . . . . . . . . . . . . . . .  A-8
        1.4  Conversion of OSB Common Stock; Treatment of FCB Common
             Stock . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-8
        1.5  Stock Options . . . . . . . . . . . . . . . . . . . . . . .  A-9
        1.6  Articles of Incorporation . . . . . . . . . . . . . . . . .  A-9
        1.7  By-Laws . . . . . . . . . . . . . . . . . . . . . . . . . .  A-9
        1.8  Tax Consequences  . . . . . . . . . . . . . . . . . . . . . A-10
        1.9  Plans for Management Succession . . . . . . . . . . . . . . A-10
        1.10 Board of Directors of the Surviving Corporation . . . . . . A-10
        1.11 Headquarters of the Surviving Corporation . . . . . . . . . A-11
        1.12 Closing . . . . . . . . . . . . . . . . . . . . . . . . . . A-11

   ARTICLE II
        CONVERSION OF SHARES . . . . . . . . . . . . . . . . . . . . . . A-11
        2.1  FCB to Make Shares Available  . . . . . . . . . . . . . . . A-11
        2.2  Exchange of Certificates  . . . . . . . . . . . . . . . . . A-11

   ARTICLE III

        REPRESENTATIONS AND WARRANTIES OF OSB  . . . . . . . . . . . . . A-13
        3.1  Corporate Organization  . . . . . . . . . . . . . . . . . . A-13
        3.2  Capitalization  . . . . . . . . . . . . . . . . . . . . . . A-14
        3.3  Authority; No Violation . . . . . . . . . . . . . . . . . . A-15
        3.4  Consents and Approvals  . . . . . . . . . . . . . . . . . . A-15
        3.5  Reports . . . . . . . . . . . . . . . . . . . . . . . . . . A-16
        3.6  Financial Statements  . . . . . . . . . . . . . . . . . . . A-16
        3.7  Broker's Fees . . . . . . . . . . . . . . . . . . . . . . . A-17
        3.8  Absence of Certain Changes or Events  . . . . . . . . . . . A-17
        3.9  Legal Proceedings . . . . . . . . . . . . . . . . . . . . . A-17
        3.10 Taxes and Tax Returns . . . . . . . . . . . . . . . . . . . A-17
        3.11 Employees . . . . . . . . . . . . . . . . . . . . . . . . . A-18
        3.12 SEC Reports . . . . . . . . . . . . . . . . . . . . . . . . A-19
        3.13 Compliance with Applicable Law  . . . . . . . . . . . . . . A-19
        3.14 Certain Contracts . . . . . . . . . . . . . . . . . . . . . A-20
        3.15 Agreements with Regulatory Agencies . . . . . . . . . . . . A-21
        3.16 Other Activities of OSB and its OSB Subsidiaries  . . . . . A-21
        3.17 Investment Securities . . . . . . . . . . . . . . . . . . . A-21
        3.18 Undisclosed Liabilities . . . . . . . . . . . . . . . . . . A-21
        3.19 Insurance . . . . . . . . . . . . . . . . . . . . . . . . . A-21
        3.20 Loan Loss Reserves  . . . . . . . . . . . . . . . . . . . . A-22
        3.21 Environmental Liability . . . . . . . . . . . . . . . . . . A-22
        3.22 Approval Delays . . . . . . . . . . . . . . . . . . . . . . A-22
        3.23 Vote Required . . . . . . . . . . . . . . . . . . . . . . . A-22
        3.24 Applicability of Certain Provisions of Wisconsin Law, Etc . A-22
        3.25 Ownership of FCB Common Stock . . . . . . . . . . . . . . . A-22

   ARTICLE IV
        REPRESENTATIONS AND WARRANTIES OF FCB  . . . . . . . . . . . . . A-23
        4.1  Corporate Organization  . . . . . . . . . . . . . . . . . . A-23
        4.2  Capitalization  . . . . . . . . . . . . . . . . . . . . . . A-24
        4.3  Authority; No Violation . . . . . . . . . . . . . . . . . . A-24
        4.4  Consents and Approvals  . . . . . . . . . . . . . . . . . . A-25
        4.5  Reports . . . . . . . . . . . . . . . . . . . . . . . . . . A-25
        4.6  Financial Statements  . . . . . . . . . . . . . . . . . . . A-25
        4.7  Broker's Fees . . . . . . . . . . . . . . . . . . . . . . . A-26
        4.8  Absence of Certain Changes or Events  . . . . . . . . . . . A-26
        4.9  Legal Proceedings . . . . . . . . . . . . . . . . . . . . . A-26
        4.10 Taxes and Tax Returns . . . . . . . . . . . . . . . . . . . A-27
        4.11 Employees . . . . . . . . . . . . . . . . . . . . . . . . . A-27
        4.12 SEC Reports . . . . . . . . . . . . . . . . . . . . . . . . A-28
        4.13 Compliance with Applicable Law  . . . . . . . . . . . . . . A-28
        4.14 Certain Contracts . . . . . . . . . . . . . . . . . . . . . A-29
        4.15 Agreements with Regulatory Agencies . . . . . . . . . . . . A-30
        4.16 Other Activities of FCB and its FCB Subsidiaries  . . . . . A-30
        4.17 Investment Securities . . . . . . . . . . . . . . . . . . . A-30
        4.18 Undisclosed Liabilities . . . . . . . . . . . . . . . . . . A-30
        4.19 Insurance . . . . . . . . . . . . . . . . . . . . . . . . . A-30
        4.20 Loan Loss Reserves  . . . . . . . . . . . . . . . . . . . . A-31
        4.21 Environmental Liability . . . . . . . . . . . . . . . . . . A-31
        4.22 Approval Delays . . . . . . . . . . . . . . . . . . . . . . A-31
        4.23 Vote Required . . . . . . . . . . . . . . . . . . . . . . . A-31
        4.24 Applicability of Certain Provisions of Wisconsin Law, Etc . A-31
        4.25 Ownership of OSB Common Stock . . . . . . . . . . . . . . . A-31

   ARTICLE V
        COVENANTS RELATING TO CONDUCT OF BUSINESS  . . . . . . . . . . . A-32
        5.1  Conduct of Businesses Prior to the Effective Time . . . . . A-32
        5.2  Forbearances  . . . . . . . . . . . . . . . . . . . . . . . A-32

   ARTICLE VI
        ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . A-34
        6.1  Regulatory Matters; Cooperation with Respect to Filing  . . A-34
        6.2  Access to Information; Due Diligence  . . . . . . . . . . . A-36
        6.3  Shareholders' Approvals . . . . . . . . . . . . . . . . . . A-37
        6.4  Legal Conditions to Merger  . . . . . . . . . . . . . . . . A-37
        6.5  Listing of Shares . . . . . . . . . . . . . . . . . . . . . A-37
        6.6  Indemnification; Directors' and Officers' Insurance . . . . A-37
        6.7  Additional Agreements . . . . . . . . . . . . . . . . . . . A-39
        6.8  Advice of Changes . . . . . . . . . . . . . . . . . . . . . A-39
        6.9  No Conduct Inconsistent with this Agreement . . . . . . . . A-39
        6.10 Employee Benefit Plans  . . . . . . . . . . . . . . . . . . A-40
        6.11 Severance for Certain Employees . . . . . . . . . . . . . . A-41
        6.12 Dividends . . . . . . . . . . . . . . . . . . . . . . . . . A-42
        6.13 Post-Closing Stock Options  . . . . . . . . . . . . . . . . A-42
        6.14 Subsidiary Bank Merger  . . . . . . . . . . . . . . . . . . A-42
        6.15 Rule 145 Affiliates . . . . . . . . . . . . . . . . . . . . A-43
        6.16 Disclosure Schedules  . . . . . . . . . . . . . . . . . . . A-43
        6.17 Filing and Other Fees . . . . . . . . . . . . . . . . . . . A-43

   ARTICLE VII
        CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . A-43
        7.1  Conditions to Each Party's Obligation To Effect the Merger  A-43
             (a)  Shareholder Approval . . . . . . . . . . . . . . . . . A-43
             (b)  Other Approvals  . . . . . . . . . . . . . . . . . . . A-43
             (c)  Registration Statements  . . . . . . . . . . . . . . . A-44
             (d)  No Injunctions or Restraints; Illegality . . . . . . . A-44
             (e)  Federal Tax Opinion  . . . . . . . . . . . . . . . . . A-44
             (f)  Post-Closing Employment Agreements . . . . . . . . . . A-44
        7.2  Conditions to Obligations of OSB  . . . . . . . . . . . . . A-44
             (a)  Representations and Warranties . . . . . . . . . . . . A-44
             (b)  Performance of Obligations of FCB  . . . . . . . . . . A-45
             (c)  No Material Adverse Change . . . . . . . . . . . . . . A-45
             (d)  Opinion of Counsel to FCB  . . . . . . . . . . . . . . A-45
             (e)  Comfort Letters  . . . . . . . . . . . . . . . . . . . A-45
             (f)  Fairness Opinion . . . . . . . . . . . . . . . . . . . A-45
        7.3  Conditions to Obligations of FCB  . . . . . . . . . . . . . A-45
             (a)  Representations and Warranties . . . . . . . . . . . . A-45
             (b)  Performance of Obligations of OSB  . . . . . . . . . . A-45
             (c)  No Material Adverse Change . . . . . . . . . . . . . . A-46
             (d)  Opinion of Counsel to OSB  . . . . . . . . . . . . . . A-46
             (e)  Comfort Letters  . . . . . . . . . . . . . . . . . . . A-46
             (f)  Fairness Opinion . . . . . . . . . . . . . . . . . . . A-46
             (g)  Affiliate Agreements . . . . . . . . . . . . . . . . . A-46

   ARTICLE VIII
        TERMINATION, EXPENSES AND AMENDMENT  . . . . . . . . . . . . . . A-46
        8.1  Termination . . . . . . . . . . . . . . . . . . . . . . . . A-46
        8.2  Effect of Termination . . . . . . . . . . . . . . . . . . . A-50
        8.3  Termination Fee; Expenses . . . . . . . . . . . . . . . . . A-50
        8.4  Amendment . . . . . . . . . . . . . . . . . . . . . . . . . A-51
        8.5  Extension; Waiver . . . . . . . . . . . . . . . . . . . . . A-52

   ARTICLE IX
        GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . A-52
        9.1  Non-survival of Representations, Warranties and Agreements  A-52
        9.2  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . A-52
        9.3  Interpretation  . . . . . . . . . . . . . . . . . . . . . . A-53
        9.4  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . A-53
        9.5  Entire Agreement  . . . . . . . . . . . . . . . . . . . . . A-53
        9.6  Governing Law . . . . . . . . . . . . . . . . . . . . . . . A-54
        9.7  Severability  . . . . . . . . . . . . . . . . . . . . . . . A-54
        9.8  Publicity . . . . . . . . . . . . . . . . . . . . . . . . . A-54
        9.9  Assignment; Third Party Beneficiaries . . . . . . . . . . . A-54
        9.10 Enforcement . . . . . . . . . . . . . . . . . . . . . . . . A-54


      Exhibit A - Form of FCB Stock Option and Trigger Payment Agreement Exhibit B - Form of OSB Stock Option and Trigger Payment Agreement Exhibit C - Plan of Merger
      Exhibit D -  Directors of the Surviving Corporation
      Exhibit E - List of Directors and Executive Officers of Surviving Bank Exhibit F - Form of Affiliate Agreement
      Exhibit G -  Employment Agreement with Donald D. Parker
      Exhibit H -  Employment Agreement with Phillip J. Schoofs
      Exhibit I -  Employment Agreement with Harold L. Hermansen
      Exhibit J -  Employment Agreement with James J. Rothenbach
      Exhibit K -  Employment Agreement with Theodore W. Hoff
      Exhibit L -  Form of Opinion of Foley & Lardner
      Exhibit M -  Form of Opinion of Schiff Hardin & Waite


      Schedule 3.1(b)   -  OSB Ownership of Outside Entities
      Schedule 3.1(c)   -  OSB Subsidiaries Ownership of Outside Entities
      Schedule 3.2(a)   -  OSB Obligations to Purchase or Issue Shares of OSB
                           Common Stock or Other Equity Securities
      Schedule 3.8(a)   -  Absence of Certain Changes or Events
      Schedule 3.9      -  OSB Legal Proceedings
      Schedule 3.10(a)  -  Income Adjustments Pursuant to Section 481 of the
                           Code
      Schedule 3.11(a)  -  OSB Benefit Plans and Agreements
      Schedule 3.14(a)  -  OSB Contract Exceptions
      Schedule 3.18     -  Undisclosed Liabilities
      Schedule 3.19     -  OSB Insurance Policies
      Schedule 3.21     -  Environmental Contingencies
      Schedule 3.25     -  OSB Ownership of FCB Common Stock
      Schedule 4.1(b)   -  FCB Ownership of Outside Entities
      Schedule 4.1(c)   -  FCB Subsidiaries Ownership of Outside Entities
      Schedule 4.2(a)   -  FCB Obligations to Purchase or Issue Shares of FCB
                           Common Stock or Other Equity Securities
      Schedule 4.8(a)   -  Absence of Certain Changes or Events
      Schedule 4.9      -  FCB Legal Proceedings
      Schedule 4.10(a)  -  Income Adjustments Pursuant to Section 481 of the
                           Code
      Schedule 4.11     -  FCB Benefit Plans
      Schedule 4.14(a)  -  FCB Contract Exceptions
      Schedule 4.18     -  Undisclosed Liabilities
      Schedule 4.19     -  FCB Insurance Policies
      Schedule 4.21     -  Environmental Contingencies
      Schedule 4.25     -  FCB Ownership of OSB Common Stock
      Schedule 6.11     -  Officers for Purposes of Severance Payments

                          AGREEMENT AND PLAN OF MERGER


             AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of November 13, 1996, by and between FCB Financial Corp., a Wisconsin corporation ("FCB"), and OSB Financial Corp., a Wisconsin corporation ("OSB").

             WHEREAS, the Boards of Directors of FCB and OSB have determined that it is in the best interests of their respective corporations and their shareholders to consummate a merger in which OSB will merge with and into FCB (the "Merger"), so that FCB is the resulting corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger;

             WHEREAS, concurrently with or as soon as is practicable after the Merger, the Surviving Corporation shall cause OSB's wholly-owned depository institution subsidiary, Oshkosh Savings Bank, FSB ("OSB Bank"), to be merged with and into FCB's wholly-owned depository institution subsidiary, Fox Cities Bank, F.S.B. ("FCB Bank") (the "Bank Merger"), so that FCB Bank is the resulting wholly-owned depository institution subsidiary of the Surviving Corporation (hereinafter sometimes called the "Surviving Bank") in the Bank Merger;

             WHEREAS, as a condition to, and immediately after the execution of this Agreement, FCB and OSB are entering into a FCB Stock Option and Trigger Payment Agreement (the "FCB Stock Option Agreement"), attached hereto as Exhibit A;

             WHEREAS, as a condition to, and immediately after the execution of this Agreement, FCB and OSB are entering into an OSB Stock Option and Trigger Payment Agreement (the "OSB Stock Option Agreement"), attached hereto as Exhibit B (and together with the FCB Stock Option and Trigger Payment Agreement, the "Option Agreements"); and

             WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with, and to prescribe certain conditions, to the Merger.

             NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

             1.1 The Merger. Subject to the terms and conditions of this Agreement and the Plan of Merger, a copy of which is attached hereto as Exhibit C (the "Plan of Merger"), in accordance with the Wisconsin Business Corporation Law (the "WBCL"), at the Effective Time (as defined in Section 1.2), OSB shall merge with and into FCB, and FCB shall survive the Merger and shall continue its corporate existence under the laws of the State of Wisconsin. Upon consummation of the Merger, the separate corporate existence of OSB shall terminate and the name of the Surviving Corporation shall be "FCB Financial Corp."

             The parties agree that OSB and FCB will execute a Plan of Merger substantially in the form attached hereto as Exhibit C which provides for the terms of the Merger and the mode of carrying same into effect.

             1.2 Effective Time. The Merger shall become effective upon the later of (a) the time of filing of Articles of Merger with the Department of Financial Institutions of the State of Wisconsin (the "Wisconsin Department") and (b) the effective date and time of the Merger as set forth in such Articles of Merger. The parties shall each use reasonable efforts to cause Articles of Merger to be filed on the Closing Date (as defined in Section 1.12). The term "Effective Time" shall be the date and time when the Merger becomes effective, in accordance with this Section 1.2.

             1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 180.1106 of the WBCL.

             1.4  Conversion of OSB Common Stock; Treatment of FCB Common
   Stock.

                  (a) At the Effective Time, subject to Section 2.2, by virtue of the Merger and without any action on the part of OSB, or the holder of any securities of OSB, each share of the common stock, $.01 par value, of OSB (the "OSB Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.4(c)) shall be converted into the right to receive 1.46 shares (the "OSB Exchange Ratio") of the common stock, par value $.01 per share, of FCB (the "FCB Common Stock").

                  (b) All of the shares of OSB Common Stock converted into FCB Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate (each an "OSB Common Stock Certificate") previously representing any such shares of OSB Common Stock shall thereafter represent only the right to receive
        (i) a certificate representing the number of whole shares of FCB Common Stock (each a "FCB Common Stock Certificate") and (ii) cash in lieu of fractional shares into which the shares of OSB Common Stock previously represented by such OSB Common Stock Certificate have been converted pursuant to this Section 1.4, Section 2.2 and the Plan of Merger. OSB Common Stock Certificates previously representing shares of OSB Common Stock shall be exchanged for FCB Common Stock Certificates representing whole shares of FCB Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such OSB Common Stock Certificates in accordance with Section 2.2, without any interest thereon.

                  (c) At the Effective Time, all shares of OSB Common Stock that are owned by OSB as treasury stock, owned by the OSB MRP (as defined herein) and not allocated to participants thereunder or owned by FCB, if any, shall be canceled and shall cease to exist, and no stock of FCB or other consideration shall be delivered in exchange therefor.

                  (d) At and after the Effective Time, each share of FCB Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

             1.5  Stock Options.

                  (a) At the Effective Time, each option granted by OSB under the terms of the OSB Financial Corp. 1992 Stock Option and Incentive Plan (the "OSB Option Plan") to purchase shares of OSB Common Stock which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of OSB Common Stock and shall be converted automatically into an option to purchase shares of FCB Common Stock in an amount and at an exercise price determined pursuant to paragraph (c) of this Section 1.5 (the "Converted Option"), subject to the terms of the OSB Option Plan and the agreements evidencing grants of such options thereunder.

                  (b) From and after the Effective Time, FCB shall assume any and all obligations of OSB under the OSB Option Plan, and the OSB Option Plan shall remain in effect.

                  (c) (i) The number of shares of FCB Common Stock to be subject to each Converted Option shall be equal to the product of the number of shares of OSB Common Stock subject to the original option and the OSB Exchange Ratio, provided that any fractional shares of FCB Common Stock resulting from such multiplication shall be rounded up to the nearest whole share; and (ii) the exercise price per share of FCB Common Stock under the Converted Option shall be equal to the exercise price per share of OSB Common Stock under the original option divided by the OSB Exchange Ratio, provided that such exercise price shall be rounded down to the nearest whole cent.

                  (d) The Committee of the OSB Board of Directors which administers the OSB Option Plan has approved the foregoing adjustments pursuant to Section 12(c) of the OSB Option Plan and has not and will not authorize cash payments to be made for options under the OSB Option Plan pursuant to Section 12(b) thereof.

                  (e) Promptly after the execution of this Agreement, OSB shall take such action, which shall be reasonably satisfactory to FCB, as OSB may deem necessary in order that each Converted Option shall be, at the Effective Time, assumed by FCB and shall from and after the Effective Time no longer entitle the holder thereof to purchase shares of OSB Common Stock but shall be converted into and shall become by virtue of the Merger, automatically and without any action on the part of the holder thereof, a stock option to purchase such number of shares of FCB Common Stock at such exercise price as determined pursuant to paragraph (c) of this Section 1.5.

             1.6 Articles of Incorporation. The Articles of Incorporation of FCB in effect as of the Effective Time shall be the Articles of Incorporation of the Surviving Corporation after the Merger until thereafter amended in accordance with applicable law.

             1.7 By-Laws. The By-Laws of FCB in effect as of the Effective Time, shall be the By-Laws of the Surviving Corporation after the Merger until thereafter amended in accordance with applicable law.

             1.8 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement and the Plan of Merger shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

             1.9 Plans for Management Succession. At the Effective Time, pursuant to the terms hereof and the employment agreements referred to in
   Section 7.1(f), (a) Donald D. Parker shall be the Chairman of the Board of the Surviving Corporation and the Surviving Bank, (b) James J. Rothenbach shall be the President and Chief Executive Officer of the Surviving Corporation and the Surviving Bank, and (c) Phillip J. Schoofs shall be the Vice President, Treasurer and Chief Financial Officer of the Surviving Corporation and the Surviving Bank. Nothing in this Section 1.9 shall preclude the Board of Directors of the Surviving Corporation or the Surviving Bank from subsequently removing any person appointed as an officer of the Surviving Corporation or the Surviving Bank pursuant to this Section 1.9.

             1.10 Board of Directors of the Surviving Corporation.

                  (a) From and after the Effective Time, the Board of Directors of the Surviving Corporation shall consist of fourteen (14) persons, including Donald D. Parker and James J. Rothenbach. Six (6) directors, in addition to Donald D. Parker, shall have been selected by FCB ("FCB Representatives"), and six (6) directors, in addition to James J. Rothenbach, shall have been selected by OSB (the "OSB Representatives"). The FCB Representatives and the OSB Representatives, respectively, shall be divided as equally as practicable among the three classes of directors of the Surviving Corporation in accordance with Exhibit D, and shall serve in such capacities until their successors shall have been elected or appointed and shall have qualified in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation and the WBCL. Directors chosen from among the FCB Representatives and the OSB Representatives shall be equally represented on the personnel committee (which shall have four members) and the executive committee, if any, of the Board of Directors of the Surviving Corporation.

                  (b) Prior to the third annual meeting of the shareholders of the Surviving Corporation following the Effective Time, the OSB Representatives and the FCB Representatives, respectively, shall have the right to designate (i) the person or persons to be nominated in place of each of the OSB Representatives and FCB Representatives, respectively, whose terms of office expire at each of the first three annual meetings of the shareholders of the Surviving Corporation following the Effective Time, and (ii) the person or persons to serve on the executive committee, if any, in place of any OSB Representatives or FCB Representatives, respectively, previously appointed to the executive committee. For purposes of this Section 1.10(b), the terms "OSB Representatives" and "FCB Representatives" shall include any person or persons subsequently appointed or elected directors of the Surviving Corporation following their designation as nominees for director by the OSB Representatives or FCB Representatives, respectively, in accordance with the preceding sentence.

                  (c) It is the intention of OSB and FCB that the number of directors of the Surviving Corporation shall be reduced to ten (10) through attrition. To that end and until the Board of Directors shall consist of ten (10) directors (composed of five (5) OSB Representatives and five (5) FCB Representatives) any vacancy occurring on the Board of Directors of the Surviving Corporation created by the death, resignation or removal of any director will not be filled and, instead, within 30 days thereof, an additional vacancy shall be created by the voluntary resignation of an FCB Representative or OSB Representative, as the case may be, in order that the number of OSB Representatives and FCB Representatives on the Board of Directors of the Surviving Corporation shall remain equal, and thereafter, the two vacancies shall be eliminated by resolution of the Board of Directors of the Surviving Corporation, provided, however, that if an FCB Representative or OSB Representative, as the case may be, does not resign within this 30 day period, the OSB Representatives or the FCB Representatives, as the case may be, shall have the right to designate the person or persons to fill such vacancy in order that the number of OSB Representatives and FCB
        Representatives shall remain equal.   The parties hereto agree that
        the terms of this Section 1.10(c) shall bind the Board of Directors of the Surviving Company for three years after the Closing Date.

             1.11 Headquarters of the Surviving Corporation.   At the
   Effective Time, the headquarters and principal executive offices of the Surviving Corporation shall be at 420 South Koeller Street, Oshkosh, Wisconsin. At the Effective Time, the commercial loan department of the Surviving Bank shall be located at 110 Fox River Drive, Appleton, Wisconsin.

             1.12 Closing. Subject to the terms and conditions of this Agreement and the Plan of Merger, including but not limited to the provisions of Article VII of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date and at a place to be specified by the parties, which shall be no later than the first business day in the calendar month immediately following the month in which the last of the conditions precedent to the Merger set forth in
   Article VII hereof is satisfied or waived, or at such other time, date and place as OSB and FCB shall mutually agree (the "Closing Date").

                                   ARTICLE II
                              CONVERSION OF SHARES

             2.1 FCB to Make Shares Available. At or prior to the Effective Time, FCB shall deposit, or shall cause to be deposited, with a bank, trust company or other entity reasonably acceptable to OSB (the "Exchange Agent"), for the benefit of the holders of OSB Common Stock Certificates, for exchange in accordance with this Article II, FCB Common Stock Certificates and cash in lieu of any fractional shares of FCB Common Stock (such cash and FCB Common Stock Certificates, together with any dividends or distributions with respect thereto paid after the Effective Time, being hereinafter referred to as the "Conversion Fund") to be issued pursuant to
   Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of OSB Common Stock.

             2.2  Exchange of Certificates.

                  (a) As soon as practicable after the Effective Time, and in no event later than ten (10) business days thereafter, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of one or more OSB Common Stock Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the OSB Common Stock Certificates shall pass, only upon delivery of the OSB Common Stock Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the OSB Common Stock Certificates in exchange for FCB Common Stock Certificates and any cash in lieu of fractional shares into which the shares of OSB Common Stock represented by such OSB Common Stock Certificate or Certificates shall have been converted pursuant to this Agreement and the Plan of Merger. Upon proper surrender of an OSB Common Stock Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such OSB Common Stock Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a FCB Common Stock Certificate representing that number of whole shares of FCB Common Stock to which such holder of OSB Common Stock shall have become entitled pursuant to the provisions of Section 1.4 hereof, and (ii) a check representing the amount of any cash in lieu of fractional shares that such holder has the right to receive in respect of such OSB Common Stock Certificate, and the OSB Common Stock Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of OSB Common Stock Certificates.

                  (b) If any FCB Common Stock Certificate is to be issued in a name other than that in which the OSB Common Stock Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the OSB Common Stock Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of an FCB Common Stock Certificate in any name other than that of the registered holder of the OSB Common Stock Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                  (c) After the Effective Time, there shall be no transfers on the stock transfer books of OSB of the shares of OSB Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, OSB Common Stock Certificates are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for FCB Common Stock Certificates representing shares of FCB Common Stock as provided in this Article II.

                  (d) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of FCB Common Stock shall be issued upon the surrender for exchange of OSB Common Stock Certificates, no dividend or distribution with respect to FCB Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of the Surviving Corporation. In lieu of the issuance of any such fractional share, the Surviving Corporation shall pay to each former shareholder of OSB who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the average of the last sales price for FCB Common Stock as reported on The Nasdaq Stock Market for the twenty (20) trading days immediately preceding the fifth trading day prior to the Closing Date by (ii) the fraction of a share (rounded to the nearest tenth when expressed as an Arabic number) of FCB Common Stock to which such holder would otherwise be entitled to receive pursuant to
        Section 1.4.

                  (e) Any portion of the Conversion Fund that remains unclaimed by the shareholders of OSB for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any shareholders of OSB who have not theretofore complied with this
        Article II shall thereafter look only to the Surviving Corporation for the issuance of certificates representing shares of FCB Common Stock and the payment of cash in lieu of any fractional shares and any unpaid dividends and distributions on the FCB Common Stock deliverable in respect of each share of OSB Common Stock such shareholder holds as determined pursuant to this Agreement and the Plan of Merger, in each case, without any interest thereon. Notwithstanding the foregoing, none of FCB, OSB, the Exchange Agent or any other person shall be liable to any former holder of shares of OSB Common Stock, for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (f) In the event any OSB Common Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such OSB Common Stock Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such OSB Common Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed OSB Common Stock Certificate an FCB Common Stock Certificate representing the shares of FCB Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement and the Plan of Merger.

                                   ARTICLE III
                      REPRESENTATIONS AND WARRANTIES OF OSB

             OSB hereby represents and warrants to FCB as follows:

             3.1  Corporate Organization.

                  (a) OSB is a corporation duly organized and validly existing under the laws of the State of Wisconsin. OSB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on OSB. OSB is duly registered as a savings and loan holding company under the Home Owners' Loan Act ("HOLA"). True and complete copies of the Articles of Incorporation and By-Laws of OSB, as in effect as of the date of this Agreement, have previously been made available by OSB to FCB. As used in this Agreement, the term "Material Adverse Effect" means, with respect to OSB or FCB, as the case may be, a material adverse effect (i) on the business, assets, properties, results of operations, financial condition, or (insofar as they can reasonably be foreseen) prospects of such party and its Subsidiaries, taken as a whole or (ii) on the consummation of the Merger; provided, however, that in no event shall the one-time-Savings-Association-Insurance-Fund special assessment previously imposed by the Federal Deposit Insurance Corporation be deemed to constitute a Material Adverse Effect on either OSB or FCB. The word "Subsidiary" when used with respect to any party means any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

                  (b) As of the date of this Agreement, OSB has, as its sole direct or indirect Subsidiaries, Oshkosh Savings Bank, FSB ("OSB Bank"), a federally-chartered savings association, Oshkosh Financial, Inc., RWFV, Inc. and OSB Investments, Inc. (collectively, the "OSB Subsidiaries"). Except as set forth on Schedule 3.1(b) of the disclosure schedules to this Agreement prepared and delivered by OSB (the "OSB Disclosure Schedules"), OSB does not own any voting stock or equity securities of any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, other than the OSB Subsidiaries.

                  (c) Except as set forth in Schedule 3.1(c), each OSB Subsidiary (i) is duly organized and validly existing as a corporation under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on OSB, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. Except as set forth in Schedule 3.1(c) of the OSB Disclosure Schedules, none of the OSB Subsidiaries owns any voting stock or equity securities of any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated.

                  (d) The minute books of OSB and of each of the OSB Subsidiaries have been made available to FCB and accurately reflect in all material respects all corporate meetings held or actions taken since January 1, 1992 by the shareholders and Boards of Directors of OSB and each OSB Subsidiary, respectively (including committees of the Boards of Directors of OSB and the OSB Subsidiaries).

             3.2  Capitalization.

                  (a) The authorized capital stock of OSB consists of 7,000,000 shares of OSB Common Stock, $0.01 par value per share, of which, as of September 30, 1996, 1,111,484 shares were issued and outstanding (which number excludes 48,650 shares of OSB Common Stock held by the OSB MRP (as hereinafter defined) which have not been awarded to participants thereunder) and 1,000,000 shares of Preferred Stock, $0.01 par value per share, of which, as of September 30, 1996, none were issued and outstanding. As of September 30, 1996, 369,866 shares of OSB Common Stock were held in treasury. All of the issued and outstanding shares of OSB Common Stock have been duly authorized and validly issued and are fully paid, nonassessable (except as otherwise provided by Section 180.0622(2)(b) of the WBCL) and free of preemptive rights. Except for the OSB Option Agreement and as set forth on Schedule 3.2(a) of the OSB Disclosure Schedules, OSB does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of OSB Common Stock or any other equity securities of OSB or any securities representing the right to purchase or otherwise receive any shares of the capital stock of OSB. No shares of OSB Common Stock have been reserved for issuance, other than the shares of OSB Common Stock reserved for issuance under the OSB Option Agreement and OSB Option Plan. Since September 30, 1996, OSB has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except upon exercise of stock options pursuant to the OSB Option Plan outstanding as of September 30, 1996 and except with respect to the OSB Stock Option Agreement.

                  (b) OSB owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the OSB Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens"). All of the shares of capital stock of each OSB Subsidiary are duly authorized and validly issued and are fully paid, nonassessable (except as otherwise provided by Section 180.0622(2)(b) of the WBCL) and free of preemptive rights. No OSB Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such OSB Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such OSB Subsidiary.

             3.3 Authority; No Violation. OSB has full corporate power and authority to execute and deliver each of this Agreement, the Plan of Merger and the Option Agreements and, subject to shareholder and regulatory approvals, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Plan of Merger and the Option Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of OSB. The Board of Directors of OSB has directed that this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby be submitted to OSB's shareholders for approval at a meeting of such shareholders and, except for the adoption of this Agreement and the Plan of Merger by the affirmative vote of the holders of a majority of the outstanding shares of OSB Common Stock, no other corporate proceedings on the part of OSB are necessary to approve this Agreement, the Plan of Merger and the Option Agreements and to consummate the transactions contemplated hereby and thereby. This Agreement and the Option Agreements have been duly and validly executed and delivered by OSB and (assuming due authorization, execution and delivery by FCB) constitute valid and binding obligations of OSB, enforceable against OSB in accordance with their respective terms. Furthermore, the Plan of Merger, when executed and delivered by OSB and (assuming due authorization, execution and delivery by FCB), shall constitute a valid and binding obligation of OSB, enforceable against OSB in accordance with its terms.

             3.4 Consents and Approvals. No consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with the execution and delivery by OSB of this Agreement, the Plan of Merger and the Option Agreements and the consummation by OSB of the Merger and the other transactions contemplated hereby and thereby except for (a) the filing by FCB and FCB Bank of an application with the Office of Thrift Supervision (the "OTS") under HOLA and the approval of such application (the "OTS Application"), (b) the filing with the Securities and Exchange Commission (the "SEC") of a joint proxy statement in definitive form relating to the meetings of OSB's and FCB's shareholders to be held in connection with this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby (the "Joint Proxy Statement") and the registration statement on Form S-4 (the "S-4") in which such Joint Proxy Statement will be included as a prospectus, (c) the filing of Articles of Merger with the Wisconsin Department under the WBCL, (d) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of FCB Common Stock pursuant to this Agreement and the Plan of Merger, and (e) the approval of this Agreement and the Plan of Merger by the requisite vote of the shareholders of OSB and FCB.

             3.5 Reports. OSB and each of the OSB Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since July 1, 1992 with (i) the OTS, (ii) the Federal Deposit Insurance Corporation (the "FDIC"), (iii) any state regulatory authority (each a "State Regulator"), (iv) the SEC, and (v) any self-regulatory organization ("SRO") with jurisdiction over any of the activities of OSB or any of the OSB Subsidiaries (collectively "Regulatory Agencies"), and all other reports and statements required to be filed by them since July 1, 1992, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on OSB. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of OSB and the OSB Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of OSB, investigation into the business or operations of OSB or any of the OSB Subsidiaries since July 1, 1992. There is no unresolved written violation, written criticism, or written exception by any Regulatory Agency with respect to any report or statement relating to any examinations of OSB or any of the OSB Subsidiaries, which is likely, either individually or in the aggregate, to have a Material Adverse Effect on OSB.

             3.6 Financial Statements. OSB has previously made available to FCB copies of (a) the consolidated statements of financial condition of OSB and the OSB Subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for the fiscal years ended December 31, 1993, 1994 and 1995, inclusive, as reported in OSB's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "OSB Form 10-K") filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of Wipfli Ullrich Bertelson LLP, independent public accountants with respect to OSB, and (b) the unaudited consolidated statements of financial condition of OSB and the OSB Subsidiaries as of June 30, 1996, and the related unaudited consolidated statements of income, stockholders' equity and cash flows for the three- and six-month periods then ended as reported in OSB's Quarterly Report on Form 10-Q for the period ended June 30, 1996 filed with the SEC under the Exchange Act (the "OSB Second Quarter 10-Q"). The December 31, 1995 consolidated statements of financial condition of OSB (including the related notes, where applicable) fairly present the consolidated financial position of OSB and the OSB Subsidiaries as of the dates thereof, and the other financial statements referred to in this Section 3.6 or included in the OSB Reports (including the related notes, where applicable) fairly present the results of the consolidated operations and stockholders' equity and consolidated financial position of OSB and the OSB Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q.

             3.7 Broker's Fees. Other than OSB's arrangement with Edelman & Co., Ltd. to serve as a financial advisor to OSB in connection with the Merger and related transactions contemplated by this Agreement and the Plan of Merger, neither OSB nor any OSB Subsidiary nor any of their respective officers or directors has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fees, broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement and the Plan of Merger.

             3.8  Absence of Certain Changes or Events.

                  (a) Except as publicly disclosed in the OSB Reports (as defined in Section 3.12) filed prior to the date hereof or as set forth in Schedule 3.8(a), since December 31, 1995, (i) OSB and the OSB Subsidiaries taken as a whole have not incurred any material liability, except in the ordinary course of their respective businesses, and (ii) no event has occurred which has had, individually or in the aggregate, a Material Adverse Effect on OSB or will have a Material Adverse Effect on OSB.

                  (b) Except as publicly disclosed in the OSB Reports filed prior to the date hereof, since December 31, 1995, OSB and the OSB Subsidiaries have conducted their respective businesses in all material respects in the ordinary and usual course.

             3.9  Legal Proceedings.

                  (a) Except as set forth in Schedule 3.9, there are no pending or, to the best of OSB's knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against OSB or any of the OSB Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, the Plan of Merger or the Option Agreements.

                  (b) There is no injunction, order, judgment, decree, or regulatory restriction (other than regulatory restrictions that apply to similarly situated savings and loan holding companies or savings associations) imposed upon OSB, any of the OSB Subsidiaries or the assets of OSB or any of the OSB Subsidiaries.

             3.10 Taxes and Tax Returns.

                  (a) Each of OSB and the OSB Subsidiaries has duly filed all federal, state, county, foreign and, to the best of OSB's knowledge, local information returns and tax returns required to be filed by it (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all Taxes (as defined in Section 3.10(b)) and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, county, foreign or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes or other charges which are not yet delinquent or are being contested in good faith and have not been finally determined. The income tax returns of OSB and the OSB Subsidiaries remain open for the applicable statutory time periods and any deficiencies, penalties or assessments have been paid or provided for in OSB's consolidated financial statements. There are no material disputes pending with respect to, or claims asserted for, Taxes or assessments upon OSB or any of the OSB Subsidiaries for which OSB does not have adequate reserves, nor has OSB or any of the OSB Subsidiaries given any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county, foreign or local income tax return for any period. In addition, (i) proper and accurate amounts have been withheld by OSB and each of the OSB Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state, foreign and local laws, except where failure to do so would not have a Material Adverse Effect on OSB, (ii) federal, state, foreign, county and local returns which are accurate and complete in all material respects have been filed by OSB and each of the OSB Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, (iii) the amounts shown on such federal, state, foreign, local or county returns to be due and payable have been paid in full or adequate provision therefor has been included by OSB in its consolidated financial statements as of December 31, 1995, and (iv) there are no Tax liens upon any property or assets of OSB or any of the OSB Subsidiaries except liens for current taxes not yet due. Except as set forth in Schedule 3.10(a), neither OSB nor any of the OSB Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by OSB or any of the OSB Subsidiaries, and the Internal Revenue Service (the "IRS") has not initiated or proposed any such adjustment or change in accounting method. Except as set forth in the financial statements described in Section 3.6, neither OSB nor any of the OSB Subsidiaries has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code.

                  (b) As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, county, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

             3.11 Employees.

                  (a) Schedule 3.11(a) of the OSB Disclosure Schedules sets forth a true and complete list of each employee benefit plan, arrangement, commitment, agreement or understanding that is maintained as of the date of this Agreement (the "OSB Benefit Plans")
        (i) by OSB or any of the OSB Subsidiaries or (ii) by any trade or business, whether or not incorporated which (A) is under "common control," as described in Section 414(c) of the Code, with OSB, (B) is a member of a "controlled group," as defined in Section 414(b) of the Code, or (C) is a member of an "affiliated service group," as defined in Section 414(m) of the Code, which includes OSB (an "OSB ERISA Affiliate"), all of which together with OSB would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

                  (b) OSB has heretofore delivered to FCB true and complete copies of each of the OSB Benefit Plans and certain related documents, including, but not limited to, (i) the Annual Report Form 5500 for such OSB Benefit Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the IRS (if applicable) for such OSB Benefit Plan.

                  (c) (i) Each of the OSB Benefit Plans has been operated and administered in all material respects with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the OSB Benefit Plans intended to be "qualified" within the meaning of
        Section 401(a) of the Code is so qualified, (iii) no OSB Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of OSB, the OSB Subsidiaries or any OSB ERISA Affiliate beyond their retirement or other termination of service, other than
        (A) coverage mandated by applicable law, (B) death benefits, disability benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of OSB, the OSB Subsidiaries or the OSB ERISA Affiliates, or (D) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (iv) neither OSB, the OSB Subsidiaries nor any OSB ERISA Affiliate maintains or has ever maintained a plan subject to Title IV of ERISA, (v) neither OSB, the OSB Subsidiaries nor any OSB ERISA Affiliate contributes to or has ever contributed to a "Multiemployer" pension plan (as such term is defined in Section 3(37) of ERISA, (vi) all contributions or other amounts payable by OSB or the OSB Subsidiaries as of the Effective Time with respect to each OSB Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (vii) neither OSB, the OSB Subsidiaries nor any OSB ERISA Affiliate has engaged in a transaction in connection with which OSB, the OSB Subsidiaries or any OSB ERISA Affiliate reasonably could be subject to either a material civil penalty assessed pursuant to
        Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Sections 4975 or 4976 of the Code, and (viii) to the best knowledge of OSB, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the OSB Benefit Plans or any trusts related thereto which are, in the reasonable judgment of OSB, likely, either individually or in the aggregate, to have a Material Adverse Effect on OSB.

             3.12 SEC Reports. OSB and each of the OSB Subsidiaries has made available to FCB an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 1991 by OSB with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (collectively, "OSB Reports"), and (b) communication mailed by OSB to its shareholders since December 31, 1991. None of the OSB Reports or such communications to shareholders, as of their respective dates, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Since December 31, 1991, OSB has timely filed all OSB Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all OSB Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

             3.13 Compliance with Applicable Law. OSB and each of the OSB Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default under any, applicable laws, statutes, orders, rules, regulations, policies and/or guidelines of any Governmental Entity relating to OSB or any of the OSB Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on OSB.

             3.14 Certain Contracts.

                  (a) Except as set forth in Schedule 3.14(a) of the OSB Disclosure Schedules, neither OSB nor any of the OSB Subsidiaries is a party to or bound by:

                       (i) any contract, arrangement, commitment or understanding (whether written or oral) with respect to the employment or compensation of any directors, officers or employees;

                       (ii) any contract, arrangement, commitment or
             understanding (whether written or oral) which, upon the consummation of the transactions contemplated by this Agreement or the Plan of Merger will (either alone or upon the occurrence of any additional acts or events) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due from OSB, FCB, the Surviving Corporation, or any of their respective Subsidiaries to any officer, director or employee thereof or to the trustee under any "rabbi trust" or similar arrangement;

                       (iii) any contract, arrangement, commitment or understanding (whether written or oral) which materially restricts the conduct of any line of business by OSB; or

                       (iv) any contract, arrangement, commitment or
             understanding (whether written or oral), including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased or be required to be paid, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Plan of Merger, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Plan of Merger.

        OSB has previously made available to FCB true and correct copies of all employment and deferred compensation arrangements which are in writing and to which OSB or an OSB Subsidiary is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), is referred to herein as an "OSB Contract," and neither OSB nor any of the OSB Subsidiaries knows of, or has received notice of, any violation of any OSB Contract by any of the other parties thereto, which, individually or in the aggregate, would have a Material Adverse Effect on OSB.

                  (b) (i) Each OSB Contract is valid and binding on OSB or the applicable OSB Subsidiary, as the case may be, and is in full force and effect, (ii) OSB and each of the OSB Subsidiaries has performed all obligations required to be performed by it to date under each OSB Contract to which it is a party, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on OSB, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of OSB or any of the OSB Subsidiaries under any such OSB Contract, except where any such default, individually or in the aggregate, would not have a Material Adverse Effect on OSB.

             3.15 Agreements with Regulatory Agencies. Neither OSB nor any of the OSB Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since December 31, 1991, a recipient of any supervisory letter from, or since December 31, 1991, has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts the conduct of its business or that relates to its capital adequacy, compliance with laws, its credit policies, its management or its business (each, whether or not set forth in the OSB Disclosure Schedules, an "OSB Regulatory Agreement"), nor has OSB or any of the OSB Subsidiaries been advised since December 31, 1991 by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such OSB Regulatory Agreement.

             3.16 Other Activities of OSB and its OSB Subsidiaries. Neither OSB nor any of the OSB Subsidiaries that is neither a savings association, a savings association operating subsidiary or a savings association service corporation directly or indirectly engages in any activity prohibited by the OTS. Without limiting the generality of the foregoing, no equity investment of OSB or any OSB Subsidiary that is neither a savings association, a savings association operating subsidiary nor a savings association service corporation is prohibited by the OTS.

             3.17 Investment Securities. Each of OSB and the OSB Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of OSB or any of the OSB Subsidiaries. Such securities are valued on the books of OSB and the OSB Subsidiaries in accordance with GAAP.

             3.18 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated statement of financial condition of OSB included in the OSB Second Quarter 10-Q, liabilities disclosed in Schedule 3.18 of the OSB Disclosure Schedules, and liabilities incurred in the ordinary course of business consistent with past practice since June 30, 1996, neither OSB nor any of the OSB Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Material Adverse Effect on OSB.

             3.19 Insurance. Schedule 3.19 of the OSB Disclosure Schedules describes all policies of insurance in which OSB or any of the OSB Subsidiaries is named as an insured party or which otherwise relate to or cover any assets or properties of OSB or any of the OSB Subsidiaries. Each of such policies is in full force and effect, and the coverage provided under such properties complies with the requirements of any contracts binding on OSB or any of the OSB Subsidiaries relating to such assets or properties. Except as set forth in Schedule 3.19 of the OSB Disclosure Schedules, neither OSB nor any of the OSB Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of OSB or any of the OSB Subsidiaries.

             3.20 Loan Loss Reserves. The reserve for possible loan losses shown on the June 30, 1996 call report filed for OSB Bank is adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of June 30, 1996. The aggregate loan balances of OSB Bank at such date in excess of such reserves are, to the best knowledge and belief of OSB, collectible in accordance with their terms.

             3.21 Environmental Liability. Except as set forth in Schedule 3.21, there are no legal, administrative, arbitration or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature pending or, to the best of OSB's knowledge, threatened against OSB seeking to impose, or that could reasonably result in the imposition, on OSB of any liability or obligation arising under common law or under any local, state, federal or foreign environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") which, insofar as reasonably can be foreseen, could have a Material Adverse Effect on OSB.

             Except as set forth in Schedule 3.21, to the best of OSB's knowledge, there is no reasonable basis for any proceeding, claim, action or governmental investigation that would impose any such liability or obligation which, insofar as reasonably can be foreseen, could have a Material Adverse Effect on OSB. OSB is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability or obligation which, insofar as reasonably can be foreseen, could have a Material Adverse Effect on OSB.

             3.22 Approval Delays. OSB knows of no reason why any of the Requisite Regulatory Approvals (as defined in Section 7.1(b)) should be denied or unduly delayed.

             3.23 Vote Required. The approval by the holders of a majority of the votes entitled to be cast by all holders of OSB Common Stock to approve the Merger is the only vote of the holders of any class or series of the capital stock of OSB required for any of the transactions contemplated by this Agreement, the Plan of Merger and the Option Agreements; provided, however, that the approval of shareholders of OSB may be required for the repurchase of shares of OSB Common Stock pursuant to Section 8 of the OSB Stock Option Agreement under circumstances where
   Section 180.1134 of the WBCL would be applicable.

             3.24 Applicability of Certain Provisions of Wisconsin Law, Etc. Assuming the representations and warranties of FCB made in Section 4.25 are correct, none of the "control share voting" provisions of Section
   180.1150 of the WBCL, the "business combination" provisions of Sections
   180.1140 to 180.1144 of the WBCL, the "fair price" provisions of Section
   180.1130 to 180.1133 of the WBCL, or any other takeover related provisions of the WBCL (or, to the knowledge of OSB, any other similar state statute) or the Articles of Incorporation or By-Laws of OSB, are applicable to the transactions contemplated by this Agreement and the Plan of Merger, including the granting or exercise of the OSB Stock Option Agreement, except for the limitations set forth in Article XIII(B) of the Articles of Incorporation of OSB.

             3.25 Ownership of FCB Common Stock.  Except as set forth in
   Schedule 3.25 of the OSB Disclosure Schedules and except pursuant to the terms of the FCB Stock Option Agreement, OSB does not "beneficially own" (as such term is defined for purposes of Section 13(d) of the Exchange
   Act) any shares of FCB Common Stock.

                                   ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF FCB

             FCB hereby represents and warrants to OSB as follows:

             4.1  Corporate Organization.

                  (a) FCB is a corporation duly organized and validly existing under the laws of the State of Wisconsin. FCB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on FCB. FCB is duly registered as a savings and loan holding
        company under HOLA.   True and complete copies of the Articles of
        Incorporation and By-Laws of FCB, as in effect as of the date of this Agreement, have previously been made available by FCB to OSB.

                  (b) As of the date of this Agreement, FCB has, as its sole direct or indirect subsidiaries, FCB Bank, a federally-chartered savings association, Fox Cities Financial Services, Inc. and Fox Cities Investments, Inc. (the "FCB Subsidiaries"). Except as set forth on Schedule 4.1(b) of the disclosure schedules to this Agreement prepared and delivered by FCB (the "FCB Disclosure Schedules"), FCB does not own any voting stock or equity securities of any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, other than the FCB Subsidiaries.

                  (c) Each FCB Subsidiary (i) is duly organized and validly existing as a corporation under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on FCB, and
        (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. Except as set forth in Schedule 4.1(c) of the FCB Disclosure Schedules, none of the FCB Subsidiaries owns any voting stock or equity securities of any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated.

                  (d) The minute books of FCB and of each of the FCB Subsidiaries have been made available to OSB and accurately reflect in all material respects all corporate meetings held or actions taken since January 1, 1992 by the shareholders and Boards of Directors of FCB and each FCB Subsidiary, respectively (including committees of the Boards of Directors of FCB and the FCB Subsidiaries).

             4.2  Capitalization.

                  (a) The authorized capital stock of FCB consists of 15,000,000 shares of common stock, $0.01 par value per share, of which, as of September 30, 1996, 2,459,614 shares were issued and outstanding and 5,000,000 shares of Preferred Stock, $0.01 par value per share, of which, as of September 30, 1996, none were issued and outstanding. As of September 30, 1996, 449,886 shares of FCB Common Stock were held in treasury. All of the issued and outstanding shares of FCB Common Stock have been duly authorized and validly issued and are fully paid, nonassessable (except as otherwise provided by Section 180.0622(2)(b) of the WBCL) and free of preemptive rights. Except for the FCB Option Agreement and as set forth on Schedule 4.2(a) of the FCB Disclosure Schedules, FCB does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of FCB Common Stock or any other equity securities of FCB or any securities representing the right to purchase or otherwise receive any shares of the capital stock of FCB. No shares of FCB Common Stock have been reserved for issuance, other than the shares of FCB Common Stock reserved for issuance under the FCB Option Agreement and the FCB Financial Corp. 1993 Stock Option and Incentive Plan (the "FCB Option Plan"). Since September 30, 1996, FCB has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except upon exercise of stock options pursuant to the FCB Option Plan outstanding as of September 30, 1996 and except with respect to the FCB Stock Option Agreement.

                  (b) FCB owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the FCB Subsidiaries, free and clear of any Liens. All of the shares of capital stock of each FCB Subsidiary are duly authorized and validly issued and are fully paid, nonassessable (except as otherwise provided by Section 180.0622(2)(b) of the WBCL) and free of preemptive rights. No FCB Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such FCB Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such FCB Subsidiary.

             4.3 Authority; No Violation. FCB has full corporate power and authority to execute and deliver each of this Agreement, the Plan of Merger and the Option Agreements, subject to shareholder and regulatory approvals, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Plan of Merger and the Option Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of FCB. The Board of Directors of FCB has directed that this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby be submitted to FCB's shareholders for approval at a meeting of such shareholders and, except for the adoption of this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby by the affirmative vote of the holders of a majority of the outstanding shares of FCB Common Stock, no other corporate proceedings on the part of FCB are necessary to approve this Agreement, the Plan of Merger and the Option Agreements and to consummate the transactions contemplated hereby and thereby. This Agreement and the Option Agreements have been duly and validly executed and delivered by FCB and (assuming due authorization, execution and delivery by OSB) constitute valid and binding obligations of FCB, enforceable against FCB in accordance with their respective terms. Furthermore, the Plan of Merger, when executed and delivered by FCB and (assuming due authorization, execution and delivery by OSB), shall constitute a valid and binding obligation of FCB, enforceable against FCB in accordance with its terms.

             4.4 Consents and Approvals. No consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by FCB of this Agreement, the Plan of Merger and the Option Agreements and the consummation by FCB of the Merger and the other transactions contemplated hereby and thereby except for (a) the filing by FCB and FCB Bank of an application with the OTS under HOLA and the approval of the OTS Application, (b) the filing with the SEC of the Joint Proxy Statement in definitive form relating to the meetings of OSB's and FCB's shareholders to be held in connection with this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby in which such Joint Proxy Statement will be included as a prospectus, (c) the filing of Articles of Merger with the Wisconsin Department under the WBCL, (d) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of FCB Common Stock pursuant to this Agreement and the Plan of Merger, and (e) the approval of this Agreement and Plan of Merger by the requisite vote of the shareholders of FCB and OSB.

             4.5 Reports. FCB and each of the FCB Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since October 1, 1993 with the Regulatory Agencies, and all other reports and statements required to be filed by them since October 1, 1993, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on FCB. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of FCB or the FCB Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of FCB, investigation into the business or operations of FCB or any of the FCB Subsidiaries since October 1, 1993. There is no unresolved written violation, written criticism, or written exception by any Regulatory Agency with respect to any report or statement relating to any examinations of FCB or any of the FCB Subsidiaries, which is likely, either individually or in the aggregate, to have a Material Adverse Effect on FCB.

             4.6 Financial Statements. FCB has previously made available to OSB copies of (a) the consolidated statements of financial condition of FCB and the FCB Subsidiaries as of March 31, 1995 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for the fiscal years ended March 31, 1994, 1995 and 1996, inclusive, as reported in FCB's Annual Report on Form 10-K for the fiscal year ended March 31, 1996 (the "FCB Form 10-K") filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Wipfli Ullrich Bertelson LLP, independent public accountants with respect to FCB, and (b) the unaudited consolidated statements of financial condition of FCB and the FCB Subsidiaries as of June 30, 1996, and the related unaudited consolidated statements of income, shareholders' equity and cash flows for the three-month period then ended as reported in FCB's Quarterly Report on Form 10-Q for the period ended June 30, 1996 filed with the SEC under the Exchange Act (the "FCB First Quarter 10-Q"). The March 31, 1996 consolidated statements of financial condition of FCB (including the related notes, where applicable) fairly present the consolidated financial position of FCB and the FCB Subsidiaries as of the dates thereof, and the other financial statements referred to in this Section 4.6 or included in the FCB Reports (including the related notes, where applicable) fairly present the results of the consolidated operations and shareholders' equity and consolidated financial position of FCB and the FCB Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q.

             4.7 Broker's Fees. Other than FCB's arrangement with RP Financial, LC. to serve as a financial advisor to FCB in connection with the Merger and related transactions contemplated by this Agreement and the Plan of Merger, neither FCB nor any FCB Subsidiary nor any of their respective officers or directors has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fees, broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement and the Plan of Merger.

             4.8  Absence of Certain Changes or Events.

                  (a) Except as publicly disclosed in the FCB Reports (as defined in Section 4.12) filed prior to the date hereof or as set forth in Schedule 4.8(a), since December 31, 1995, (i) FCB and the FCB Subsidiaries taken as a whole have not incurred any material liability, except in the ordinary course of their business, and (ii) no event has occurred which has had, individually or in the aggregate, a Material Adverse Effect on FCB or will have a Material Adverse Effect on FCB.

                  (b) Except as publicly disclosed in the FCB Reports filed prior to the date hereof, since December 31, 1995, FCB and each FCB Subsidiary have carried on their respective businesses in all material respects in the ordinary and usual course.

             4.9  Legal Proceedings.

                  (a) Except as set forth in Schedule 4.9, there are no pending or, to the best of FCB's knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against FCB or any of the FCB Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, the Plan of Merger or the Option Agreements.

                  (b) There is no injunction, order, judgment, decree, or regulatory restriction (other than regulatory restrictions that apply to similarly situated savings and loan holding companies or savings associations) imposed upon FCB, any of the FCB Subsidiaries or the assets of FCB or any of the FCB Subsidiaries.

             4.10 Taxes and Tax Returns. Each of FCB and the FCB Subsidiaries has duly filed all federal, state, county, foreign and, to the best of FCB's knowledge, local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all Taxes and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, county, foreign or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes or other charges which are not yet delinquent or are being contested in good faith and have not been finally determined. The income tax returns of FCB and the FCB Subsidiaries remain open for the applicable statutory time periods and any deficiencies, penalties or assessments have been paid or provided for in FCB's consolidated financial statements. There are no material disputes pending with respect to, or claims asserted for, Taxes or assessments upon FCB or any of the FCB Subsidiaries for which FCB does not have adequate reserves, nor has FCB or any of the FCB Subsidiaries given any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county, foreign or local income tax return for any period. In addition, (i) proper and accurate amounts have been withheld by FCB and each of the FCB Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state, foreign and local laws, except where failure to do so would not have a Material Adverse Effect on FCB, (ii) federal, state, foreign, county and local returns which are accurate and complete in all material respects have been filed by FCB and each of the FCB Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, (iii) the amounts shown on such federal, state, foreign, local or county returns to be due and payable have been paid in full or adequate provision therefor has been included by FCB in its consolidated financial statements as of March 31, 1996, and (iv) there are no Tax liens upon any property or assets of FCB or any of the FCB Subsidiaries except liens for current taxes not yet due. Except as set forth in Schedule 4.10(a), neither FCB nor any of the FCB Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by FCB or any of the FCB Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method. Except as set forth in the financial statements described in Section 4.6, neither FCB nor any of the FCB Subsidiaries has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code.

             4.11 Employees.

                  (a) Schedule 4.11 of the FCB Disclosure Schedules sets forth a true and complete list of each employee benefit plan, arrangement, commitment, agreement or understanding that is maintained as of the date of this Agreement (the "FCB Benefit Plans")
        (i) by FCB or any of the FCB Subsidiaries or (ii) by any trade or business, whether or not incorporated, which (A) is under "common control," as described in Section 414(c) of the Code, with FCB, (B) is a member of a "controlled group," as defined in Section 414(b) of the Code, or (C) is a member of an "affiliated service group," as defined in Section 414(m) of the Code which includes FCB (an "FCB ERISA Affiliate"), all of which together with FCB would be deemed a "single employer" within the meaning of Section 4001 of ERISA.

                  (b) FCB has heretofore delivered to OSB true and complete copies of the FCB Benefit Plans and certain related documents, including, but not limited to, (i) the Annual Report Form 5500 for such FCB Benefit Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the IRS (if applicable) for such FCB Benefit Plan.

                  (c) (i) Each of the FCB Benefit Plans has been operated and administered in all material respects with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the FCB Benefit Plans intended to be "qualified" within the meaning of
        Section 401(a) of the Code is so qualified, (iii) no FCB Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of FCB, the FCB Subsidiaries or any FCB ERISA Affiliate beyond their retirement or other termination of service, other than
        (A) coverage mandated by applicable law, (B) death benefits, disability benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of FCB, the FCB Subsidiaries or the FCB ERISA Affiliates, or (D) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (iv) neither FCB, the FCB Subsidiaries nor any FCB ERISA Affiliate maintains or has ever maintained a plan subject to Title IV of ERISA, (v) neither FCB, the FCB Subsidiaries nor any FCB ERISA Affiliate contributes to or has ever contributed to a "Multiemployer" pension plan (as such term is defined in Section 3(37) of ERISA, (vi) all contributions or other amounts payable by FCB or the FCB Subsidiaries as of the Effective Time with respect to each FCB Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (vii) neither FCB, the FCB Subsidiaries nor any FCB ERISA Affiliate has engaged in a transaction in connection with which FCB, the FCB Subsidiaries or any ERISA Affiliate reasonably could be subject to either a material civil penalty assessed pursuant to
        Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Sections 4975 or 4976 of the Code, and (viii) to the best knowledge of FCB, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the FCB Benefit Plans or any trusts related thereto which are, in the reasonable judgment of FCB, likely, either individually or in the aggregate, to have a Material Adverse Effect on FCB.

             4.12 SEC Reports. FCB and each of the FCB Subsidiaries has made available to OSB an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since March 31, 1993 by FCB with the SEC pursuant to the Securities Act or the Exchange Act (collectively, the "FCB Reports"), and
   (b) communication mailed by FCB to its shareholders since March 31, 1993. None of the FCB Reports or such communications to shareholders, as of their respective dates, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Since March 31, 1993, FCB has timely filed all FCB Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all FCB Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

             4.13 Compliance with Applicable Law. FCB and each of the FCB Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default under any, applicable laws, statutes, orders, rules, regulations, policies and/or guidelines of any Governmental Entity relating to FCB or any of the FCB Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on FCB.

             4.14 Certain Contracts.

                  (a) Except as set forth in Schedule 4.14(a) of the FCB Disclosure Schedules, neither FCB nor any of the FCB Subsidiaries is a party to or bound by:

                       (i) any contract, arrangement, commitment or understanding (whether written or oral) with respect to the employment or compensation of any directors, officers or employees;

                       (ii) any contract, arrangement, commitment or
             understanding (whether written or oral) which, upon the consummation of the transactions contemplated by this Agreement or the Plan of Merger will (either alone or upon the occurrence of any additional acts or events) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due from OSB, FCB, the Surviving Corporation, or any of their respective Subsidiaries to any officer, director or employee thereof or to the trustee under any "rabbi trust" or similar arrangement;

                       (iii) any contract, arrangement, commitment or understanding (whether written or oral) which materially restricts the conduct of any line of business by FCB; or

                       (iv) any contract, arrangement, commitment or
             understanding (whether written or oral), including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased or be required to be paid, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Plan of Merger, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Plan of Merger.

        FCB has previously made available to OSB true and correct copies of all employment and deferred compensation arrangements which are in writing and to which FCB or an FCB Subsidiary is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), is referred to herein as an "FCB Contract," and neither FCB nor any of the FCB Subsidiaries knows of, or has received notice of, any violation of any FCB Contract by any of the other parties thereto, which, individually or in the aggregate, would have a Material Adverse Effect on FCB.

                  (b) (i) each FCB Contract is valid and binding on FCB or the applicable FCB Subsidiary, as the case may be, and is in full force and effect, (ii) FCB and each of the FCB Subsidiaries has performed all obligations required to be performed by it to date under each FCB Contract to which it is a party, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on FCB, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of FCB or any of the FCB Subsidiaries under any such FCB Contract, except where any such default, individually or in the aggregate, would not have a Material Adverse Effect on FCB.

             4.15 Agreements with Regulatory Agencies. Neither FCB nor any of the FCB Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since March 31, 1993, a recipient of any supervisory letter from, or since March 31, 1993, has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts the conduct of its business or that relates to its capital adequacy, compliance with laws, its credit policies, its management or its business (each, whether or not set forth in the FCB Disclosure Schedules, a "FCB Regulatory Agreement") nor has FCB or any of the FCB Subsidiaries been advised since March 31, 1993 by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such FCB Regulatory Agreement.

             4.16 Other Activities of FCB and its FCB Subsidiaries. Neither FCB nor any of the FCB Subsidiaries that is neither a savings association, a savings association operating subsidiary or a savings association service corporation directly or indirectly engages in any activity prohibited by the OTS. Without limiting the generality of the foregoing, no equity investment of FCB or any FCB Subsidiary that is neither a savings association, a savings association operating subsidiary nor a savings association service corporation is prohibited by the OTS.

             4.17 Investment Securities. Each of FCB and the FCB Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of FCB or any of the FCB Subsidiaries. Such securities are valued on the books of FCB and the FCB Subsidiaries in accordance with GAAP.

             4.18 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated statement of financial condition of FCB included in the FCB First Quarter 10-Q, liabilities disclosed in Schedule 4.18 of the FCB Disclosure Schedules, and liabilities incurred in the ordinary course of business consistent with past practice since June 30, 1996, neither FCB nor any of the FCB Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Material Adverse Effect on FCB.

             4.19 Insurance. Schedule 4.19 of the FCB Disclosure Schedules describes all policies of insurance in which FCB or any of the FCB Subsidiaries is named as an insured party or which otherwise relate to or cover any assets or properties of FCB or any of the FCB Subsidiaries. Each of such policies is in full force and effect, and the coverage provided under such properties complies with the requirements of any contracts binding on FCB or any of the FCB Subsidiaries relating to such assets or properties. Except as set forth in Schedule 4.19 of the FCB Disclosure Schedules, neither FCB nor any of the FCB Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of FCB or any of the FCB Subsidiaries.

             4.20 Loan Loss Reserves. The reserve for possible loan losses shown on the June 30, 1996 call report filed for FCB Bank is adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of June 30, 1996. The aggregate loan balances of FCB Bank at such date in excess of such reserves of each of FCB Bank are, to the best knowledge and belief of FCB, collectible in accordance with their terms.

             4.21 Environmental Liability. Except as set forth in Schedule 4.21, there are no legal, administrative, arbitration or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature pending or, to the best of FCB's knowledge, threatened against FCB seeking to impose, or that could reasonably result in the imposition, on FCB of any liability or obligation arising under common law or under any local, state, federal or foreign environmental statute, regulation or ordinance including, without limitation, CERCLA which, insofar as reasonably can be foreseen, could have a Material Adverse Effect on FCB. Except as set forth in Schedule 4.21, to the best of FCB's knowledge, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any such liability or obligation which, insofar as reasonably can be foreseen, could have a Material Adverse Effect on FCB. FCB is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability or obligation which, insofar as reasonably can be foreseen, could have a Material Adverse Effect on FCB.

             4.22 Approval Delays. FCB knows of no reason why any of the Requisite Regulatory Approvals (as defined in Section 7.1(b)) should be denied or unduly delayed.

             4.23 Vote Required. The approval by the holders of a majority of the votes entitled to be cast by all holders of FCB Common Stock to approve the Merger (including the issuance of shares of FCB Common Stock in connection therewith) is the only vote of the holders of any class or series of the capital stock of FCB required for any of the transactions contemplated by this Agreement, the Plan of Merger and the Option Agreements; provided, however, that the approval of shareholders of FCB may be required for the repurchase of shares of FCB Common Stock pursuant to Section 8 of the FCB Stock Option Agreement under circumstances where
   Section 180.1134 of the WBCL would be applicable.

             4.24 Applicability of Certain Provisions of Wisconsin Law, Etc. Assuming the representations and warranties of OSB made in Section 3.25 are correct, none of the "control share voting" provisions of Section
   180.1150 of the WBCL, the "business combination" provisions of Sections
   180.1140 to 180.1144 of the WBCL, the "fair price" provisions of Section
   180.1130 to 180.1133 of the WBCL, or any other takeover related provisions of the WBCL (or, to the knowledge of FCB, any other similar state statute) or the Articles of Incorporation or By-Laws of FCB, are applicable to the transactions contemplated by this Agreement and the Plan of Merger, including the granting or exercise of the FCB Stock Option Agreement, except for the limitations set forth in subparagraph B(4) of Article II of the Articles of Incorporation of FCB.

             4.25 Ownership of OSB Common Stock.  Except as set forth in
   Schedule 4.25 of the FCB Disclosure Schedules and except pursuant to the terms of the OSB Stock Option Agreement, FCB does not "beneficially own" (as such term is defined for purposes of Section 13(d) of the Exchange
   Act) any shares of OSB Common Stock.

                                    ARTICLE V
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

             5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement and the Plan of Merger (including the OSB Disclosure Schedules and the FCB Disclosure Schedules), each of FCB and OSB shall, and shall cause the FCB Subsidiaries and the OSB Subsidiaries, respectively, to (a) conduct its business in good faith in the usual, regular and ordinary course consistent with past practice, (b) use reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees, and (c) take no action which would adversely affect or delay the ability of either FCB or OSB to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement, the Plan of Merger or the Option Agreements.

             5.2 Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the OSB Disclosure Schedules or the FCB Disclosure Schedules, as the case may be, and, except as expressly contemplated or permitted by this Agreement, the Plan of Merger or the Option Agreements, neither FCB nor OSB shall, nor shall FCB or OSB permit the FCB Subsidiaries or OSB Subsidiaries, respectively to, without the prior written consent of the other:

                  (a) other than in the ordinary course of business consistent with past practice, (i) incur any indebtedness for borrowed money (other than pursuant to existing lines of credit or short-term indebtedness incurred in the ordinary course of business consistent with past practice, indebtedness of OSB to any of the OSB Subsidiaries or of any of the OSB Subsidiaries to OSB, or indebtedness of FCB to any of the FCB Subsidiaries or of any of the FCB Subsidiaries to FCB, it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of Federal funds, sales of certificates of deposit and entering into repurchase agreements), (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity; or
        (iii) make any loan or advance;

                  (b) (i) adjust, split, combine or reclassify any capital stock, (ii) make, declare or pay any dividend or make any other distribution on, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except (A) in the case of FCB, for regular quarterly cash dividends at a rate not in excess of $0.18 per share of FCB Common Stock, and (B) in the case of OSB, for regular quarterly cash dividends at a rate not in excess of $0.16 per share of OSB Common Stock); (iii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except (A) in the case of FCB, repurchases of FCB Common Stock in the open market or in privately negotiated transactions, provided that written notice of any such repurchase is given to OSB as soon as is practicable thereafter, and (B) in the case of OSB, repurchases of OSB Common Stock in the open market or in privately negotiated transactions, provided that written notice of any such repurchase is given to FCB as soon as practicable thereafter); (iv) grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, or (iv) issue any additional shares of capital stock (except pursuant to (A) the exercise of stock options outstanding as of the date of this Agreement, or (B) the Option Agreements);

                  (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

                  (d) except for transactions in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a Subsidiary thereof or any existing joint venture to which OSB or FCB is a party;

                  (e) except for transactions in the ordinary course of business consistent with past practice, enter into or terminate any material contract or agreement, or make any change in any of its material leases or contracts, other than renewals of contracts and leases without material adverse changes of terms;

                  (f) other than in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any of its employees (it being understood and agreed that an increase in any manner the compensation of any employee in the ordinary course of business consistent with past practice shall include, without limitation, an increase in Mr. Rothenbach's base salary to an amount not to exceed $125,000 annually), or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee; provided, however, that (i) any bonus paid any officer of FCB or the FCB Subsidiaries shall not exceed 115% of such bonus paid to such individual for the immediately preceding fiscal year and (ii) any bonus paid by OSB or the OSB Subsidiaries to (a) James J. Rothenbach shall not exceed 30% of his 1996 base salary, (b) any Vice President of OSB or the OSB Subsidiaries shall not exceed 15% of each individual's 1996 base salary, and (c) all other employees of OSB or the OSB Subsidiaries shall not exceed $30,000 in the aggregate for any fiscal year;

                  (g) grant, amend or modify in any material respect any stock option, stock awards or other stock based compensation, except that OSB and FCB may modify their respective stock options and OSB may modify stock awards previously granted under the OSB MRP which are outstanding as of the date of this Agreement in each case solely to provide full vesting conditioned upon and effective as of the Closing Date.

                  (h) pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of such party included in such party's reports filed with the SEC, or incurred in the ordinary course of business consistent with past practice;

                  (i) take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of
        Section 368 of the Code; provided, however, that nothing contained herein shall limit the ability of OSB or FCB to exercise its rights under the OSB Option Agreement or the FCB Option Agreement, as the case may be;

                  (j)  amend its articles of incorporation or its bylaws;

                  (k) other than in prior consultation with the other party to this Agreement, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales, or otherwise, or the manner in which the portfolio is classified or reported;

                  (l) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, the Plan of Merger or the Option Agreements, except, in every case, as may be required by applicable law; or

                  (m) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2.

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

             6.1  Regulatory Matters; Cooperation with Respect to Filing.

                  (a) (i) FCB shall promptly prepare and file with the SEC the Joint Proxy Statement in preliminary form; (ii) FCB shall promptly prepare and file an application with the OTS, for approval to consummate the transactions contemplated by this Agreement, the Plan of Merger and, to the extent required, the Option Agreements. Each of FCB and OSB shall use all reasonable efforts to have the S-4, in which the Joint Proxy Statement will be included as a prospectus, declared effective under the Securities Act as promptly as practicable after such filing and to mail or deliver the Joint Proxy Statement to their respective shareholders. FCB shall also use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement and the Plan of Merger, and OSB shall furnish all information concerning OSB and the holders of the OSB Common Stock as may be reasonably requested by FCB in connection with any such action.

                  (b) The parties hereto shall cooperate with each other and shall each use reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement and the Plan of Merger (including, without limitation, the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. FCB and OSB shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to FCB or OSB, as the case may be, and the FCB Subsidiaries and OSB Subsidiaries, respectively, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement and the Plan of Merger. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and the Plan of Merger, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

                  (c) FCB and OSB shall, upon request, furnish each other with all information concerning themselves, and the FCB Subsidiaries and the OSB Subsidiaries, respectively, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of FCB or OSB or the FCB Subsidiaries and OSB Subsidiaries, as the case may be, to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement and the Plan of Merger. FCB covenants and agrees that none of the information which is furnished by FCB for inclusion, or which is included, in the S-4, the Joint Proxy Statement or any other statement, filing, notice or application made by or on behalf of FCB or OSB or the FCB Subsidiaries or the OSB Subsidiaries, as the case may be, to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement and the Plan of Merger will, at the respective times such documents are filed and, in the case of the S-4, when it becomes effective and, with respect to the Joint Proxy Statement, when mailed or at the time of the meetings of the shareholders of FCB and OSB, be false or misleading with respect to any material fact or shall omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. OSB covenants and agrees that none of the information which is furnished by OSB for inclusion, or which is included, in the S-4, the Joint Proxy Statement or any other statement, filing, notice or application made by or on behalf of FCB or OSB or the FCB Subsidiaries or the OSB Subsidiaries, as the case may be, to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement and the Plan of Merger will, at the respective times such documents are filed and, in the case of the S-4, when it becomes effective and, with respective to the Joint Proxy Statement, when mailed or at the time of the meetings of the shareholders of FCB and OSB, be false or misleading with respect to any material fact or shall omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Notwithstanding the foregoing, FCB shall have no responsibility for the truth or accuracy of any information with respect to OSB or the OSB Subsidiaries included in the S-4, the Joint Proxy Statement, or any other statement, filing, notice or application filed with any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement and the Plan of Merger, and OSB shall have no responsibility for the truth or accuracy of any information with respect to FCB or the FCB Subsidiaries included in the S-4, the Joint Proxy Statement, or any other statement, filing, notice or application filed with any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement and the Plan of Merger.

                  (d) FCB and OSB shall promptly advise one another upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement and the Plan of Merger which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

             6.2  Access to Information; Due Diligence.

                  (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of FCB and OSB shall, and shall cause the FCB Subsidiaries and the OSB Subsidiaries, respectively, to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of FCB and OSB shall, and shall cause the FCB Subsidiaries and the OSB Subsidiaries, respectively, to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws, and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither FCB, OSB, the FCB Subsidiaries nor the OSB Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (A) violate or prejudice the rights of FCB's or OSB's, as the case may be, customers or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement, or (B) impair any attorney-client privilege of the disclosing party. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

                  (b) Each of FCB and OSB shall hold all information furnished by or on behalf of the other party or the FCB Subsidiaries or the OSB Subsidiaries, as the case may be, or their representatives pursuant to Section 6.2(a) in confidence and shall return all documents containing any information concerning the properties, business and assets of each other party that may have been obtained in the course of negotiations or examination of the affairs of each other party either prior or subsequent to the execution of this Agreement (other than such information as shall be in the public domain or otherwise ascertainable from public or outside sources) and shall destroy any information, analyses or the like derived from such confidential information. Each of FCB and OSB shall use such information solely for the purpose of conducting business, legal and financial reviews of the other party and for such other purposes as may be related to this Agreement and the Plan of Merger.

                  (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein. Without limitation of the foregoing, each party shall promptly notify the other party of any information obtained by such party during the course of any due diligence conducted by such party or its representatives in accordance with this Section 6.2 which is materially inconsistent with any representation or warranty made by the other party under this Agreement; provided, however, that either party's failure to provide such notice to the other party shall not, in turn, be deemed to constitute a material breach of such party's obligations under this Agreement and the Plan of Merger.

             6.3 Shareholders' Approvals. Each of FCB and OSB shall call a meeting of its shareholders to be held as soon as reasonably practicable for the purpose of voting upon this Agreement and the Plan of Merger (and, in the case of FCB, the issuance of shares of FCB Common Stock in the Merger), and, subject to the terms and conditions of this Agreement and the Plan of Merger, each of FCB and OSB shall use reasonable efforts to cause such meetings to occur on the same date and each shall use all reasonable efforts to obtain shareholder approval of this Agreement, the Plan of Merger and the Merger.

             6.4 Legal Conditions to Merger. Each of FCB and OSB shall, and shall cause the FCB Subsidiaries and the OSB Subsidiaries, respectively, to use reasonable efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and the Plan of Merger and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by FCB, the FCB Subsidiaries, OSB or the OSB Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, the Plan of Merger and the Option Agreements.

             6.5 Listing of Shares. FCB shall use all reasonable efforts to cause the shares of FCB Common Stock issuable in the Merger to be approved for listing on The Nasdaq Stock Market.

             6.6  Indemnification; Directors' and Officers' Insurance.

                  (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of FCB, the FCB Subsidiaries, OSB or the OSB Subsidiaries (the "Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of FCB, the FCB Subsidiaries, OSB or the OSB Subsidiaries or any of their respective predecessors, or (ii) this Agreement, the Plan of Merger or the Option Agreements or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use reasonable efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation incurred by each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with the Surviving Corporation; provided, however, that (A) the Surviving Corporation shall have the right to assume the defense thereof and upon such assumption the Surviving Corporation shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with the Surviving Corporation, and the Surviving Corporation shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (B) the Surviving Corporation shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, unless an Indemnified Party shall have reasonably concluded, based on the advice of counsel, that there is a material conflict of interest between the interests of such Indemnified Party and the interests of one or more other Indemnified Parties and that the interests of such Indemnified Party will not be adequately represented unless separate counsel is retained, in which case, the Surviving Corporation shall be obligated to pay such separate counsel, (C) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (D) the Surviving Corporation shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 6.6, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation thereof, provided that the failure to so notify shall not affect the obligations of the Surviving Corporation under this Section 6.6 except to the extent such failure to notify materially prejudices the Surviving Corporation. The Surviving Corporation's obligations under this Section 6.6 shall continue in full force and effect for a period of five years from the Effective Time (or the period of the applicable statute of limitations, if longer); provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

                  (b)  The Surviving Corporation shall use reasonable efforts
        (i) to obtain, after the Effective Time, directors' and officers' liability insurance coverage for the officers and directors of the Surviving Corporation, to the extent that the same is economically practicable, and (ii) either (A) to cause the individuals serving as officers and directors of FCB, the FCB Subsidiaries, OSB or the OSB Subsidiaries immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors' and officers' liability insurance policies maintained by the Surviving Corporation, or to (B) substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than the policies previously maintained by FCB and OSB, respectively, with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall the Surviving Corporation be required to expend per year an amount in excess of 120% of the premium for such insurance paid by FCB during its 1997 fiscal year (the "Insurance Amount") to maintain or procure insurance coverage pursuant to clause (ii) of this sentence, and provided further that if the Surviving Corporation is unable to maintain or obtain the insurance called for by clause (ii) of this sentence, the Surviving Corporation shall use reasonable efforts to obtain as much comparable insurance as available for the Insurance Amount.

                  (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this
        Section 6.6.

                  (d) The provisions of this Section 6.6 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

             6.7 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the Plan of Merger or the Option Agreements or to vest FCB with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement shall take, or cause the proper officers and directors of the FCB Subsidiaries or OSB Subsidiaries to take, as the case may be, all such necessary action as may be reasonably requested by FCB.

             6.8 Advice of Changes. Between the date hereof and the Effective Time, FCB and OSB shall promptly provide notice to the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

             6.9  No Conduct Inconsistent with this Agreement.

                  (a)  Neither FCB nor OSB shall:

                       (i) solicit, encourage or authorize any individual, corporation or other entity to solicit from any third party any inquires or proposals relating to the disposition of its business or assets, or the acquisition of its capital stock, or the merger of it or any of the FCB Subsidiaries or the OSB Subsidiaries, respectively, with any corporation or other entity other than as provided by this Agreement except pursuant to a written direction from a regulatory authority; or

                       (ii) negotiate with or entertain any proposals from
             any other person for any such transaction wherein the business, assets or capital stock of it or the FCB Subsidiaries or the OSB Subsidiaries, respectively, would be acquired, directly or indirectly, by any party other than as provided by this Agreement, except pursuant to a written direction from any regulatory authority or upon the receipt of an unsolicited offer from a third party where the Board of Directors of the party receiving such offer reasonably believes, upon the written opinion of counsel, that its fiduciary duties require it to enter into discussions with such party. Each party shall promptly notify the other of all of the relevant details relating to all inquiries and proposals which it may receive relating to any proposed disposition of its business or assets, or the acquisition of its capital stock, or the merger of it or the FCB Subsidiaries or the OSB Subsidiaries, respectively, with any corporation or other entity other than as provided by this Agreement and shall keep the other party informed of the status and details of any such inquiry or proposal, and shall give the other party five days' advance notice of any agreement to be entered into with, or any information to be supplied to, any person making such inquiry or proposal; or

                  (b) Nothing contained herein shall prohibit a party from disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act with respect to a tender offer for that party's common stock.

             6.10 Employee Benefit Plans.

                  (a) At the Effective Time, the Oshkosh Savings Bank, FSB Employee Stock Ownership Plan (the "OSB ESOP") shall be merged with and into the FCB Financial Corp. Employee Stock Ownership Plan (the "FCB ESOP"), with all participants in the OSB ESOP at the time of such merger of the OSB ESOP and the FCB ESOP to become participants in the FCB ESOP. The shares of OSB Common Stock currently held by the OSB ESOP which are allocated to the accounts of such participants shall be converted into shares of FCB Common Stock in accordance with
        Section 1.4 hereof. The unallocated shares of OSB Common Stock currently held by the OSB ESOP shall be converted into shares of FCB Common Stock in accordance with Section 1.4 hereof, and thereafter shall be held in the Suspense Account under the FCB ESOP and allocated to the participants in the FCB ESOP (including, without limitation, such employees of OSB Bank who become employees of FCB Bank following the Effective Date) according to the terms and provisions of the FCB ESOP. FCB shall assume the loan between OSB and the OSB ESOP. Each OSB Bank employee's period of employment with OSB Bank shall be counted for all purposes under the FCB ESOP, including, without limitation, for purposes of service credit, eligibility and vesting. Each OSB Bank employee's compensation attributable to employment with OSB Bank shall be counted for all purposes under the FCB ESOP, including, without limitation, for purposes of contribution allocations. Each active participant in the OSB ESOP or the FCB ESOP as of the day immediately prior to the Closing Date who is not employed by FCB Bank as of the Closing Date or who is terminated by FCB Bank (other than for cause) within one year after the Closing Date shall be fully vested in their account balance under the OSB ESOP or the FCB ESOP, as the case may be, as of the Closing Date or the date of termination of employment, respectively.

                  (b) Effective as of the Effective Time, the Oshkosh Savings Bank, FSB 401(k) Profit Sharing Plan (the "OSB PSP") shall be merged with and into the Fox Cities Bank, FSB Employees Savings and Investment (the "FCB PSP"), with all participants in the OSB PSP at the time of such merger of the OSB PSP and the FCB PSP to become participants in the FCB PSP. Benefits under the FCB PSP shall thereafter be available to participants in the FCB PSP (including, without limitation, such employees of OSB Bank who become employees of FCB Bank after the Effective Time and are eligible to participate in the FCB PSP) according to the terms and provisions of the FCB PSP. Each OSB Bank employee's period of employment with OSB Bank shall be counted for all purposes under the FCB PSP, including, without limitation, for purposes of service credit, eligibility and vesting. Each OSB Bank employee's compensation attributable to employment with OSB Bank shall be counted for all purposes under the FCB PSP, including, without limitation, for purposes of contribution allocations. Each active participant in the OSB PSP or the FCB PSP as of the day immediately prior to the Closing Date who is not employed by FCB Bank as of the Closing Date or who is terminated by FCB Bank (other than for cause) within one year after the Closing Date shall be fully vested in their account balance under the FCB PSP or the OSB PSP, as the case may be, as of the Closing Date or the date of termination of employment, respectively.

                  (c) At the Effective Time, each OSB Bank employee shall immediately become eligible to participate in all employee welfare benefit plans and other fringe benefits programs offered or maintained by the Surviving Corporation and the Surviving Bank on the same terms and conditions that the Surviving Corporation and the Surviving Bank may make available to their officers and employees, including, without limitation, any health, life, long-term disability, short-term disability, severance, vacation or paid time off programs (the "FCB Welfare Plans"). Each OSB Bank employee's period of employment and compensation with OSB Bank shall be counted for all purposes under the FCB Welfare Plans, including, without limitation, for purposes of service credit, eligibility and benefit accrual. Any expenses incurred by an OSB Bank employee under the OSB Bank's employee welfare benefit plans (such as deductibles or co-payments), shall be counted for all purposes under the FCB Welfare Plans. FCB Bank shall provide insurance coverage (for which FCB or FCB Bank may act as the self-insurer) for pre-existing medical conditions (to the extent such condition is currently covered under the OSB Bank plan, and such condition would be covered under FCB Bank's plan if it were not pre-existing), subject to deductibles and/or copayment provisions generally applicable to such coverage.

                  (d) Subject to applicable law, OSB and FCB acknowledge and agree that the other shall be permitted to take whatever action it deems reasonably necessary to accelerate any deferred bonuses and to provide that all account balances, benefits accrued and options or awards previously granted under the Oshkosh Savings Bank Management Development and Recognition Plan ("OSB MRP"), OSB Option Plan, and FCB Option Plan shall be fully vested and nonforfeitable as of the Closing Date.

                  (e) At the Effective Time, FCB shall assume all of the obligations under the OSB MRP and OSB Option Plan, and all shares of OSB Common Stock owned by the OSB MRP, which have not been awarded, shall be canceled at or prior to the Effective Time.

             6.11 Severance for Certain Employees. The Surviving Corporation will provide severance payments to employees of OSB and FCB and their respective Subsidiaries (other than employees whose severance benefits are provided for in written employment or severance agreements) whose employment is terminated within twelve (12) months after the Effective Date due to job reductions, in the amount set forth below. The severance payments which would be provided would be computed as follows:

             Non-Officer -- one (1) week for each full year of service; maximum twelve (12) weeks and minimum three (3) weeks current salary; and

             Officer -- (as set forth in Schedule 6.11) two (2) weeks for each full year of service; maximum 26 weeks and minimum six (6) weeks current salary.

                  In computing such severance payments for each regular part-time employee, such employee's per week compensation shall be based on 1/52 of the actual number of hours worked by such employee in 1996.

             6.12 Dividends. After the date of this Agreement, each of FCB and OSB shall coordinate with the other the declaration of any dividends in respect of FCB Common Stock and OSB Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of FCB Common Stock or OSB Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of FCB Common Stock and/or OSB Common Stock and any shares of common stock of the Surviving Corporation any holder of OSB Common Stock receives in exchange therefor in the Merger. Furthermore, after the Closing Date, the Board of Directors of the Surviving Corporation intends to declare and pay regular quarterly cash dividends at least equal to the rate of $0.18 per share of the Surviving Corporation common stock, subject to applicable laws and the business judgment of the Board of Directors.

             6.13 Post-Closing Stock Options. It is the intention of the parties hereto that the Surviving Corporation shall, within 30 days after the Closing Date, cause non-tax-qualified stock options (exercisable for shares of the Surviving Corporation's common stock) to be granted to the following executive officers of the Surviving Corporation in the following amounts: Donald D. Parker, 10,000; James J. Rothenbach, 20,000; Phillip J. Schoofs, 7,500; Harold L. Hermansen, 6,000; and Theodore W. Hoff, 6,000. The stock options provided for in this Section 6.13 shall be granted by the personnel committee of the Surviving Corporation under the terms of FCB's 1993 Stock Option and Incentive Plan.

             6.14 Subsidiary Bank Merger. FCB and OSB agree to cooperate and to take such steps as may be necessary to obtain all requisite regulatory, corporate and other approvals for the Bank Merger, subject to consummation of the Merger, to be effective concurrently with the Merger or as soon as practicable thereafter. The Surviving Bank shall be FCB Bank, and shall be known as "Fox Cities Bank, FSB." In furtherance of such agreement, each of FCB and OSB agrees:

                  (a) to cause the board of directors of FCB Bank and OSB Bank, respectively, to approve the Bank Merger and to submit it to the sole stockholder of each bank for its approval;

                  (b) to vote the shares of stock of FCB Bank and OSB Bank owned by them in favor of the Bank Merger; and

                  (c) to take, or cause to be taken, all steps necessary to consummate the Bank Merger concurrently with or as soon as is practicable after consummation of the Merger.

   The Bank Merger shall be accomplished pursuant to a merger agreement containing such terms and conditions as are ordinary and customary for affiliated bank merger transactions of such type. Immediately after the Effective Time, the officers of the Surviving Corporation shall take, or cause to be taken, whatever additional steps may be necessary to effectuate the Bank Merger. The directors and officers of the Surviving Bank shall be as set forth in the list attached as Exhibit E.

             6.15 Rule 145 Affiliates. Within 30 days before the Closing Date, OSB shall identify in a letter to FCB all persons who are, and to OSB's knowledge who will be at the Closing Date, "affiliates" of OSB as such term is used in Rule 145 under the Securities Act. OSB shall use all reasonable efforts to cause its affiliates (including any person who may be deemed to have become an affiliate after the date of the letter referred to in the prior sentence) to deliver to FCB on or prior to the Closing Date a written agreement substantially in the form attached hereto as Exhibit F.

             6.16 Disclosure Schedules.  On the date hereof,

                  (a) FCB has delivered to OSB the FCB Disclosure Schedules, accompanied by a certificate signed by the Chief Financial officer of FCB stating the FCB Disclosure Schedules are being delivered pursuant to this Section 6.16.

                  (b) OSB has delivered to FCB the OSB Disclosure Schedules, accompanied by a certificate signed by the Chief Financial Officer of OSB stating the OSB Disclosure Schedules are being delivered pursuant to this Section 6.16.

             6.17 Filing and Other Fees. All filing and other fees paid to the SEC, the OTS or any State Regulatory Agency in connection with the Merger, the Bank Merger and the transactions contemplated by this Agreement and the costs and expenses of printing and mailing the Joint Proxy Statement shall be borne equally by FCB and OSB.

                                   ARTICLE VII
                              CONDITIONS PRECEDENT

             7.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) Shareholder Approval. This Agreement, the Plan of Merger and the transactions contemplated hereby and thereby shall have been approved and adopted by the respective requisite affirmative votes of the holders of OSB Common Stock and FCB Common Stock entitled to vote thereon.

                  (b) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained, on terms and conditions reasonably satisfactory to each of OSB and FCB, and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

                  (c) Registration Statements. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of FCB or OSB, threatened by the SEC.

                  (d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Plan of Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, materially restricts or makes illegal consummation of the Merger.

                  (e) Federal Tax Opinion. OSB and FCB shall each have received an opinion of their respective counsel, in form and substance reasonably satisfactory to each, dated as of the Effective Time, substantially to the effect that the Merger will constitute a tax free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code and related sections of the Code.

                  (f) Post-Closing Employment Agreements. Donald D. Parker, Phillip J. Schoofs and Harold L. Hermansen shall each have canceled (without the payment of any benefits thereunder) their existing severance agreement with FCB and entered into new employment agreements with the Surviving Corporation and the Surviving Bank in the form attached hereto as Exhibits G, H and I, respectively. James
        J. Rothenbach and Theodore W. Hoff shall each have canceled (without the payment of any benefits thereunder) their existing employment and severance agreement, respectively, with OSB and entered into new employment agreements with the Surviving Corporation and the Surviving Bank in the form attached hereto as Exhibits J, and K, respectively.

             7.2 Conditions to Obligations of OSB. The obligation of OSB to effect the Merger is also subject to the satisfaction, or waiver by OSB, at or prior to the Effective Time of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of FCB set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications contained therein) which, individually or in the aggregate do not, and insofar as reasonably can be foreseen, would not, result in an FCB Material Adverse Effect. OSB shall have received a certificate signed on behalf of FCB by the Chief Executive Officer and Chief Financial Officer of FCB to the foregoing effect.

                  (b) Performance of Obligations of FCB. FCB shall have performed in all material respects all obligations required to be performed by it under this Agreement, the Plan of Merger and the Option Agreements at or prior to the Closing Date, and OSB shall have received a certificate signed on behalf of FCB by the Chief Executive Officer and Chief Financial Officer of FCB to such effect.

                  (c) No Material Adverse Change. Since the date of this Agreement, (i) no event shall have occurred which has had a Material Adverse Effect on FCB, and (ii) no condition (other than general economic or competitive conditions generally affecting savings and loan holding companies and savings associations of a size or in locations comparable to those of FCB or the FCB Subsidiaries), event, circumstances, fact or other occurrence shall have occurred that may reasonably be expected to have or result in such a Material Adverse Effect on FCB.

                  (d) Opinion of Counsel to FCB. OSB shall have received from Foley & Lardner, counsel to FCB, an opinion, dated the Closing Date, in substantially the form of Exhibit L.

                  (e) Comfort Letters. OSB shall have received from Wipfli Ullrich Bertelson LLP "comfort letters" dated the date of mailing of the Joint Proxy Statement and the Closing Date, covering matters customary to transactions such as the Merger and in form and substance reasonably satisfactory to OSB.

                  (f) Fairness Opinion. OSB shall have received from Edelman & Co., Ltd., a fairness opinion, dated the date of mailing of the Joint Proxy Statement and in form and substance reasonably satisfactory to OSB, to the effect that the consideration to be received in the Merger by the shareholders of OSB is fair, from a financial point of view, to the shareholders of OSB.

             7.3 Conditions to Obligations of FCB. The obligation of FCB to effect the Merger is also subject to the satisfaction, or waiver by FCB, at or prior to the Effective Time of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of OSB set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications contained therein) which, individually or in the aggregate do not, and insofar as reasonably can be foreseen, would not, result in an OSB Material Adverse Effect. FCB shall have received a certificate signed on behalf of OSB by the Chief Executive Officer and Chief Financial Officer of OSB to the foregoing effect.

                  (b) Performance of Obligations of OSB. OSB shall have performed in all material respects all obligations required to be performed by it under this Agreement, the Plan of Merger and the Option Agreements at or prior to the Closing Date, and FCB shall have received a certificate signed on behalf of OSB by the Chief Executive Officer and Chief Financial Officer of OSB to such effect.

                  (c) No Material Adverse Change. Since the date of this Agreement, (i) no event shall have occurred which has had a Material Adverse Effect on OSB, and (ii) no condition (other than general economic or competitive conditions generally affecting savings and loan holding companies and savings associations of a size or in locations comparable to those of OSB or the OSB Subsidiaries), event, circumstances, fact or other occurrence shall have occurred that may reasonably be expected to have or result in such a Material Adverse Effect on OSB.

                  (d) Opinion of Counsel to OSB. FCB shall have received from Schiff Hardin & Waite, counsel to OSB, an opinion, dated the Closing Date, in substantially the form of Exhibit M.

                  (e) Comfort Letters. FCB shall have received from Wipfli Ullrich Bertelson LLP "comfort letters" dated the date of mailing of the Joint Proxy Statement and the Closing Date, covering matters customary to transactions such as the Merger and in form and substance reasonably satisfactory to FCB.

                  (f) Fairness Opinion. FCB shall have received from RP Financial, LC., a fairness opinion, dated the date of mailing of the Joint Proxy Statement and in form and substance reasonably satisfactory to FCB, to the effect that the consideration received by FCB shareholders pursuant to the Merger is fair, from a financial point of view, to the shareholders of FCB.

                  (g) Affiliate Agreements. FCB shall have received Affiliate Agreements, duly executed by each affiliate of OSB, substantially in the form of Exhibit F.

                                  ARTICLE VIII
                       TERMINATION, EXPENSES AND AMENDMENT

             8.1 Termination. This Agreement may be terminated prior to the Effective Time:

                  (a) at any time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of FCB or OSB, by written agreement between FCB or OSB, if the Board of Directors of each so determines;

                  (b) by FCB, by written notice to OSB, within twenty (20) days of the date of this Agreement, if, based on the information discovered in the course of its due diligence investigation of OSB and the OSB Subsidiaries, FCB reasonably determines in good faith that the consummation of the transactions contemplated by this Agreement would not be in the best interests of FCB; provided, however, that FCB shall have ten (10) days in addition to the initial 20-day period to terminate this Agreement pursuant to this Section 8.1(b) if FCB determines, in good faith, based on the information discovered in its review of "Phase I" environmental audits of the real property owned by OSB and the OSB Subsidiaries, that the transactions contemplated by this Agreement would not be in the best interests of FCB; provided that such additional 10-day period shall not begin to run (following the initial twenty-day period) until such time as OSB has caused such Phase I audits to be delivered to FCB;

                  (c) By OSB, by written notice to FCB, within twenty (20) days of the date of this Agreement, if, based on the information discovered in the course of its due diligence investigation of FCB and the FCB Subsidiaries, OSB reasonably determines in good faith that the consummation of the transactions contemplated by this Agreement would not be in the best interests of OSB; provided, however, that OSB shall have ten (10) days in addition to the initial 20-day period to terminate this Agreement pursuant to this Section 8.1(c) if OSB determines, in good faith, based on the information discovered in its review of "Phase I" environmental audits of the real property owned by FCB and the FCB Subsidiaries, that the transactions contemplated by this Agreement would not be in the best interests of OSB; provided that such additional 10-day period shall not begin to run (following the initial twenty-day period) until such time as FCB has caused such Phase I audits to be delivered to OSB;

                  (d) at any time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of FCB or OSB, by either the Board of Directors of FCB or the Board of Directors of OSB if (i) any Governmental Entity which must grant a Requisite Regulatory Approval (A) has denied approval of the Merger and such denial has become final and nonappealable or (B) has advised the parties of its unwillingness to grant such a Requisite Regulatory Approval on terms and conditions reasonably acceptable to the parties, notwithstanding the parties' fulfillment of their obligations to take reasonable efforts to obtain such Requisite Regulatory Approval, or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

                  (e) by either the Board of Directors of FCB or the Board of Directors of OSB if the Merger shall not have been consummated on or before September 30, 1997, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

                  (f) by either FCB or OSB if any approval of the shareholders of FCB or OSB required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment or postponement thereof;

                  (g) by OSB, upon two (2) days' prior notice to FCB, if, as a result of a tender offer by a party other than FCB or its affiliates or any written offer or proposal with respect to a merger, share exchange, sale of a material portion of its assets or other business combination (each, a "Business Combination") by a party other than FCB or its affiliates, the Board of Directors of OSB determines in good faith that its fiduciary obligations under applicable law require that such tender offer or other written offer or proposal be accepted; provided, however, that

                       (i) the Board of Directors of OSB shall have been advised in a written opinion of outside counsel that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of its applicable fiduciary duties, and notwithstanding all concessions which may be offered by FCB in negotiations entered into pursuant to clause (ii) below, such fiduciary duties would require the directors to reconsider such commitment as a result of such tender offer or other written offer or proposal; and

                       (ii) prior to any such termination, OSB shall, and
             shall cause its financial and legal advisors to, negotiate with FCB to make such adjustments in the terms and conditions of this Agreement as would enable OSB to proceed with the transactions contemplated herein on such adjusted terms;

                  (h) by FCB, upon two (2) days' prior notice to OSB, if, as a result of a tender offer by a party other than OSB or its affiliates or any written offer or proposal with respect to a Business Combination by a party other than OSB or its affiliates, the Board of Directors of FCB determines in good faith that its fiduciary obligations under applicable law require that such tender offer or other written offer or proposal be accepted; provided, however, that

                       (i) the Board of Directors of FCB shall have been advised in a written opinion of outside counsel that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of its applicable fiduciary duties, and notwithstanding all concessions which may be offered by OSB in negotiations entered into pursuant to clause (ii) below, such fiduciary duties would require the directors to reconsider such commitment as a result of such tender offer or other written offer or proposal; and

                       (ii) prior to any such termination, FCB shall, and
             shall cause its financial and legal advisors to, negotiate with OSB to make such adjustments in the terms and conditions of this Agreement as would enable FCB to proceed with the transactions contemplated herein on such adjusted terms;

                  (i)  by OSB, by written notice to FCB, if

                       (i) there exists any breach or breaches of the representations and warranties of FCB made herein or in the FCB Stock Option Agreement, which breaches, individually or in the aggregate have or, insofar as reasonably can be foreseen, would have, a FCB Material Adverse Effect, and such breaches shall not have been remedied within thirty (30) days after receipt by FCB of notice in writing from OSB, specifying the nature of such breaches and requesting that they be remedied;

                       (ii) FCB shall have failed to perform and comply with,
             in all material respects, its agreements and covenants hereunder or under the FCB Stock Option Agreement and such failure to perform or comply shall not have been remedied within thirty
             (30) days after receipt by FCB of notice in writing from OSB, specifying the nature of such failure and requesting that it be remedied; or

                       (iii) the Board of Directors of FCB or any committee thereof:

                            (A)  shall withdraw or modify in any manner
                  adverse to OSB its approval or recommendation of this Agreement or the Merger,

                            (B)  shall fail to reaffirm such approval or
                  recommendation upon OSB's request,

                            (C)  shall approve or recommend any Business
                  Combination involving FCB other than the Merger or any tender offer or share exchange for shares of capital stock of FCB, in each case, by or involving a party other than OSB or any of its affiliates or

                            (D) shall resolve to take any of the actions specified in clause (A), (B) or (C); or

                  (j)  by FCB, by written notice to OSB, if

                       (i) there exists any breach or breaches of the representations and warranties of OSB made herein or in the OSB Stock Option Agreement which breaches, individually or in the aggregate have, or insofar as reasonably can be foreseen, would have, an OSB Material Adverse Effect and such breaches shall not have been remedied within thirty (30) days after receipt by OSB of notice in writing from FCB, specifying the nature of such breaches and requesting that they be remedied;

                       (ii) OSB shall have failed to perform and comply with,
             in all material respects, its agreements and covenants hereunder or under the OSB Stock Option Agreement and such failure to perform or comply shall not have been remedied within thirty
             (30) days after receipt by OSB of notice in writing from FCB, specifying the nature of such failure and requesting that it be remedied; or

                       (iii) the Board of Directors of OSB or any committee thereof:

                            (A)  shall withdraw or modify in any manner
                  adverse to FCB its approval or recommendation of this Agreement or the Merger,

                            (B)  shall fail to reaffirm such approval or
                  recommendation upon FCB's request,

                            (C)  shall approve or recommend any Business
                  Combination involving OSB other than the Merger involving OSB or any tender offer or share exchange for shares of capital stock of OSB, in each case, by or involving a party other than FCB or any of its affiliates or

                            (D) shall resolve to take any of the actions specified in clause (A), (B) or (C).

             8.2 Effect of Termination. Subject to Section 8.3, in the event of termination of this Agreement by OSB or FCB pursuant to Section
   8.1 there shall be no liability on the part of either OSB or FCB or their respective officers or directors hereunder, except that Section 6.2(b),
   Section 6.17, Section 8.2 and Section 8.3 shall survive the termination.

             8.3  Termination Fee; Expenses.

                  (a) Termination Fee Upon Breach or Willful Breach. If this Agreement is terminated at such time that this Agreement is terminable pursuant to one (but not both) of (A) Section 8.1(i)(i) or
        (ii), or (B) Section 8.1(j)(i) or (ii) then:

                       (i) the breaching party shall promptly (but no later than five (5) business days after receipt of notice from the non-breaching party) pay to the non-breaching party in cash an amount equal to all documented out-of-pocket expenses and fees incurred by the non-breaching party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement) not in excess of $200,000; provided, however, that, if this Agreement is terminated by a party as a result of a willful breach by other party, the non-breaching party may pursue any remedies available to it at law or in equity and shall, in addition to its documented out-of-pocket expenses and fees (which shall be paid as specified above and shall not be limited to $200,000), be entitled to recover such additional amounts as such non-breaching party may be entitled to receive at law or in equity; and

                       (ii) if at the time of the breaching party's willful
             breach of this Agreement, there shall have been a third party tender offer for shares of, or a third party offer or proposal with respect to a Business Combination involving, such party, or any of its affiliates which at the time of such termination shall not have been rejected by such party and its board of directors or withdrawn by the third party, then such breaching party (jointly and severally with its affiliates), at the time of the termination of this Agreement, will pay to the non-breaching party an additional aggregate fee equal to $1 million.

                  (b)  Alternative Termination Fee.  If

                       (i)  this Agreement

                            (A)  is terminated by any party pursuant to
                  Section 8.1(g) or (h),

                            (B) is terminated as a result of any party's material breach of Section 6.3,

                            (C) is terminated pursuant to Section 8.1(f) following a failure of shareholders of OSB or FCB to grant the necessary approvals described in Section 3.23 or
                  Section 4.23, as the case may be (a "Shareholder Disapproval"), or

                            (D) is terminated pursuant to one (but not both) of Section 8.1(i)(iii) or Section 8.1(j)(iii), and

                       (ii) with respect to any termination referred to in
             clause (i)(A), (B) or (C) above, at the time of such termination (or prior to the meeting at which such Shareholder Disapproval occurred), there shall have been a third-party tender offer for shares of, or a third-party offer or proposal with respect to a Business Combination involving, OSB or FCB (as the case may be, the "Target Party") or any affiliates thereof which at the time of such termination or of the meeting of the Target Party's shareholders, as the case may be, shall not have been withdrawn by the third-party, then such Target Party (jointly and severally with its affiliates), at the time of the termination of this Agreement, will pay to the other party in cash an aggregate termination fee equal to $1 million, plus, in each case, the documented out-of-pocket fees and expenses incurred by the other party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement).

                  (c) Expenses. The parties agree that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. If one party fails to promptly pay to any other party any fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate as published in the Wall Street Journal (Midwest Edition) from the date such fee was required to be paid.

                  (d) Limitation on Termination Fees. Notwithstanding anything herein to the contrary:

                       (i) the aggregate amount payable by OSB and its affiliates to FCB pursuant to Section 8.3(a), Section 8.3(b) and the terms of the OSB Stock Option Agreement shall not exceed $1.5 million, and

                       (ii) the aggregate amount payable by FCB and its
             affiliates to OSB pursuant to Section 8.3(a), Section 8.3(b) and the terms of the FCB Stock Option Agreement shall not exceed $1.5 million.

        (exclusive, in each case, of reimbursement for fees and expenses payable pursuant to this Section 8.3). For purposes of this Section 8.3(d), the amount payable pursuant to the terms of the Option Agreements shall be the amount paid pursuant to Section 5 and/or
        Section 8(a)(i) and Section 8(1)(ii) thereof.

             8.4 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of FCB or OSB; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective shareholders of FCB or OSB, there may not be, without further approval of such shareholders, any amendment of this Agreement which changes the amount or the form of the consideration to be delivered to the holders of FCB Common Stock or OSB Common Stock hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

             8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective shareholders of FCB or OSB, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of FCB Common Stock or OSB Common Stock hereunder other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.


                                   ARTICLE IX
                               GENERAL PROVISIONS

             9.1 Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or the Plan of Merger (or in any instrument delivered pursuant to this Agreement, which shall terminate in accordance with its terms) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time. Without by implication limiting the foregoing, none of the directors or officers of the parties hereto shall have any liability for any of the representations, warranties, covenants and agreements contained herein.

             9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)  if to OSB, to:
                       OSB Financial Corp.
                       420 South Koeller Street
                       Oshkosh, Wisconsin 54902
                       Attention:     James J. Rothenbach
                                      President and Chief Executive Officer
                       Telephone:     (414) 236-3680
                       Telecopier:    (414) 236-3706

             with a copy to:
                       Schiff Hardin & Waite
                       7200 Sears Tower
                       Chicago, Illinois 60606
                       Attention:     Christopher J. Zinski, Esq.
                       Telephone:     (312) 258-5548
                       Telecopier:    (312) 258-5600

             and

                  (b)  if to FCB, to:

                       FCB Financial Corp.
                       108 East Wisconsin Avenue
                       Neenah, Wisconsin 54956
                       Attention:     Donald D. Parker
                                      President and Chief Executive Officer
                       Telephone:     (414) 727-3400
                       Telecopier:    (414) 727-3419

             with a copy to:
                       Foley & Lardner
                       Firstar Center
                       777 East Wisconsin Avenue
                       Milwaukee, Wisconsin 53202-5367
                       Attention:     Michael D. Regenfuss, Esq.
                       Telephone:     (414) 297-5618
                       Telecopier:    (414) 297-4900

             9.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a section of or exhibit or schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require OSB, the OSB Subsidiaries, FCB or the FCB Subsidiaries or affiliates to take any action which would violate any applicable law, rule or regulation.

             9.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

             9.5 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

             9.6 Governing Law. This Agreement and the exhibits attached hereto shall be governed and construed in accordance with the laws of the State of Wisconsin, without regard to any applicable conflicts of law.

             9.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

             9.8 Publicity. Except as otherwise required by applicable law or the rules of The Nasdaq Stock Market, neither OSB nor FCB shall, nor shall OSB or FCB permit the OSB Subsidiaries or the FCB Subsidiaries, respectively, to issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

             9.9 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of the parties under this Agreement shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. A majority of the FCB Representatives (or their successors) serving on the Board of Directors of the Surviving Corporation shall be entitled to enforce the provisions of Section 1.10 as such provisions relate to the rights of FCB Representatives. A majority of the OSB Representatives (or their successors) serving on the Board of Directors of the Surviving Corporation shall be entitled to enforce the provisions of Section 1.10 as such provisions relate to the rights of OSB Representatives. Except as otherwise specifically provided in this Section 9.9 and in Section 6.6, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

             9.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

             IN WITNESS WHEREOF, FCB and OSB have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

   FCB FINANCIAL CORP.                     OSB FINANCIAL CORP.

   By:/s/ Donald D. Parker                 By:/s/ James J. Rothenbach
      Name:  Donald D. Parker                 Name:  James J. Rothenbach
      Title: President and                    Title: President and
             Chief Executive Officer                 Chief Executive Officer

                                 Plan of Merger
                                     Between
                               FCB Financial Corp.
                                       and
                               OSB Financial Corp.


             PLAN OF MERGER (this "Plan"), dated as of November 13, 1996, by and between FCB Financial Corp., a Wisconsin corporation ("FCB"), and OSB Financial Corp., a Wisconsin corporation ("OSB").

             WHEREAS, the Boards of Directors of FCB and OSB have determined that it is in the best interests of their respective corporations and their shareholders to consummate a merger in which OSB will merge with and into FCB (the "Merger"), so that FCB is the resulting corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger;

             WHEREAS, FCB and OSB have entered into an Agreement and Plan of Merger, dated November 13, 1996 (the "Agreement"), which sets forth the terms of the Merger;

             WHEREAS, this Plan provides for the terms and conditions of the Merger and the mode for carrying the Merger into effect.

             NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

             1.1 The Merger. Subject to the terms and conditions of the Agreement and this Plan, and in accordance with the Wisconsin Business Corporation Law (the "WBCL"), at the Effective Time (as defined in Section 1.2), OSB shall merge with and into FCB, and FCB shall survive the Merger and shall continue its corporate existence under the laws of the State of Wisconsin. Upon consummation of the Merger, the separate corporate existence of OSB shall terminate and the name of the Surviving Corporation shall be "FCB Financial Corp."

             1.2 Effective Time. The Merger shall become effective upon the later of (a) the time of filing of Articles of Merger with the Department of Financial Institutions of the State of Wisconsin (the "Wisconsin Department") and (b) the effective date and time of the Merger as set forth in such Articles of Merger. The parties shall each use reasonable efforts to cause Articles of Merger to be filed on the Closing Date (as defined in Section 1.19). The term "Effective Time" shall be the date and time when the Merger becomes effective, in accordance with this
   Section 1.2.

             1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 180.1106 of the WBCL.

             1.4  Conversion of OSB Common Stock; Treatment of FCB Common
   Stock.

                  (a) At the Effective Time, subject to Section 2.2, by virtue of the Merger and without any action on the part of OSB, or the holder of any securities of OSB, each share of the common stock, $.01 par value, of OSB (the "OSB Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.4(c)) shall be converted into the right to receive 1.46 shares (the "OSB Exchange Ratio") of the common stock, par value $.01 per share, of FCB (the "FCB Common Stock").

                  (b) All of the shares of OSB Common Stock converted into FCB Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate (each an "OSB Common Stock Certificate") previously representing any such shares of OSB Common Stock shall thereafter represent only the right to receive
        (i) a certificate representing the number of whole shares of FCB Common Stock (each an "FCB Common Stock Certificate") and (ii) cash in lieu of fractional shares into which the shares of OSB Common Stock previously represented by such OSB Common Stock Certificate have been converted pursuant to this Section 1.4 and Section 2.2.
        OSB Common Stock Certificates previously representing shares of OSB Common Stock shall be exchanged for FCB Common Stock Certificates representing whole shares of FCB Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such OSB Common Stock Certificates in accordance with Section 2.2, without any interest thereon.

                  (c) At the Effective Time, all shares of OSB Common Stock that are owned by OSB as treasury stock, owned by the Oshkosh Savings Bank, FSB Management Development and Recognition Plan and not allocated to participants thereunder or owned by FCB, if any, shall be canceled and shall cease to exist, and no stock of FCB or other consideration shall be delivered in exchange therefor.

                  (d) At and after the Effective Time, each share of FCB Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

             1.5 Articles of Incorporation. The Articles of Incorporation of FCB in effect as of the Effective Time shall be the Articles of Incorporation of the Surviving Corporation after the Merger until thereafter amended in accordance with applicable law.

             1.6 By-Laws. The By-Laws of FCB in effect as of the Effective Time shall be the By-Laws of the Surviving Corporation after the Merger until thereafter amended in accordance with applicable law.

             1.7 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and that the Agreement and this Plan shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

             1.8 Board of Directors of the Surviving Corporation From and after the Effective Time, the Board of Directors of the Surviving Corporation shall consist of fourteen (14) persons, including Donald D. Parker and James J. Rothenbach. Six (6) directors, in addition to Donald
   D. Parker, shall have been selected by FCB ("FCB Representatives"), and six (6) directors, in addition to James J. Rothenbach, shall have been selected by OSB (the "OSB Representatives"). The FCB Representatives and the OSB Representatives, respectively, shall be divided as equally as practicable among the three classes of directors of the Surviving Corporation and shall serve in such capacities until their successors shall have been elected or appointed and shall have qualified in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation and the WBCL. Directors chosen from among the FCB Representatives and the OSB Representatives shall be equally represented on the personnel committee (which shall have four members) and the executive committee, if any, of the Board of Directors of the Surviving Corporation.

             1.9 Closing. Subject to the terms and conditions of the Agreement and this Plan, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date and at a place to be specified by the parties, which shall be no later than the first business day in the calendar month immediately following the month in which the last of the conditions precedent to the Merger set forth in Article VII of the Agreement is satisfied or waived, or at such other time, date and place as OSB and FCB shall mutually agree (the "Closing Date").

                                   ARTICLE II
                              CONVERSION OF SHARES

             2.1 FCB to Make Shares Available. At or prior to the Effective Time, FCB shall deposit, or shall cause to be deposited, with a bank, trust company or other entity reasonably acceptable to OSB (the "Exchange Agent"), for the benefit of the holders of OSB Common Stock Certificates, for exchange in accordance with this Article II, FCB Common Stock Certificates and cash in lieu of any fractional shares of FCB Common Stock (such cash and FCB Common Stock Certificates, together with any dividends or distributions with respect thereto paid after the Effective Time, being hereinafter referred to as the "Conversion Fund") to be issued pursuant to
   Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of OSB Common Stock.

             2.2  Exchange of Certificates.

                  (a) As soon as practicable after the Effective Time, and in no event later than ten (10) business days thereafter, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of one or more OSB Common Stock Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the OSB Common Stock Certificates shall pass, only upon delivery of the OSB Common Stock Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the OSB Common Stock Certificates in exchange for FCB Common Stock Certificates and any cash in lieu of fractional shares into which the shares of OSB Common Stock represented by such OSB Common Stock Certificate or Certificates shall have been converted pursuant to the Agreement and this Plan. Upon proper surrender of an OSB Common Stock Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such OSB Common Stock Certificate shall be entitled to receive in exchange therefor, as applicable, (i) an FCB Common Stock Certificate representing that number of whole shares of FCB Common Stock to which such holder of OSB Common Stock shall have become entitled pursuant to the provisions of Section 1.4 hereof, and (ii) a check representing the amount of any cash in lieu of fractional shares that such holder has the right to receive in respect of such OSB Common Stock Certificate, and the OSB Common Stock Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of OSB Common Stock Certificates.

                  (b) If any FCB Common Stock Certificate is to be issued in a name other than that in which the OSB Common Stock Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the OSB Common Stock Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of an FCB Common Stock Certificate in any name other than that of the registered holder of the OSB Common Stock Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                  (c) After the Effective Time, there shall be no transfers on the stock transfer books of OSB of the shares of OSB Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, OSB Common Stock Certificates are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for FCB Common Stock Certificates representing shares of FCB Common Stock as provided in this Article II.

                  (d) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of FCB Common Stock shall be issued upon the surrender for exchange of OSB Common Stock Certificates, no dividend or distribution with respect to FCB Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of the Surviving Corporation. In lieu of the issuance of any such fractional share, the Surviving Corporation shall pay to each former shareholder of OSB who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the average of the last sales price for FCB Common Stock as reported on The Nasdaq Stock Market for the twenty (20) trading days immediately preceding the fifth trading day prior to the Closing Date by (ii) the fraction of a share (rounded to the nearest tenth when expressed as an Arabic number) of FCB Common Stock to which such holder would otherwise be entitled to receive pursuant to
        Section 1.4.

                  (e) Any portion of the Conversion Fund that remains unclaimed by the shareholders of OSB for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any shareholders of OSB who have not theretofore complied with this
        Article II shall thereafter look only to the Surviving Corporation for the issuance of certificates representing shares of FCB Common Stock and the payment of cash in lieu of any fractional shares and any unpaid dividends and distributions on the FCB Common Stock deliverable in respect of each share of OSB Common Stock such shareholder holds as determined pursuant to the Agreement and this Plan, in each case, without any interest thereon. Notwithstanding the foregoing, none of FCB, OSB, the Exchange Agent or any other person shall be liable to any former holder of shares of OSB Common Stock, for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (f) In the event any OSB Common Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such OSB Common Stock Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such OSB Common Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate an FCB Common Stock Certificate representing the shares of FCB Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to the Agreement and this Plan.

                                   ARTICLE III
                              SHAREHOLDER APPROVALS

             3.1 Each of FCB and OSB shall call a meeting of its shareholders to be held as soon as reasonably practicable for the purpose of voting upon the Agreement and this Plan (and, in the case of FCB, the issuance of shares of FCB Common Stock in the Merger), and, subject to the terms and conditions of the Agreement and this Plan, each of FCB and OSB shall use reasonable efforts to cause such meetings to occur on the same date and each shall use all reasonable efforts to obtain shareholder approval of the Agreement, this Plan and the Merger.

                                   ARTICLE IV
                               GENERAL PROVISIONS

             4.1 Termination. Notwithstanding anything herein to the contrary, in the event the Agreement shall have been terminated pursuant to Section 8.1 thereof, this Plan shall automatically terminate.

             4.2 Counterparts. This Plan may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

             4.3 Governing Law. This Plan shall be governed and construed in accordance with the laws of the State of Wisconsin, without regard to any applicable conflicts of law.

             4.4 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of FCB or OSB, provided, however, that after any approval of the transactions contemplated by this Plan by the respective shareholders of FCB or OSB, there may not be, without further approval of such shareholders, any amendment of this Plan which changes the amount or the form of the consideration to be delivered to the holders of OSB Common Stock hereunder other than as contemplated by the Agreement and this Plan. This Plan may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

             IN WITNESS WHEREOF, FCB and OSB have caused this Plan to be executed by their respective officers thereunto duly authorized as of the date first above written.

   FCB FINANCIAL CORP.                     OSB FINANCIAL CORP.

   By:   /s/ Donald D. Parker              By:/s/ James J. Rothenbach
      Name:  Donald D. Parker              Name:  James J. Rothenbach
      Title: President and                 Title: President and
             Chief Executive Officer              Chief Executive Officer

                                                                    ANNEX B


             STOCK OPTION AND TRIGGER PAYMENT AGREEMENT (the "Agreement"), dated November 13, 1996, between FCB Financial Corp., a Wisconsin corporation ("Issuer"), and OSB Financial Corp., a Wisconsin corporation ("Grantee").

                              W I T N E S S E T H:

             WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto immediately prior to this Stock Option and Trigger Agreement; and

             WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined).

             NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

        1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 489,463 fully paid and nonassessable (except as otherwise provided by Section 180.0622(2)(b) of the Wisconsin Business Corporation
   Law) shares (the "Option Shares") of Issuer's Common Stock, par value $0.01 per share ("Issuer Common Stock"), at a price of $18.875 per share (the "Option Price"); provided, however, that in no event shall the number of shares of Issuer Common Stock for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Issuer Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Issuer Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

             (b) In the event that any additional shares of Issuer Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of this Agreement (such event a "Change in Shares Outstanding Event"), the number of shares of Issuer Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such Change in Shares Outstanding Event, such number equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue or redeem, repurchase, or retire shares of Issuer Common Stock or to authorize either the Issuer or the Grantee otherwise to breach any provision of the Merger Agreement.

             (c) The Option Price shall be payable, at the option of the Grantee, as follows:

                  (i)  in cash, or

                  (ii) subject to the receipt of all approvals of any Governmental Entity required for the Issuer to acquire, and Grantee to issue, the Grantee Shares (as defined below) from Grantee, in shares of common stock, $0.01 par value, of Grantee ("Grantee Shares"), in either case in accordance with Section 4 hereof.

             (d) As used in this Agreement, the "Fair Market Value" of any share shall be the average of the last sales price for such share on The Nasdaq Stock Market during the ten trading days prior to the fifth trading day preceding the date such Fair Market Value is to be determined.

        2. (a) The Option may be exercised by Grantee, in whole or in part, at any time or from time to time after the Merger Agreement becomes terminable by Grantee under circumstances which could entitle Grantee to a termination fee (as opposed to the reimbursement of expenses only) under
   Section 8.3(a) of the Merger Agreement or Section 8.3(b) of the Merger Agreement (regardless of whether the Merger Agreement is actually terminated), any such event by which the Merger Agreement becomes so terminable by Grantee being referred to herein as a " Trigger Event."

             (b) (i) Issuer shall notify Grantee promptly in writing of the occurrence of any Trigger Event, it being understood that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option.

                  (ii) In the event Grantee wishes to exercise the Option, Grantee shall deliver to Issuer written notice (an "Exercise Notice") specifying the total number of Option Shares it wishes to purchase.

                  (iii) Upon the giving by Grantee of Issuer of the Exercise Notice and the tender of the applicable aggregate Option Price, Grantee, to the extent permitted by law and Issuer's organizational documents, and provided that the conditions to Issuer's obligation to issue Option Shares to Grantee hereunder set forth in Section 3 have been satisfied or waived, shall be deemed to be the holder of record of the Option Shares issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such Option Shares shall not then be actually delivered to Grantee.

                  (iv) Each closing of a purchase of Option Shares (a "Closing") shall occur at a place, on a date, and at a time designated by Grantee in an Exercise Notice delivered at least two business days prior to the date of the Closing.

             (c)  The Option shall terminate upon the earliest to occur of:

                  (i)  the Effective Time of the Merger;

                  (ii) the termination of the Merger Agreement pursuant to
   Section 8.1 thereof, other than under circumstances which also constitute a Trigger Event under this Agreement;

                  (iii) 180 days following any termination of the Merger Agreement upon or during the continuance of a Trigger Event (or if, at the expiration of such 180-day period, the Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, ten business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal, but in no event under this clause (iii) later than September 30, 1997); and

                  (iv) payment by Issuer of the Trigger Payment set forth in
   Section 5 of this Agreement to Grantee.

             (d) Notwithstanding the foregoing, the Option may not be exercised if (i) Grantee is in material breach of any of its representations or warranties, or in material breach of any of its covenants or agreements, contained in this Agreement or in the Merger Agreement, or (ii) a Trigger Payment has been paid pursuant to Section 5 of this Agreement or demand therefor has been made and not withdrawn.

        3. The obligation of Issuer to issue Option Shares to Grantee hereunder is subject to the conditions that

             (a) the Option Shares, and any Grantee Shares which are issued in payment of the Option Price, shall have been approved for listing on The Nasdaq Stock Market;

             (b) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any federal, state or local administrative agency or commission or other federal, state or local Governmental Entity, if any, required in connection with the issuance by Issuer and the acquisition by Grantee of the Option Shares hereunder shall have been obtained or made; and

             (c) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect.

   The condition set forth in paragraph (a) above may be waived by Issuer, in the case of Grantee Shares, and by Grantee, in the case of Option Shares, in the sole discretion of the waiving party.

        4.   At any Closing,

             (a) Issuer shall deliver to Grantee or its designee a single certificate in definitive form representing the number of Option Shares designated by Grantee in its Exercise Notice, such certificate to be registered in the name of Grantee and to bear the legend set forth in
   Section 13; and

             (b) Grantee shall deliver to issuer the aggregate price for the Option Shares so designated and being purchased by

                  (i) wire transfer of immediately available funds or certified check or bank check, or

                  (ii) subject to the condition in Section 1(c)(ii), delivery of a certificate or certificates representing the number of Grantee Shares being issued by Grantee in consideration thereof, determined in accordance with Section 4(c).

             (c) In the event that Grantee issues Grantee Shares to Issuer in consideration of Option Shares pursuant to Section 4(b)(ii), the number of Grantee Shares to be so issued shall be equal to the quotient obtained by dividing:

                  (i) the product of (x) the number of Option Shares with respect to which the Option is being exercised and (y) the Option Price, by

                  (ii) the Fair Market Value of the Grantee Shares as of the date immediately preceding the date the Exercise Notice is delivered to Issuer.

             (d) Issuer shall pay all expenses, and any and all federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this
   Section 4.

        5. (a) Subject to the provisions of Section 8.3(d) of the Merger Agreement, if a Trigger Event shall have occurred and any regulatory approval or order required for the issuance by Issuer, or the acquisition by Grantee, of the Option or the Option Shares upon exercise of the Option shall not have been obtained, Grantee shall have the right to receive, and Issuer shall pay to Grantee, an amount (the "Trigger Payment") equal to the product of

                  (i) the maximum number of Option Shares that would have been subject to purchases by Grantee upon exercise of the Option pursuant to Sections 1 and 2 hereof if all such regulatory approvals or orders had been obtained, and

                  (ii) the difference between (A) the Market/Offer Price (as defined herein), determined as of the date on which notice of demand for the Trigger Payment is given by Grantee, and (B) the Option Price (but only if such Market/Offer Price is higher than such Option Price).

   Demand for the Trigger Payment shall be given by notice in accordance with the provisions of Section 17 hereof. The Trigger Payment shall be paid to Grantee by Issuer on the Payment Date (as defined herein), by wire transfer or immediately available funds to an account to be designated in writing by Grantee not less than two business days before the Payment Date.

             (b) For purposes of this Section 5, "Payment Date" means the date on which termination fees are required to be paid by Issuer to Grantee under Sections 8.3(a) or 8.3(b), as the case may be, of the Merger Agreement as a result of the occurrence of the Trigger Event referred to in subsection (a) of this Section 5 or such later date as Grantee shall specify with two business days prior written notice to Issuer.

             (c) Issuer shall have no obligation to pay the Trigger Payment if Grantee is in material breach of any of its representations or warranties, or in material breach of any of its covenants or agreements, contained in this Agreement or in the Merger Agreement.

        6.   Issuer represents and warrants to Grantee that

             (a) Issuer has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, subject in the case of the repurchase of the Option Shares pursuant to Section 8(a) to applicable law;

             (b) this Agreement has been duly and validly executed and delivered by Issuer, and, assuming the due authorization, execution and delivery hereof by Grantee and the receipt of all required regulatory approvals, constitutes a valid and binding obligation of Issuer, enforceable against Issuer in accordance with its terms;

             (c) Issuer has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Option, and at all times from the date hereof through the expiration of the Option will have reserved, the number of authorized and unissued Option Shares, such amount being subject to adjustment as provided in Sections 1 and 12, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable (except as otherwise provided by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law);

             (d) upon delivery of the Option Shares to Grantee upon the exercise of the Option, Grantee will acquire the Option Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever;

             (e) except as described in Section 4.4 of the Merger Agreement, the execution and delivery of this Agreement by Issuer does not, and, subject to compliance with applicable law with respect to the repurchase of the Option Shares pursuant to Section 8(a), the consummation by Issuer of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or a lapse of time, or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation, acceleration, loss or creation, hereinafter a "Violation") of Issuer or any of its Subsidiaries, pursuant to

                  (i) any provision of the Articles of Incorporation or the Bylaws of Issuer,

                  (ii) any provisions of any material loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise or license (any of the foregoing in effect on the date hereof being referred to as a "Material Contract") of Issuer or its Subsidiaries or to which any of them is a party, or

                  (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Issuer or its properties or assets,

   which Violation, in the case of each clauses (ii) and (iii), could reasonably be expected to have a Material Adverse Effect on Issuer (except that no representation or warranty is given concerning any Violation of a Material Contract with respect to the repurchase of Option Shares pursuant to Section 8(a));

             (f) except as described in Section 4.4 of the Merger Agreement, the execution and delivery of this Agreement by Issuer does not, and the performance of this Agreement by Issuer will not, require any consent, approval, authorization or permit of, filing with or notification to, any Governmental Entity;

             (g) none of Issuer, any of its affiliates or anyone acting on its or their behalf, has issued, sold or offered any security of Issuer to any person under circumstances that would cause the issuance and sale of the Option Shares, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), as in effect on the date hereof, and, assuming the representations and warranties of Grantee contained in Section 7(g) are true and correct, the issuance, sale and delivery of the Option Shares hereunder would be exempt from the registration and prospectus delivery requirements of the Securities Act, as in effect on the date hereof (and Issuer shall not take any action which would cause the issuance, sale, and delivery of the Option Shares hereunder not to be exempt from such requirements); and

             (h) any Grantee Shares acquired pursuant to this Agreement will be acquired for Issuer's own account, for investment purposes only, and will not be acquired by Issuer with a view to the public distribution thereof in violation of any applicable provision of the Securities Act.

        7.   Grantee represents and warrants to Issuer that

             (a) Grantee has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder;

             (b) this Agreement has been duly and validly executed and delivered by Grantee and, assuming the due authorization, execution and delivery hereof by Issuer and the receipt of all required regulatory approvals, constitutes a valid and binding obligation of Grantee, enforceable against Grantee in accordance with its respective terms;

             (c) prior to any delivery of Grantee Shares in consideration of the purchase of Option Shares pursuant hereto, Grantee will have taken all necessary corporate action to authorize for issuance and to permit it to issue such Grantee Shares, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable (except as otherwise provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law);

             (d) upon any delivery of such Grantee Shares to Issuer in consideration of the purchase of the Option Shares pursuant hereto, Issuer will acquire the Grantee Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever;

             (e) except as described in Section 3.4 of the Merger Agreement, the execution and delivery of this Agreement by Grantee does not, and the consummation by Grantee of the transactions contemplated hereby will not, violate, conflict with, or result in the breach of any provision of, or constitute a default (with or without notice or a lapse of time, or both) under, or result in any Violation by Grantee or any of its Subsidiaries, pursuant to

                  (i) any provision of the Articles of Incorporation or Bylaws of Grantee,

                  (ii) any Material Contract of Grantee or any of its Subsidiaries or to which any of them is a party, or

                  (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Grantee or its properties or assets,

   which Violation, in the case of each of clauses (ii) or (iii), would have a Material Adverse Effect on Grantee;

             (f) except as described in Section 3.4 of the Merger Agreement, the execution and delivery of this Agreement by Grantee does not, and the consummation by Grantee of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, filing with or notification to, any Governmental Entity; and

             (g) any Option Shares acquired upon exercise of the Option will be acquired for Grantee's own account, for investment purposes only and will not be, and the Option is not being, acquired by Grantee with a view to the public distribution thereof, in violation of any applicable provision of the Securities Act.

        8. (a) At the request of Grantee by written notice (x) at any time during which the Option is exercisable pursuant to Section 2 (the "Repurchase Period"), Issuer (or any successor entity thereof) shall, if permitted by applicable law, the Articles of Incorporation and Bylaws of the Issuer and Issuer's Material Contracts, repurchase from Grantee all or any portion of the Option, at the price set forth in subparagraph (i) below, or, (y) at any time prior to September 30, 1997, Issuer (or any successor entity thereof) shall, if permitted by applicable law, the Articles of Incorporation and Bylaws of Issuer and Issuer's Material Contracts, repurchase from Grantee all or any portion of the Option Shares purchased by Grantee pursuant to the Option, at the price set forth in subparagraph (ii) below:

                  (i) (A) The difference between the "Market/Offer Price" (as defined below) for shares of Issuer Common Stock as of the date Grantee gives notice of its intent to exercise its rights under this
   Section 8 and the Option Price, multiplied by the number of Option Shares purchasable pursuant to the Option (or portion thereof with respect to which Grantee is exercising its rights under this Section 8), but only if the Market/Offer Price is greater than the Option Price.

                       (B) For purposes of this Agreement, "Market/Offer Price" shall mean, as of any date, the higher of (I) the price per share offered as of such date pursuant to any tender or exchange offer or other offer with respect to a Business Combination involving Issuer as the Target Party which was made prior to such date and not terminated or withdrawn as of such date and (II) the Fair Market Value per share of Issuer Common Stock as of such date.

                  (ii) (A) The product of (I) the sum of (a) the Option Price paid by Grantee per Option Share acquired pursuant to the Option, and (b) the difference between the "Offer Price" (as defined below) and the Option Price, but only if the Offer Price is greater than the Option Price, and (II) the number of Option Shares so to be repurchased pursuant to this Section 8.

                       (B) For purposes of this clause (ii), the "Offer Price" shall be the highest price per share offered pursuant to a tender or exchange offer or other Business Combination offer involving Issuer as the Target Party during the Repurchase Period prior to the delivery by Grantee of a notice of repurchase.

             (b) If Grantee shall have previously elected to purchase Option Shares pursuant to the exercise of the Option by the issuance and delivery of Grantee Shares, then Issuer shall, if so requested by Grantee, in fulfillment of its obligation pursuant to Section 8(a)(y) (that is, with respect to the Option Price only and without limitation to its obligation to pay additional consideration under clause (b) of Section 8(a)(ii)(A)(I)), redeliver the certificates for such Grantee Shares to Grantee, free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever; provided, however, that if at any time less than all of the Option Shares so purchased by Grantee pursuant to the Option are to be repurchased by Issuer pursuant to Section 8(a)(y), then
   (i) Issuer shall be obligated to redeliver to Grantee the same proportion of such Grantee Shares as the number of Option Shares that Issuer is then obligated to repurchase bears to the number of Option Shares acquired by Grantee upon exercise of the Option and (ii) Grantee shall issue to Issuer new certificates representing those Grantee Shares which are not due to be redelivered to Grantee pursuant to this Section 8(b) to the extent that excess Grantee Shares are included in the certificates redelivered to Grantee by Issuer.

             (c)  In the event Grantee exercises its rights under this
   Section 8, Issuer shall, within ten business days thereafter, pay the required amount to Grantee in immediately available funds and Grantee shall surrender to Issuer the Option or the certificate or certificates evidencing the Option Shares purchased by Grantee pursuant hereto, and Grantee shall warrant that it owns the Option or such shares and that the Option or such shares are then free and clear of all liens, claims, damages, charges and encumbrances of any kind or nature whatsoever.

             (d) If Grantee has elected to purchase Option shares pursuant to the exercise of the Option by the issuance and delivery of Grantee Shares, notwithstanding that Grantee may no longer hold any such Option Shares or that Grantee elects not to exercise its other rights under this
   Section 8, Grantee may require, at any time or from time to time prior to September 30, 1997, Issuer to sell to Grantee any such Grantee Shares at the price attributed to such Grantee Shares pursuant to Section 4 plus interest at the publicly announced prime rate as published in the Wall Street Journal (Midwest Edition) on such amount from the Closing Date relating to the exchange of such Grantee shares pursuant to Section 4 to the Closing Date under this Section 8(d) less any dividends on such Grantee Shares paid during such period or declared and payable to shareholders of record on a date during such period.

             (e) In the event the repurchase price specified in Section 8(a) would subject the purchase of the Option or the Option Shares purchased by Grantee pursuant to the Option to a vote of the shareholders of Issuer pursuant to applicable law or the Articles of Incorporation of Issuer, then Grantee may, at its election, reduce the repurchase price to an amount which would permit such repurchase without the necessity for such a shareholder vote.

        9. Following the date hereof and prior to the fifth anniversary of the date hereof (the "Expiration Date"), each party shall vote any shares of capital stock of the other party acquired by such party pursuant to this Agreement ("Restricted Shares"), including any Grantee Shares issued pursuant to Section 1(c), or otherwise beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), by such party on each matter submitted to a vote of shareholders of such other party for and against such matter in the same proportion as the vote of all other shareholders of such other party are voted (whether by proxy or otherwise) for and against such matter.

        10. (a) Prior to the Expiration Date, neither party shall, directly or indirectly, sell, assign, pledge, or otherwise dispose of or transfer any Restricted Shares beneficially owned by such party, other than (i) pursuant to Section 8, or (ii) in accordance with Section 10(b) or
   Section 11.

             (b) Following the termination of the Merger Agreement, a party shall be permitted to sell any Restricted Shares beneficially owned by it if such sale is made pursuant to a tender or exchange offer that has been approved or recommended, or otherwise determined to be fair to and in the best interests of the shareholders of the other party, by a majority of the members of the Board of Directors of such other party, which majority shall include a majority of directors who were directors prior to the announcement of such tender or exchange offer.

        11. (a) Following the termination of the Merger Agreement, either party hereto that owns Restricted Shares (a "Designated Holder") may by written notice (the "Registration Notice") to the other party (the "Registrant") request the Registrant to register under the Securities Act all or any part of the Restricted Shares beneficially owned by such Designated Holder (the "Registrable Securities") pursuant to a bona fide firm commitment underwritten public offering, in which the Designated Holder and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use their best efforts to prevent any person (including any Group (as used in Rule 13d-5 under the Exchange Act)) and its affiliates from purchasing through such offering Restricted Shares representing more than 1% of the outstanding shares of common stock of the Registrant on a fully diluted basis (a "Permitted Offering").

             (b) The Registration Notice shall include a certificate executed by the Designated Holder and its proposed managing underwriter, which underwriter shall be an investment banking firm of recognized standing on a national or regional basis (the "Manager"), stating that

                  (i) they have a good faith intention to commence promptly a Permitted Offering, and

                  (ii) Manager in good faith believes that, based on the then-prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 80% of the then Fair Market Value of such shares.

             (c) The Registrant (and/or any person designed by the Registrant) shall thereupon have the option exercisable by written notice delivered to the Designated Holder within ten business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities proposed to be so sold for cash at a price equal to the product of (i) the number of Registrable Securities to be so purchased by the Registrant and (ii) the then Fair Market Value of such shares.

             (d) Any purchase of Registrable Securities by the Registrant (or its designee) under Section 11(c) shall take place at a closing to be held at the principal executive offices of the Registrant or at the offices of its counsel at any reasonable date and time designated by the Registrant and/or such designee in such notice within twenty business days after delivery of such notice, and any payment for the shares to be so purchased shall be made by delivery at the time of such closing in immediately available funds.

             (e) If the Registrant does not elect to exercise its option pursuant to this Section 11 with respect to all Registrable Securities, it shall use its best efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities proposed to be so sold; provided, however, that

                  (i) neither party shall be entitled to demand more than an aggregate of two effective registration statements hereunder, and

                  (ii) the Registrant will not be required to file any such registration statement during any period of time (not to exceed 40 days after such request in the case of clause (A) below or 90 days in the case of clauses (B) and (C) below) when

                       (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the opinion of counsel to the Registrant, such information would be required to be disclosed if a registration statement were filed at that time;

                       (B) the Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or

                       (C) the Registrant determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving the Registrant or any of its affiliates.

             (f) The Registrant shall use its reasonable best efforts to cause any Registrable Securities registered pursuant to this Section 11 to be qualified for sale under the securities or Blue Sky laws of such jurisdictions as the Designated Holder may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that the Registrant shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

             (g) The registration rights set forth in this Section 11 are subject to the condition that the Designated Holder shall provide the Registrant with such information with respect to such holder's Registrable Securities, the plans for the distribution thereof, and such other information with respect to such holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

             (h) A registration effected under this Section 11 shall be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to the Designated Holder, and the Registrant shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as is customary in connection with underwritten public offerings as such underwriters may reasonably require.

             (i)  In connection with any registration effected under this
   Section 11, the parties agree

                  (i) to indemnify each other and the underwriters in the customary manner,

                  (ii) to enter into an underwriting agreement in form and substance customary for transactions of such type with the Manager and the other underwriters participating in such offering, and

                  (iii) to take all further actions which shall be reasonably necessary to effect such registration and sale (including if the Manager deems it necessary, participating in road show presentations).

             (j) The Registrant shall be entitled to include (at its expense) additional shares of its common stock in a registration effected pursuant to this Section 11 only if and to the extent the Manager determines that such inclusion will not adversely affect the prospects for success of such offering.

        12. Without limitation to any restriction on Issuer contained in this Agreement or in the Merger Agreement, in the event of any change in Issuer Common Stock by reason of stock dividends, splitups, mergers (other than the Merger), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Option, and the Option Price provided in Section 1, shall be adjusted appropriately to restore to Grantee its rights hereunder, including the right to purchase from Issuer (or its successors) shares of Issuer Common Stock (or such other shares or securities into which Issuer Common Stock has been so changed) for the aggregate Option Price as provided in
   Section 1.

        13. Each certificate representing Option Shares issued to Grantee hereunder, and Grantee Shares, if any, delivered to Issuer at a Closing, shall include a legend in substantially the following form:

        THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN A STOCK OPTION AND TRIGGER PAYMENT AGREEMENT, DATED AS OF NOVEMBER 13, 1996, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER UPON REQUEST.

   It is understood and agreed that:

                  (i) the reference to the resale restrictions of the Securities Act and state securities or Blue Sky laws in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee or Issuer, as the case may be, shall have delivered to the other party a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance reasonably satisfactory to the other party, to the effect that such legend is not required for purposes of the Securities Act or such laws;

                  (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and

                  (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied.

   In addition, such certificates shall bear any other legend as may be required by law. Certificates representing shares sold in a registered public offering pursuant to Section 11 shall not be required to bear the legend set forth in this Section 13.

        14. (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

             (b) Except as expressly provided for in this Agreement, neither this Agreement nor the rights or obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party.

             (c) Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement.

             (d) Any Restricted Shares sold by a party in compliance with the provisions of Section 11 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement, unless and until such party shall repurchase or otherwise become the beneficial owner of such shares, and any transferee of such shares shall not be entitled to the registration rights of such party.

             15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

             16. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. Subject to Section 5, if for any reason any such court or regulatory agency determines that Grantee is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 8, the full number of Option Shares provided in Section 1 hereof (as the same may be adjusted), it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

             17. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) at the respective addresses of the parties set forth in the Merger Agreement (or at such other address for a party as shall be specified by like notice).

             18. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

             19. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

             20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

             21. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral.

             22. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

             23. The time periods for exercises of certain rights under Sections 2, 5 and 8 shall be extended (but in no event by more than six months):

             (a) to the extent necessary to obtain all regulatory approvals for the exercise of such rights; and

             (b)  to the extent necessary to avoid any liability under
   Section 16(b) of the Exchange Act by reason of such exercise.

             24. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

             IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                  FCB FINANCIAL CORP.

                                  By: /s/ Donald D. Parker
                                     Donald D. Parker
                                     President and Chief Executive Officer

                                  OSB FINANCIAL CORP.

                                  By: /s/ James J. Rothenbach
                                     James J. Rothenbach
                                     President and Chief Executive Officer

                                                                   ANNEX C

             STOCK OPTION AND TRIGGER PAYMENT AGREEMENT (the "Agreement"), dated November 13, 1996, between OSB Financial Corp., a Wisconsin corporation ("Issuer"), and FCB Financial Corp., a Wisconsin corporation ("Grantee").

                              W I T N E S S E T H:

             WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto immediately prior to this Stock Option and Trigger Agreement; and

             WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined).

             NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

        1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 230,866 fully paid and nonassessable (except as otherwise provided by Section 180.0622(2)(b) of the Wisconsin Business Corporation
   Law) shares (the "Option Shares") of Issuer's Common Stock, par value $0.01 per share ("Issuer Common Stock"), at a price of $24.375 per share (the "Option Price"); provided, however, that in no event shall the number of shares of Issuer Common Stock for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Issuer Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Issuer Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

             (b) In the event that any additional shares of Issuer Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of this Agreement (such event a "Change in Shares Outstanding Event"), the number of shares of Issuer Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such Change in Shares Outstanding Event, such number equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue or redeem, repurchase, or retire shares of Issuer Common Stock or to authorize either the Issuer or the Grantee otherwise to breach any provision of the Merger Agreement.

             (c) The Option Price shall be payable, at the option of the Grantee, as follows:

                  (i)  in cash, or

                  (ii) subject to the receipt of all approvals of any Governmental Entity required for the Issuer to acquire, and Grantee to issue, the Grantee Shares (as defined below) from Grantee, in shares of common stock, $0.01 par value, of Grantee ("Grantee Shares"), in either case in accordance with Section 4 hereof.

             (d) As used in this Agreement, the "Fair Market Value" of any share shall be the average of the last sales price for such share on The Nasdaq Stock Market during the ten trading days prior to the fifth trading day preceding the date such Fair Market Value is to be determined.

        2. (a) The Option may be exercised by Grantee, in whole or in part, at any time or from time to time after the Merger Agreement becomes terminable by Grantee under circumstances which could entitle Grantee to a termination fee (as opposed to the reimbursement of expenses only) under
   Section 8.3(a) of the Merger Agreement or Section 8.3(b) of the Merger Agreement (regardless of whether the Merger Agreement is actually terminated), any such event by which the Merger Agreement becomes so terminable by Grantee being referred to herein as a " Trigger Event."

             (b) (i) Issuer shall notify Grantee promptly in writing of the occurrence of any Trigger Event, it being understood that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option.

                  (ii) In the event Grantee wishes to exercise the Option, Grantee shall deliver to Issuer written notice (an "Exercise Notice") specifying the total number of Option Shares it wishes to purchase.

                  (iii) Upon the giving by Grantee of Issuer of the Exercise Notice and the tender of the applicable aggregate Option Price, Grantee, to the extent permitted by law and Issuer's organizational documents, and provided that the conditions to Issuer's obligation to issue Option Shares to Grantee hereunder set forth in Section 3 have been satisfied or waived, shall be deemed to be the holder of record of the Option Shares issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such Option Shares shall not then be actually delivered to Grantee.

                  (iv) Each closing of a purchase of Option Shares (a "Closing") shall occur at a place, on a date, and at a time designated by Grantee in an Exercise Notice delivered at least two business days prior to the date of the Closing.

             (c)  The Option shall terminate upon the earliest to occur of:

                  (i)  the Effective Time of the Merger;

                  (ii) the termination of the Merger Agreement pursuant to
   Section 8.1 thereof, other than under circumstances which also constitute a Trigger Event under this Agreement;

                  (iii) 180 days following any termination of the Merger Agreement upon or during the continuance of a Trigger Event (or if, at the expiration of such 180-day period, the Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, ten business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal, but in no event under this clause (iii) later than September 30, 1997); and

                  (iv) payment by Issuer of the Trigger Payment set forth in
   Section 5 of this Agreement to Grantee.

             (d) Notwithstanding the foregoing, the Option may not be exercised if (i) Grantee is in material breach of any of its representations or warranties, or in material breach of any of its covenants or agreements, contained in this Agreement or in the Merger Agreement, or (ii) a Trigger Payment has been paid pursuant to Section 5 of this Agreement or demand therefor has been made and not withdrawn.

        3. The obligation of Issuer to issue Option Shares to Grantee hereunder is subject to the conditions that

             (a) the Option Shares, and any Grantee Shares which are issued in payment of the Option Price, shall have been approved for listing on The Nasdaq Stock Market;

             (b) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any federal, state or local administrative agency or commission or other federal, state or local Governmental Entity, if any, required in connection with the issuance by Issuer and the acquisition by Grantee of the Option Shares hereunder shall have been obtained or made; and

             (c) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect.

   The condition set forth in paragraph (a) above may be waived by Issuer, in the case of Grantee Shares, and by Grantee, in the case of Option Shares, in the sole discretion of the waiving party.

        4.   At any Closing,

             (a) Issuer shall deliver to Grantee or its designee a single certificate in definitive form representing the number of Option Shares designated by Grantee in its Exercise Notice, such certificate to be registered in the name of Grantee and to bear the legend set forth in
   Section 13; and

             (b) Grantee shall deliver to issuer the aggregate price for the Option Shares so designated and being purchased by

                  (i) wire transfer of immediately available funds or certified check or bank check, or

                  (ii) subject to the condition in Section 1(c)(ii), delivery of a certificate or certificates representing the number of Grantee Shares being issued by Grantee in consideration thereof, determined in accordance with Section 4(c).

             (c) In the event that Grantee issues Grantee Shares to Issuer in consideration of Option Shares pursuant to Section 4(b)(ii), the number of Grantee Shares to be so issued shall be equal to the quotient obtained by dividing:

                  (i) the product of (x) the number of Option Shares with respect to which the Option is being exercised and (y) the Option Price, by

                  (ii) the Fair Market Value of the Grantee Shares as of the date immediately preceding the date the Exercise Notice is delivered to Issuer.

             (d) Issuer shall pay all expenses, and any and all federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this
   Section 4.

        5. (a) Subject to the provisions of Section 8.3(d) of the Merger Agreement, if a Trigger Event shall have occurred and any regulatory approval or order required for the issuance by Issuer, or the acquisition by Grantee, of the Option or the Option Shares upon exercise of the Option shall not have been obtained, Grantee shall have the right to receive, and Issuer shall pay to Grantee, an amount (the "Trigger Payment") equal to the product of

                  (i) the maximum number of Option Shares that would have been subject to purchases by Grantee upon exercise of the Option pursuant to Sections 1 and 2 hereof if all such regulatory approvals or orders had been obtained, and

                  (ii) the difference between (A) the Market/Offer Price (as defined herein), determined as of the date on which notice of demand for the Trigger Payment is given by Grantee, and (B) the Option Price (but only if such Market/Offer Price is higher than such Option Price).

   Demand for the Trigger Payment shall be given by notice in accordance with the provisions of Section 17 hereof. The Trigger Payment shall be paid to Grantee by Issuer on the Payment Date (as defined herein), by wire transfer or immediately available funds to an account to be designated in writing by Grantee not less than two business days before the Payment Date.

             (b) For purposes of this Section 5, "Payment Date" means the date on which termination fees are required to be paid by Issuer to Grantee under Sections 8.3(a) or 8.3(b), as the case may be, of the Merger Agreement as a result of the occurrence of the Trigger Event referred to in subsection (a) of this Section 5 or such later date as Grantee shall specify with two business days prior written notice to Issuer.

             (c) Issuer shall have no obligation to pay the Trigger Payment if Grantee is in material breach of any of its representations or warranties, or in material breach of any of its covenants or agreements, contained in this Agreement or in the Merger Agreement.

        6.   Issuer represents and warrants to Grantee that

             (a) Issuer has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, subject in the case of the repurchase of the Option Shares pursuant to Section 8(a) to applicable law;

             (b) this Agreement has been duly and validly executed and delivered by Issuer, and, assuming the due authorization, execution and delivery hereof by Grantee and the receipt of all required regulatory approvals, constitutes a valid and binding obligation of Issuer, enforceable against Issuer in accordance with its terms;

             (c) Issuer has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Option, and at all times from the date hereof through the expiration of the Option will have reserved, the number of authorized and unissued Option Shares, such amount being subject to adjustment as provided in Sections 1 and 12, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable (except as otherwise provided by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law);

             (d) upon delivery of the Option Shares to Grantee upon the exercise of the Option, Grantee will acquire the Option Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever;

             (e) except as described in Section 3.4 of the Merger Agreement, the execution and delivery of this Agreement by Issuer does not, and, subject to compliance with applicable law with respect to the repurchase of the Option Shares pursuant to Section 8(a), the consummation by Issuer of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or a lapse of time, or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation, acceleration, loss or creation, hereinafter a "Violation") of Issuer or any of its Subsidiaries, pursuant to

                  (i) any provision of the Articles of Incorporation or the Bylaws of Issuer,

                  (ii) any provisions of any material loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise or license (any of the foregoing in effect on the date hereof being referred to as a "Material Contract") of Issuer or its Subsidiaries or to which any of them is a party, or

                  (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Issuer or its properties or assets, which Violation, in the case of each clauses (ii) and (iii), could reasonably be expected to have a Material Adverse Effect on Issuer (except that no representation or warranty is given concerning any Violation of a Material Contract with respect to the repurchase of Option Shares pursuant to Section 8(a));

             (f) except as described in Section 3.4 of the Merger Agreement, the execution and delivery of this Agreement by Issuer does not, and the performance of this Agreement by Issuer will not, require any consent, approval, authorization or permit of, filing with or notification to, any Governmental Entity;

             (g) none of Issuer, any of its affiliates or anyone acting on its or their behalf, has issued, sold or offered any security of Issuer to any person under circumstances that would cause the issuance and sale of the Option Shares, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), as in effect on the date hereof, and, assuming the representations and warranties of Grantee contained in Section 7(g) are true and correct, the issuance, sale and delivery of the Option Shares hereunder would be exempt from the registration and prospectus delivery requirements of the Securities Act, as in effect on the date hereof (and Issuer shall not take any action which would cause the issuance, sale, and delivery of the Option Shares hereunder not to be exempt from such requirements); and

             (h) any Grantee Shares acquired pursuant to this Agreement will be acquired for Issuer's own account, for investment purposes only, and will not be acquired by Issuer with a view to the public distribution thereof in violation of any applicable provision of the Securities Act.

        7.   Grantee represents and warrants to Issuer that

             (a) Grantee has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder;

             (b) this Agreement has been duly and validly executed and delivered by Grantee and, assuming the due authorization, execution and delivery hereof by Issuer and the receipt of all required regulatory approvals, constitutes a valid and binding obligation of Grantee, enforceable against Grantee in accordance with its respective terms;

             (c) prior to any delivery of Grantee Shares in consideration of the purchase of Option Shares pursuant hereto, Grantee will have taken all necessary corporate action to authorize for issuance and to permit it to issue such Grantee Shares, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable (except as otherwise provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law);

             (d) upon any delivery of such Grantee Shares to Issuer in consideration of the purchase of the Option Shares pursuant hereto, Issuer will acquire the Grantee Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever;

             (e) except as described in Section 3.4 of the Merger Agreement, the execution and delivery of this Agreement by Grantee does not, and the consummation by Grantee of the transactions contemplated hereby will not, violate, conflict with, or result in the breach of any provision of, or constitute a default (with or without notice or a lapse of time, or both) under, or result in any Violation by Grantee or any of its Subsidiaries, pursuant to

                  (i) any provision of the Articles of Incorporation or Bylaws of Grantee,

                  (ii) any Material Contract of Grantee or any of its Subsidiaries or to which any of them is a party, or

                  (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Grantee or its properties or assets,

   which Violation, in the case of each of clauses (ii) or (iii), would have a Material Adverse Effect on Grantee;

             (f) except as described in Section 3.4 of the Merger Agreement, the execution and delivery of this Agreement by Grantee does not, and the consummation by Grantee of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, filing with or notification to, any Governmental Entity; and

             (g) any Option Shares acquired upon exercise of the Option will be acquired for Grantee's own account, for investment purposes only and will not be, and the Option is not being, acquired by Grantee with a view to the public distribution thereof, in violation of any applicable provision of the Securities Act.

        8. (a) At the request of Grantee by written notice (x) at any time during which the Option is exercisable pursuant to Section 2 (the "Repurchase Period"), Issuer (or any successor entity thereof) shall, if permitted by applicable law, the Articles of Incorporation and Bylaws of the Issuer and Issuer's Material Contracts, repurchase from Grantee all or any portion of the Option, at the price set forth in subparagraph (i) below, or, (y) at any time prior to September 30, 1997, Issuer (or any successor entity thereof) shall, if permitted by applicable law, the Articles of Incorporation and Bylaws of Issuer and Issuer's Material Contracts, repurchase from Grantee all or any portion of the Option Shares purchased by Grantee pursuant to the Option, at the price set forth in subparagraph (ii) below:

                  (i) (A) The difference between the "Market/Offer Price" (as defined below) for shares of Issuer Common Stock as of the date Grantee gives notice of its intent to exercise its rights under this
   Section 8 and the Option Price, multiplied by the number of Option Shares purchasable pursuant to the Option (or portion thereof with respect to which Grantee is exercising its rights under this Section 8), but only if the Market/Offer Price is greater than the Option Price.

                       (B) For purposes of this Agreement, "Market/Offer Price" shall mean, as of any date, the higher of (I) the price per share offered as of such date pursuant to any tender or exchange offer or other offer with respect to a Business Combination involving Issuer as the Target Party which was made prior to such date and not terminated or withdrawn as of such date and (II) the Fair Market Value per share of Issuer Common Stock as of such date.

                  (ii) (A) The product of (I) the sum of (a) the Option Price paid by Grantee per Option Share acquired pursuant to the Option, and (b) the difference between the "Offer Price" (as defined below) and the Option Price, but only if the Offer Price is greater than the Option Price, and (II) the number of Option Shares so to be repurchased pursuant to this Section 8.

                       (B) For purposes of this clause (ii), the "Offer Price" shall be the highest price per share offered pursuant to a tender or exchange offer or other Business Combination offer involving Issuer as the Target Party during the Repurchase Period prior to the delivery by Grantee of a notice of repurchase.

             (b) If Grantee shall have previously elected to purchase Option Shares pursuant to the exercise of the Option by the issuance and delivery of Grantee Shares, then Issuer shall, if so requested by Grantee, in fulfillment of its obligation pursuant to Section 8(a)(y) (that is, with respect to the Option Price only and without limitation to its obligation to pay additional consideration under clause (b) of Section 8(a)(ii)(A)(I)), redeliver the certificates for such Grantee Shares to Grantee, free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever; provided, however, that if at any time less than all of the Option Shares so purchased by Grantee pursuant to the Option are to be repurchased by Issuer pursuant to Section 8(a)(y), then
   (i) Issuer shall be obligated to redeliver to Grantee the same proportion of such Grantee Shares as the number of Option Shares that Issuer is then obligated to repurchase bears to the number of Option Shares acquired by Grantee upon exercise of the Option and (ii) Grantee shall issue to Issuer new certificates representing those Grantee Shares which are not due to be redelivered to Grantee pursuant to this Section 8(b) to the extent that excess Grantee Shares are included in the certificates redelivered to Grantee by Issuer.

             (c)  In the event Grantee exercises its rights under this
   Section 8, Issuer shall, within ten business days thereafter, pay the required amount to Grantee in immediately available funds and Grantee shall surrender to Issuer the Option or the certificate or certificates evidencing the Option Shares purchased by Grantee pursuant hereto, and Grantee shall warrant that it owns the Option or such shares and that the Option or such shares are then free and clear of all liens, claims, damages, charges and encumbrances of any kind or nature whatsoever.

             (d) If Grantee has elected to purchase Option shares pursuant to the exercise of the Option by the issuance and delivery of Grantee Shares, notwithstanding that Grantee may no longer hold any such Option Shares or that Grantee elects not to exercise its other rights under this
   Section 8, Grantee may require, at any time or from time to time prior to September 30, 1997, Issuer to sell to Grantee any such Grantee Shares at the price attributed to such Grantee Shares pursuant to Section 4 plus interest at the publicly announced prime rate as published in the Wall Street Journal (Midwest Edition) on such amount from the Closing Date relating to the exchange of such Grantee shares pursuant to Section 4 to the Closing Date under this Section 8(d) less any dividends on such Grantee Shares paid during such period or declared and payable to shareholders of record on a date during such period.

             (e) In the event the repurchase price specified in Section 8(a) would subject the purchase of the Option or the Option Shares purchased by Grantee pursuant to the Option to a vote of the shareholders of Issuer pursuant to applicable law or the Articles of Incorporation of Issuer, then Grantee may, at its election, reduce the repurchase price to an amount which would permit such repurchase without the necessity for such a shareholder vote.

        9. Following the date hereof and prior to the fifth anniversary of the date hereof (the "Expiration Date"), each party shall vote any shares of capital stock of the other party acquired by such party pursuant to this Agreement ("Restricted Shares"), including any Grantee Shares issued pursuant to Section 1(c), or otherwise beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), by such party on each matter submitted to a vote of shareholders of such other party for and against such matter in the same proportion as the vote of all other shareholders of such other party are voted (whether by proxy or otherwise) for and against such matter.

        10. (a) Prior to the Expiration Date, neither party shall, directly or indirectly, sell, assign, pledge, or otherwise dispose of or transfer any Restricted Shares beneficially owned by such party, other than (i) pursuant to Section 8, or (ii) in accordance with Section 10(b) or
   Section 11.

             (b) Following the termination of the Merger Agreement, a party shall be permitted to sell any Restricted Shares beneficially owned by it if such sale is made pursuant to a tender or exchange offer that has been approved or recommended, or otherwise determined to be fair to and in the best interests of the shareholders of the other party, by a majority of the members of the Board of Directors of such other party, which majority shall include a majority of directors who were directors prior to the announcement of such tender or exchange offer.

        11. (a) Following the termination of the Merger Agreement, either party hereto that owns Restricted Shares (a "Designated Holder") may by written notice (the "Registration Notice") to the other party (the "Registrant") request the Registrant to register under the Securities Act all or any part of the Restricted Shares beneficially owned by such Designated Holder (the "Registrable Securities") pursuant to a bona fide firm commitment underwritten public offering, in which the Designated Holder and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use their best efforts to prevent any person (including any Group (as used in Rule 13d-5 under the Exchange Act)) and its affiliates from purchasing through such offering Restricted Shares representing more than 1% of the outstanding shares of common stock of the Registrant on a fully diluted basis (a "Permitted Offering").

             (b) The Registration Notice shall include a certificate executed by the Designated Holder and its proposed managing underwriter, which underwriter shall be an investment banking firm of recognized standing on a national or regional basis (the "Manager"), stating that

                  (i) they have a good faith intention to commence promptly a Permitted Offering, and

                  (ii) Manager in good faith believes that, based on the then-prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 80% of the then Fair Market Value of such shares.

             (c) The Registrant (and/or any person designed by the Registrant) shall thereupon have the option exercisable by written notice delivered to the Designated Holder within ten business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities proposed to be so sold for cash at a price equal to the product of (i) the number of Registrable Securities to be so purchased by the Registrant and (ii) the then Fair Market Value of such shares.

             (d) Any purchase of Registrable Securities by the Registrant (or its designee) under Section 11(c) shall take place at a closing to be held at the principal executive offices of the Registrant or at the offices of its counsel at any reasonable date and time designated by the Registrant and/or such designee in such notice within twenty business days after delivery of such notice, and any payment for the shares to be so purchased shall be made by delivery at the time of such closing in immediately available funds.

             (e) If the Registrant does not elect to exercise its option pursuant to this Section 11 with respect to all Registrable Securities, it shall use its best efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities proposed to be so sold; provided, however, that

                  (i) neither party shall be entitled to demand more than an aggregate of two effective registration statements hereunder, and

                  (ii) the Registrant will not be required to file any such registration statement during any period of time (not to exceed 40 days after such request in the case of clause (A) below or 90 days in the case of clauses (B) and (C) below) when

                       (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the opinion of counsel to the Registrant, such information would be required to be disclosed if a registration statement were filed at that time;

                       (B) the Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or

                       (C) the Registrant determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving the Registrant or any of its affiliates.

             (f) The Registrant shall use its reasonable best efforts to cause any Registrable Securities registered pursuant to this Section 11 to be qualified for sale under the securities or Blue Sky laws of such jurisdictions as the Designated Holder may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that the Registrant shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

             (g) The registration rights set forth in this Section 11 are subject to the condition that the Designated Holder shall provide the Registrant with such information with respect to such holder's Registrable Securities, the plans for the distribution thereof, and such other information with respect to such holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

             (h) A registration effected under this Section 11 shall be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to the Designated Holder, and the Registrant shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as is customary in connection with underwritten public offerings as such underwriters may reasonably require.

             (i)  In connection with any registration effected under this
   Section 11, the parties agree

                  (i) to indemnify each other and the underwriters in the customary manner,

                  (ii) to enter into an underwriting agreement in form and substance customary for transactions of such type with the Manager and the other underwriters participating in such offering, and

                  (iii) to take all further actions which shall be reasonably necessary to effect such registration and sale (including if the Manager deems it necessary, participating in road show presentations).

             (j) The Registrant shall be entitled to include (at its expense) additional shares of its common stock in a registration effected pursuant to this Section 11 only if and to the extent the Manager determines that such inclusion will not adversely affect the prospects for success of such offering.

        12. Without limitation to any restriction on Issuer contained in this Agreement or in the Merger Agreement, in the event of any change in Issuer Common Stock by reason of stock dividends, splitups, mergers (other than the Merger), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Option, and the Option Price provided in Section 1, shall be adjusted appropriately to restore to Grantee its rights hereunder, including the right to purchase from Issuer (or its successors) shares of Issuer Common Stock (or such other shares or securities into which Issuer Common Stock has been so changed) for the aggregate Option Price as provided in
   Section 1.

        13. Each certificate representing Option Shares issued to Grantee hereunder, and Grantee Shares, if any, delivered to Issuer at a Closing, shall include a legend in substantially the following form:

        THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN A STOCK OPTION AND TRIGGER PAYMENT AGREEMENT, DATED AS OF NOVEMBER 13, 1996, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER UPON REQUEST.

   It is understood and agreed that:

                  (i) the reference to the resale restrictions of the Securities Act and state securities or Blue Sky laws in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee or Issuer, as the case may be, shall have delivered to the other party a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance reasonably satisfactory to the other party, to the effect that such legend is not required for purposes of the Securities Act or such laws;

                  (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and

                  (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied.

   In addition, such certificates shall bear any other legend as may be required by law. Certificates representing shares sold in a registered public offering pursuant to Section 11 shall not be required to bear the legend set forth in this Section 13.

        14. (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

             (b) Except as expressly provided for in this Agreement, neither this Agreement nor the rights or obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party.

             (c) Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement.

             (d) Any Restricted Shares sold by a party in compliance with the provisions of Section 11 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement, unless and until such party shall repurchase or otherwise become the beneficial owner of such shares, and any transferee of such shares shall not be entitled to the registration rights of such party.

             15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

             16. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. Subject to Section 5, if for any reason any such court or regulatory agency determines that Grantee is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 8, the full number of Option Shares provided in Section 1 hereof (as the same may be adjusted), it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

             17. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) at the respective addresses of the parties set forth in the Merger Agreement (or at such other address for a party as shall be specified by like notice).

             18. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

             19. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

             20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

             21. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral.

             22. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

             23. The time periods for exercises of certain rights under Sections 2, 5 and 8 shall be extended (but in no event by more than six months):

             (a) to the extent necessary to obtain all regulatory approvals for the exercise of such rights; and

             (b)  to the extent necessary to avoid any liability under
   Section 16(b) of the Exchange Act by reason of such exercise.

             24. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

             IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                   FCB FINANCIAL CORP.

                                   By: /s/ Donald D. Parker
                                      Donald D. Parker
                                      President and Chief Executive Officer

                                   OSB FINANCIAL CORP.

                                   By: /s/ James J. Rothenbach
                                      James J. Rothenbach
                                      President and Chief Executive Officer

                                                                   ANNEX D

                              EMPLOYMENT AGREEMENT

             THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into this ____ day of _____, 1997 between FCB Financial Corp., a Wisconsin corporation (the "Company"), Fox Cities Bank, F.S.B., a federal savings bank which is wholly-owned by the Company (the "Bank") and Donald D. Parker (the "Executive").

             WHEREAS, the Company and OSB Financial Corp. ("OSB Financial") entered into an Agreement and Plan of Merger, dated _______, 1996 (the "Merger Agreement"), providing for the combination of the Company and OSB Financial Corp. and a concurrent combination of the Bank and Oshkosh Savings Bank, F.S.B. ("OSB Bank") in a strategic merger, wherein the Company and the Bank survive the merger (collectively, the "Merger");

             WHEREAS, prior to the Merger, the Bank employed the Executive as President and Chief Executive Officer of the Bank;

             WHEREAS, consummation of the Merger contemplated by the Merger Agreement is conditioned upon the Company, the Bank and the Executive entering into an Employment Agreement conforming to the terms hereof;

             WHEREAS, Executive's skills and extensive experience and knowledge in the financial institutions industry will substantially benefit the Company and the Bank; and

             WHEREAS, the Company and the Bank desire to retain the services of Executive in connection with the business activities of the Company and the Bank following the Merger.

             NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, it is agreed as follows:

                                    ARTICLE I
                                   EMPLOYMENT

   1.1  Term of Employment.

        The Bank hereby employs Executive for a period commencing on _______, 1997 (the "Commencement Date") and terminating on October 31, 1999, subject to earlier termination as provided in Article II hereof.

   1.2  Duties of Executive.

        The Bank hereby employs Executive, and Executive hereby accepts employment with the Bank, upon the terms and conditions hereinafter set forth for the term of this Agreement. Executive is employed by the Bank to perform the duties of Chairman of the Board of the Bank, and the
   Company shall cause the Bank to appoint Executive to such position.   As
   part of Executive's employment by the Bank hereunder, Executive shall also serve as, and the Company hereby appoints Executive during the term of his employment by the Bank hereunder to serve as, Chairman of the Board of the Company. The services to be performed by the Executive shall include those normally performed by the Chairman of the Board of similar banking organizations and as directed by the Board of Directors of the Company and the Bank, respectively, which are not inconsistent with the foregoing. Executive agrees to devote his full business time to the rendition of such services, subject to absences for customary vacations and for temporary illnesses. The Company and the Bank each agree that during the term of this Agreement it will not reduce the Executive's current job title, status or responsibilities without the Executive's consent. Furthermore, Executive shall not be required, without his express written consent, to be based anywhere other than within the Oshkosh-Neenah/Menasha-Appleton metropolitan area, except for reasonable business travel in connection with the business of the Company and the Bank. During the term of this Agreement, Executive shall also serve as a director of the Company (subject to being elected by shareholders) and the Bank and shall be entitled to receive applicable director's fees (including fees for committee meetings) for service as a director of the Company and the Bank.

   1.3  Compensation.

        The Bank agrees to compensate, and the Company agrees to cause the Bank to compensate, the Executive for his services hereunder during the term of this Agreement by payment of a salary at the annual rate of $139,200 in such monthly, semi-monthly or other payments as are from time to time applicable to other executive officers of the Bank. The Executive's salary may be increased from time to time during the term of this Agreement in the sole discretion of the Board of Directors of the Bank, but Executive's salary shall not be reduced below the level then in effect. In addition, Executive shall be entitled to participate in incentive compensation plans as may from time to time be established by the Company or the Bank on an equivalent basis as other executive officers of the Company or the Bank (but recognizing differences in responsibilities among executive officers). All directors and committee meeting fees in respect to the Company and the Bank received by Executive shall be included along with his salary for purposes of computing any amount to which he may become entitled under any bonus or similar plan of the Company and the Bank.

   1.4  Benefits.

        (a)  Executive shall be provided the following additional benefits,
   (i) participation in any pension, profit-sharing, deferred compensation or other retirement plan, (ii) medical, dental and life insurance coverage consistent with coverages provided to other executive officers of the Bank (which initially will include a 30% co-pay by the Executive), (iii) the use of an automobile and membership or appropriate affiliation with a service club and a recreational club, (iv) reimbursement of business expenses reasonably incurred in connection with his employment and expenses incurred by his spouse when accompanying Executive, (v) paid vacations and sick leave in accordance with prevailing policies of the Bank, provided that allowed vacations shall in no event be less than five weeks per annum, and (vi) such other benefits as are provided to other executive officers of the Bank; provided that amounts allocated to Executive's personal use under clause (iii) above and additional charges for Executive's spouse pursuant to clause (iv) above shall be treated as taxable income to Executive in accordance with applicable Bank policies.

        (b) If Executive shall become temporarily disabled or incapacitated to the extent that he is unable to perform the duties of Chairman of the Board of the Company or the Bank for three (3) consecutive months, he shall nevertheless be entitled to receive 100 percent of his compensation under Section 1.3 of this Agreement for the period of his disability up to three (3) months, less any amount paid to the Executive under any other disability program maintained by the Company or the Bank or disability insurance policy maintained for the benefit of Executive by the Company or the Bank. Upon returning to active full-time employment, Executive's full compensation as set forth in this Agreement shall be reinstated. In the event that Executive returns to active employment on other than a full-time basis with the approval of the Board of Directors of the Bank, then his compensation (as set forth in Section 1.3 of this Agreement) shall be reduced proportionately based upon the fraction of full-time employment devoted by Executive to his employment and responsibilities at the Bank and the Company. But, if he is again unable to perform the duties of Chairman of the Board of the Company and the Bank hereunder due to disability or incapacity, he must have been engaged in active full-time employment for at least twelve (12) consecutive months immediately prior to such later absence or inability in order to qualify for the full or partial continuance of his salary under this Section (b).

        (c) It is the intention of the Company that, within 30 days after the date of this Agreement, the Company shall cause 10,000 non-tax-qualified stock options (exercisable for shares of the Company's common stock) to be granted to Executive. The 10,000 stock options provided for in this Section 1.4(c) shall be granted by the personnel committee of the Company under the terms of the Company's 1993 Stock Option and Incentive Plan and shall vest ratably over a five year period beginning from the date of their grant and any unvested options shall vest immediately upon Executive's termination of employment on October 31, 1999.

   1.5  Covenant Not to Compete.

        Executive acknowledges that the Company and the Bank would be substantially damaged by an association of Executive with a depository institution that competes for customers with the Company and the Bank. Without the consent of the Company, Executive shall not at any time during the term of this Agreement or Executive's employment by the Bank, and for a period of one year thereafter (regardless of the reason for termination), (i) on behalf of himself or as agent of any other person solicit any person who was a customer of the Company or the Bank or any of their subsidiaries during the two year period prior to the termination of this Agreement or Executive's employment hereunder for the purpose of offering the same products or rendering the same services to such customer as were provided or proposed to be provided by the Company or the Bank or any of their subsidiaries to such customer as of the time of termination of Executive's employment, (ii) directly or indirectly, on Executive's behalf or in the service or on the behalf of others, render or be retained to render similar services as described in Section 1.2 hereof, whether as an officer, partner, trustee, consultant, or employee for any depository institution, which has a banking office located within 10 miles of any office of the Bank or any banking office of the Company in existence as of the Commencement Date, provided, however, that Executive shall not be deemed to have breached this undertaking if (a) he renders services otherwise prohibited by this paragraph (ii) for a depository institution which has its home office located outside of the Wisconsin counties of Winnebago and Outagamie and he renders such services from a full-service banking office of such depository institution which is located outside these same Wisconsin counties, or (b) his sole relationship with any other such entity consists of his holding, directly or indirectly, an equity interest in such entity not greater than three percent (3%) of such entity's outstanding equity interest, or (iii) actively induce or solicit any employees of the Company or the Bank to leave such employ. For purposes of this Section 1.5, "person" shall include any individual, corporation, partnership, trust, firm, proprietorship, venture or other entity of any nature whatsoever.

                                   ARTICLE II
                            TERMINATION OF EMPLOYMENT

   2.1  Voluntary Termination of Employment by Executive.

        Executive may terminate his employment hereunder at any time for any reason upon giving the Bank written notice, at least ninety (90) days prior to termination of employment. Upon such termination, Executive shall be entitled to receive Executive's theretofore unpaid base salary in effect at the date such written notice is given for the period of employment up to the date of termination, and Executive and his spouse and dependents will be entitled to further medical coverage, at his and/or their expense, to the extent required by COBRA.

   2.2  Termination of Employment for Death.

        If Executive's employment is terminated by reason of Executive's death, then Executive's personal representative shall be entitled to receive Executive's theretofore unpaid base salary for the period of employment up to the date of death. Executive's spouse and dependent children shall continue to be entitled, at the expense of the Bank (subject to then existing co-payment features applicable under the Bank's medical insurance plan) if it is an insured plan, to further medical coverage to the extent permitted by COBRA; provided that, if the Bank's plan is not insured, the Bank will pay to Executive's spouse an additional monthly death benefit during the applicable COBRA period, based upon COBRA rates in effect at the time of Executive's death, in an amount equal to the COBRA rate plus taxes due on such cash payment; provided further that this benefit shall cease if the spouse and dependents cease to be eligible for COBRA coverage.

   2.3  Termination of Employment for Disability.

        If Executive becomes Totally and Permanently Disabled (as defined below) during the term of this Agreement, the Bank may terminate Executive's employment and this Agreement, except Section 1.5 and Article IV hereof, by giving Executive written notice of such termination not less than 5 days before the effective date thereof. If Executive's employment and this Agreement are terminated pursuant to this Section 2.3, the Bank shall pay to Executive his theretofore unpaid base salary for the period of employment up to the date of termination, and the Company and the Bank shall have no further obligations to Executive under this Agreement, except for any COBRA obligations. The Executive is Totally and Permanently Disabled for purposes of this Section 2.3 if he is disabled or incapacitated to the extent that he is unable to perform the duties of Chairman of the Board of the Company or the Bank for more than three (3) consecutive months, and such disability or incapacity (i) is expected to continue for more than three (3) additional months as certified by a medical doctor of the Company's choosing which is not contradicted by a doctor of the Executive's choosing or (ii) shall have in fact continued for more than three (3) additional months.

   2.4  Termination of Employment by the Company for Just Cause.

        The Bank may terminate Executive's employment hereunder for Just Cause (as such term is defined below), in which case the Executive shall be entitled to receive Executive's theretofore unpaid base salary for the period of employment up to the date of termination, but shall not be entitled to any compensation or employment benefits pursuant to this Agreement for any period after the date of termination, or the continuation of any benefits except as may be required by law, including, at his own expense, COBRA.

        "Just Cause" shall mean personal dishonesty, incompetence, willful misconduct or breach of a fiduciary duty involving personal profit in the performance of his duties under this Agreement, intentional failure to perform stated duties (provided that such nonperformance has continued for 10 days after the Bank has given written notice of such nonperformance to the Executive and its intention to terminate Executive's employment hereunder because of such nonperformance), willful violation of any law, rule or regulation (other than a law, rule or regulation relating to a traffic violation or similar offense), final cease-and-desist order, termination under the provisions of Section 2.7(b) and (c) or material breach of any provision of this Agreement.

   2.5  Termination of Employment by the Bank Without Cause.

        The Bank may terminate Executive's employment hereunder without cause, in which case the Executive shall receive (a) his base salary under
   Section 1.3 hereof through the then remaining term of employment under
   Section 1.1, (b) his theretofore unpaid base salary for the period of employment up to the date of termination, (c) medical, dental and life insurance through the then remaining term of employment under Section 1.1 consistent with the terms and conditions set forth in Section 1.4, to the extent the same can be provided under the insurance arrangements of the Bank in effect at the time of termination, (d) any other benefits to which Executive is entitled by law or the specific terms of the Bank's policies in effect at the time of termination of employment and (e) an amount equal to the product of the Bank's annual aggregate contribution, for the benefit of the Executive in the fiscal year preceding termination, to all qualified retirement plans in which the Executive participated multiplied by the number of years in the term of employment under Section 1.1. The benefit in (e) under this Section 2.5 shall be in addition to any benefit payable from any qualified or non-qualified plans or programs maintained by the Company or the Bank at the time of termination. If the Bank's medical and dental plans are not insured, the medical and dental benefit in (c) shall be accomplished by the Bank paying to Executive an additional cash amount equal to the COBRA premium for such coverage, plus taxes on such amount, so that Executive may purchase the coverage on an after-tax basis.

   2.6  Definition of Termination of Employment.

        The terms "termination" or "involuntarily terminated" in this Agreement shall refer to the termination of the employment of Executive by the Bank without his express written consent. In addition, for purposes of this Agreement, a material diminution or interference with the Executive's duties, responsibilities and benefits as Chairman of the Board of the Company or the Bank shall be deemed and shall constitute an involuntary termination of employment to the same extent as express notice of such involuntary termination. By way of example and not by way of limitation, any of the following actions, if unreasonable or materially adverse to the Executive shall constitute such diminution or interference unless consented to in writing by the Executive: (1) a change in the principal work place of the Executive to a location outside a twenty-five mile radius from the Company's headquarters at 420 South Koeller Street, Oshkosh, Wisconsin; (2) a material reduction in the secretarial or other administrative support of the Executive; (3) a material demotion of the Executive, a material reduction in the number or seniority of other Company or Bank personnel reporting to the Executive, or a reduction in the frequency with which, or in the nature of the matters with respect to which, such personnel are to report to the Executive, other than as part of a Company-wide or Bank-wide reduction in staff; and (4) a reduction or adverse change in the salary, perquisites, benefits, contingent benefits or vacation time which had theretofore been provided to the Executive, other than as part of an overall program applied uniformly and with equitable effect to all executive officers of the Company or the Bank.

   2.7  Termination or Suspension of Employment as Required by Law.

        Notwithstanding anything in this Agreement to the contrary, the following provisions shall limit the obligation of the Bank to continue employing Executive, but only to the extent required by the applicable regulations of the OTS (12 C.F.R. Section 563.39), or similar succeeding regulations:

        (a) If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) and (g)(1)) the Bank's obligations under this Agreement shall be suspended as of the date of service of notice, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while its contract obligations hereunder were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

        (b) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(4) or (g)(1)) all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

        (c) If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act), the obligation to Executive hereunder shall terminate as of the date of default.

        (d) All obligations under this Agreement may be terminated: (i) by the Director of the Office of Thrift Supervision (the "Director") or his or her designee at the time the Federal Deposit Insurance Company enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act and (ii) by the Director, or his or her designee at the time the Director or such designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.

        (e) Termination pursuant to subparagraph (d) of this Section 2.7 shall be treated as a termination by the Bank without cause entitling Executive to benefits payable under Section 2.5. Termination pursuant to subparagraph (a), (b) or (c) shall be treated as a termination for Just Cause under Section 2.4. Termination under this Section 2.7 shall not affect other rights hereunder which are vested at the time of termination.

   2.8  Limitation on Termination or Disability Pay.

        Any payments made to the Executive pursuant to this Agreement or otherwise are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

                                   ARTICLE III
                             LEGAL FEES AND EXPENSES

        The Company shall pay, or shall cause the Bank to pay, all legal fees and expenses which the Executive may incur as a result of the Company or the Bank contesting the validity or enforceability of this Agreement, provided that the Executive is the prevailing party in such contest or that any dispute may otherwise be settled in favor of the Executive. The Executive shall be entitled to receive interest thereon for the period of any delay in payment from the date such payment was due at the rate determined by adding two hundred basis points to the six-month Treasury Bill rate.

                                   ARTICLE IV
                                 CONFIDENTIALITY

        Executive acknowledges that he now has, and in the course of his employment will have, access to important and confidential information regarding the business and services of the Company, the Bank and their subsidiaries, as well as similar information regarding OSB Financial and its subsidiaries and that the disclosure to, or the use of such information by, and business in competition with the Company, the Bank or their subsidiaries shall result in substantial and undeterminable harm to the Company, the Bank and their subsidiaries. In order to protect the Company, the Bank and their subsidiaries against such harm and from unfair competition, Executive agrees with the Company and the Bank that while employed by the Bank and at any time thereafter, Executive will not disclose, communicate or divulge to anyone, or use in any manner adverse to the Company, the Bank or their subsidiaries any information concerning customers, methods of business, financial information or other confidential information of the Company, the Bank, their subsidiaries or similar information regarding OSB Financial and its subsidiaries, except for information as is in the public domain or ascertainable through common sources of public information (otherwise than as a result of any breach of this covenant by Executive).

                                    ARTICLE V
                               GENERAL PROVISIONS

   5.1  Inquiries Regarding Proposed Activities.

        In the event Executive shall inquire in writing of the Company whether any proposed action on the part of Executive would be considered by the Company or the Bank to be prohibited by or in breach of the terms of this Agreement, the Company shall have 30 days after receipt of such notice to express in writing to Executive its position with respect thereof and in the event such writing shall not be given to Executive, such proposed action, as set forth in the writing of the Executive, shall not be deemed to be a violation of or breach of this Agreement.

   5.2  No Duty of Mitigation.

        The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits after the date of termination of this Agreement or otherwise.

   5.3  Successors.

        This Agreement may be assigned by the Company or the Bank to any other business entity that is directly or indirectly controlled by the Company or the Bank. This Agreement may not be assigned by the Company or the Bank except in connection with a merger involving the Company or the Bank or a sale of substantially all of the assets of the Company or the Bank, and the respective obligations of the Company and the Bank provided for in this Agreement shall be the binding legal obligations of any successor to the Company or the Bank by purchase, merger, consolidation, or otherwise. This Agreement may not be assigned by the Executive during his life, and upon his death will be binding upon and inure to the benefit of his heirs, legatees and the legal representatives of his estate.

   5.4  Notice.

        For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the signature page of this Agreement (provided that all notices to the Company and the Bank shall be directed to the attention of the Board of Directors of the Company and/or the Bank, as the case may be, with a copy to the Secretary of the Company and/or the Bank, as the case may be), or to such other address as either party may have furnished to the other in writing in accordance herewith.

   5.5  Amendments.

        No amendment or additions to this Agreement shall be binding unless in writing and signed by all parties, except as herein otherwise provided.

   5.6  Severability.

        The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

   5.7  Governing Law.

        This Agreement shall be governed by the laws of the United States to the extent applicable and otherwise by the internal laws of the State of Wisconsin.

             IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                       FCB FINANCIAL CORP.

                                       By:__________________________
                                       Its:_________________________
   Address:______________________
           ______________________
           ______________________

                                       FOX CITIES BANK, F.S.B.

                                       By:_________________________
                                       Its:________________________
   Address:______________________
           ______________________
           ______________________

                                       EXECUTIVE

                                       _____________________________
                                       Donald D. Parker
   Address:______________________
           ______________________
           ______________________

                                                                   ANNEX E

                              EMPLOYMENT AGREEMENT

             THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into this ____ day of _____, 1997 between FCB Financial Corp., a Wisconsin corporation (the "Company"), Fox Cities Bank, F.S.B., a federal savings bank which is wholly-owned by the Company (the "Bank") and James J. Rothenbach (the "Executive").

             WHEREAS, the Company and OSB Financial Corp. ("OSB Financial") entered into an Agreement and Plan of Merger, dated _________, 1996 (the "Merger Agreement"), providing for the combination of the Company and OSB Financial Corp. and a concurrent combination of the Bank and Oshkosh Savings Bank, F.S.B. in a strategic merger, wherein the Company and the Bank survive the merger (collectively, the "Merger");

             WHEREAS, prior to the Merger, OSB Financial employed the Executive as President and Chief Executive Officer of OSB Financial under the terms of an employment agreement, dated July 1, 1995;

             WHEREAS, consummation of the Merger contemplated by the Merger Agreement is conditioned upon the Company, the Bank and the Executive entering into an Employment Agreement conforming to the terms hereof;

             WHEREAS, Executive's skills and extensive experience and knowledge in the financial institutions industry will substantially benefit the Company and the Bank; and

             WHEREAS, the Company and the Bank desire to retain the services of Executive in connection with the business activities of the Company and the Bank following the Merger.

             NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, it is agreed as follows:

                                    ARTICLE I
                                   EMPLOYMENT

   1.1  Term of Employment.

        The Bank hereby employs Executive for an initial period of three (3) years commencing on _______, 1997 (the "Commencement Date") and terminating on ________, 2000 (the "Initial Termination Date"), subject to earlier termination as provided in Article II hereof. The Board of Directors of the Bank shall review and may extend the term of this Agreement for a period of one (1) additional year beginning on the Initial Termination Date and in each subsequent year thereafter for a period of one (1) additional year. Any extensions of the term of this Agreement shall be made by giving Executive written notice of such extension at least 90 days prior to the Initial Termination Date or the expiration of any renewal period. Reference herein to the term of this Agreement shall refer to both the initial term and such extended terms.

   1.2  Duties of Executive.

        The Bank hereby employs Executive, and Executive hereby accepts employment with the Bank, upon the terms and conditions hereinafter set forth for the term of this Agreement. Executive is employed by the Bank to perform the duties of President and Chief Executive Officer of the Bank, and the Company shall cause the Bank to appoint Executive to such
   position.   As part of Executive's employment by the Bank hereunder,
   Executive shall also serve as, and the Company hereby appoints Executive during the term of his employment by the Bank hereunder to serve as, President and Chief Executive officer of the Company. The services to be performed by the Executive shall include those normally performed by the President and Chief Executive Officer of similar banking organizations and as directed by the Board of Directors of the Company and the Bank, respectively, which are not inconsistent with the foregoing. Executive agrees to devote his full business time to the rendition of such services, subject to absences for customary vacations and for temporary illnesses. The Company and the Bank each agree that during the term of this Agreement it will not reduce the Executive's current job title, status or responsibilities without the Executive's consent. Furthermore, Executive shall not be required, without his express written consent, to be based anywhere other than within the Oshkosh-Neenah/Menasha-Appleton metropolitan area, except for reasonable business travel in connection with the business of the Company and the Bank. During the term of this Agreement, Executive shall also serve as a director of the Company (subject to being elected by shareholders) and the Bank without any additional compensation.

   1.3  Compensation.

        The Bank agrees to compensate, and the Company agrees to cause the Bank to compensate, the Executive for his services hereunder during the term of this Agreement by payment of a salary at the annual rate of $150,000 in such monthly, semi-monthly or other payments as are from time to time applicable to other executive officers of the Bank. The Executive's salary may be increased from time to time during the term of this Agreement in the sole discretion of the Board of Directors of the Bank, but Executive's salary shall not be reduced below the level then in effect. In addition, Executive shall be entitled to participate in incentive compensation plans as may from time to time be established by the Company or the Bank on an equivalent basis as other executive officers of the Company or the Bank (but recognizing differences in responsibilities among executive officers).

   1.4  Benefits.

        (a)  Executive shall be provided the following additional benefits,
   (i) participation in any pension, profit-sharing, deferred compensation or other retirement plan, (ii) medical, dental and life insurance coverage consistent with coverages provided to other executive officers of the Bank (which initially will include a 30% co-pay by the Executive), (iii) the use of an automobile and membership or appropriate affiliation with a service club and a recreational club, (iv) reimbursement of business expenses reasonably incurred in connection with his employment and expenses incurred by his spouse when accompanying Executive, (v) paid vacations and sick leave in accordance with prevailing policies of the Bank, provided that allowed vacations shall in no event be less than four weeks per annum, and (vi) such other benefits as are provided to other executive officers of the Bank; provided that amounts allocated to Executive's personal use under clause (iii) above and additional charges for Executive's spouse pursuant to clause (iv) above shall be treated as taxable income to Executive in accordance with applicable Bank policies.

        (b) If Executive shall become temporarily disabled or incapacitated to the extent that he is unable to perform the duties of President and Chief Executive Officer of the Company or the Bank for three (3) consecutive months, he shall nevertheless be entitled to receive 100 percent of his compensation under Section 1.3 of this Agreement for the period of his disability up to three (3) months, less any amount paid to the Executive under any other disability program maintained by the Company or the Bank or disability insurance policy maintained for the benefit of Executive by the Company or the Bank. Upon returning to active full-time employment, Executive's full compensation as set forth in this Agreement shall be reinstated. In the event that Executive returns to active employment on other than a full-time basis with the approval of the Board of Directors of the Bank, then his compensation (as set forth in Section
   1.3 of this Agreement) shall be reduced proportionately based upon the fraction of full-time employment devoted by Executive to his employment and responsibilities at the Bank and the Company. But, if he is again unable to perform the duties of President and Chief Executive Officer of the Company and the Bank hereunder due to disability or incapacity, he must have been engaged in active full-time employment for at least twelve
   (12) consecutive months immediately prior to such later absence or inability in order to qualify for the full or partial continuance of his salary under this Section (b).

        (c) It is the intention of the Company that, within 30 days after the date of this Agreement, the Company shall cause 20,000 non-tax-qualified stock options (exercisable for shares of the Company's common stock) to be granted to Executive. The 20,000 stock options provided for in this Section 1.4(c) shall be granted by the personnel committee of the Company under the terms of the Company's 1993 Stock Option and Incentive Plan and shall vest ratably over a five year period beginning from the date of their grant.

   1.5  Covenant Not to Compete.

        Executive acknowledges that the Company and the Bank would be substantially damaged by an association of Executive with a depository institution that competes for customers with the Company and the Bank. Without the consent of the Company, Executive shall not at any time during the term of this Agreement or Executive's employment by the Bank, and for a period of one year thereafter (regardless of the reason for termination), (i) on behalf of himself or as agent of any other person solicit any person who was a customer of the Company or the Bank or any of their subsidiaries during the two year period prior to the termination of this Agreement or Executive's employment hereunder for the purpose of offering the same products or rendering the same services to such customer as were provided or proposed to be provided by the Company or the Bank or any of their subsidiaries to such customer as of the time of termination of Executive's employment, (ii) directly or indirectly, on Executive's behalf or in the service or on the behalf of others, render or be retained to render similar services as described in Section 1.2 hereof, whether as an officer, partner, trustee, consultant, or employee for any depository institution, which has a banking office located within 10 miles of any office of the Bank or any banking office of the Company in existence as of the Commencement Date or the beginning of any renewal period as provided in Section 1.1 hereof, provided, however, that Executive shall not be deemed to have breached this undertaking if (a) he renders services otherwise prohibited by this paragraph (ii) for a depository institution which has its home office located outside of the Wisconsin counties of Winnebago and Outagamie and he renders such services from a full-service banking office of such depository institution which is located outside these same Wisconsin counties, or (b) his sole relationship with any other such entity consists of his holding, directly or indirectly, an equity interest in such entity not greater than three percent (3%) of such entity's outstanding equity interest, or (iii) actively induce or solicit any employees of the Company or the Bank to leave such employ. For purposes of this Section 1.5, "person" shall include any individual, corporation, partnership, trust, firm, proprietorship, venture or other entity of any nature whatsoever.

                                   ARTICLE II
                            TERMINATION OF EMPLOYMENT

   2.1  Voluntary Termination of Employment by Executive.

        Executive may terminate his employment hereunder at any time for any reason upon giving the Bank written notice, at least ninety (90) days prior to termination of employment. Upon such termination, Executive shall be entitled to receive Executive's theretofore unpaid base salary in effect at the date such written notice is given for the period of employment up to the date of termination, and Executive and his spouse and dependents will be entitled to further medical coverage, at his and/or their expense, to the extent required by COBRA.

   2.2  Termination of Employment for Death.

        If Executive's employment is terminated by reason of Executive's death, then Executive's personal representative shall be entitled to receive Executive's theretofore unpaid base salary for the period of employment up to the date of death. Executive's spouse and dependent children shall continue to be entitled, at the expense of the Bank (subject to then existing co-payment features applicable under the Bank's medical insurance plan) if it is an insured plan, to further medical coverage to the extent permitted by COBRA; provided that, if the Bank's plan is not insured, the Bank will pay to Executive's spouse an additional monthly death benefit during the applicable COBRA period, based upon COBRA rates in effect at the time of Executive's death, in an amount equal to the COBRA rate plus taxes due on such cash payment; provided further that this benefit shall cease if the spouse and dependents cease to be eligible for COBRA coverage.

   2.3  Termination of Employment for Disability.

        If Executive becomes Totally and Permanently Disabled (as defined below) during the term of this Agreement, the Bank may terminate Executive's employment and this Agreement, except Section 1.5 and Article IV hereof, by giving Executive written notice of such termination not less than 5 days before the effective date thereof. If Executive's employment and this Agreement are terminated pursuant to this Section 2.3, the Bank shall pay to Executive his theretofore unpaid base salary for the period of employment up to the date of termination, and the Company and the Bank shall have no further obligations to Executive under this Agreement, except for any COBRA obligations. The Executive is Totally and Permanently Disabled for purposes of this Section 2.3 if he is disabled or incapacitated to the extent that he is unable to perform the duties of President and Chief Executive Officer of the Company or the Bank for more than three (3) consecutive months, and such disability or incapacity (i) is expected to continue for more than three (3) additional months as certified by a medical doctor of the Company's choosing which is not contradicted by a doctor of the Executive's choosing or (ii) shall have in fact continued for more than three (3) additional months.

   2.4  Termination of Employment by the Company for Just Cause.

        The Bank may terminate Executive's employment hereunder for Just Cause (as such term is defined below), in which case the Executive shall be entitled to receive Executive's theretofore unpaid base salary for the period of employment up to the date of termination, but shall not be entitled to any compensation or employment benefits pursuant to this Agreement for any period after the date of termination, or the continuation of any benefits except as may be required by law, including, at his own expense, COBRA.

        "Just Cause" shall mean personal dishonesty, incompetence, willful misconduct or breach of a fiduciary duty involving personal profit in the performance of his duties under this Agreement, intentional failure to perform stated duties (provided that such nonperformance has continued for 10 days after the Bank has given written notice of such nonperformance to the Executive and its intention to terminate Executive's employment hereunder because of such nonperformance), willful violation of any law, rule or regulation (other than a law, rule or regulation relating to a traffic violation or similar offense), final cease-and-desist order, termination under the provisions of Section 2.7(b) and (c) or material breach of any provision of this Agreement.

   2.5  Termination of Employment by the Bank Without Cause.

        The Bank may terminate Executive's employment hereunder without cause, in which case the Executive shall receive (a) his base salary under
   Section 1.3 hereof through the then remaining term of employment under
   Section 1.1, (b) his theretofore unpaid base salary for the period of employment up to the date of termination, (c) medical, dental and life insurance through the then remaining term of employment under Section 1.1 consistent with the terms and conditions set forth in Section 1.4, to the extent the same can be provided under the insurance arrangements of the Bank in effect at the time of termination, (d) any other benefits to which Executive is entitled by law or the specific terms of the Bank's policies in effect at the time of termination of employment and (e) an amount equal to the product of the Bank's annual aggregate contribution, for the benefit of the Executive in the fiscal year preceding termination, to all qualified retirement plans in which the Executive participated multiplied by the number of years in the initial term of employment under Section
   1.1. The benefit in (e) under this Section 2.5 shall be in addition to any benefit payable from any qualified or non-qualified plans or programs maintained by the Company or the Bank at the time of termination. If the Bank's medical and dental plans are not insured, the medical and dental benefit in (c) shall be accomplished by the Bank paying to Executive an additional cash amount equal to the COBRA premium for such coverage, plus taxes on such amount, so that Executive may purchase the coverage on an after-tax basis.

   2.6  Termination of Employment Due to Change in Control.

        (a) If, at any time after the date hereof, a "Change in Control" (as hereinafter defined) occurs and within eighteen (18) months thereafter Executive's appointment as President or as Chief Executive Officer of the Company or his employment as President or as Chief Executive Officer of the Bank is involuntarily terminated (other than for Just Cause pursuant to Section 2.4) then the Executive shall be entitled to the benefits provided below.

             (i) The Company shall promptly pay, or cause the Bank to pay, to the Executive an amount equal to the product of 2.00 times the Executive's "base amount" as defined in Section 280G(b)(3) of the Code (such "base amount" to be derived from Executive's compensation paid by the Company and the Bank).

             (ii)  During the term of this Agreement set forth in paragraph
   1.1 (including any renewal term), the Executive, his dependents, beneficiaries and estate shall continue to be covered under all employee benefit plans of the Company and the Bank, including without limitation the Company's and the Bank's pension and retirement plans, life insurance and health insurance as if the Executive was still employed by the Bank during such period under this Agreement; provided that coverage under the medical and dental plans of the Company and the Bank shall be handled as set forth in Section 2.5 above.

             (iii) If and to the extent that benefits or services credit for benefits under Section 2.6(a)(ii) above shall not be payable or provided under any such plans to the Executive, his dependents, beneficiaries and estate, by reason of his no longer being an employee of the Bank as a result of termination of employment, the Company shall itself, or shall cause the Bank to, pay or provide for payment of such benefits and service credit for benefits to the Executive, his dependents, beneficiaries and estate. Any such payment relating to retirement shall commence on a date selected by the Executive which must be a date on which payments under the Company or Bank's qualified pension plan or successor plan may commence.

        (b) (i) Anything in this Agreement to the contrary notwithstanding, it is the intention of the Company, the Bank and the Executive that no portion of any payment under this Agreement, or payments to or for the benefit of the Executive under any other agreement or plan, be deemed an "Excess Parachute Payment" as defined in Section 280G of the Code, or its successors. It is agreed that the present value of any payment to or for the benefit of the Executive in the nature of compensation, receipt of which is contingent on the occurrence of a Change in Control, and to which
   Section 280G of the Code applies (in the aggregate "Total Payments") shall not exceed an amount equal to one dollar less than the maximum amount that the Company and the Bank may pay without loss of deduction under Section 280(G)(a) of the Code. Present value for purposes of this Agreement shall be calculated in accordance with Section 280G(d)(4) of the Code. Within sixty days (60) following the earlier of (1) the giving of notice of termination of employment or (2) the giving of notice by the Company to the Executive of its belief that there is a payment or benefit due the Executive, the Company, at the Company's expense, shall obtain the opinion of the Company's public accounting firm (the "Accounting Firm"), which opinion need not be unqualified, which sets forth: (a) the amount of the Base Period Income of the Executive (as defined in Code Section 280G), (b) the present value of Total Payments and (c) the amount and present value of any Excess Parachute Payments. In the event that such opinion determines that there would be an Excess Parachute Payment, the payment hereunder shall be modified, reduced or eliminated as specified by the Executive in writing delivered to the Company within thirty (30) days of his receipt of such opinion or, if the Executive fails to so notify the Company, then as the Company shall reasonably determine, so that under the bases of calculation set forth in such opinion there will be no Excess Parachute Payment. In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, this Section shall be of no further force or effect.

             (ii) In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm under Section 2.6(b)). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

        (c) For purposes of Section 2.6 of this Agreement, a "Change in Control" shall be deemed to have occurred if:

             (i) a third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (as in effect on the date hereof), becomes the beneficial owner of shares of the Company having 20% or more of the total number of votes that may be cast for the election of directors of the Company, including for this purpose any shares beneficially owned by such third person or group as of the date hereof; or

             (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company. (In the event of any reorganization involving the Company in a transaction initiated by the Company in which the shareholders of the Company immediately prior to such reorganization become the shareholders of a successor or ultimate parent company of the Company resulting from such reorganization and the persons who were directors of the Company immediately prior to such reorganization constitute a majority of the Board of Directors of such successor or ultimate parent, no "Change in Control" shall be deemed to have taken place solely by reason of such reorganization, notwithstanding the fact that the Company may have become the wholly-owned subsidiary of another Company in such reorganization and the Board of Directors thereof may have been reconstituted, and thereafter the term "Company" for purposes of this paragraph shall refer to such successor or ultimate parent company.); or

             (iii)   a third person, including a "group" as defined in
   Section 13(d)(3) of the Securities Exchange Act of 1934 (as in effect on the date hereof), acquires control, as defined in 12 C.F.R. Section
   574.4, or any successor regulation, of the Company which would require the filing of an application for acquisition of control or notice of change in control in a manner set forth in 12 C.F.R. Section 574.3, or any successor regulation; or

             (iv) The terms "termination" or "involuntarily terminated" in this Agreement shall refer to the termination of the employment of Executive by the Bank without his express written consent. In addition, for purposes of this Agreement, a material diminution or interference with the Executive's duties, responsibilities and benefits as President and Chief Executive Officer of the Company or the Bank shall be deemed and shall constitute an involuntary termination of employment to the same extent as express notice of such involuntary termination. By way of example and not by way of limitation, any of the following actions, if unreasonable or materially adverse to the Executive shall constitute such diminution or interference unless consented to in writing by the
   Executive: (1) a change in the principal work place of the Executive to a location outside a twenty-five mile radius from the Company's headquarters at 420 South Koeller Street, Oshkosh, Wisconsin; (2) a material reduction in the secretarial or other administrative support of the Executive; (3) a material demotion of the Executive, a material reduction in the number or seniority of other Company or Bank personnel reporting to the Executive, or a reduction in the frequency with which, or in the nature of the matters with respect to which, such personnel are to report to the Executive, other than as part of a Company-wide or Bank-wide reduction in staff; and (4) a reduction or adverse change in the salary, perquisites, benefits, contingent benefits or vacation time which had theretofore been provided to the Executive, other than as part of an overall program applied uniformly and with equitable effect to all executive officers of the Company or the Bank.

   2.7  Termination or Suspension of Employment as Required by Law.

        Notwithstanding anything in this Agreement to the contrary, the following provisions shall limit the obligation of the Bank to continue employing Executive, but only to the extent required by the applicable regulations of the OTS (12 C.F.R. Section 563.39), or similar succeeding regulations:

        (a) If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) and (g)(1)) the Bank's obligations under this Agreement shall be suspended as of the date of service of notice, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while its contract obligations hereunder were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

        (b) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(4) or (g)(1)) all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

        (c) If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act), the obligation to Executive hereunder shall terminate as of the date of default.

        (d) All obligations under this Agreement may be terminated: (i) by the Director of the Office of Thrift Supervision (the "Director") or his or her designee at the time the Federal Deposit Insurance Company enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act and (ii) by the Director, or his or her designee at the time the Director or such designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.

        (e) Termination pursuant to subparagraph (d) of this Section 2.7 shall be treated as a termination by the Bank without cause entitling Executive to benefits payable under Section 2.5. Termination pursuant to subparagraph (a), (b) or (c) shall be treated as a termination for Just Cause under Section 2.4. Termination under this Section 2.7 shall not affect other rights hereunder which are vested at the time of termination.

   2.8  Limitation on Termination or Disability Pay.

        Any payments made to the Executive pursuant to this Agreement or otherwise are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

                                   ARTICLE III
                             LEGAL FEES AND EXPENSES

        The Company shall pay, or shall cause the Bank to pay, all legal fees and expenses which the Executive may incur as a result of the Company or the Bank contesting the validity or enforceability of this Agreement, provided that the Executive is the prevailing party in such contest or that any dispute may otherwise be settled in favor of the Executive. The Executive shall be entitled to receive interest thereon for the period of any delay in payment from the date such payment was due at the rate determined by adding two hundred basis points to the six-month Treasury Bill rate.

                                   ARTICLE IV
                                 CONFIDENTIALITY

        Executive acknowledges that he now has, and in the course of his employment will have, access to important and confidential information regarding the business and services of the Company, the Bank and their subsidiaries, as well as similar information regarding OSB Financial and its subsidiaries relating to his previous employment by that company, and that the disclosure to, or the use of such information by, and business in competition with the Company, the Bank or their subsidiaries shall result in substantial and undeterminable harm to the Company, the Bank and their subsidiaries. In order to protect the Company, the Bank and their subsidiaries against such harm and from unfair competition, Executive agrees with the Company and the Bank that while employed by the Bank and at any time thereafter, Executive will not disclose, communicate or divulge to anyone, or use in any manner adverse to the Company, the Bank or their subsidiaries any information concerning customers, methods of business, financial information or other confidential information of the Company, the Bank, their subsidiaries or similar information regarding OSB Financial and its subsidiaries, except for information as is in the public domain or ascertainable through common sources of public information (otherwise than as a result of any breach of this covenant by Executive).

                                    ARTICLE V
                               GENERAL PROVISIONS

   5.1  Inquiries Regarding Proposed Activities.

        In the event Executive shall inquire in writing of the Company whether any proposed action on the part of Executive would be considered by the Company or the Bank to be prohibited by or in breach of the terms of this Agreement, the Company shall have 30 days after receipt of such notice to express in writing to Executive its position with respect thereof and in the event such writing shall not be given to Executive, such proposed action, as set forth in the writing of the Executive, shall not be deemed to be a violation of or breach of this Agreement.

   5.2  No Duty of Mitigation.

        The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits after the date of termination of this Agreement or otherwise.

   5.3  Successors.

        This Agreement may be assigned by the Company or the Bank to any other business entity that is directly or indirectly controlled by the Company or the Bank. This Agreement may not be assigned by the Company or the Bank except in connection with a merger involving the Company or the Bank or a sale of substantially all of the assets of the Company or the Bank, and the respective obligations of the Company and the Bank provided for in this Agreement shall be the binding legal obligations of any successor to the Company or the Bank by purchase, merger, consolidation, or otherwise. This Agreement may not be assigned by the Executive during his life, and upon his death will be binding upon and inure to the benefit of his heirs, legatees and the legal representatives of his estate.

   5.4  Notice.

        For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the signature page of this Agreement (provided that all notices to the Company and the Bank shall be directed to the attention of the Board of Directors of the Company and/or the Bank, as the case may be, with a copy to the Secretary of the Company and/or the Bank, as the case may be), or to such other address as either party may have furnished to the other in writing in accordance herewith.

   5.5  Amendments.

        No amendment or additions to this Agreement shall be binding unless in writing and signed by all parties, except as herein otherwise provided.

   5.6  Severability.

        The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

   5.7  Governing Law.

        This Agreement shall be governed by the laws of the United States to the extent applicable and otherwise by the internal laws of the State of Wisconsin.

             IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                    FCB FINANCIAL CORP.

                                    By:_________________________
                                    Its:________________________
   Address:______________________
           ______________________
           ______________________

                                    FOX CITIES BANK, F.S.B.

                                    By:_________________________
                                    Its:________________________
   Address:______________________
           ______________________
           ______________________

                                    EXECUTIVE

                                    _________________________
                                    James J. Rothenbach
   Address:______________________
           ______________________
           ______________________

                                                                   ANNEX F
                              EMPLOYMENT AGREEMENT

             THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into this ____ day of _____, 1997 between FCB Financial Corp., a Wisconsin corporation (the "Company"), Fox Cities Bank, F.S.B., a federal savings bank which is wholly-owned by the Company (the "Bank") and Phillip J. Schoofs (the "Executive").

             WHEREAS, the Company and OSB Financial Corp. ("OSB Financial") entered into an Agreement and Plan of Merger, dated _______, 1996 (the "Merger Agreement"), providing for the combination of the Company and OSB Financial Corp. and a concurrent combination of the Bank and Oshkosh Savings Bank, F.S.B. ("OSB Bank") in a strategic merger, wherein the Company and the Bank survive the merger (collectively, the "Merger");

             WHEREAS, prior to the Merger, the Bank employed the Executive as Vice President - Finance/Treasurer of the Bank;

             WHEREAS, consummation of the Merger contemplated by the Merger Agreement is conditioned upon the Company, the Bank and the Executive entering into an Employment Agreement conforming to the terms hereof;

             WHEREAS, Executive's skills and extensive experience and knowledge in the financial institutions industry will substantially benefit the Company and the Bank; and

             WHEREAS, the Company and the Bank desire to retain the services of Executive in connection with the business activities of the Company and the Bank following the Merger.

             NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, it is agreed as follows:

                                    ARTICLE I
                                   EMPLOYMENT

   1.1  Term of Employment.

        The Bank hereby employs Executive for an initial period of fifteen
   (15) months commencing on _______, 1997 (the "Commencement Date") and terminating on ________, 1998 (the "Initial Termination Date"), subject to earlier termination as provided in Article II hereof. The Board of Directors of the Bank shall review and may extend the term of this Agreement for a period of one (1) additional year beginning on the Initial Termination Date and in each subsequent year thereafter for a period of one (1) additional year. Any extensions of the term of this Agreement shall be made by giving Executive written notice of such extension at least 90 days prior to the Initial Termination Date or the expiration of any renewal period. Reference herein to the term of this Agreement shall refer to both the initial term and such extended terms.

   1.2  Duties of Executive.

        The Bank hereby employs Executive, and Executive hereby accepts employment with the Bank, upon the terms and conditions hereinafter set forth for the term of this Agreement. Executive is employed by the Bank to perform the duties of Vice President, Treasurer and Chief Financial Officer of the Bank, and the Company shall cause the Bank to appoint
   Executive to such position.   As part of Executive's employment by the
   Bank hereunder, Executive shall also serve as, and the Company hereby appoints Executive during the term of his employment by the Bank hereunder to serve as, Vice President, Treasurer and Chief Financial Officer of the Company. The services to be performed by the Executive shall include those normally performed by the Vice President, Treasurer and Chief Financial Officer of similar banking organizations and as directed by the Board of Directors of the Company and the Bank, respectively, which are not inconsistent with the foregoing. Executive agrees to devote his full business time to the rendition of such services, subject to absences for customary vacations and for temporary illnesses. The Company and the Bank each agree that during the term of this Agreement it will not reduce the Executive's current job title, status or responsibilities without the Executive's consent. Furthermore, Executive shall not be required, without his express written consent, to be based anywhere other than within the Oshkosh-Neenah/Menasha-Appleton metropolitan area, except for reasonable business travel in connection with the business of the Company and the Bank.

   1.3  Compensation.

        The Bank agrees to compensate, and the Company agrees to cause the Bank to compensate, the Executive for his services hereunder during the term of this Agreement by payment of a salary at the annual rate of $75,000 in such monthly, semi-monthly or other payments as are from time to time applicable to other executive officers of the Bank. The Executive's salary may be increased from time to time during the term of this Agreement in the sole discretion of the Board of Directors of the Bank, but Executive's salary shall not be reduced below the level then in effect. In addition, Executive shall be entitled to participate in incentive compensation plans as may from time to time be established by the Company or the Bank on an equivalent basis as other executive officers of the Company or the Bank (but recognizing differences in responsibilities among executive officers).

   1.4  Benefits.

        (a)  Executive shall be provided the following additional benefits,
   (i) participation in any pension, profit-sharing, deferred compensation or other retirement plan, (ii) medical, dental and life insurance coverage consistent with coverages provided to other executive officers of the Bank (which initially will include a 30% co-pay by the Executive), (iii) membership or appropriate affiliation with a recreational club, (iv) reimbursement of business expenses reasonably incurred in connection with his employment and expenses incurred by his spouse when accompanying Executive, (v) paid vacations and sick leave in accordance with prevailing policies of the Bank, provided that allowed vacations shall in no event be less than three weeks per annum, and (vi) such other benefits as are provided to other executive officers of the Bank; provided that amounts allocated to Executive's personal use under clause (iii) above and additional charges for Executive's spouse pursuant to clause (iv) above shall be treated as taxable income to Executive in accordance with applicable Bank policies.

        (b) If Executive shall become temporarily disabled or incapacitated to the extent that he is unable to perform the duties of Vice President, Treasurer and Chief Financial Officer of the Company or the Bank for three
   (3) consecutive months, he shall nevertheless be entitled to receive 100 percent of his compensation under Section 1.3 of this Agreement for the period of his disability up to three (3) months, less any amount paid to the Executive under any other disability program maintained by the Company or the Bank or disability insurance policy maintained for the benefit of Executive by the Company or the Bank. Upon returning to active full-time employment, Executive's full compensation as set forth in this Agreement shall be reinstated. In the event that Executive returns to active employment on other than a full-time basis with the approval of the Board of Directors of the Bank, then his compensation (as set forth in Section
   1.3 of this Agreement) shall be reduced proportionately based upon the fraction of full-time employment devoted by Executive to his employment and responsibilities at the Bank and the Company. But, if he is again unable to perform the duties of Vice President, Treasurer and Chief Financial Officer of the Company and the Bank hereunder due to disability or incapacity, he must have been engaged in active full-time employment for at least twelve (12) consecutive months immediately prior to such later absence or inability in order to qualify for the full or partial continuance of his salary under this Section (b).

        (c) It is the intention of the Company that, within 30 days after the date of this Agreement, the Company shall cause 7,500 non-tax-qualified stock options (exercisable for shares of the Company's common stock) to be granted to Executive. The 7,500 stock options provided for in this Section 1.4(c) shall be granted by the personnel committee of the Company under the terms of the Company's 1993 Stock Option and Incentive Plan and shall vest ratably over a five year period beginning from the date of their grant.

   1.5  Covenant Not to Compete.

        Executive acknowledges that the Company and the Bank would be substantially damaged by an association of Executive with a depository institution that competes for customers with the Company and the Bank. Without the consent of the Company, Executive shall not at any time during the term of this Agreement or Executive's employment by the Bank, and for a period of one year thereafter (regardless of the reason for termination), (i) on behalf of himself or as agent of any other person solicit any person who was a customer of the Company or the Bank or any of their subsidiaries during the two year period prior to the termination of this Agreement or Executive's employment hereunder for the purpose of offering the same products or rendering the same services to such customer as were provided or proposed to be provided by the Company or the Bank or any of their subsidiaries to such customer as of the time of termination of Executive's employment, or (ii) actively induce or solicit any employees of the Company or the Bank to leave such employ. For purposes of this Section 1.5, "person" shall include any individual, corporation, partnership, trust, firm, proprietorship, venture or other entity of any nature whatsoever.

                                   ARTICLE II
                            TERMINATION OF EMPLOYMENT

   2.1  Voluntary Termination of Employment by Executive.

        Executive may terminate his employment hereunder at any time for any reason upon giving the Bank written notice, at least ninety (90) days prior to termination of employment. Upon such termination, Executive shall be entitled to receive Executive's theretofore unpaid base salary in effect at the date such written notice is given for the period of employment up to the date of termination, and Executive and his spouse and dependents will be entitled to further medical coverage, at his and/or their expense, to the extent required by COBRA.

   2.2  Termination of Employment for Death.

        If Executive's employment is terminated by reason of Executive's death, then Executive's personal representative shall be entitled to receive Executive's theretofore unpaid base salary for the period of employment up to the date of death. Executive's spouse and dependent children shall continue to be entitled, at the expense of the Bank (subject to then existing co-payment features applicable under the Bank's medical insurance plan) if it is an insured plan, to further medical coverage to the extent permitted by COBRA; provided that, if the Bank's plan is not insured, the Bank will pay to Executive's spouse an additional monthly death benefit during the applicable COBRA period, based upon COBRA rates in effect at the time of Executive's death, in an amount equal to the COBRA rate plus taxes due on such cash payment; provided further that this benefit shall cease if the spouse and dependents cease to be eligible for COBRA coverage.

   2.3  Termination of Employment for Disability.

        If Executive becomes Totally and Permanently Disabled (as defined below) during the term of this Agreement, the Bank may terminate Executive's employment and this Agreement, except Section 1.5 and Article IV hereof, by giving Executive written notice of such termination not less than 5 days before the effective date thereof. If Executive's employment and this Agreement are terminated pursuant to this Section 2.3, the Bank shall pay to Executive his theretofore unpaid base salary for the period of employment up to the date of termination, and the Company and the Bank shall have no further obligations to Executive under this Agreement, except for any COBRA obligations. The Executive is Totally and Permanently Disabled for purposes of this Section 2.3 if he is disabled or incapacitated to the extent that he is unable to perform the duties of Vice President, Treasurer and Chief Financial Officer of the Company or the Bank for more than three (3) consecutive months, and such disability or incapacity (i) is expected to continue for more than three (3) additional months as certified by a medical doctor of the Company's choosing which is not contradicted by a doctor of the Executive's choosing or (ii) shall have in fact continued for more than three (3) additional months.

   2.4  Termination of Employment by the Company for Just Cause.

        The Bank may terminate Executive's employment hereunder for Just Cause (as such term is defined below), in which case the Executive shall be entitled to receive Executive's theretofore unpaid base salary for the period of employment up to the date of termination, but shall not be entitled to any compensation or employment benefits pursuant to this Agreement for any period after the date of termination, or the continuation of any benefits except as may be required by law, including, at his own expense, COBRA.

        "Just Cause" shall mean personal dishonesty, incompetence, willful misconduct or breach of a fiduciary duty involving personal profit in the performance of his duties under this Agreement, intentional failure to perform stated duties (provided that such nonperformance has continued for 10 days after the Bank has given written notice of such nonperformance to the Executive and its intention to terminate Executive's employment hereunder because of such nonperformance), willful violation of any law, rule or regulation (other than a law, rule or regulation relating to a traffic violation or similar offense), final cease-and-desist order, termination under the provisions of Section 2.7(b) and (c) or material breach of any provision of this Agreement.

   2.5  Termination of Employment by the Bank Without Cause.

        The Bank may terminate Executive's employment hereunder without cause, in which case the Executive shall receive (a) his base salary under
   Section 1.3 hereof through the then remaining term of employment under
   Section 1.1, (b) his theretofore unpaid base salary for the period of employment up to the date of termination, (c) medical, dental and life insurance through the then remaining term of employment under Section 1.1 consistent with the terms and conditions set forth in Section 1.4, to the extent the same can be provided under the insurance arrangements of the Bank in effect at the time of termination, (d) any other benefits to which Executive is entitled by law or the specific terms of the Bank's policies in effect at the time of termination of employment and (e) an amount equal to the product of the Bank's annual aggregate contribution, for the benefit of the Executive in the fiscal year preceding termination, to all qualified retirement plans in which the Executive participated multiplied by the number of years in the initial term of employment under Section
   1.1. The benefit in (e) under this Section 2.5 shall be in addition to any benefit payable from any qualified or non-qualified plans or programs maintained by the Company or the Bank at the time of termination. If the Bank's medical and dental plans are not insured, the medical and dental benefit in (c) shall be accomplished by the Bank paying to Executive an additional cash amount equal to the COBRA premium for such coverage, plus taxes on such amount, so that Executive may purchase the coverage on an after-tax basis.

   2.6  Termination of Employment Due to Change in Control.

        (a) If, at any time after the date hereof, a "Change in Control" (as hereinafter defined) occurs and within eighteen (18) months thereafter Executive's appointment as Vice President, Treasurer and Chief Financial Officer of the Company or his employment as Vice President, Treasurer and Chief Financial Officer of the Bank is involuntarily terminated (other than for Just Cause pursuant to Section 2.4) then the Executive shall be entitled to the benefits provided below.

             (i) The Company shall promptly pay, or cause the Bank to pay, to the Executive an amount equal to the product of 2.0 times the Executive's "base amount" as defined in Section 280G(b)(3) of the Code (such "base amount" to be derived from Executive's compensation paid by the Company and the Bank).

             (ii)  During the term of this Agreement set forth in paragraph
   1.1 (including any renewal term), the Executive, his dependents, beneficiaries and estate shall continue to be covered under all employee benefit plans of the Company and the Bank, including without limitation the Company's and the Bank's pension and retirement plans, life insurance and health insurance as if the Executive was still employed by the Bank during such period under this Agreement; provided that coverage under the medical and dental plans of the Company and the Bank shall be handled as set forth in Section 2.5 above.

             (iii) If and to the extent that benefits or services credit for benefits under Section 2.6(a)(ii) above shall not be payable or provided under any such plans to the Executive, his dependents, beneficiaries and estate, by reason of his no longer being an employee of the Bank as a result of termination of employment, the Company shall itself, or shall cause the Bank to, pay or provide for payment of such benefits and service credit for benefits to the Executive, his dependents, beneficiaries and estate. Any such payment relating to retirement shall commence on a date selected by the Executive which must be a date on which payments under the Company or Bank's qualified pension plan or successor plan may commence.

        (b) (i) Anything in this Agreement to the contrary notwithstanding, it is the intention of the Company, the Bank and the Executive that no portion of any payment under this Agreement, or payments to or for the benefit of the Executive under any other agreement or plan, be deemed an "Excess Parachute Payment" as defined in Section 280G of the Code, or its successors. It is agreed that the present value of any payment to or for the benefit of the Executive in the nature of compensation, receipt of which is contingent on the occurrence of a Change in Control, and to which
   Section 280G of the Code applies (in the aggregate "Total Payments") shall not exceed an amount equal to one dollar less than the maximum amount that the Company and the Bank may pay without loss of deduction under Section 280(G)(a) of the Code. Present value for purposes of this Agreement shall be calculated in accordance with Section 280G(d)(4) of the Code. Within sixty days (60) following the earlier of (1) the giving of notice of termination of employment or (2) the giving of notice by the Company to the Executive of its belief that there is a payment or benefit due the Executive, the Company, at the Company's expense, shall obtain the opinion of the Company's public accounting firm (the "Accounting Firm"), which opinion need not be unqualified, which sets forth: (a) the amount of the Base Period Income of the Executive (as defined in Code Section 280G), (b) the present value of Total Payments and (c) the amount and present value of any Excess Parachute Payments. In the event that such opinion determines that there would be an Excess Parachute Payment, the payment hereunder shall be modified, reduced or eliminated as specified by the Executive in writing delivered to the Company within thirty (30) days of his receipt of such opinion or, if the Executive fails to so notify the Company, then as the Company shall reasonably determine, so that under the bases of calculation set forth in such opinion there will be no Excess Parachute Payment. In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, this Section shall be of no further force or effect.

             (ii) In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm under Section 2.6(b)). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

        (c) For purposes of Section 2.6 of this Agreement, a "Change in Control" shall be deemed to have occurred if:

             (i) a third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (as in effect on the date hereof), becomes the beneficial owner of shares of the Company having 20% or more of the total number of votes that may be cast for the election of directors of the Company, including for this purpose any shares beneficially owned by such third person or group as of the date hereof; or

             (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company. (In the event of any reorganization involving the Company in a transaction initiated by the Company in which the shareholders of the Company immediately prior to such reorganization become the shareholders of a successor or ultimate parent company of the Company resulting from such reorganization and the persons who were directors of the Company immediately prior to such reorganization constitute a majority of the Board of Directors of such successor or ultimate parent, no "Change in Control" shall be deemed to have taken place solely by reason of such reorganization, notwithstanding the fact that the Company may have become the wholly-owned subsidiary of another Company in such reorganization and the Board of Directors thereof may have been reconstituted, and thereafter the term "Company" for purposes of this paragraph shall refer to such successor or ultimate parent company.); or

             (iii)   a third person, including a "group" as defined in
   Section 13(d)(3) of the Securities Exchange Act of 1934 (as in effect on the date hereof), acquires control, as defined in 12 C.F.R. Section
   574.4, or any successor regulation, of the Company which would require the filing of an application for acquisition of control or notice of change in control in a manner set forth in 12 C.F.R. Section 574.3, or any successor regulation; or

             (iv) The terms "termination" or "involuntarily terminated" in this Agreement shall refer to the termination of the employment of Executive by the Bank without his express written consent. In addition, for purposes of this Agreement, a material diminution or interference with the Executive's duties, responsibilities and benefits as Vice President, Treasurer and Chief Financial Officer of the Company or the Bank shall be deemed and shall constitute an involuntary termination of employment to the same extent as express notice of such involuntary termination. By way of example and not by way of limitation, any of the following actions, if unreasonable or materially adverse to the Executive shall constitute such diminution or interference unless consented to in writing by the Executive: (1) a change in the principal work place of the Executive to a location outside a twenty-five mile radius from the Company's headquarters at 420 South Koeller Street, Oshkosh, Wisconsin;
   (2) a material reduction in the secretarial or other administrative support of the Executive; (3) a material demotion of the Executive, a material reduction in the number or seniority of other Company or Bank personnel reporting to the Executive, or a reduction in the frequency with which, or in the nature of the matters with respect to which, such personnel are to report to the Executive, other than as part of a Company-wide or Bank-wide reduction in staff; and (4) a reduction or adverse change in the salary, perquisites, benefits, contingent benefits or vacation time which had theretofore been provided to the Executive, other than as part of an overall program applied uniformly and with equitable effect to all executive officers of the Company or the Bank.

   2.7  Termination or Suspension of Employment as Required by Law.

        Notwithstanding anything in this Agreement to the contrary, the following provisions shall limit the obligation of the Bank to continue employing Executive, but only to the extent required by the applicable regulations of the OTS (12 C.F.R. Section 563.39), or similar succeeding regulations:

        (a) If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) and (g)(1)) the Bank's obligations under this Agreement shall be suspended as of the date of service of notice, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while its contract obligations hereunder were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

        (b) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(4) or (g)(1)) all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

        (c) If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act), the obligation to Executive hereunder shall terminate as of the date of default.

        (d) All obligations under this Agreement may be terminated: (i) by the Director of the Office of Thrift Supervision (the "Director") or his or her designee at the time the Federal Deposit Insurance Company enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act and (ii) by the Director, or his or her designee at the time the Director or such designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.

        (e) Termination pursuant to subparagraph (d) of this Section 2.7 shall be treated as a termination by the Bank without cause entitling Executive to benefits payable under Section 2.5. Termination pursuant to subparagraph (a), (b) or (c) shall be treated as a termination for Just Cause under Section 2.4. Termination under this Section 2.7 shall not affect other rights hereunder which are vested at the time of termination.

   2.8  Limitation on Termination or Disability Pay.

        Any payments made to the Executive pursuant to this Agreement or otherwise are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

                                   ARTICLE III
                             LEGAL FEES AND EXPENSES

        The Company shall pay, or shall cause the Bank to pay, all legal fees and expenses which the Executive may incur as a result of the Company or the Bank contesting the validity or enforceability of this Agreement, provided that the Executive is the prevailing party in such contest or that any dispute may otherwise be settled in favor of the Executive. The Executive shall be entitled to receive interest thereon for the period of any delay in payment from the date such payment was due at the rate determined by adding two hundred basis points to the six-month Treasury Bill rate.

                                   ARTICLE IV
                                 CONFIDENTIALITY

        Executive acknowledges that he now has, and in the course of his employment will have, access to important and confidential information regarding the business and services of the Company, the Bank and their subsidiaries, as well as similar information regarding OSB Financial and its subsidiaries, and that the disclosure to, or the use of such information by, and business in competition with the Company, the Bank or their subsidiaries shall result in substantial and undeterminable harm to the Company, the Bank and their subsidiaries. In order to protect the Company, the Bank and their subsidiaries against such harm and from unfair competition, Executive agrees with the Company and the Bank that while employed by the Bank and at any time thereafter, Executive will not disclose, communicate or divulge to anyone, or use in any manner adverse to the Company, the Bank or their subsidiaries any information concerning customers, methods of business, financial information or other confidential information of the Company, the Bank, their subsidiaries or similar information regarding OSB Financial and its subsidiaries, except for information as is in the public domain or ascertainable through common sources of public information (otherwise than as a result of any breach of this covenant by Executive).

                                    ARTICLE V
                               GENERAL PROVISIONS

   5.1  Inquiries Regarding Proposed Activities.

        In the event Executive shall inquire in writing of the Company whether any proposed action on the part of Executive would be considered by the Company or the Bank to be prohibited by or in breach of the terms of this Agreement, the Company shall have 30 days after receipt of such notice to express in writing to Executive its position with respect thereof and in the event such writing shall not be given to Executive, such proposed action, as set forth in the writing of the Executive, shall not be deemed to be a violation of or breach of this Agreement.

   5.2  No Duty of Mitigation.

        The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits after the date of termination of this Agreement or otherwise.

   5.3  Successors.

        This Agreement may be assigned by the Company or the Bank to any other business entity that is directly or indirectly controlled by the Company or the Bank. This Agreement may not be assigned by the Company or the Bank except in connection with a merger involving the Company or the Bank or a sale of substantially all of the assets of the Company or the Bank, and the respective obligations of the Company and the Bank provided for in this Agreement shall be the binding legal obligations of any successor to the Company or the Bank by purchase, merger, consolidation, or otherwise. This Agreement may not be assigned by the Executive during his life, and upon his death will be binding upon and inure to the benefit of his heirs, legatees and the legal representatives of his estate.

   5.4  Notice.

        For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the signature page of this Agreement (provided that all notices to the Company and the Bank shall be directed to the attention of the Board of Directors of the Company and/or the Bank, as the case may be, with a copy to the Secretary of the Company and/or the Bank, as the case may be), or to such other address as either party may have furnished to the other in writing in accordance herewith.

   5.5  Amendments.

        No amendment or additions to this Agreement shall be binding unless in writing and signed by all parties, except as herein otherwise provided.

   5.6  Severability.

        The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

   5.7  Governing Law.

        This Agreement shall be governed by the laws of the United States to the extent applicable and otherwise by the internal laws of the State of Wisconsin.

             IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                    FCB FINANCIAL CORP.

                                    By:_________________________
                                    Its:________________________
   Address:______________________
           ______________________
           ______________________

                                    FOX CITIES BANK, F.S.B.

                                    By:_________________________
                                    Its:________________________
   Address:______________________
           ______________________
           ______________________

                                    EXECUTIVE

                                    _________________________
                                    Phillip J. Schoofs
   Address:______________________
           ______________________
           ______________________

                                                                  ANNEX G

                              EMPLOYMENT AGREEMENT

             THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into this ____ day of _____, 1997 between FCB Financial Corp., a Wisconsin corporation (the "Company"), Fox Cities Bank, F.S.B., a federal savings bank which is wholly-owned by the Company (the "Bank") and Harold L. Hermansen (the "Executive").

             WHEREAS, the Company and OSB Financial Corp. ("OSB Financial") entered into an Agreement and Plan of Merger, dated _______, 1996 (the "Merger Agreement"), providing for the combination of the Company and OSB Financial Corp. and a concurrent combination of the Bank and Oshkosh Savings Bank, F.S.B. ("OSB Bank") in a strategic merger, wherein the Company and the Bank survive the merger (collectively, the "Merger");

             WHEREAS, prior to the Merger, the Bank employed the Executive as Vice President - Lending/Secretary of the Bank;

             WHEREAS, consummation of the Merger contemplated by the Merger Agreement is conditioned upon the Company, the Bank and the Executive entering into an Employment Agreement conforming to the terms hereof;

             WHEREAS, Executive's skills and extensive experience and knowledge in the financial institutions industry will substantially benefit the Company and the Bank; and

             WHEREAS, the Company and the Bank desire to retain the services of Executive in connection with the business activities of the Company and the Bank following the Merger.

             NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, it is agreed as follows:

                                    ARTICLE I
                                   EMPLOYMENT

   1.1  Term of Employment.

        The Bank hereby employs Executive for an initial period of fifteen
   (15) months commencing on _______, 1997 (the "Commencement Date") and terminating on _________, 1998 (the "Initial Termination Date"), subject to earlier termination as provided in Article II hereof. The Board of Directors of the Bank shall review and may extend the term of this Agreement for a period of one (1) additional year beginning on the Initial Termination Date and in each subsequent year thereafter for a period of one (1) additional year. Any extensions of the term of this Agreement shall be made by giving Executive written notice of such extension at least 90 days prior to the Initial Termination Date or the expiration of any renewal period. Reference herein to the term of this Agreement shall refer to both the initial term and such extended terms.

   1.2  Duties of Executive.

        The Bank hereby employs Executive, and Executive hereby accepts employment with the Bank, upon the terms and conditions hereinafter set forth for the term of this Agreement. Executive is employed by the Bank to perform the duties of Vice President - Retail Lending and Secretary of the Bank, and the Company shall cause the Bank to appoint Executive to
   such position.   As part of Executive's employment by the Bank hereunder,
   Executive shall also serve as, and the Company hereby appoints Executive during the term of his employment by the Bank hereunder to serve as, Vice President - Retail Lending and Secretary of the Company. The services to be performed by the Executive shall include those normally performed by the Vice President - Retail Lending and Secretary of similar banking organizations and as directed by the Board of Directors of the Company and the Bank, respectively, which are not inconsistent with the foregoing. Executive agrees to devote his full business time to the rendition of such services, subject to absences for customary vacations and for temporary illnesses. The Company and the Bank each agree that during the term of this Agreement it will not reduce the Executive's current job title, status or responsibilities without the Executive's consent. Furthermore, Executive shall not be required, without his express written consent, to be based anywhere other than within the Oshkosh-Neenah/Menasha-Appleton metropolitan area, except for reasonable business travel in connection with the business of the Company and the Bank.

   1.3  Compensation.

        The Bank agrees to compensate, and the Company agrees to cause the Bank to compensate, the Executive for his services hereunder during the term of this Agreement by payment of a salary at the annual rate of $70,000 in such monthly, semi-monthly or other payments as are from time to time applicable to other executive officers of the Bank. The Executive's salary may be increased from time to time during the term of this Agreement in the sole discretion of the Board of Directors of the Bank, but Executive's salary shall not be reduced below the level then in effect. In addition, Executive shall be entitled to participate in incentive compensation plans as may from time to time be established by the Company or the Bank on an equivalent basis as other executive officers of the Company or the Bank (but recognizing differences in responsibilities among executive officers).

   1.4  Benefits.

        (a)  Executive shall be provided the following additional benefits,
   (i) participation in any pension, profit-sharing, deferred compensation or other retirement plan, (ii) medical, dental and life insurance coverage consistent with coverages provided to other executive officers of the Bank (which initially will include a 30% co-pay by the Executive), (iii) membership or appropriate affiliation with a recreational club, (iv) reimbursement of business expenses reasonably incurred in connection with his employment and expenses incurred by his spouse when accompanying Executive, (v) paid vacations and sick leave in accordance with prevailing policies of the Bank, provided that allowed vacations shall in no event be less than three weeks per annum, and (vi) such other benefits as are provided to other executive officers of the Bank; provided that amounts allocated to Executive's personal use under clause (iii) above and additional charges for Executive's spouse pursuant to clause (iv) above shall be treated as taxable income to Executive in accordance with applicable Bank policies.

        (b) If Executive shall become temporarily disabled or incapacitated to the extent that he is unable to perform the duties of Vice President - Retail Lending and Secretary of the Company or the Bank for three (3) consecutive months, he shall nevertheless be entitled to receive 100 percent of his compensation under Section 1.3 of this Agreement for the period of his disability up to three (3) months, less any amount paid to the Executive under any other disability program maintained by the Company or the Bank or disability insurance policy maintained for the benefit of Executive by the Company or the Bank. Upon returning to active full-time employment, Executive's full compensation as set forth in this Agreement shall be reinstated. In the event that Executive returns to active employment on other than a full-time basis with the approval of the Board of Directors of the Bank, then his compensation (as set forth in Section
   1.3 of this Agreement) shall be reduced proportionately based upon the fraction of full-time employment devoted by Executive to his employment and responsibilities at the Bank and the Company. But, if he is again unable to perform the duties of Vice President - Retail Lending and Secretary of the Company and the Bank hereunder due to disability or incapacity, he must have been engaged in active full-time employment for at least twelve (12) consecutive months immediately prior to such later absence or inability in order to qualify for the full or partial continuance of his salary under this Section (b).

        (c) It is the intention of the Company that, within 30 days after the date of this Agreement, the Company shall cause 6,000 non-tax-qualified stock options (exercisable for shares of the Company's common stock) to be granted to Executive. The 6,000 stock options provided for in this Section 1.4(c) shall be granted by the personnel committee of the Company under the terms of the Company's 1993 Stock Option and Incentive Plan and shall vest ratably over a five year period beginning from the date of their grant.

   1.5  Covenant Not to Compete.

        Executive acknowledges that the Company and the Bank would be substantially damaged by an association of Executive with a depository institution that competes for customers with the Company and the Bank. Without the consent of the Company, Executive shall not at any time during the term of this Agreement or Executive's employment by the Bank, and for a period of one year thereafter (regardless of the reason for termination), (i) on behalf of himself or as agent of any other person solicit any person who was a customer of the Company or the Bank or any of their subsidiaries during the two year period prior to the termination of this Agreement or Executive's employment hereunder for the purpose of offering the same products or rendering the same services to such customer as were provided or proposed to be provided by the Company or the Bank or any of their subsidiaries to such customer as of the time of termination of Executive's employment, or (ii) actively induce or solicit any employees of the Company or the Bank to leave such employ. For purposes of this Section 1.5, "person" shall include any individual, corporation, partnership, trust, firm, proprietorship, venture or other entity of any nature whatsoever.

                                   ARTICLE II
                            TERMINATION OF EMPLOYMENT

   2.1  Voluntary Termination of Employment by Executive.

        Executive may terminate his employment hereunder at any time for any reason upon giving the Bank written notice, at least ninety (90) days prior to termination of employment. Upon such termination, Executive shall be entitled to receive Executive's theretofore unpaid base salary in effect at the date such written notice is given for the period of employment up to the date of termination, and Executive and his spouse and dependents will be entitled to further medical coverage, at his and/or their expense, to the extent required by COBRA.

   2.2  Termination of Employment for Death.

        If Executive's employment is terminated by reason of Executive's death, then Executive's personal representative shall be entitled to receive Executive's theretofore unpaid base salary for the period of employment up to the date of death. Executive's spouse and dependent children shall continue to be entitled, at the expense of the Bank (subject to then existing co-payment features applicable under the Bank's medical insurance plan) if it is an insured plan, to further medical coverage to the extent permitted by COBRA; provided that, if the Bank's plan is not insured, the Bank will pay to Executive's spouse an additional monthly death benefit during the applicable COBRA period, based upon COBRA rates in effect at the time of Executive's death, in an amount equal to the COBRA rate plus taxes due on such cash payment; provided further that this benefit shall cease if the spouse and dependents cease to be eligible for COBRA coverage.

   2.3  Termination of Employment for Disability.

        If Executive becomes Totally and Permanently Disabled (as defined below) during the term of this Agreement, the Bank may terminate Executive's employment and this Agreement, except Section 1.5 and Article IV hereof, by giving Executive written notice of such termination not less than 5 days before the effective date thereof. If Executive's employment and this Agreement are terminated pursuant to this Section 2.3, the Bank shall pay to Executive his theretofore unpaid base salary for the period of employment up to the date of termination, and the Company and the Bank shall have no further obligations to Executive under this Agreement, except for any COBRA obligations. The Executive is Totally and Permanently Disabled for purposes of this Section 2.3 if he is disabled or incapacitated to the extent that he is unable to perform the duties of Vice President - Retail Lending and Secretary of the Company or the Bank for more than three (3) consecutive months, and such disability or incapacity (i) is expected to continue for more than three (3) additional months as certified by a medical doctor of the Company's choosing which is not contradicted by a doctor of the Executive's choosing or (ii) shall have in fact continued for more than three (3) additional months.

   2.4  Termination of Employment by the Company for Just Cause.

        The Bank may terminate Executive's employment hereunder for Just Cause (as such term is defined below), in which case the Executive shall be entitled to receive Executive's theretofore unpaid base salary for the period of employment up to the date of termination, but shall not be entitled to any compensation or employment benefits pursuant to this Agreement for any period after the date of termination, or the continuation of any benefits except as may be required by law, including, at his own expense, COBRA.

        "Just Cause" shall mean personal dishonesty, incompetence, willful misconduct or breach of a fiduciary duty involving personal profit in the performance of his duties under this Agreement, intentional failure to perform stated duties (provided that such nonperformance has continued for 10 days after the Bank has given written notice of such nonperformance to the Executive and its intention to terminate Executive's employment hereunder because of such nonperformance), willful violation of any law, rule or regulation (other than a law, rule or regulation relating to a traffic violation or similar offense), final cease-and-desist order, termination under the provisions of Section 2.7(b) and (c) or material breach of any provision of this Agreement.

   2.5  Termination of Employment by the Bank Without Cause.

        The Bank may terminate Executive's employment hereunder without cause, in which case the Executive shall receive (a) his base salary under
   Section 1.3 hereof through the then remaining term of employment under
   Section 1.1, (b) his theretofore unpaid base salary for the period of employment up to the date of termination, (c) medical, dental and life insurance through the then remaining term of employment under Section 1.1 consistent with the terms and conditions set forth in Section 1.4, to the extent the same can be provided under the insurance arrangements of the Bank in effect at the time of termination, (d) any other benefits to which Executive is entitled by law or the specific terms of the Bank's policies in effect at the time of termination of employment and (e) an amount equal to the product of the Bank's annual aggregate contribution, for the benefit of the Executive in the fiscal year preceding termination, to all qualified retirement plans in which the Executive participated multiplied by the number of years in the initial term of employment under Section
   1.1. The benefit in (e) under this Section 2.5 shall be in addition to any benefit payable from any qualified or non-qualified plans or programs maintained by the Company or the Bank at the time of termination. If the Bank's medical and dental plans are not insured, the medical and dental benefit in (c) shall be accomplished by the Bank paying to Executive an additional cash amount equal to the COBRA premium for such coverage, plus taxes on such amount, so that Executive may purchase the coverage on an after-tax basis.

   2.6  Termination of Employment Due to Change in Control.

        (a) If, at any time after the date hereof, a "Change in Control" (as hereinafter defined) occurs and within eighteen (18) months thereafter Executive's appointment as Vice President - Retail Lending and Secretary of the Company or his employment as Vice President - Retail Lending and Secretary of the Bank is involuntarily terminated (other than for Just Cause pursuant to Section 2.4) then the Executive shall be entitled to the benefits provided below.

             (i) The Company shall promptly pay, or cause the Bank to pay, to the Executive an amount equal to the product of 2.0 times the Executive's "base amount" as defined in Section 280G(b)(3) of the Code (such "base amount" to be derived from Executive's compensation paid by the Company and the Bank).

             (ii)  During the term of this Agreement set forth in paragraph
   1.1 (including any renewal term), the Executive, his dependents, beneficiaries and estate shall continue to be covered under all employee benefit plans of the Company and the Bank, including without limitation the Company's and the Bank's pension and retirement plans, life insurance and health insurance as if the Executive was still employed by the Bank during such period under this Agreement; provided that coverage under the medical and dental plans of the Company and the Bank shall be handled as set forth in Section 2.5 above.

             (iii) If and to the extent that benefits or services credit for benefits under Section 2.6(a)(ii) above shall not be payable or provided under any such plans to the Executive, his dependents, beneficiaries and estate, by reason of his no longer being an employee of the Bank as a result of termination of employment, the Company shall itself, or shall cause the Bank to, pay or provide for payment of such benefits and service credit for benefits to the Executive, his dependents, beneficiaries and estate. Any such payment relating to retirement shall commence on a date selected by the Executive which must be a date on which payments under the Company or Bank's qualified pension plan or successor plan may commence.

        (b) (i) Anything in this Agreement to the contrary notwithstanding, it is the intention of the Company, the Bank and the Executive that no portion of any payment under this Agreement, or payments to or for the benefit of the Executive under any other agreement or plan, be deemed an "Excess Parachute Payment" as defined in Section 280G of the Code, or its successors. It is agreed that the present value of any payment to or for the benefit of the Executive in the nature of compensation, receipt of which is contingent on the occurrence of a Change in Control, and to which
   Section 280G of the Code applies (in the aggregate "Total Payments") shall not exceed an amount equal to one dollar less than the maximum amount that the Company and the Bank may pay without loss of deduction under Section 280(G)(a) of the Code. Present value for purposes of this Agreement shall be calculated in accordance with Section 280G(d)(4) of the Code. Within sixty days (60) following the earlier of (1) the giving of notice of termination of employment or (2) the giving of notice by the Company to the Executive of its belief that there is a payment or benefit due the Executive, the Company, at the Company's expense, shall obtain the opinion of the Company's public accounting firm (the "Accounting Firm"), which opinion need not be unqualified, which sets forth: (a) the amount of the Base Period Income of the Executive (as defined in Code Section 280G), (b) the present value of Total Payments and (c) the amount and present value of any Excess Parachute Payments. In the event that such opinion determines that there would be an Excess Parachute Payment, the payment hereunder shall be modified, reduced or eliminated as specified by the Executive in writing delivered to the Company within thirty (30) days of his receipt of such opinion or, if the Executive fails to so notify the Company, then as the Company shall reasonably determine, so that under the bases of calculation set forth in such opinion there will be no Excess Parachute Payment. In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, this Section shall be of no further force or effect.

             (ii) In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm under Section 2.6(b)). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

        (c) For purposes of Section 2.6 of this Agreement, a "Change in Control" shall be deemed to have occurred if:

             (i) a third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (as in effect on the date hereof), becomes the beneficial owner of shares of the Company having 20% or more of the total number of votes that may be cast for the election of directors of the Company, including for this purpose any shares beneficially owned by such third person or group as of the date hereof; or

             (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company. (In the event of any reorganization involving the Company in a transaction initiated by the Company in which the shareholders of the Company immediately prior to such reorganization become the shareholders of a successor or ultimate parent company of the Company resulting from such reorganization and the persons who were directors of the Company immediately prior to such reorganization constitute a majority of the Board of Directors of such successor or ultimate parent, no "Change in Control" shall be deemed to have taken place solely by reason of such reorganization, notwithstanding the fact that the Company may have become the wholly-owned subsidiary of another Company in such reorganization and the Board of Directors thereof may have been reconstituted, and thereafter the term "Company" for purposes of this paragraph shall refer to such successor or ultimate parent company.); or

             (iii)   a third person, including a "group" as defined in
   Section 13(d)(3) of the Securities Exchange Act of 1934 (as in effect on the date hereof), acquires control, as defined in 12 C.F.R. Section
   574.4, or any successor regulation, of the Company which would require the filing of an application for acquisition of control or notice of change in control in a manner set forth in 12 C.F.R. Section 574.3, or any successor regulation; or

             (iv) The terms "termination" or "involuntarily terminated" in this Agreement shall refer to the termination of the employment of Executive by the Bank without his express written consent. In addition, for purposes of this Agreement, a material diminution or interference with the Executive's duties, responsibilities and benefits as Vice President - Retail Lending and Secretary of the Company or the Bank shall be deemed and shall constitute an involuntary termination of employment to the same extent as express notice of such involuntary termination. By way of example and not by way of limitation, any of the following actions, if unreasonable or materially adverse to the Executive shall constitute such diminution or interference unless consented to in writing by the
   Executive: (1) a change in the principal work place of the Executive to a location outside a twenty-five mile radius from the Company's headquarters at 420 South Koeller Street, Oshkosh, Wisconsin; (2) a material reduction in the secretarial or other administrative support of the Executive; (3) a material demotion of the Executive, a material reduction in the number or seniority of other Company or Bank personnel reporting to the Executive, or a reduction in the frequency with which, or in the nature of the matters with respect to which, such personnel are to report to the Executive, other than as part of a Company-wide or Bank-wide reduction in staff; and (4) a reduction or adverse change in the salary, perquisites, benefits, contingent benefits or vacation time which had theretofore been provided to the Executive, other than as part of an overall program applied uniformly and with equitable effect to all executive officers of the Company or the Bank.

   2.7  Termination or Suspension of Employment as Required by Law.

        Notwithstanding anything in this Agreement to the contrary, the following provisions shall limit the obligation of the Bank to continue employing Executive, but only to the extent required by the applicable regulations of the OTS (12 C.F.R. Section 563.39), or similar succeeding regulations:

        (a) If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) and (g)(1)) the Bank's obligations under this Agreement shall be suspended as of the date of service of notice, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while its contract obligations hereunder were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

        (b) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(4) or (g)(1)) all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

        (c) If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act), the obligation to Executive hereunder shall terminate as of the date of default.

        (d) All obligations under this Agreement may be terminated: (i) by the Director of the Office of Thrift Supervision (the "Director") or his or her designee at the time the Federal Deposit Insurance Company enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act and (ii) by the Director, or his or her designee at the time the Director or such designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.

        (e) Termination pursuant to subparagraph (d) of this Section 2.7 shall be treated as a termination by the Bank without cause entitling Executive to benefits payable under Section 2.5. Termination pursuant to subparagraph (a), (b) or (c) shall be treated as a termination for Just Cause under Section 2.4. Termination under this Section 2.7 shall not affect other rights hereunder which are vested at the time of termination.

   2.8  Limitation on Termination or Disability Pay.

        Any payments made to the Executive pursuant to this Agreement or otherwise are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

                                   ARTICLE III
                             LEGAL FEES AND EXPENSES

        The Company shall pay, or shall cause the Bank to pay, all legal fees and expenses which the Executive may incur as a result of the Company or the Bank contesting the validity or enforceability of this Agreement, provided that the Executive is the prevailing party in such contest or that any dispute may otherwise be settled in favor of the Executive. The Executive shall be entitled to receive interest thereon for the period of any delay in payment from the date such payment was due at the rate determined by adding two hundred basis points to the six-month Treasury Bill rate.

                                   ARTICLE IV
                                 CONFIDENTIALITY

        Executive acknowledges that he now has, and in the course of his employment will have, access to important and confidential information regarding the business and services of the Company, the Bank and their subsidiaries, as well as similar information regarding OSB Financial and its subsidiaries, and that the disclosure to, or the use of such information by, and business in competition with the Company, the Bank or their subsidiaries shall result in substantial and undeterminable harm to the Company, the Bank and their subsidiaries. In order to protect the Company, the Bank and their subsidiaries against such harm and from unfair competition, Executive agrees with the Company and the Bank that while employed by the Bank and at any time thereafter, Executive will not disclose, communicate or divulge to anyone, or use in any manner adverse to the Company, the Bank or their subsidiaries any information concerning customers, methods of business, financial information or other confidential information of the Company, the Bank, their subsidiaries or similar information regarding OSB Financial and its subsidiaries, except for information as is in the public domain or ascertainable through common sources of public information (otherwise than as a result of any breach of this covenant by Executive).

                                    ARTICLE V
                               GENERAL PROVISIONS

   5.1  Inquiries Regarding Proposed Activities.

        In the event Executive shall inquire in writing of the Company whether any proposed action on the part of Executive would be considered by the Company or the Bank to be prohibited by or in breach of the terms of this Agreement, the Company shall have 30 days after receipt of such notice to express in writing to Executive its position with respect thereof and in the event such writing shall not be given to Executive, such proposed action, as set forth in the writing of the Executive, shall not be deemed to be a violation of or breach of this Agreement.

   5.2  No Duty of Mitigation.

        The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits after the date of termination of this Agreement or otherwise.

   5.3  Successors.

        This Agreement may be assigned by the Company or the Bank to any other business entity that is directly or indirectly controlled by the Company or the Bank. This Agreement may not be assigned by the Company or the Bank except in connection with a merger involving the Company or the Bank or a sale of substantially all of the assets of the Company or the Bank, and the respective obligations of the Company and the Bank provided for in this Agreement shall be the binding legal obligations of any successor to the Company or the Bank by purchase, merger, consolidation, or otherwise. This Agreement may not be assigned by the Executive during his life, and upon his death will be binding upon and inure to the benefit of his heirs, legatees and the legal representatives of his estate.

   5.4  Notice.

        For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the signature page of this Agreement (provided that all notices to the Company and the Bank shall be directed to the attention of the Board of Directors of the Company and/or the Bank, as the case may be, with a copy to the Secretary of the Company and/or the Bank, as the case may be), or to such other address as either party may have furnished to the other in writing in accordance herewith.

   5.5  Amendments.

        No amendment or additions to this Agreement shall be binding unless in writing and signed by all parties, except as herein otherwise provided.

   5.6  Severability.

        The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

   5.7  Governing Law.

        This Agreement shall be governed by the laws of the United States to the extent applicable and otherwise by the internal laws of the State of Wisconsin.

             IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                    FCB FINANCIAL CORP.

                                    By:_________________________
                                    Its:________________________
   Address:______________________
           ______________________
           ______________________
                                    FOX CITIES BANK, F.S.B.

                                    By:_________________________
                                    Its:________________________
   Address:______________________
           ______________________
           ______________________
                                    EXECUTIVE

                                    _________________________
                                    Harold L. Hermansen
   Address:______________________
           ______________________
           ______________________

                                                                   ANNEX H
                              EMPLOYMENT AGREEMENT

             THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into this ____ day of _____, 1997 between FCB Financial Corp., a Wisconsin corporation (the "Company"), Fox Cities Bank, F.S.B., a federal savings bank which is wholly-owned by the Company (the "Bank") and Theodore W. Hoff (the "Executive").

             WHEREAS, the Company and OSB Financial Corp. ("OSB Financial") entered into an Agreement and Plan of Merger, dated _________, 1996 (the "Merger Agreement"), providing for the combination of the Company and OSB Financial Corp. and a concurrent combination of the Bank and Oshkosh Savings Bank, F.S.B. ("OSB Bank") in a strategic merger, wherein the Company and the Bank survive the merger (collectively, the "Merger");

             WHEREAS, prior to the Merger, OSB Bank employed the Executive as Vice President - Retail Sales and Service;

             WHEREAS, consummation of the Merger contemplated by the Merger Agreement is conditioned upon the Company, the Bank and the Executive entering into an Employment Agreement conforming to the terms hereof;

             WHEREAS, Executive's skills and extensive experience and knowledge in the financial institutions industry will substantially benefit the Company and the Bank; and

             WHEREAS, the Company and the Bank desire to retain the services of Executive in connection with the business activities of the Company and the Bank following the Merger.

             NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, it is agreed as follows:

                                    ARTICLE I
                                   EMPLOYMENT

   1.1  Term of Employment.

        The Bank hereby employs Executive for an initial period of fifteen
   (15) months commencing on _______, 1997 (the "Commencement Date") and terminating on ________, 1998 (the "Initial Termination Date"), subject to earlier termination as provided in Article II hereof. The Board of Directors of the Bank shall review and may extend the term of this Agreement for a period of one (1) additional year beginning on the Initial Termination Date and in each subsequent year thereafter for a period of one (1) additional year. Any extensions of the term of this Agreement shall be made by giving Executive written notice of such extension at least 90 days prior to the Initial Termination Date or the expiration of any renewal period. Reference herein to the term of this Agreement shall refer to both the initial term and such extended terms.

   1.2  Duties of Executive.

        The Bank hereby employs Executive, and Executive hereby accepts employment with the Bank, upon the terms and conditions hereinafter set forth for the term of this Agreement. Executive is employed by the Bank to perform the duties of Vice President - Retail Sales and Service of the Bank, and the Company shall cause the Bank to appoint Executive to such position. As part of Executive's employment by the Bank hereunder, Executive shall also serve as, and the Company hereby appoints Executive during the term of his employment by the Bank hereunder to serve as Vice President - Retail Sales and Service of the Company. The services to be performed by the Executive shall include those normally performed by Vice President - Retail Sales and Service of similar banking organizations and as directed by the Board of Directors of the Company and the Bank, respectively, which are not inconsistent with the foregoing. Executive agrees to devote his full business time to the rendition of such services, subject to absences for customary vacations and for temporary illnesses. The Company and the Bank each agree that during the term of this Agreement it will not reduce the Executive's current job title, status or responsibilities without the Executive's consent. Furthermore, Executive shall not be required, without his express written consent, to be based anywhere other than within the Oshkosh-Neenah/Menasha-Appleton metropolitan area, except for reasonable business travel in connection with the business of the Company and the Bank.

   1.3  Compensation.

        The Bank agrees to compensate, and the Company agrees to cause the Bank to compensate, the Executive for his services hereunder during the term of this Agreement by payment of a salary at the annual rate of $70,000 in such monthly, semi-monthly or other payments as are from time to time applicable to other executive officers of the Bank. The Executive's salary may be increased from time to time during the term of this Agreement in the sole discretion of the Board of Directors of the Bank, but Executive's salary shall not be reduced below the level then in effect. In addition, Executive shall be entitled to participate in incentive compensation plans as may from time to time be established by the Company or the Bank on an equivalent basis as other executive officers of the Company or the Bank (but recognizing differences in responsibilities among executive officers).

   1.4  Benefits.

        (a)  Executive shall be provided the following additional benefits,
   (i) participation in any pension, profit-sharing, deferred compensation or other retirement plan, (ii) medical, dental and life insurance coverage consistent with coverages provided to other executive officers of the Bank (which initially will include a 30% co-pay by the Executive), (iii) membership or appropriate affiliation with a recreational club, (iv) reimbursement of business expenses reasonably incurred in connection with his employment and expenses incurred by his spouse when accompanying Executive, (v) paid vacations and sick leave in accordance with prevailing policies of the Bank, provided that allowed vacations shall in no event be less than four weeks per annum, and (vi) such other benefits as are provided to other executive officers of the Bank; provided that amounts allocated to Executive's personal use under clause (iii) above and additional charges for Executive's spouse pursuant to clause (iv) above shall be treated as taxable income to Executive in accordance with applicable Bank policies.

        (b) If Executive shall become temporarily disabled or incapacitated to the extent that he is unable to perform the duties of Vice President - Retail Sales and Service of the Company or the Bank for three (3) consecutive months, he shall nevertheless be entitled to receive 100 percent of his compensation under Section 1.3 of this Agreement for the period of his disability up to three (3) months, less any amount paid to the Executive under any other disability program maintained by the Company or the Bank or disability insurance policy maintained for the benefit of Executive by the Company or the Bank. Upon returning to active full-time employment, Executive's full compensation as set forth in this Agreement shall be reinstated. In the event that Executive returns to active employment on other than a full-time basis with the approval of the Board of Directors of the Bank, then his compensation (as set forth in Section
   1.3 of this Agreement) shall be reduced proportionately based upon the fraction of full-time employment devoted by Executive to his employment and responsibilities at the Bank and the Company. But, if he is again unable to perform the duties of Vice President - Retail Sales and Service of the Company and the Bank hereunder due to disability or incapacity, he must have been engaged in active full-time employment for at least twelve
   (12) consecutive months immediately prior to such later absence or inability in order to qualify for the full or partial continuance of his salary under this Section (b).

        (c) It is the intention of the Company that, within 30 days after the date of this Agreement, the Company shall cause 6,000 non-tax-qualified stock options (exercisable for shares of the Company's common stock) to be granted to Executive. The 6,000 stock options provided for in this Section 1.4(c) shall be granted by the personnel committee of the Company under the terms of the Company's 1993 Stock Option and Incentive Plan and shall vest ratably over a five year period beginning from the date of their grant.

   1.5  Covenant Not to Compete.

        Executive acknowledges that the Company and the Bank would be substantially damaged by an association of Executive with a depository institution that competes for customers with the Company and the Bank. Without the consent of the Company, Executive shall not at any time during the term of this Agreement or Executive's employment by the Bank, and for a period of one year thereafter (regardless of the reason for termination), (i) on behalf of himself or as agent of any other person solicit any person who was a customer of the Company or the Bank or any of their subsidiaries during the two year period prior to the termination of this Agreement or Executive's employment hereunder for the purpose of offering the same products or rendering the same services to such customer as were provided or proposed to be provided by the Company or the Bank or any of their subsidiaries to such customer as of the time of termination of Executive's employment, or (ii) actively induce or solicit any employees of the Company or the Bank to leave such employ. For purposes of this Section 1.5, "person" shall include any individual, corporation, partnership, trust, firm, proprietorship, venture or other entity of any nature whatsoever.

                                   ARTICLE II
                            TERMINATION OF EMPLOYMENT

   2.1  Voluntary Termination of Employment by Executive.

        Executive may terminate his employment hereunder at any time for any reason upon giving the Bank written notice, at least ninety (90) days prior to termination of employment. Upon such termination, Executive shall be entitled to receive Executive's theretofore unpaid base salary in effect at the date such written notice is given for the period of employment up to the date of termination, and Executive and his spouse and dependents will be entitled to further medical coverage, at his and/or their expense, to the extent required by COBRA.

   2.2  Termination of Employment for Death.

        If Executive's employment is terminated by reason of Executive's death, then Executive's personal representative shall be entitled to receive Executive's theretofore unpaid base salary for the period of employment up to the date of death. Executive's spouse and dependent children shall continue to be entitled, at the expense of the Bank (subject to then existing co-payment features applicable under the Bank's medical insurance plan) if it is an insured plan, to further medical coverage to the extent permitted by COBRA; provided that, if the Bank's plan is not insured, the Bank will pay to Executive's spouse an additional monthly death benefit during the applicable COBRA period, based upon COBRA rates in effect at the time of Executive's death, in an amount equal to the COBRA rate plus taxes due on such cash payment; provided further that this benefit shall cease if the spouse and dependents cease to be eligible for COBRA coverage.

   2.3  Termination of Employment for Disability.

        If Executive becomes Totally and Permanently Disabled (as defined below) during the term of this Agreement, the Bank may terminate Executive's employment and this Agreement, except Section 1.5 and Article IV hereof, by giving Executive written notice of such termination not less than 5 days before the effective date thereof. If Executive's employment and this Agreement are terminated pursuant to this Section 2.3, the Bank shall pay to Executive his theretofore unpaid base salary for the period of employment up to the date of termination, and the Company and the Bank shall have no further obligations to Executive under this Agreement, except for any COBRA obligations. The Executive is Totally and Permanently Disabled for purposes of this Section 2.3 if he is disabled or incapacitated to the extent that he is unable to perform the duties of Vice President - Retail Sales and Services of the Company and the Bank for more than three (3) consecutive months, and such disability or incapacity
   (i) is expected to continue for more than three (3) additional months as certified by a medical doctor of the Company's choosing which is not contradicted by a doctor of the Executive's choosing or (ii) shall have in fact continued for more than three (3) additional months.

   2.4  Termination of Employment by the Company for Just Cause.

        The Bank may terminate Executive's employment hereunder for Just Cause (as such term is defined below), in which case the Executive shall be entitled to receive Executive's theretofore unpaid base salary for the period of employment up to the date of termination, but shall not be entitled to any compensation or employment benefits pursuant to this Agreement for any period after the date of termination, or the continuation of any benefits except as may be required by law, including, at his own expense, COBRA.

        "Just Cause" shall mean personal dishonesty, incompetence, willful misconduct or breach of a fiduciary duty involving personal profit in the performance of his duties under this Agreement, intentional failure to perform stated duties (provided that such nonperformance has continued for 10 days after the Bank has given written notice of such nonperformance to the Executive and its intention to terminate Executive's employment hereunder because of such nonperformance), willful violation of any law, rule or regulation (other than a law, rule or regulation relating to a traffic violation or similar offense), final cease-and-desist order, termination under the provisions of Section 2.7(b) and (c) or material breach of any provision of this Agreement.

   2.5  Termination of Employment by the Bank Without Cause.

        The Bank may terminate Executive's employment hereunder without cause, in which case the Executive shall receive (a) his base salary under
   Section 1.3 hereof through the then remaining term of employment under
   Section 1.1, (b) his theretofore unpaid base salary for the period of employment up to the date of termination, (c) medical, dental and life insurance through the then remaining term of employment under Section 1.1 consistent with the terms and conditions set forth in Section 1.4, to the extent the same can be provided under the insurance arrangements of the Bank in effect at the time of termination, (d) any other benefits to which Executive is entitled by law or the specific terms of the Bank's policies in effect at the time of termination of employment and (e) an amount equal to the product of the Bank's annual aggregate contribution, for the benefit of the Executive in the fiscal year preceding termination, to all qualified retirement plans in which the Executive participated multiplied by the number of years in the initial term of employment under Section
   1.1. The benefit in (e) under this Section 2.5 shall be in addition to any benefit payable from any qualified or non-qualified plans or programs maintained by the Company or the Bank at the time of termination. If the Bank's medical and dental plans are not insured, the medical and dental benefit in (c) shall be accomplished by the Bank paying to Executive an additional cash amount equal to the COBRA premium for such coverage, plus taxes on such amount, so that Executive may purchase the coverage on an after-tax basis.

   2.6  Termination of Employment Due to Change in Control.

        (a) If, at any time after the date hereof, a "Change in Control" (as hereinafter defined) occurs and within eighteen (18) months thereafter Executive's appointment as Vice President - Retail Sales and Service of the Company or his employment as Vice President - Retail Sales and Service of the Bank is involuntarily terminated (other than for Just Cause pursuant to Section 2.4) then the Executive shall be entitled to the benefits provided below.

             (i) The Company shall promptly pay, or cause the Bank to pay, to the Executive an amount equal to the product of 2.0 times the Executive's "base amount" as defined in Section 280G(b)(3) of the Code (such "base amount" to be derived from Executive's compensation paid by the Company and the Bank).

             (ii)  During the term of this Agreement set forth in paragraph
   1.1 (including any renewal term), the Executive, his dependents, beneficiaries and estate shall continue to be covered under all employee benefit plans of the Company and the Bank, including without limitation the Company's and the Bank's pension and retirement plans, life insurance and health insurance as if the Executive was still employed by the Bank during such period under this Agreement; provided that coverage under the medical and dental plans of the Company and the Bank shall be handled as set forth in Section 2.5 above.

             (iii) If and to the extent that benefits or services credit for benefits under Section 2.6(a)(ii) above shall not be payable or provided under any such plans to the Executive, his dependents, beneficiaries and estate, by reason of his no longer being an employee of the Bank as a result of termination of employment, the Company shall itself, or shall cause the Bank to, pay or provide for payment of such benefits and service credit for benefits to the Executive, his dependents, beneficiaries and estate. Any such payment relating to retirement shall commence on a date selected by the Executive which must be a date on which payments under the Company or Bank's qualified pension plan or successor plan may commence.

        (b) (i) Anything in this Agreement to the contrary notwithstanding, it is the intention of the Company, the Bank and the Executive that no portion of any payment under this Agreement, or payments to or for the benefit of the Executive under any other agreement or plan, be deemed an "Excess Parachute Payment" as defined in Section 280G of the Code, or its successors. It is agreed that the present value of any payment to or for the benefit of the Executive in the nature of compensation, receipt of which is contingent on the occurrence of a Change in Control, and to which
   Section 280G of the Code applies (in the aggregate "Total Payments") shall not exceed an amount equal to one dollar less than the maximum amount that the Company and the Bank may pay without loss of deduction under Section 280(G)(a) of the Code. Present value for purposes of this Agreement shall be calculated in accordance with Section 280G(d)(4) of the Code. Within sixty days (60) following the earlier of (1) the giving of notice of termination of employment or (2) the giving of notice by the Company to the Executive of its belief that there is a payment or benefit due the Executive, the Company, at the Company's expense, shall obtain the opinion of the Company's public accounting firm (the "Accounting Firm"), which opinion need not be unqualified, which sets forth: (a) the amount of the Base Period Income of the Executive (as defined in Code Section 280G), (b) the present value of Total Payments and (c) the amount and present value of any Excess Parachute Payments. In the event that such opinion determines that there would be an Excess Parachute Payment, the payment hereunder shall be modified, reduced or eliminated as specified by the Executive in writing delivered to the Company within thirty (30) days of his receipt of such opinion or, if the Executive fails to so notify the Company, then as the Company shall reasonably determine, so that under the bases of calculation set forth in such opinion there will be no Excess Parachute Payment. In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, this Section shall be of no further force or effect.

             (ii) In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm under Section 2.6(b)). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

        (c) For purposes of Section 2.6 of this Agreement, a "Change in Control" shall be deemed to have occurred if:

             (i) a third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (as in effect on the date hereof), becomes the beneficial owner of shares of the Company having 20% or more of the total number of votes that may be cast for the election of directors of the Company, including for this purpose any shares beneficially owned by such third person or group as of the date hereof; or

             (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company. (In the event of any reorganization involving the Company in a transaction initiated by the Company in which the shareholders of the Company immediately prior to such reorganization become the shareholders of a successor or ultimate parent company of the Company resulting from such reorganization and the persons who were directors of the Company immediately prior to such reorganization constitute a majority of the Board of Directors of such successor or ultimate parent, no "Change in Control" shall be deemed to have taken place solely by reason of such reorganization, notwithstanding the fact that the Company may have become the wholly-owned subsidiary of another Company in such reorganization and the Board of Directors thereof may have been reconstituted, and thereafter the term "Company" for purposes of this paragraph shall refer to such successor or ultimate parent company.); or

             (iii)     a third person, including a "group" as defined in
   Section 13(d)(3) of the Securities Exchange Act of 1934 (as in effect on the date hereof), acquires control, as defined in 12 C.F.R. Section
   574.4, or any successor regulation, of the Company which would require the filing of an application for acquisition of control or notice of change in control in a manner set forth in 12 C.F.R. Section 574.3, or any successor regulation; or

             (iv) The terms "termination" or "involuntarily terminated" in this Agreement shall refer to the termination of the employment of Executive by the Bank without his express written consent. In addition, for purposes of this Agreement, a material diminution or interference with the Executive's duties, responsibilities and benefits as Vice President - Retail Sales and Service of the Company or the Bank shall be deemed and shall constitute an involuntary termination of employment to the same extent as express notice of such involuntary termination. By way of example and not by way of limitation, any of the following actions, if unreasonable or materially adverse to the Executive shall constitute such diminution or interference unless consented to in writing by the
   Executive: (1) a change in the principal work place of the Executive to a location outside a twenty-five mile radius from the Company's headquarters at 420 South Koeller Street, Oshkosh, Wisconsin; (2) a material reduction in the secretarial or other administrative support of the Executive; (3) a material demotion of the Executive, a material reduction in the number or seniority of other Company or Bank personnel reporting to the Executive, or a reduction in the frequency with which, or in the nature of the matters with respect to which, such personnel are to report to the Executive, other than as part of a Company-wide or Bank-wide reduction in staff; and (4) a reduction or adverse change in the salary, perquisites, benefits, contingent benefits or vacation time which had theretofore been provided to the Executive, other than as part of an overall program applied uniformly and with equitable effect to all executive officers of the Company or the Bank.

   2.7  Termination or Suspension of Employment as Required by Law.

        Notwithstanding anything in this Agreement to the contrary, the following provisions shall limit the obligation of the Bank to continue employing Executive, but only to the extent required by the applicable regulations of the OTS (12 C.F.R. Section 563.39), or similar succeeding regulations:

        (a) If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) and (g)(1)) the Bank's obligations under this Agreement shall be suspended as of the date of service of notice, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while its contract obligations hereunder were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

        (b) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(4) or (g)(1)) all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

        (c) If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act), the obligation to Executive hereunder shall terminate as of the date of default.

        (d) All obligations under this Agreement may be terminated: (i) by the Director of the Office of Thrift Supervision (the "Director") or his or her designee at the time the Federal Deposit Insurance Company enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act and (ii) by the Director, or his or her designee at the time the Director or such designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.

        (e) Termination pursuant to subparagraph (d) of this Section 2.7 shall be treated as a termination by the Bank without cause entitling Executive to benefits payable under Section 2.5. Termination pursuant to subparagraph (a), (b) or (c) shall be treated as a termination for Just Cause under Section 2.4. Termination under this Section 2.7 shall not affect other rights hereunder which are vested at the time of termination.

   2.8  Limitation on Termination or Disability Pay.

        Any payments made to the Executive pursuant to this Agreement or otherwise are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

                                   ARTICLE III
                             LEGAL FEES AND EXPENSES

        The Company shall pay, or shall cause the Bank to pay, all legal fees and expenses which the Executive may incur as a result of the Company or the Bank contesting the validity or enforceability of this Agreement, provided that the Executive is the prevailing party in such contest or that any dispute may otherwise be settled in favor of the Executive. The Executive shall be entitled to receive interest thereon for the period of any delay in payment from the date such payment was due at the rate determined by adding two hundred basis points to the six-month Treasury Bill rate.

                                   ARTICLE IV
                                 CONFIDENTIALITY

        Executive acknowledges that he now has, and in the course of his employment will have, access to important and confidential information regarding the business and services of the Company, the Bank and their subsidiaries, as well as similar information regarding OSB Financial and its subsidiaries relating to his previous employment by OSB Bank, and that the disclosure to, or the use of such information by, and business in competition with the Company, the Bank or their subsidiaries shall result in substantial and undeterminable harm to the Company, the Bank and their subsidiaries. In order to protect the Company, the Bank and their subsidiaries against such harm and from unfair competition, Executive agrees with the Company and the Bank that while employed by the Bank and at any time thereafter, Executive will not disclose, communicate or divulge to anyone, or use in any manner adverse to the Company, the Bank or their subsidiaries any information concerning customers, methods of business, financial information or other confidential information of the Company, the Bank, their subsidiaries or similar information regarding OSB Financial and its subsidiaries, except for information as is in the public domain or ascertainable through common sources of public information (otherwise than as a result of any breach of this covenant by Executive).

                                    ARTICLE V
                               GENERAL PROVISIONS

   5.1  Inquiries Regarding Proposed Activities.

        In the event Executive shall inquire in writing of the Company whether any proposed action on the part of Executive would be considered by the Company or the Bank to be prohibited by or in breach of the terms of this Agreement, the Company shall have 30 days after receipt of such notice to express in writing to Executive its position with respect thereof and in the event such writing shall not be given to Executive, such proposed action, as set forth in the writing of the Executive, shall not be deemed to be a violation of or breach of this Agreement.

   5.2  No Duty of Mitigation.

        The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits after the date of termination of this Agreement or otherwise.

   5.3  Successors.

        This Agreement may be assigned by the Company or the Bank to any other business entity that is directly or indirectly controlled by the Company or the Bank. This Agreement may not be assigned by the Company or the Bank except in connection with a merger involving the Company or the Bank or a sale of substantially all of the assets of the Company or the Bank, and the respective obligations of the Company and the Bank provided for in this Agreement shall be the binding legal obligations of any successor to the Company or the Bank by purchase, merger, consolidation, or otherwise. This Agreement may not be assigned by the Executive during his life, and upon his death will be binding upon and inure to the benefit of his heirs, legatees and the legal representatives of his estate.

   5.4  Notice.

        For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the signature page of this Agreement (provided that all notices to the Company and the Bank shall be directed to the attention of the Board of Directors of the Company and/or the Bank, as the case may be, with a copy to the Secretary of the Company and/or the Bank, as the case may be), or to such other address as either party may have furnished to the other in writing in accordance herewith.

   5.5  Amendments.

        No amendment or additions to this Agreement shall be binding unless in writing and signed by all parties, except as herein otherwise provided.

   5.6  Severability.

        The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

   5.7  Governing Law.

        This Agreement shall be governed by the laws of the United States to the extent applicable and otherwise by the internal laws of the State of Wisconsin.

             IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                    FCB FINANCIAL CORP.

                                    By:_________________________
                                    Its:________________________
   Address:______________________
           ______________________
           ______________________
                                    FOX CITIES BANK, F.S.B.

                                    By:_________________________
                                    Its:________________________
   Address:______________________
           ______________________
           ______________________
                                    EXECUTIVE

                                    _________________________
                                    Theodore W. Hoff
   Address:______________________
           ______________________
           ______________________

                                                                   ANNEX I

                         [RP FINANCIAL, LC. Letterhead]

                                                               March 12, 1997

   Board of Directors
   FCB Financial Corp.
   108 East Wisconsin Avenue
   Neenah, Wisconsin  54957-0447

   Gentlemen:

             You have requested RP Financial, LC. ("RP Financial") to provide you with our opinion as to the fairness from a financial point of view to the shareholders of FCB Financial Corp., Neenah, Wisconsin, a Wisconsin corporation ("FCB"), of the Agreement and Plan of Merger (the
   "Agreement"), dated November 13, 1996, by and between FCB and OSB Financial Corp. ("OSB"), a Wisconsin corporation

   Summary Description of Consideration

             The Agreement is incorporated herein by reference. Unless otherwise defined, all capitalized terms incorporated herein have the meanings ascribed to them in the Agreement.

             Conversion of OSB Common Stock; Treatment of FCB Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of OSB, or the holder of any securities of OSB, each share of the common stock, $.01 par value, of OSB (the "OSB Common Stock") issued and outstanding immediately prior to the Effective Time (with certain exceptions as outlined below) shall be converted into the right to receive
   1.46 shares (the "OSB Exchange Ratio") of the common stock, par value $.01 per share of FCB (the "FCB Common Stock"). Pursuant to the Merger, the holders of OSB Common Stock will receive cash in lieu of fractional shares. At the Effective Time, all shares of OSB Common Stock that are owned by OSB as treasury stock, owned by the OSB MRP and not allocated to participants thereunder or owned by FCB, if any, shall be canceled and shall cease to exist, and no stock of FCB or other consideration shall be delivered in exchange thereof. At and after the Effective Time, each share of FCB Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

             Stock Options. At the Effective Time, each option granted by OSB under the terms of the OSB Financial Corp. 1992 Stock Option and Incentive Plan ("OSB Option Plan") to purchase shares of OSB Common Stock which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of OSB Common Stock and shall be converted automatically into an option to purchase shares of FCB Common Stock in an amount and at an exercise price determined below, subject to the terms of the OSB Option Plan and the agreements evidencing grants of such options thereunder. From and after the Effective Time, FCB shall assume any and all obligations under the OSB Option Plan and the OSB Option Plan shall remain in effect. The number of shares of FCB Common Stock to be subject to each Converted Option shall be equal to the product of the number of shares of OSB Common Stock subject to the original option and the OSB Exchange Ratio, provided that any fractional shares of FCB Common Stock resulting form such multiplication shall be rounded up to the nearest whole share; and the exercise price per share of FCB Common Stock under the Converted Option shall be equal to the exercise price per share of OSB Common Stock under the original option divided by the OSB Exchange Ratio, provided that such exercise price shall be rounded down to the nearest whole cent. In addition, it is the intention of FCB and OSB that the Surviving Corporation shall within 30 days after the Closing Date, grant non-tax-qualified stock options (exercisable for shares of the Surviving Corporation's common stock) to five executive officers of the Surviving Corporation in the aggregate representing 49,500 shares of the Surviving Corporation's common stock.

             The aggregate shares of FCB Common Stock related to the conversion of OSB Common Stock and the conversion of options to purchase OSB Common Stock shall hereinafter be referred to as "Merger
   Consideration".

   RP Financial Background and Experience

             RP Financial, as part of its financial institution valuation and consulting practice, is regularly engaged in the valuation of financial institution securities in connection with mergers and acquisitions of commercial banks and thrift institutions, initial and secondary offerings, mutual-to-stock conversions of thrift institutions, and business valuations for other corporate purposes for financial institutions. As specialists in the securities of financial institutions, RP Financial has experience in, and knowledge of, the capital markets for thrift and bank securities in the U.S., Midwest U.S., and more specifically, Wisconsin.

   Materials Reviewed and Analyses Performed

             RP Financial reviewed and analyzed the following material in conjunction with its analysis of the Merger Consideration as described in the Agreement: (1) the Agreement and Plan of Merger, dated November 13, 1996, including exhibits; (2) the following information for OSB -
   (a) audited financial statements for the fiscal years ended December 31, 1992 through December 31, 1996, incorporated in Annual Reports to shareholders or Form 10-Ks, shareholder and internal reports; (b) proxy materials for the last two years, and (c) unaudited internal and regulatory financial reports and analyses prepared by management of OSB regarding various aspects of OSB's assets and liabilities, particularly rates, volumes, maturities, market values, trends, credit risk, interest rate risk and liquidity risk of assets, liabilities, off-balance sheet assets, commitments and contingencies of OSB; and (3) the following information for FCB - (a) audited financial statements for the fiscal years ended March 31, 1993 through March 31, 1996, incorporated in Annual Reports to shareholders or Form 10-Ks, quarterly financial statements for the quarters ended June 30, 1996, September 30, 1996 and December 31, 1996 incorporated in Form 10-Qs; (b) proxy materials for the last two years, and (c) unaudited internal and regulatory financial reports and analyses prepared by management of FCB regarding various aspects of FCB's assets and liabilities, particularly rates, volumes, maturities, market values, trends, credit risk, interest rate risk and liquidity risk of assets, liabilities, off-balance sheet assets, commitments and contingencies of FCB.

             RP Financial reviewed the trading activity of OSB Common Stock, and compared it to similar information for thrift institutions with comparable resources, financial condition, earnings, operations and markets as well as for publicly-traded thrifts with comparable financial condition, earnings, operations and markets. In addition, RP Financial reviewed the trading activity of FCB Common Stock, and compared it to similar information for thrift institutions with comparable resources, financial condition, earnings, operations and markets as well as for publicly-traded thrifts with comparable financial condition, earnings, operations and markets.

             In the course of its evaluation and analyses, RP Financial conducted discussions with management of OSB regarding past and current business operations, financial condition, and future prospects.
   RP Financial reviewed OSB's financial, operational and market area characteristics compared to similar information for comparable thrift institutions, evaluated the potential for growth and profitability for OSB in its market, specifically regarding competition by other banks, thrifts, mortgage banking companies and other financial services companies, economic projections in the local market area, the impact of the regulatory, legislative and economic environments on operations and the public perception of the thrift and banking industries, and the pro forma impact on FCB's financial condition and operations of the Merger, including potential cost savings and earnings improvements available to FCB as a result of the Merger.

             In its analyses, RP Financial made numerous assumptions with respect to industry performance, business and economic conditions, applicable laws and regulations, and other matters, many of which are beyond the control of FCB. Any estimates contained in RP Financial's analyses are not necessarily indicative of future results of values, which may be significantly more or less favorable than such estimates. No company or transaction utilized in RP Financial's analyses was identical to OSB, FCB or the Merger. None of the analyses performed by RP Financial was assigned a greater significance by RP Financial than any other.
   RP Financial's analyses included: (i) an evaluation of the terms of the Merger, including the relevant pricing ratios implied by the OSB Exchange Ratio and other relevant factors; (ii) an evaluation of the financial terms, financial and operating condition and market areas of other recent business combinations among comparable thrift institutions in the Midwest U.S. and Wisconsin; (iii) a contribution analysis evaluating the relative contributions to book value, earnings, deposits and market value of FCB and OSB, and the range of implied exchange ratios indicated by such financial factors; (iv) an impact analysis of the merger on FCB's financial condition and operations; and (v) a discounted cash flow analysis comparing projected financial results for the Surviving Corporation to those of FCB on a stand-along basis. The results of these analyses and the other factors considered were evaluated as a whole, with the aggregate results indicating a range of financial parameters utilized to assess the Merger Consideration as described in the Agreement.

             In rendering our opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning FCB and OSB furnished to us for review for purposes of this opinion, as well as publicly-available information regarding other financial institutions and economic data. Neither FCB nor OSB has restricted RP Financial as to the material it was permitted to review.
   The financial forecasts and budgets reviewed by RP Financial were prepared by the managements of OSB and FCB. Neither OSB nor FCB publicly discloses internal management forecasts or budgets of the type provided to the FCB Board and RP Financial in connection with the review of the Merger, and such financial forecasts were not prepared with a view towards public disclosure. The financial forecasts and budgets were based upon numerous variables and assumptions which are inherently uncertain, including without limitation, factors related to general economic and competitive conditions, as well as trends in asset quality. Accordingly, actual results could vary significantly from those set forth in such financial forecasts. RP Financial has not performed or obtained any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent liabilities of FCB or OSB. RP Financial expresses no opinion on matters of a legal, accounting or tax nature or the ability of the merger to be consummated as set forth in the Agreement.

   Opinion

             It is understood that this letter is directed to the Board of Directors of FCB in its consideration of the Agreement, and does not constitute a recommendation to any shareholder of FCB as to any action that such shareholder should take in connection with the Agreement, or otherwise.

             It is understood that this opinion is based on market conditions and other circumstances existing on the date hereof.

             It is understood that this opinion may be included in its entirety in any communication by FCB or its Board of Directors to the stockholders of FCB. It is also understood that this opinion may be included in its entirety in any regulatory filing by FCB or OSB. Except as described above, this opinion may not be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

             Based upon and subject to the foregoing, and other such matters as we consider relevant, it is RP Financial's opinion that, as of the date hereof, the Merger Consideration as described in the Agreement, is fair to the shareholders of FCB from a financial point of view.

                                      Respectfully submitted,

                                      RP FINANCIAL, LC.

                                                                      Annex J

                          [EDELMAN & CO., LTD. Letterhead]
   March 12, 1997

   The Board of Directors
   OSB Financial Corp.
   420 S. Koeller St.
   Oshkosh, WI  54902

   Gentlemen:

   We understand that OSB Financial Corp. ("OSB") and FCB Financial Corp. ("FCB") have entered into an Agreement and Plan of Merger dated November 13, 1996 (the "Agreement") providing for the merger of OSB with and into FCB (the "Merger"). Under the Agreement, upon consummation of the Merger, each share of OSB common stock issued and outstanding will be exchanged for 1.46 shares of FCB common stock (the "Exchange Ratio"). The terms and conditions of the Merger are more fully set forth in the Agreement.

   You have requested our opinion as to the fairness, from a financial point of view, to the holders of OSB Common Stock of the Exchange Ratio.

   In forming our opinion, we have reviewed, among other things, (i) with respect to OSB, audited financial statements of Oshkosh Savings & Loan Association and Subsidiary for the fiscal year ended December 31, 1991; Annual Reports to shareholders for the fiscal years ended December 31, 1992 through 1995; Annual Reports on Form 10-K for the fiscal years ended December 31, 1992 through 1996; Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1996; and audited financial statements of OSB for the fiscal year ended December
   31, 1996, (ii) with respect to FCB, audited financial statements of Fox Cities Bank, F.S.B. and Subsidiary for the fiscal years ended March 31, 1992 and 1993; Annual Reports to shareholders and Annual Reports on Form 10-K for the fiscal years ended March 31, 1994 through 1996; and Quarterly Reports on Form 10-Q for the quarters ended June 30, September 30 and December 31, 1996, (iii) the Joint Proxy Statement Prospectus relating to the Merger, (iv) certain other information concerning the future prospects of OSB and FCB, and of the combined entity, as furnished by the respective companies, which we discussed with the senior management of OSB and FCB,
   (v) historical market price and trading data for OSB and FCB Common Stock,
   (vi) the financial performance and condition of OSB and FCB and similar data for other midwestern thrift institutions which we believed to be relevant, (vii) the financial terms of the combination contemplated by the Agreement and the financial terms of other mergers which we believed to be relevant, and (viii) such other matters as we deemed necessary. We met with certain senior officers of OSB and FCB, separately and on a combined basis, to discuss the foregoing as well as other matters relevant to our opinion including the past and current business operations, financial condition and future prospects of OSB and FCB. We also took into account our assessment of general economic, market and financial conditions, and such additional financial and other factors as we deemed relevant.

   In conducting our review and preparing our opinion, we relied upon the accuracy and completeness of the financial and other information regarding OSB and FCB provided to us by the respective managements of OSB and FCB, and on certain other publicly available financial and other information, and did not independently verify any such information. We relied upon the management of OSB and FCB as to the reasonableness of their estimate of projected cost savings resulting from the Merger and the information provided by their management concerning the future prospects of OSB and FCB. We also relied upon certain purchase accounting pro forma and other information provided by OSB, FCB and their agents. We assumed, without independent verification, that the aggregate allowances for loan losses at OSB and FCB were adequate to cover such losses. We did not inspect any properties, assets or liabilities of OSB or FCB and did not make or obtain any evaluations or appraisals of any properties, assets or liabilities of OSB or FCB. In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Agreement.

   In addition to our services in connection with rendering this opinion, we have acted as financial advisor to the OSB Board of Directors in connection with this transaction and will receive a fee for our services upon closing of the Merger.

   Our engagement and the opinion expressed herein are for the benefit of the OSB Board of Directors. Our opinion is directed solely to the fairness, from a financial point of view, of the Exchange Ratio and does not address the decision to effect the Merger or constitute a recommendation to any OSB stockholder as to how such stockholder should vote on the Merger. It is further understood that our opinion is based on economic and market conditions and other circumstances existing on the date hereof, and does not represent an opinion as to what the value of FCB stock will be when issued to the shareholders of OSB upon consummation of the merger or thereafter.

   It is understood that, except for inclusion in full in the Joint Proxy Statement Prospectus relating to the Merger, this letter may not be disclosed or otherwise referred to without our prior written consent, which will not unreasonably be withheld, except as may otherwise be required by law or by a court of competent jurisdiction.

   Based on and subject to the foregoing and such other factors as we deem relevant, we are of the opinion that, as of March 12, 1997, the Exchange Ratio is fair, from a financial point of view, to the holders of OSB common stock.

   Sincerely,

   /s/ Edelman & Co., Ltd.
   Edelman & Co., Ltd.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

   Item 20.  Indemnification of Directors and Officers.

       Pursuant to the provisions of the WBCL, directors and officers of FCB are entitled to mandatory indemnification from FCB against certain liabilities (which may include liabilities under the Securities
   Act) and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding; and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless it is determined that the director or officer breached or failed to perform his or her duties to FCB and such breach or failure constituted:
   (a) a wilful failure to deal fairly with FCB or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of criminal law unless the director or officer had a reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) wilful misconduct. Additionally, under the WBCL, directors of FCB are not subject to personal liability to FCB, its shareholders or any person asserting rights on behalf thereof, for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined in (a) through (d) above.

       FCB's By-laws contain similar indemnification provisions as to their respective officers and directors.

       The indemnification provided by the WBCL, and FCB's By-laws is not exclusive of any other rights to which a director or officer of FCB may be entitled. FCB also carries directors' and officers' liability insurance.

       Under Section 6.6 of the Merger Agreement, the parties have agreed that the Surviving Corporation will (i) indemnify, defend and hold harmless to the fullest extent permitted by applicable law, the present and former officers, directors and employees of each of the parties to the Merger Agreement or any subsidiary against certain liabilities (a) arising out of actions or omissions occurring at or prior to the Effective Time that are based on or arise out of such service as an officer, director or employee or (b) that are based on, arise from or pertain to the transactions contemplated by the Merger Agreement, and (ii) maintain policies of directors' and officers' liability insurance for a period of three years after the Effective Time. See "THE MERGER AGREEMENT -- Indemnification" in the Joint Proxy Statement/Prospectus which forms a part of this Registration Statement.

   Item 21.  Exhibits and Financial Statement Schedules.

       (a) Exhibits. The exhibits listed in the accompanying Exhibit Index are filed (except where otherwise indicated) as part of this Joint Registration Statement.

       (b) Financial Statement Schedules. No financial statement schedules are required to be filed.

       (c) Opinions of Financial Advisors. Reference is made to Annexes I and J to the Joint Proxy Statement/Prospectus with respect to the opinions of financial advisors.

   Item 22.  Undertakings.

       (a)   The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i)    To include any prospectus required by
                         Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
                  Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) The undersigned Registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of prospectus which is part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

       (d) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

       (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Neenah, State of Wisconsin, on March 11, 1997.

                                      FCB FINANCIAL CORP.


                                      By:  /s/ Donald D. Parker
                                           Donald D. Parker
                                           Chairman of the Board, President
                                           and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Donald D. Parker and Phillip J. Schoofs, and each of them individually, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Signature                             Title                       Date

    /s/ Donald D. Parker         Chairman of the Board,        March 11, 1997
    Donald D. Parker             President, Chief Executive
                                 Officer and Director
                                 (Principal Executive Officer)


    /s/ Phillip J. Schoofs       Vice President and Treasurer  March 11, 1997
    Phillip J. Schoofs           (Principal Financial and
                                 Accounting Officer)

    /s/ Richard A. Bergstrom     Director                      March 11, 1997
    Richard A. Bergstrom


    /s/ Walter H. Drew           Director                      March 11, 1997
    Walter H. Drew


    /s/ David L. Erdmann        Director                       March 11, 1997
    David L. Erdmann


    /s/ Donald S. Koskinen      Director                       March 11, 1997
    Donald S. Koskinen


    /s/ William A. Raaths       Director                       March 11, 1997
    William A. Raaths


    /s/ William J. Schmidt      Director                       March 11, 1997
    William J. Schmidt

                                  EXHIBIT INDEX


         Exhibit                             Document
         Number                            Description

          (2.1) Agreement and Plan of Merger, dated as of November 13, 1996, by and between FCB Financial Corp. and OSB Financial Corp. [Annex A to the Joint Proxy Statement/Prospectus contained in this Registration Statement (the "Joint Proxy Statement/Prospectus")]. The Registrant agrees to furnish supplementally to the Securities and Exchange Commission upon request a copy of any omitted schedule or exhibit to the above-referenced Agreement and Plan of Merger.

          (2.2) Stock Option and Trigger Payment Agreement, dated as of November 13, 1996, by and between FCB Financial Corp. and OSB Financial Corp. [Annex B to the Joint Proxy Statement/Prospectus].

          (2.3) Stock Option and Trigger Payment Agreement, dated as of November 13, 1996, by and between OSB Financial Corp. and FCB Financial Corp. [Annex C to the Joint Proxy Statement/Prospectus].

          (2.4) Form of Employment Agreement with Donald D. Parker [Annex D to the Joint Proxy Statement/Prospectus].

          (2.5) Form of Employment Agreement with James J. Rothenbach [Annex E to the Joint Proxy Statement/Prospectus].

          (2.6) Form of Employment Agreement with Phillip J. Schoofs [Annex F to the Joint Proxy Statement/Prospectus].

          (2.7) Form of Employment Agreement with Harold L. Hermansen [Annex G to the Joint Proxy Statement/Prospectus].

          (2.8) Form of Employment Agreement with Theodore W. Hoff [Annex H to the Joint Proxy Statement/Prospectus].

          (4.1) Articles of Incorporation of FCB Financial Corp. [Incorporated herein by reference to Exhibit 3.1 of the Registrant's Form S-1 Registration Statement, Registration No. 33-63204].

          (4.2) Bylaws of FCB Financial Corp. [Incorporated herein by reference to Exhibit 3.2 of the Registrant's Form S-1 Registration Statement, Registration No. 33-63204].

          (5.1) Opinion of Foley & Lardner as to the legality of the shares of FCB Financial Corp. being registered (including consent of counsel).

          (8.1) Opinion of Foley & Lardner as to federal income tax matters (including consent of counsel).

          (8.2) Opinion of Schiff Hardin & Waite as to federal income tax consequences (including consent of counsel).

         (10.1) FCB Financial Corp. 1993 Stock Option and Incentive Plan [Incorporated herein by reference to Exhibit 4.1 of the Registrant's Form S-8 Registration Statement, Registration No. 33-82584]

         (10.2) FCB Financial Corp. Employee Stock Ownership Plan [Incorporated herein by reference to Exhibit 10.3 of the Registrant's Form S-1 Registration Statement, Registration No. 33-63204]

         (10.3) Fox Cities Bank, F.S.B. Management Bonus Plan [Incorporated herein by reference to Exhibit 10.4 of the Registrant's Form S-1 Registration Statement, Registration No. 33-63203]

         (10.4) Deferred Compensation Agreement between Fox Cities Bank, F.S.B. and Donald D. Parker [Incorporated herein by reference to Exhibit 10.5 of the Registrant's Form S-1 Registration Statement, Registration No. 33-63204]

         (10.5) Deferred Compensation Agreement between Fox Cities Bank, F.S.B. and Harold L. Hermansen [Incorporated herein by reference to Exhibit 10.5 of the Registrant's Form S-1 Registration Statement, Registration No. 33-63204]

         (10.6) Deferred Compensation Agreement between Fox Cities Bank, F.S.B. and Michael J. Mancl [Incorporated herein by reference to Exhibit 10.5 of the Registrant's Form S-1 Registration Statement, Registration No. 33-63204]

         (10.7) Unfunded Deferred Compensation Plan for the Directors of Fox Cities Bank, F.S.B. [Incorporated by reference to Exhibit 10.12 of Registrant's Annual Report on form 10-K for the fiscal year ended March 31, 1994]

         (21) Subsidiaries of the Registrant [Incorporated herein by reference to Exhibit 21 to the Registrant's Annual Report on Form 10-K for the fiscal year ended
                     March 31, 1996].

         (23.1) Consent of Wipfli Ullrich Bertelson LLP, independent accountants for FCB Financial Corp.

         (23.2) Consent of Wipfli Ullrich Bertelson LLP, independent accountants for OSB Financial Corp.

         (23.3) Consent of RP Financial, L.C., financial advisor to FCB Financial Corp.

         (23.4) Consent of Edelman & Co., Ltd., financial advisor to OSB Financial Corp.

         (23.5) Consent of Foley & Lardner (filed as part of Exhibits (5.1) and (8.1)).

         (23.6)      Consent of Schiff Hardin & Waite (filed as part of
                     Exhibit 8.2).

         (99.1) Form of Proxy for the FCB Financial Corp. Special Meeting of Shareholders.

         (99.2) Form of Proxy for the OSB Financial Corp. Special Meeting of Shareholders.